Filed pursuant to Rule 424(b)(4)
SEC File No. 333-191162

13,112,564 Shares

CST Brands, Inc.

Common Stock

This prospectus relates to the offer and sale of 13,112,564 shares of common stock, $.01 par value, of CST Brands, Inc. All of these shares of our common stock are currently held by Valero Energy Corporation (“Valero”). Valero, in its capacity as selling stockholder for federal securities law purposes, is offering the shares of our common stock if and to the extent Citicorp North America, Inc., which we refer to as the debt exchange party, acquires such shares from Valero prior to the completion of this offering in exchange for Valero’s indebtedness held by the debt exchange party. See “Underwriting (Conflicts of Interest).” The debt exchange party will then sell the shares of our common stock to the underwriters and the underwriters will sell the shares of our common stock pursuant to this offering. Under the federal securities laws, Valero will be deemed the selling stockholder and an underwriter of any of the shares sold in this offering. However, the debt exchange party, and not Valero, will receive the cash proceeds from the offering. The debt exchange party will also be deemed an underwriter in this offering. The debt exchange party, Citicorp North America, Inc., is an affiliate of Citigroup Global Markets Inc., which is the representative of the underwriters in this offering. We will not receive any proceeds from the sale of shares of our common stock in the offering.

Our common stock trades on the New York Stock Exchange under the symbol “CST.” On November 6, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $33.30 per share.

The underwriters have an option to acquire a maximum of up to 1,966,884 additional shares from the debt exchange party as described in “Underwriting (Conflicts of Interest).” Neither we nor Valero will receive any of the proceeds from the shares of common stock sold pursuant to the underwriters’ option to purchase additional shares.

Investing in our common stock involves a high degree of risk. Before buying any common stock, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 15.

	Price to Public	Underwriting Commission Paid by Valero	Proceeds to Debt Exchange Party, Before Expenses
Per Share	$31.00	$1.24	$31.00
Total	$406,489,484	$16,259,579.36	$406,489,484

Delivery of the shares of common stock will be made on or about November 14, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Citigroup	Wells Fargo Securities

J.P. Morgan	Mizuho Securities	RBC Capital Markets

Senior Co-Managers

Credit Suisse	Mitsubishi UFJ Securities

Co-Managers

Piper Jaffray	PNC Capital Markets LLC	RBS
Scotiabank	SMBC Nikko	SunTrust Robinson Humphrey

The date of this prospectus is November 7, 2013

You should rely only on the information contained in this prospectus, or any free writing prospectus prepared by or on behalf of us, or to which we have referred you. None of Valero Energy Corporation, CST Brands, Inc., the debt exchange party or the underwriters has authorized anyone to provide you with information different from, or inconsistent with, the information contained in this prospectus. None of Valero Energy Corporation, CST Brands, Inc., the debt exchange party or the underwriters is making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Until December 2, 2013 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

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FORWARD LOOKING STATEMENTS

Forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are made throughout this prospectus. This prospectus includes forward-looking statements, including in the sections entitled “Summary,” “Risk Factors,” “Business and Properties” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, credit ratings, dividend growth, potential growth opportunities, potential operating performance improvements, potential improvements in return on capital employed, benefits resulting from our separation from Valero, the effects of competition and the effects of future legislation or regulations. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goals,” “guidance,” “outlook,” “effort,” “target” and similar expressions. Such statements are based on management’s current views and assumptions, and involve risks and uncertainties that could affect expected results. These forward-looking statements include, among other things, statements regarding:

•	future retail gross margins, including gasoline, diesel, heating oil and convenience store merchandise gross margins;

•	our anticipated level of capital investments and the effect of these capital investments on our results of operations;

•	anticipated trends in the demand for gasoline, diesel and heating oil globally and in the regions where we operate;

•	expectations regarding environmental, tax and other regulatory initiatives; and

•	the effect of general economic and other conditions on retail fundamentals.

In general, we based the forward-looking statements on our current expectations, estimates and projections about our company and the industry in which we operate. We caution you that these statements are not guarantees of future performance as they involved assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	competitive pressures from convenience stores, filling stations and other non-traditional retailers located in our markets;

•	volatility and seasonality in crude oil, wholesale petroleum costs and motor fuel sales;

•	increasing consumer preferences for alternative motor fuel and improvements in fuel efficiency;

•	the operation of our retail sites in close proximity to stores of Valero’s other branded wholesale customers;

•	seasonal trends in the retail industry;

•	severe or unfavorable weather conditions;

•	fluctuations in the exchange rate between the U.S. and Canadian currencies;

•	inability to build or acquire and successfully integrate new retail sites;

•	our ability to comply with federal, provincial and state regulations, including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits;

•	changes in our customer’s behavior and travel as a result of changing economic conditions, labor strikes or otherwise;

•	dangers inherent in storing and transporting motor fuel;

•	pending or future consumer or other litigation;

•	wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking;

•	litigation or adverse publicity concerning food quality, food safety or other health concerns related to our food product merchandise or restaurant facilities;

•	dependence on Valero for motor fuel;

•	dependence on suppliers for credit terms;

•	dependence on senior management and the ability to attract qualified employees;

•	acts of war and terrorism;

•	political conditions in oil producing regions and global demand for oil;

•	dependence on our IT systems and maintaining data security;

•	changes in accounting standards, policies or estimates;

•	impairment of long-lived assets, intangible assets or goodwill;

•	our ability to comply with covenants in any credit agreements or other debt instruments and availability, terms and deployment of capital;

•	the impact of the separation and distribution and risks relating to our ability to operate effectively as an independent, publicly traded company, including any difficulties associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements;

•	changes in our cost structure, management, financing and business operations following the separation;

•	our different capital structure as an independent company, including our access to capital, credit ratings, debt and ability to raise additional debt or equity financing;

•	any failure to fully and/or timely achieve the expected benefits of the separation and the distribution;

•	a determination by the U.S. Internal Revenue Service (the “IRS”) that the distribution or certain related transactions should be treated as a taxable transaction; and

•	other unforeseen factors.

You should consider the areas of risk described above, as well as those set forth in the section entitled “Risk Factors” included elsewhere in this prospectus, in connection with considering any forward-looking statements that may be made by us and our businesses generally. We cannot assure you that projected results or events reflected in the forward-looking statements will be achieved or will occur. The forward-looking statements included in this document are made as of the date of this prospectus. We undertake no obligation to publicly release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

INDUSTRY AND MARKET DATA AND FORECASTS

Market and industry data used throughout this prospectus is based on the good faith estimates of management, which in turn are based upon management’s review of internal surveys, independent industry surveys and publications and other publicly available information. Although we believe that these third-party sources are reliable, we do not guarantee the accuracy or completeness of this information, and neither we nor the initial purchasers have independently verified this information. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources.

TRADEMARKS AND SERVICE MARKS

The logos, trademarks, trade names, and service marks mentioned in this prospectus, including Corner Store®, CST Brands, Dépanneur du Coin, Fresh Choices®, U Force®, Cibolo Mountain®, Flavors2Go®, and Transit Café® are the property of CST or its subsidiaries. We own or have rights to use the trademarks, service marks and trade names that we use in conjunction with the operation of our business. Some of the more important trademarks that we own or have rights to use that appear in this prospectus may be registered in the United States, Canada and other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this prospectus is owned by such company.

ABOUT THIS PROSPECTUS

We use the following terms to refer to the items indicated:

•	“We,” “us,” “our,” “company,” and “CST” refer to CST Brands, Inc., a Delaware corporation, and, where appropriate in context, to one or more of its subsidiaries, or all of them taken as a whole.

•	“Valero” refers to Valero Energy Corporation and, where appropriate in context, to one or more of its subsidiaries, or all of them taken as a whole.

•	The term “separation” refers to the separation of the retail business from Valero’s other businesses and the creation of an independent publicly traded company, CST, to hold the assets (including the equity interests of certain Valero subsidiaries) and liabilities associated with the retail business from and after the distribution.

•	The term “distribution” refers to the distribution on May 1, 2013 of 80% of the shares of CST common stock outstanding to stockholders of Valero.

•	The term “retail site” is a general term that refers to any of the following types of retail locations through which we sell merchandise and/or motor fuel to our customers:

•	a “convenience store,” which is operated by us and provides motor fuel, food, convenience merchandise items and additional services to our customers;

•	a “filling station,” which is operated by an independent dealer or agent and provides motor fuel to our customers; or

•	a “cardlock,” which is an unattended self-service filling station that provides motor fuel to our fleet customers, such as trucking and other commercial customers.

•	The term “retail business” or “Valero’s retail business” refers to the assets (including the equity interests of certain former Valero subsidiaries) and liabilities formerly associated with Valero’s retail operations in the U.S. and Canada, as described below. All trade names and trademarks of Valero that are referenced herein have been registered by Valero with the appropriate national registration agencies in the U.S. and/or Canada.

•	The term “U.S. Fuel Supply Agreements” refers to a Branded Distributor Marketing Agreement, a Petroleum Product Sale Agreement and a Master Agreement we entered into with Valero in connection with the separation and the distribution for the supply of motor fuel for our Retail–U.S. operations.

Retail–U.S.:

•	Our convenience stores are operated predominantly under the Corner Store name, and we offer a variety of convenience merchandise, such as immediately consumable and take-home items from major consumer products companies, as well as a proprietary line of consumable products under the Fresh Choices, U Force, Cibolo Mountain and Flavors2Go brands.

•	Our convenience stores offer motor fuel to our customers primarily under the Valero and Diamond Shamrock brands, which are trademarks licensed from Valero.

•	Some of our convenience stores also offer additional products and services, such as car wash, lottery, money orders, air/water/vacuum services, video and game rentals and access to automated teller machines (“ATMs”).

Retail–Canada:

•	Our convenience stores are operated predominantly under the Corner Store/Dépanneur du Coin names, and we offer a variety of convenience merchandise items, such as immediately consumable and take-home items from major consumer products companies, as well as a proprietary line of consumable products under the Transit Café brand.

•	Some of our convenience stores also offer additional products and services, such as car wash, lottery, air/water/vacuum services and access to ATMs.

•	Our convenience stores offer motor fuel to our retail customers primarily under the Ultramar brand, which is a trademark licensed from Valero.

•	We offer Ultramar-branded motor fuel at filling stations and cardlocks.

•	We also supply Ultramar-branded heating oil to residential customers and Ultramar-branded heating oil and motor fuel to small commercial customers.

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SUMMARY

This summary highlights significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. For a more complete understanding, you should read the entire prospectus carefully, particularly the discussion set forth under “Risk Factors,” and our audited historical combined financial statements, our unaudited historical consolidated and combined financial statements, our unaudited pro forma consolidated and combined financial statements and the respective notes to those financial statements appearing elsewhere in this prospectus.

We describe in this prospectus the businesses contributed to us by Valero as part of the separation as if they were our businesses for all historical periods described. Please see “—The Separation” for a description of the separation. This summary is qualified in its entirety by the more detailed information contained elsewhere in this prospectus, which should be read in its entirety.

Unless otherwise indicated, this prospectus assumes that the underwriters’ option to purchase additional shares will not be exercised.

Our Company

Overview

We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada. Our operations include (i) the sale of motor fuel at convenience stores, filling stations and cardlocks, (ii) the sale of convenience merchandise items and services at convenience stores and (iii) the sale of heating oil to residential customers and heating oil and motor fuel to small commercial customers.

We have two operating segments:

•	Retail–U.S. – As of June 30, 2013, we had 1,034 convenience stores located in Arkansas, Arizona, California, Colorado, Louisiana, New Mexico, Oklahoma, Texas and Wyoming; and

•	Retail–Canada – As of June 30, 2013, we had 841 retail sites located in New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island and Québec.

On May 1, 2013, Valero completed the separation of Valero’s retail business and we became an independent public company. The separation was accomplished through a series of transactions in which the assets and liabilities associated with Valero’s retail business were transferred to us or our subsidiaries. After the transfer of the Valero retail business to us, Valero effected a pro rata distribution of 80% of the outstanding shares of our common stock to Valero’s stockholders. The remaining 20% of our common stock was retained by Valero, and 13,112,564 of such shares are being offered pursuant to this prospectus.

Retail–U.S.

We sell motor fuel primarily under the Valero and Diamond Shamrock brands, convenience merchandise items and other services through convenience stores operated predominantly under the Corner Store name in nine states, with significant concentrations in Texas and Colorado. Most of these retail sites are located in metropolitan areas where there are high concentrations of consumers and daily commuters. Of these retail sites, as of June 30, 2013, 838 are owned and 196 are leased under leases that generally contain renewal options for periods ranging from five to ten years.

We carry a broad selection of immediately consumable and take-home items, including beverages, tobacco products, snacks, freshly prepared and pre-packaged foods (including sandwiches, kolaches, tacos, salads, pastries, coffee and fountain drinks), health and beauty products, motor oils and automotive products and general convenience merchandise items. Many of these products are offered under a line of proprietary brands, including Fresh Choices, U Force, Cibolo Mountain and Flavors2Go. At some of our retail sites, we offer a variety of additional products and services, such as car wash, lottery, money orders, air/water/vacuum services, video and game rentals, and access to ATMs. We offer automated car wash services at 205 of our retail sites. We are a Subway® franchisee and currently offer Subway® food services at 33 of our U.S. retail sites. Subway is a registered trademark of Doctor’s Associates Inc.

Our Retail-U.S. segment is substantially a company owned and operated business. We retain the gross margins on motor fuel sales, convenience merchandise sales and services, and our retail sites are operated by company employees.

During the three years ended December 31, 2012, our Retail–U.S. segment sold 1.9 billion gallons, 1.8 billion gallons and 1.8 billion gallons, respectively, of branded motor fuel purchased primarily from Valero. During the six months ended June 30, 2013 and 2012, our Retail–U.S. segment sold 946 million gallons and 927 million gallons, respectively, of branded motor fuel purchased primarily from Valero.

Retail–Canada

We sell Ultramar-branded motor fuel, convenience merchandise items and other services through convenience stores operated predominantly under the Corner Store/Dépanneur du Coin names in six provinces in eastern Canada, with a significant concentration in Québec. We also sell Ultramar-branded motor fuel at filling stations and cardlocks in eastern Canada. Most of our retail sites are located in metropolitan areas where there are high concentrations of consumers and daily commuters. Of these retail sites, as of June 30, 2013, 315 were owned and 526 were leased under lease agreements that generally contain renewal options for periods ranging from five to ten years.

Our convenience stores carry a broad selection of immediately consumable and take-home items, including beverages, tobacco products, snacks, freshly prepared and pre-packaged foods (including sandwiches, salads, pastries), health and beauty products, motor oils and automotive products and general convenience merchandise items. At some of our retail sites, we offer a variety of additional products, and services, such as car wash, lottery, air/water/vacuum services and access to ATMs. We offer automated car wash services at 67 of our retail sites. We are a Subway® and Country Style® franchisee and currently provide these food offerings at four and 34 of our Canadian retail sites, respectively. Country Style is a registered trademark of MTY Tiki Ming Enterprises Inc.

As of June 30, 2013, our Retail–Canada segment consisted of the following operations:

•	265 convenience stores, of which 187 are owned and 78 are leased. We retain the gross margins on motor fuel sales, merchandise sales and services, and the retail sites are operated by company employees.

•	498 retail sites that are dealer/agent operated. At each of these retail sites, we retain title to the motor fuel inventory and sell it directly to our customers; therefore, we manage motor fuel pricing and retain the gross margin on motor fuel sales. We provide a commission to the dealer or agent to operate the retail site. These retail sites consist of the following:

•	404 filling stations, where each retail site is typically owned and operated by an independent dealer; and

•	94 filling stations, where each retail site is owned by us but operated by an independent agent.

•	78 cardlocks, where the site is owned or leased by us. We retain the gross margin on motor fuel sales at these retail sites.

•	We also supply Ultramar-branded heating oil to residential customers and Ultramar-branded heating oil and motor fuel to small commercial customers. Operating revenues from these sales were less than 9% of Retail–Canada’s operating revenues for the year ended December 31, 2012 and less than 11% of Retail–Canada’s operating revenues for the six months ended June 30, 2013.

During the three years ended December 31, 2010, 2011 and 2012, our Retail–Canada segment sold 1.0 billion gallons, 1.1 billion gallons and 1.1 billion gallons, respectively, of branded motor fuel purchased primarily from Valero. During the six months ended June 30, 2013 and 2012, our Retail–Canada segment sold 655 million gallons and 681 million gallons, respectively, of branded motor fuel purchased primarily from Valero.

Our Competitive Strengths

Our competitive strengths include the following:

•	Significant Presence in the Southwestern U.S. and Eastern Canadian Markets. We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada with nearly 1,900 retail sites. We believe we are competitively positioned in targeted regions that we believe offer high growth potential. In the U.S., over 60% of our retail sites and the majority of our capital investment are concentrated in Texas, which has a strong regional economy supported by a lower-than-average unemployment rate, higher-than-average economic growth and a strong housing market. We believe that our market concentration in the major metropolitan areas of Houston and San Antonio gives us an advantage to engage the convenience consumer with the Corner Store brand. Our Canadian retail sites are concentrated in Québec and the eastern Canadian provinces, which have certain governmental regulations on motor fuel pricing that tend to reduce margin volatility and protect against below-cost selling.

•	Efficient Supply Chain. We operate our own distribution center in Texas that supplies over 570 of our convenience stores in the U.S., provides us with improved inventory management, allows us to handle a greater product variety, and supports the development and growth of our private label packaged goods and fresh food programs. We have a strategic alliance with Core-Mark International, Inc. (“Core-Mark”), a leading distributor of groceries, tobacco and fresh foods, to manage and operate our distribution center. According to Core-Mark, our distribution center reaches benchmarks at the highest level of efficiency and service level as compared to other Core-Mark distribution centers. Core-Mark also supplies the remainder of our Retail-U.S. network. In Canada, we have an agreement for grocery supply with Sobeys Québec Inc. (“Sobeys”), which is a leading grocery wholesale distributor in eastern Canada. Sobeys provides Retail-Canada with merchandising expertise, purchasing power and efficient distribution services.

•	Long-Term Motor Fuel Supply Agreements. We have long-term motor fuel supply agreements with Valero, providing stability to our motor fuel supply. These agreements are based on historical purchased volume of fuel, but we have the ability to seek other supply agreements for any incremental volume we may add or require.

•	Differentiated Cardlock and Heating Oil Operations. Our Retail-Canada cardlock and heating oil operations add diversity to our revenue streams and present additional growth opportunities for our business. Users of our cardlocks must be registered with a membership card, which provides purchasing security and helps promote customer loyalty and retain our customer base. We believe that there is an opportunity to expand our cardlock business into the U.S. and in northern Québec, primarily in areas where trucking routes have increased due to increased industrial and mining activity. Our heating oil operations provide multiple revenue streams, including delivery of heating oil and various maintenance services. We have implemented a new onboard global positioning satellite system to increase the efficiency of our heating oil delivery routes and better utilize our fleet of delivery trucks.

Our Business Strategy

Our business strategy is built on four key platforms.

•	Enhance Profitability Through Optimized Motor Fuel Sales. We seek to maximize our profitability by optimizing our motor fuel offering and pricing throughout our retail system and by increasing our customer loyalty. Currently, we are expanding the availability of automotive diesel throughout our retail system and growing the offering of high-speed diesel, which significantly reduces refueling times, to meet the needs of commercial trucking operations.

In Retail–U.S., we have implemented a new automated fuel pricing system throughout our network. This system provides analytics that allow us to improve motor fuel gross margins across our system by enhancing our flexibility to evaluate our competitors’ pricing moves and implement pricing decisions on an instantaneous basis.

In both of our operating segments, we have multiple customer loyalty programs, including Valero’s proprietary credit cards and fleet cards, gift cards and various promotions, coupons and discounts designed to retain our customers and increase our sales and gross margin. We have considerable initiatives underway that seek to engage the interest and loyalty of consumers through social media.

•	Drive Consistent Growth and Profitability of In-Store Convenience Merchandising. Our merchandise initiatives are focused on achieving sales growth and increased profitability by offering our customers superior convenience, service, quality and variety compared to our competition. We optimize our product offerings to meet the unique customer preferences and demand in each of the areas in which we operate by offering food and beverage options specific to each region. Additionally, we have developed a wide range of popular private label product offerings, which increase our customer loyalty, provide enhanced gross margins versus third-party products and are difficult for our competitors to replicate. We plan to continue to expand these private label products throughout our retail system to drive increased merchandise gross margins in our business. We also have Subway® and Country Style® food offerings at selected retail sites in our network that provide us with enhanced gross margin opportunities and further differentiate us from our competition. We offer Subway® food services in 33 of our retail sites in Retail-U.S., and we have four Subway® locations and 34 Country Style® locations in Retail-Canada. Our proprietary and branded food offerings enhance the total gross margin of the convenience store and provide differentiation in the market and promote increased sales.

•	Optimize Use of Capital Through Targeted Investments in Our Existing Network and New-to-Industry Retail Sites. We believe the best use of our capital is a combination of updates to our existing convenience store network, land acquisitions and new convenience store construction, supported by the divestiture of underperforming convenience stores and the de-branding of filling stations where we choose not to renew our relationship with the dealers or agents who operate those retail sites. We believe this strategy supports sales growth and allows us to offer our customers a more desirable experience capable of earning higher returns on capital.

In our Retail-U.S. segment, we believe there is significant opportunity to expand our business through new site construction of New-to-Industry (“NTI”) convenience stores. As a separate company from Valero, we believe we have improved access to capital which allows us to accelerate our growth and better target opportunities to enter new markets. Our typical NTI convenience store incorporates expanded branded or private label food offerings and a car wash. We plan to focus our NTI program primarily in Texas, but we will also pursue opportunities in other strong U.S. markets.

In our Retail-Canada segment, we believe we will have opportunities that include a balance between redevelopment of older properties and NTI opportunities focused in growing urban centers or along major highways, including the addition of NTI cardlock locations.

•	Create Value Through Selective Expansion in Existing and Contiguous Markets. We believe our existing distribution network and merchandising initiatives create a strong platform for growth through acquisition and expansion. In addition, the convenience store industry is fragmented, which we believe provides an opportunity for larger competitors with better access to capital that are able to leverage existing infrastructure. We plan to pursue acquisition opportunities of smaller chains (50 or fewer convenience stores) in existing and contiguous markets with overall market characteristics similar to our existing markets. A recent example is our July 2012 acquisition of The Crackerbox, LLC (“Crackerbox”), a chain in Arkansas. This market is contiguous to our existing operations in northeast Texas and northern Louisiana, and the acquisition allowed us to expand our operations into an attractive and growing market. In Retail–Canada, we plan to focus on expanding our dealer network, particularly in rural markets where we believe the best opportunities for acquisition and expansion exist. We believe that this allows us to capitalize on the strong and stable motor fuel gross margins in Canada while deploying minimal capital.

Our supply chain is a key asset that we plan to leverage as we acquire and expand our operations into new and existing markets. Our ability to supply a large variety of proprietary offerings coupled with our long-term motor fuel supply agreements with Valero executed in connection with the separation and the distribution provide us a strong competitive advantage. Other key elements of our infrastructure include human resources, pricing software, information technology (“IT”) and accounting systems. These infrastructure and supply chain systems will allow us to acquire less sophisticated operators and quickly integrate their sites into our existing network in an efficient and cost-effective manner.

The Separation

Our separation from Valero was accomplished through a series of transactions in which the assets and liabilities associated with Valero’s retail business were transferred to us or our subsidiaries. After the transfer of the Valero retail business to us, Valero effected a pro rata distribution of 80% of the outstanding shares of our common stock to Valero’s stockholders. As a result of the separation, we became an independent public company, although we continue to have a number of significant commercial arrangements with Valero. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero.” Our common stock trades on the New York Stock Exchange (“NYSE”) under the ticker symbol “CST.”

In connection with the separation, we incurred an aggregate of $1.05 billion in new debt for which we did not retain any cash. The $1.05 billion of indebtedness consists of $550 million aggregate principal amount of our outstanding 5.00% senior notes and $500 million principal amount under our senior secured term loan, which currently bears interest at the London Interbank Offered Rate (“LIBOR”) plus 1.75%, and in the future will bear interest at LIBOR plus an applicable margin determined based on our leverage ratio. We transferred the cash proceeds of the term loan facility to Valero. We also entered into, in connection with the separation and the distribution, a senior secured revolving credit facility with a borrowing capacity up to $198 million as of June 30, 2013. Any borrowings under this facility would currently bear interest at LIBOR plus 1.75%. The revolving credit facility provides for customary fees, including commitment fees and other fees. We have not drawn under the revolving credit facility as of the date of this filing.

Corporate Information

Our headquarters are located at One Valero Way, Building D, Suite 200, San Antonio, Texas 78249, and our telephone number is (210) 692-5000. Our Internet website is www.CSTBrands.com. Our website and information contained on that site, or connected to that site, are not incorporated by reference into this prospectus, and you should not consider information contained in our website as part of this prospectus.

Immediately following the completion of this offering, Valero will own 1,966,884 shares, or 2.6%, of our common stock if the underwriters do not exercise their option to purchase additional shares (or no shares if the underwriters exercise their option to purchase additional shares in full).

The Underwriting and Exchange

Instead of selling shares of our common stock directly to the underwriters for cash, Valero will first exchange the shares of our common stock to be sold in this offering with the debt exchange party for the satisfaction and discharge of a portion of a short-term loan made to Valero by the debt exchange party. On October 24, 2013, Valero and the debt exchange party entered into a transaction agreement, pursuant to which the debt exchange party made a short-term loan to Valero, evidenced by Valero’s execution and delivery of a note to the debt exchange party, in an aggregate principal amount of $ 525 million. The amount of the short-term loan to Valero by the debt exchange party is expected to be sufficient for the debt exchange party to acquire all of the shares of our common stock to be sold in this offering, inclusive of the shares of our common stock that may be sold pursuant to any exercise of the underwriters’ option to purchase additional shares. At the closing of this offering, the debt exchange party is expected to acquire the shares to be sold in this offering in exchange for the satisfaction and discharge of a portion of the short-term loan it made to Valero. Following the consummation of the exchange, the debt exchange party will then sell the shares sold in this offering to the underwriters and the underwriters will sell the shares to investors in this offering. The debt exchange party will receive all of the proceeds of this offering if the debt exchange takes place. We do not guarantee or have any obligations in respect of these Valero debt obligations. However, prior to this offering, we have had, and, after this offering, we will continue to have, certain commercial and contractual arrangements with Valero and its affiliates. See “Certain Relationships and Related Party Transactions” and “Underwriting (Conflicts of Interest)—The Exchange Agreement.” The debt exchange party, Citicorp North America, Inc., is an affiliate of one of the underwriters, and will also be deemed an underwriter in this offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Recent Developments

Third Quarter 2013 Update

Although our financial statements for the three and nine months ended September 30, 2013 are not yet complete, certain preliminary estimated financial information is available. Based on such preliminary estimated financial information, we estimate the following consolidated and combined statements of income information (in millions of dollars):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Operating revenues	$3,316	$3,382	$9,715	$9,939
Cost of sales	3,026	3,137	8,900	9,110

Gross margin	290	245	815	829
Operating expenses:
Operating expenses	169	168	489	484
General and administrative expenses	21	15	56	44
Depreciation, amortization and accretion expense	30	27	90	83
Asset impairments	2	—	2	—

Total operating expenses	222	210	637	611

Operating income	68	35	178	218
Other income, net	1	1	3	1
Interest expense	(10)	—	(17)	—

Income before income tax expense	59	36	164	219
Income tax expense	18	12	59	73

Net income	$41	$24	$105	146

Significant items impacting these results include:

•	Operating revenues decreased approximately 2% for each of the three and nine month periods compared to the same periods in 2012. Wholesale motor fuel prices were generally lower during the three and nine months ended September 30, 2013 compared to the same periods of 2012. Correspondingly, our operating revenues were lower during the 2013 periods as our retail price correlates with the wholesale price of motor fuel. Our motor fuel gallons sold also declined during these periods. Included in the operating revenues decline is a decline of $55 million and $84 million for the three and nine months ended September 30, 2013, respectively, due to the weakness of the Canadian dollar relative to the U.S. dollar.

•	We experienced a $45 million improvement in gross margin during the third quarter of 2013, primarily attributable to crude oil price volatility. The West Texas Intermediate, or WTI, crude oil price per barrel increased 8% during the third quarter of 2013. This compares to the WTI crude oil price per barrel increasing approximately 14% during the third quarter of 2012. The $14 million decline in gross margin for the nine months ended September 30, 2013 was primarily the result of the volatility of crude oil prices in the second quarter of 2012 causing exceptional motor fuel gross margins during the second quarter of 2012. The WTI crude oil price per barrel decreased 20% in the second quarter of 2012 as compared to a WTI price per barrel increase of 4% for the second quarter of 2013. As more fully discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales,” during periods of crude oil price increases, we tend to experience decreased motor fuel gross margins. Conversely, during periods of crude oil price declines, we tend to experience more favorable motor fuel gross margins.

•	Depreciation, amortization and accretion expense increased $3 million and $7 million during the three and nine months ended September 30, 2013, respectively, compared to the same periods of 2012 as a result of an increase in the average number of convenience stores, primarily from our acquisition of Crackerbox and new to industry convenience stores.

•	General and administrative expenses increased $6 million and $12 million during the three and nine months ended September 30, 2013, respectively, compared to the same periods of 2012 as a result of higher actual expenses as a stand-alone, publicly-traded company.

•	Interest expense increased $10 million and $17 million during the three and nine months ended September 30, 2013, respectively, compared to the same period of 2012 as a result of our $1.05 billion of new debt issued in connection with the separation and distribution.

•	We identified and recorded $2 million of asset impairments in the third quarter of 2013 in our Retail–U.S. segment.

Consolidated cash balances as of September 30, 2013 were approximately $424 million and total debt and capital lease obligations outstanding were approximately $1.048 billion as of September 30, 2013.

The above information does not represent a comprehensive statement of our financial results for the three and nine months ended September 30, 2013. The final comprehensive statement of our financial results for the three and nine months ended September 30, 2013 may vary from our current expectations and may be different from the information described above as our quarterly financial statement close process is not yet complete and additional developments and adjustments may arise between now and the time the financial results for this period are finalized. Accordingly, you should not place undue reliance on the preliminary estimated financial information.

Capital Expenditures

We expect total capital expenditures for 2013 to be approximately $220 million, which includes nonrecurring capital costs associated with IT infrastructure of approximately $18 million.

Risk Factors

An investment in our common stock involves a high degree of risk. For a discussion of certain matters that should be considered by prospective purchasers of our common stock offered hereby, see “Risk Factors” beginning on page 15 of this prospectus.

The Offering

Common Stock to be Sold in This Offering	13,112,564 shares (15,079,448 shares if the underwriters exercise in full their option to purchase additional shares)

Common Stock Outstanding Before and After This Offering	75,599,434 shares

Underwriters’ Option	The underwriters have an option to purchase up to 1,966,884 additional shares of common stock from the debt exchange party as described in “Underwriting (Conflicts of Interest).”

Selling Stockholder	Valero, as selling stockholder, will grant the debt exchange party the right to purchase up to 15,079,448 shares of our common stock, in connection with this offering, if and to the extent Valero completes the exchange of certain of its indebtedness with the debt exchange party for our shares prior to the completion of the offering. Although, under U.S. federal securities laws, Valero will be deemed the selling stockholder and an underwriter of any shares of our common stock, the debt exchange party, not Valero, will receive the cash proceeds from the sale of the shares of our common stock in this offering. The completion of the exchange is a condition to the closing of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of our common stock in this offering. All of the proceeds from this offering will be received by the debt exchange party, which will acquire our common stock being sold in this offering from Valero in exchange for outstanding Valero indebtedness held by the debt exchange party.

Dividend Policy	On October 15, 2013, we paid a regular quarterly cash dividend of $0.0625 per share to shareholders of record as of September 30, 2013. The Company expects to continue the practice of paying regular quarterly cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. There can be no assurance that we will continue to pay any dividend. See “Dividend Policy.”

New York Stock Exchange symbol	CST

Conflicts of Interest	The offering is being conducted in accordance with the applicable provisions of FINRA Rule 5121 because under this rule, Citigroup Global Markets Inc. is deemed to have a conflict of interest with us. This is because Citicorp North America, Inc., the debt exchange party and an affiliate of Citigroup Global Markets Inc., the representative of the underwriters, will receive all of the proceeds of this offering. Under U.S. federal securities laws, the debt exchange party will be deemed to be an underwriter with respect to any shares of our common stock that it acquires in the exchange and sells in this offering. Further, Citigroup Global Markets Inc. will not sell the shares to any account over which it exercises discretionary authority without the prior written approval of the account holder.

Summary Historical and Pro Forma Combined Financial and Operating Data

The following table presents our summary historical and unaudited pro forma financial and operating data. We derived the summary historical combined income statement data for the years ended December 31, 2012, 2011 and 2010 and the summary historical combined balance sheet data as of December 31, 2012 and 2011, from our audited combined financial statements, which are included elsewhere in this prospectus. We derived the summary historical combined balance sheet data as of December 31, 2010, from our audited combined financial statements, which are not included in this prospectus. We derived the summary historical consolidated and combined income statement data for the six months ended June 30, 2013 and 2012 and the summary historical consolidated balance sheet data as of June 30, 2013, from our unaudited consolidated and combined financial statements, which are included elsewhere in this prospectus. We derived the summary historical combined balance sheet data as of June 30, 2012, from our unaudited combined financial statements, which are not included in this prospectus. The historical financial statements for periods prior to May 1, 2013 reflect the financial results of Valero’s retail business and may not necessarily reflect our financial position, results of operations and cash flows as if we had operated as a stand-alone public company during the periods presented.

We derived the unaudited pro forma financial data from our unaudited pro forma consolidated and combined financial statements included elsewhere in this prospectus. The pro forma adjustments give effect to:

•	an increase in our cost of sales as a result of differences in price formulas from those historically employed prior to the separation and distribution for motor fuel purchased from Valero;

•	interest expense and debt issuance costs associated with the issuance of $1.05 billion of debt; and

•	the recording of the income tax effects of the pro forma adjustments.

The pro forma consolidated and combined financial statements do not reflect all of the costs of operating as a stand-alone company, including possible higher IT, tax, accounting, treasury, legal, investor relations, insurance and other similar expenses associated with operating as a stand-alone company. Only costs that management has determined to be factually supportable and recurring are included as pro forma adjustments. Incremental costs and expenses associated with operating as a stand-alone company, which are not fully reflected in the accompanying consolidated and combined pro forma financial statements, are estimated to be in the range of approximately $15 million to $20 million, before-tax, annually.

Our historical consolidated and combined financial statements include intercompany charges for administrative office rent, claims management services and corporate shared services. After the separation and distribution, we have office lease agreements and a claims service agreement with Valero, and certain administrative corporate services are provided by Valero under transition services agreements. The annual charges under these agreements are comparable to the intercompany amounts that were charged by Valero. Therefore, no pro forma adjustments have been made related to these agreements.

We will incur costs and expenses, subject to the terms of the Separation and Distribution Agreement, related to ongoing support of a stand-alone company (including those related to IT infrastructure capital costs necessary to operate as a stand-alone company subsequent to the termination of the Transition Services Agreements). Nonrecurring capital costs associated with the IT infrastructure, which we expect to be reflected in our financial statements within one year after the separation, are estimated to be approximately $30 million.

For additional information regarding the matters discussed above, see “Risk Factors—Risks Relating to the Separation and Distribution” and “Certain Relationships and Related Party Transactions” included elsewhere in this prospectus.

The unaudited pro forma consolidated and combined statement of income for the six months ended June 30, 2013 and the unaudited pro form combined financial statement of income for the year ended December 31, 2012 have been prepared as though the separation occurred on January 1, 2012. The pro forma consolidated and combined income statements are provided for illustrative purposes only and do not reflect what our financial position and results of operations would have been had the separation occurred on January 1, 2012. In addition, they are not necessarily indicative of our future financial position and future results of operations.

The pro forma consolidated and combined statements of income should be read in conjunction with our historical consolidated and combined financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The pro forma consolidated and combined statements of income constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Forward-Looking Statements” included elsewhere in this prospectus.

	Historical					Pro Forma
	Six Months Ended June 30,		Year Ended December 31,			Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2012	2011	2010	2013	2012
	(Dollars in millions)
Statements of Income Data:
Operating revenues
Retail–U.S.
Motor fuel	$3,280	$3,309	$6,612	$6,281	$4,926	$3,280	$6,612
Merchandise	625	608	1,239	1,223	1,205	625	1,239
Other	30	31	56	53	52	30	56

Retail–U.S.—Total operating revenues	$3,935	$3,948	$7,907	$7,557	$6,183	$3,935	$7,907

Retail–Canada
Motor fuel	$2,062	$2,168	$4,435	$4,477	$3,517	$2,062	$4,435
Merchandise	126	123	257	261	240	126	257
Other	276	318	536	568	431	276	536

Retail–Canada—Total operating revenues	$2,464	$2,609	$5,228	$5,306	$4,188	$2,464	$5,228

Total operating revenues	$6,399	$6,557	$13,135	$12,863	$10,371	$6,399	$13,135

Costs and expenses:
Cost of sales	$5,874	$5,973	$12,000	$11,735	$9,310	$5,874	$12,032
Operating expenses	320	316	644	636	605	320	644
General and administrative expenses	35	29	61	59	57	35	61
Depreciation, amortization and accretion expense	60	56	115	113	105	60	115
Asset impairment loss	—	—	—	3	5	—	—

Total costs and expenses	6,289	6,374	12,820	12,546	10,082	6,289	12,852

Operating income	110	183	315	317	289	110	283
Other income, net	2	—	1	1	2	2	1
Interest and debt expense	(7)	—	(1)	(1)	(1)	(21)	(41)

Income before income tax expense	105	183	315	317	290	91	243
Income tax expense	41	61	105	103	97	37	81

Net income	$64	$122	$210	$214	$193	$54	$162

Statements of Cash Flow Data:
Net cash provided by operation activities	$351	$200	$364	$308	$323
Net cash used in investing activities	(96)	(105)	(215)	(127)	(104)
Net cash provided by (used in) financing activities	103	(172)	(220)	(151)	(221)

	Historical					Pro Forma
	Six Months Ended June 30,		Year Ended December 31,			Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2012	2011	2010	2013	2012
	(Dollars in millions, except per gallon amounts)
Balance Sheet Data (at period end):
Cash	$414	$54	$61	$132	$102	$414	$45
Working capital (excluding cash)	(147)	119	95	141	105	(147)	65
Total assets	2,307	1,648	1,709	1,691	1,621	2,307	1,909
Debt and capital lease obligations, less current portion	1,025	4	4	5	5	1,025	1,029
Total net investment / stockholders’ equity	551	1,201	1,247	1,249	1,193	551	470

Other Financial Data:
Motor fuel gross margin (cents per gallon):
Retail–U.S.:
Motor fuel margin, before credit card fees	$0.16	$0.21	$0.20	$0.19	$0.17
Credit card fees	(0.04)	(0.04)	(0.04)	(0.05)	(0.04)

Motor fuel gross margin	$0.12	$0.17	$0.16	$0.14	$0.14

Retail–Canada:
Motor fuel margin, before credit card fees	$0.24	$0.25	$0.27	$0.30	$0.26
Credit card fees	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)

Motor fuel gross margin	$0.22	$0.23	$0.25	$0.28	$0.25

Capital Expenditures:
Retail–U.S.:
NTI	$48	$19	$66	$38	$32
Sustaining capital	30	16	48	53	35

Total	$78	$35	$114	$91	$67

Retail–Canada:
NTI	$2	$2	$18	$9	$8
Sustaining capital	10	9	24	30	30

Total	$12	$11	$42	$39	$38

Total capital expenditures	$90	$46	$156	$130	$105

Adjusted EBITDA
Retail–U.S. Adjusted EBITDA(2)	$127	$177	$324	$281	$272
Retail–Canada Adjusted EBITDA(2)	80	91	168	212	186
Corporate G&A	(35)	(29)	(61)	(59)	(57)

Consolidated Adjusted EBITDA(1)	$172	$239	$431	$434	$401	$172	$399

Operating Data:
Store count (at period end):
Retail–U.S.	1,034	1,015	1,032	998	994
Retail–Canada	841	855	848	873	895

Total retail store count	1,875	1,870	1,880	1,871	1,889

(1)	We define Consolidated Adjusted EBITDA as net income before depreciation, amortization and accretion expense, asset impairment losses, interest expense, net, and income tax expense. See “—Reconciliation of Non-GAAP Measures.”
(2)	We define segment Adjusted EBITDA as net income before general and administrative expense, depreciation, amortization and accretion expense, asset impairment losses, interest expense, net, and income tax expense. See “—Reconciliation of Non-GAAP Measures.”

Reconciliation of Non-GAAP Measures

In this prospectus, we use Adjusted EBITDA, which is a “non-GAAP financial measure,” which is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have reported such amounts because we believe Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance. We also believe Adjusted EBITDA and assists investors in comparing a company’s performance on a consistent basis. However, our method of calculating Adjusted EBITDA may differ from the methods used by other companies to calculate Adjusted EBITDA or similar measures, and, as a result, the non-GAAP financial measures presented in this prospectus may not be comparable to other similarly titled measures disclosed by other companies. Because of this and other limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as a supplement. Historical and pro forma Adjusted EBITDA is reconciled to historical and pro forma net income as follows:

	Historical					Pro Forma
	Six Months Ended June 30,		Year Ended December 31,			Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2012	2011	2010	2013	2012
	(Dollars in millions)
Retail–U.S. Adjusted EBITDA:
Net income	$34	75	127	101	100
General and administrative expense	26	21	44	42	40
Depreciation, amortization and accretion	42	38	78	76	72
Asset impairment loss	—	—	—	2	2
Interest expense	—	—	1	1	1
Income tax expense	25	43	74	59	57

Retail–U.S. Adjusted EBITDA	$127	$177	$324	$281	$272

Retail–Canada Adjusted EBITDA:
Net income	38	47	83	113	93
General and administrative expense	8	8	17	17	17
Depreciation, amortization and accretion	18	18	37	37	33
Asset impairment loss	—	—	—	1	3
Interest expense	—	—	—	—	—
Income tax expense	16	18	31	44	40

Retail–Canada Adjusted EBITDA	$80	$91	$168	$212	$186

	Historical					Pro Forma
	Six Months Ended June 30,		Year Ended December 31,			Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2012	2011	2010	2013	2012
	(Dollars in millions)
Consolidated Adjusted EBITDA(1):
Total segment net income	$72	$122	$210	$214	$193
Total parent net income	(8)	—	—	—	—

Total net income	64	122	210	214	193	$54	$162
Depreciation, amortization and accretion	60	56	115	113	105	60	115
Asset impairment loss	—	—	—	3	5	—	—
Interest expense	7	—	1	1	1	21	41
Income tax expense	41	61	105	103	97	37	81

Consolidated Adjusted EBITDA	$172	$239	$431	$434	$401	$172	$399

RISK FACTORS

Your investment in our common stock will involve substantial risks. You should carefully consider the following factors described below and all other information in this prospectus prior to investing in our common stock. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Separation and Distribution

We may not realize the potential benefits from the separation, and our historical and pro forma consolidated and combined financial information is not necessarily indicative of our future prospects. We may be unable to achieve some or all of the benefits that we expect to achieve as an independent, publicly traded company.

We may not realize the potential benefits we expect from our separation from Valero. In addition, we have and will continue to incur significant costs, including those described below, which may exceed our estimates, and we will incur some negative effects from our separation from Valero, including loss of access to some of the financial, managerial and professional resources from which we have benefited in the past.

Our historical and pro forma consolidated and combined financial statements do not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as an independent, publicly traded company during the periods presented or those that we will achieve in the future, as a result of the following factors:

•	Our historical consolidated and combined financial results reflect allocations of expenses for services historically provided by Valero, and those allocations may be significantly lower than the comparable expenses we would have incurred as an independent company.

•	Our working capital requirements historically have been satisfied as part of Valero’s corporate-wide cash management programs, and our cost of debt and other capital may significantly differ from that reflected in our historical consolidated and combined financial statements.

•	Our historical consolidated and combined financial information may not fully reflect the costs associated with being an independent public company, including significant changes that may occur in our cost structure, management, financing arrangements and business operations as a result of our separation from Valero.

We based the pro forma adjustments on available information and assumptions that we believe are reasonable; however, our assumptions may prove not to be accurate. In addition, our unaudited pro forma combined financial information may not give effect to various ongoing additional costs we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma combined financial information does not reflect what our financial condition, results of operations or cash flows would have been as an independent public company and is not necessarily indicative of our future financial condition or future results of operations. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical and pro forma financial statements and the notes to those statements included elsewhere in this prospectus.

We have no history operating as an independent public company. We have and will continue to incur significant costs to create the corporate infrastructure necessary to operate as an independent public company. We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company. We may experience increased ongoing costs in connection with being an independent public company.

We have historically used Valero’s corporate infrastructure to support our business functions, including IT systems. Valero has performed various corporate functions for us, including tax administration, treasury activities, accounting, IT services, ethics and compliance program administration, risk management and public relations. The expenses related to establishing and maintaining this infrastructure were spread among all of Valero’s businesses.

After the expiration of the transition arrangements described below, we will no longer have access to Valero’s infrastructure, and we will need to establish our own for which we will incur costs. See “Unaudited Pro Forma Consolidated and Combined Financial Statements” included elsewhere in this prospectus.

Valero is contractually obligated to provide to us only those transition services specified in the Transition Services Agreements and the other agreements we entered into with Valero in connection with the separation and distribution. The expiration date of the Transition Services Agreements varies by service provided, but is generally no longer than 18 months from the distribution date. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Transition Services Agreements” for a description of the terms of the Transition Services Agreements. We may be unable to replace in a timely manner or on comparable terms the services or other benefits that Valero previously provided to us. Upon the expiration of the Transition Services Agreements or other agreements, many of the services that are covered in such agreements will be provided internally or by unaffiliated third parties. We expect that, in some instances, we will incur higher costs to obtain such services than we incurred prior to the separation and distribution or under the terms of such agreements. If Valero does not effectively perform the services that are called for under the Transition Services Agreements and other agreements, we may not be able to operate our business effectively, and our profitability may decline. After the expiration of the Transition Services Agreements and the other agreements, we may be unable to replace the services specified in such agreements in a timely manner or on comparable terms.

Similarly, we historically purchased a wide variety of products and services, including software licenses, from third parties as part of Valero. We may experience some increased costs after the separation as a result of our inability to continue to purchase products and services on terms that are as favorable to us as those obtained under these combined purchasing arrangements. Although we cannot predict the extent of any such increased costs, it is possible that such costs could have a negative impact on our business and results of operations.

Valero has agreed to indemnify us for certain liabilities, and we have agreed to indemnify Valero for certain liabilities. If we are required to act on these indemnities to Valero, we may need to divert cash to meet those obligations, and our financial results could be negatively impacted. In the case of Valero’s indemnity, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or as to Valero’s ability to satisfy its indemnification obligations in the future.

Pursuant to the Separation and Distribution Agreement and other agreements with Valero, Valero has agreed to indemnify us for certain liabilities, and we have agreed to indemnify Valero for certain liabilities, in each case for uncapped amounts, as discussed further in “Certain Relationships and Related Party Transactions—Agreements between us and Valero.” Indemnities that we may be required to provide Valero are not subject to any cap, may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution. Third parties could also seek to hold us responsible for any of the liabilities that Valero has agreed to retain. Further, there can be no assurance that the indemnity from Valero will be sufficient to protect us against the full amount of such liabilities, or that Valero will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Valero any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, cash flows, results of operations and financial condition.

We are subject to continuing contingent liabilities of Valero following the separation.

There are several significant areas where the liabilities of Valero may become our obligations. For example, under the Internal Revenue Code of 1986, as amended (the “Code”), and the related rules and regulations, each corporation that was a member of the Valero consolidated U.S. federal income tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the distribution is jointly and severally liable for the U.S. federal income tax liability of the entire Valero consolidated tax reporting group for that taxable period. In connection with the separation, we entered into a Tax Matters Agreement with Valero that allocated the responsibility for prior period taxes of the Valero consolidated tax reporting group between us and Valero. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Tax Matters Agreement.” However, if Valero is unable to pay any prior period taxes for which it is responsible, we could be required to pay the entire amount of such taxes.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Valero and/or our stockholders could be subject to significant tax liability and, in certain circumstances, we could be required to indemnify Valero for material taxes pursuant to indemnification obligations under the Tax Matters Agreement.

If the distribution or certain internal transactions undertaken in anticipation of the distribution are determined to be taxable for U.S. federal income tax purposes, then we, Valero and/or our stockholders could be subject to significant tax liability. Valero has received a private letter ruling from the IRS to the effect that, for U.S. federal income tax purposes, the distribution, except for cash received in lieu of fractional shares, will qualify as tax-free under Sections 355 and 361 of the Code, and that certain internal transactions undertaken in anticipation of the distribution will qualify for favorable treatment. Notwithstanding the private letter ruling, the IRS could determine on audit that the distribution or the internal transactions should be treated as taxable transactions if it determines that any of the facts, assumptions, representations or undertakings we or Valero have made or provided to the IRS is not correct, or that the distribution or the internal transactions should be taxable for other reasons, including as a result of a significant change in stock or asset ownership after the distribution. If the distribution ultimately is determined to be taxable, the distribution could be treated as a taxable dividend or capital gain to our stockholders for U.S. federal income tax purposes, and they could incur significant U.S. federal income tax liabilities. In addition, Valero would recognize gain in an amount equal to the excess of the fair market value of shares of our common stock distributed to Valero stockholders on the distribution date over Valero’s tax basis in such shares of our common stock. Moreover, Valero could incur significant U.S. federal income tax liabilities if it is ultimately determined that certain internal transactions undertaken in anticipation of the distribution are taxable.

Under the Tax Matters Agreement between Valero and us, we will be required to indemnify Valero against any tax resulting from the distribution to the extent that such tax resulted from (i) an acquisition of all or a portion of our stock or assets, whether by merger or otherwise, (ii) other actions or failures to act by us or (iii) any of our representations or undertakings being incorrect. For a more detailed discussion, see “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Tax Matters Agreement.” Our indemnification obligations to Valero and its officers and directors will not be limited by any maximum amount. If we are required to indemnify Valero or such other persons under the circumstances set forth in the Tax Matters Agreement, we may be subject to substantial liabilities.

We might not be able to engage in desirable strategic transactions and equity issuances following the distribution because of certain restrictions relating to requirements for tax-free distributions.

To preserve the tax-free treatment to Valero of the distribution, for the two-year period following the distribution, we may be limited or prohibited, except in specified circumstances, from:

•	entering into any transaction pursuant to which all or a portion of our stock would be acquired, whether by merger or otherwise;

•	issuing equity securities beyond certain thresholds;

•	repurchasing our common stock;

•	ceasing to actively conduct the retail business; and / or

•	taking or failing to take any other action that prevents the distribution and related transactions from being tax-free.

These restrictions may limit our ability to pursue strategic transactions or engage in new business or other transactions that may maximize the value of our business. For more information, see “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Tax Matters Agreement.”

We potentially could have received better terms from unaffiliated third parties than the terms we received in our agreements with Valero.

The agreements entered into with Valero in connection with the separation, including the Separation and Distribution Agreement, the Tax Matters Agreement and other agreements, were negotiated in the context of the separation while we were still a wholly owned subsidiary of Valero. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent Board of Directors or a management team independent of Valero. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the agreements negotiated in the context of the separation related to, among other things, the allocation of assets, liabilities, rights and other obligations between Valero and us. Arm’s-length negotiations between Valero and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero.”

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the separation and the distribution.

Our financial results previously were included within the consolidated results of Valero, and our reporting and control systems were appropriate for those of subsidiaries of a public company. Prior to the distribution, we were not directly subject to reporting and other requirements of the Exchange Act and Section 404 of the Sarbanes-Oxley Act of 2002. Following the distribution, we are subject to such reporting and other requirements, which require, among other things, annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These and other obligations place significant demands on our management, administrative and operational resources, including accounting and IT resources.

To comply with these requirements, we have upgraded and continue to upgrade our systems, including computer hardware infrastructure, implementation of additional financial and management controls, reporting systems and procedures, and we continue to hire additional accounting, finance and IT staff. We will incur additional annual expenses related to these steps, including with respect to, among other things, directors and officers liability insurance, director fees, reporting fees with the Securities and Exchange Commission (“SEC”), transfer agent fees, increased auditing and legal fees and similar expenses, which expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, IT and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have an adverse effect on our business, financial condition, results of operations and cash flows.

Risks Relating to Our Industry and Our Business

The convenience store and retail motor fuel industries are highly competitive, and new entrants or increased competition could result in reduced gross margins.

The convenience store and retail motor fuel industries in the geographic areas in which we operate are highly competitive and marked by ease of entry and constant change in the number and type of retailers offering the products and services found at our retail sites. We compete with numerous other convenience store chains, independent convenience stores, supermarkets, drugstores, discount warehouse clubs, motor fuel service stations, mass merchants, fast food operations and other similar retail outlets. In recent years, several non-traditional retailers, including supermarkets, club stores and mass merchants, have begun to compete directly with convenience stores, particularly in the sale of motor fuel. These non-traditional motor fuel retailers have obtained a significant share of the motor fuel market, and their market share is expected to grow, and these retailers may use promotional pricing or discounts, both at the fuel pump and in the convenience store, to encourage in-store merchandise sales and motor fuel sales. Some of our competitors have been in existence longer than us and have greater financial, marketing and other resources than we do. As a result, our competitors may be able to respond better to changes in the economy and new opportunities within the industry.

Volatility in crude oil and wholesale motor fuel costs, seasonality in those costs and seasonality in motor fuel sales volumes and merchandise sales affect our operating results and cash flows.

For the six months ended June 30, 2013, our consolidated motor fuel revenue accounted for 83% of total revenues and motor fuel gross margin accounted for 44% of total gross margin. The sales prices for our motor fuel are substantially impacted by the price we pay for wholesale motor fuel, as we attempt to receive a margin on our motor fuel sales. Wholesale motor fuel costs are directly related to the price of crude oil and are volatile. General political conditions, acts of war or terrorism, instability in oil producing regions, particularly in the Middle East and South America, and the value of U.S. or Canadian dollars relative to other foreign currencies, particularly those of oil producing nations, could significantly affect oil supplies and, consequently, wholesale motor fuel costs. In addition, the supply of motor fuel and our wholesale purchase costs could be adversely affected in the event of a shortage, which could result from, among other things, lack of capacity at oil refineries, sustained increase in global demand or the fact that our motor fuel contracts do not guarantee an uninterrupted, unlimited supply of motor fuel.

Significant increases and volatility in wholesale motor fuel costs could result in lower motor fuel gross margins per gallon. Dramatic increases in oil prices reduce retail motor fuel gross margins, because wholesale motor fuel costs typically increase faster than retailers are able to pass them along to customers. In addition, significant decreases in oil prices and the corresponding decreases in wholesale motor fuel sales prices can result in lower revenues. As the market prices of crude oil, and correspondingly the market prices of wholesale motor fuel, experience significant and rapid fluctuations, we attempt to pass along wholesale motor fuel price changes to our customers through retail price changes; however, we are not always able to do so immediately. The timing of any related increase or decrease in sales prices is affected by competitive conditions in each geographic market. As such, our revenues and gross margin for motor fuel can increase or decrease significantly and rapidly over short periods of time. The volatility in crude oil and wholesale motor fuel costs and sales prices makes it extremely difficult to predict the effect that future wholesale costs and sales prices fluctuations will have on our operating results and financial condition.

Both crude oil and wholesale motor fuel sales prices were generally lower during the six months ended June 30, 2013 compared to the six months ended June 30, 2012. The average monthly spot price per barrel during the six months ended June 30, 2013 for WTI and ICE Brent crude oil decreased 4.0% and 5.2%, respectively, compared to the six months ended June 30, 2012. The average monthly spot price per gallon for the six months ended June 30, 2013 for U.S. Gulf Coast conventional gasoline, Los Angeles reformulated gasoline blendstock for oxygenate blending and New York Harbor conventional gasoline decreased 4.5%, 2.9% and 4.1%, respectively, compared to the six months ended June 30, 2012. In our Retail–U.S. segment, for the six months ended June 30, 2013, we experienced a decrease of $95 million in motor fuel operating revenues compared to the six months ended June 30, 2012, driven primarily by an $0.11 per gallon decline in our average motor fuel selling price due to a decline in wholesale motor fuel prices. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales” and “—Results of Operations.”

Furthermore, oil prices, wholesale motor fuel costs, motor fuel sales volumes, motor fuel gross margins and merchandise sales can be subject to seasonal fluctuations. For example, consumer demand for motor fuel typically increases during the summer driving season, and typically falls during the winter months. Travel, recreation and construction are typically higher in these months in the geographic areas in which we operate, increasing the demand for motor fuel and merchandise that we sell. Therefore, our revenues are typically higher in the second and third quarters of our fiscal year. A significant change in any of these factors, including a significant decrease in consumer demand (other than typical seasonal variations), could materially affect our motor fuel and merchandise volumes, motor fuel gross profit and overall customer traffic, which in turn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in credit card expenses could reduce our gross margin, especially on motor fuel.

A significant portion of our sales involve payment using credit cards. We are assessed credit card fees as a percentage of transaction amounts and not as a fixed dollar amount or percentage of our gross margins. Higher motor fuel prices result in higher credit card expenses, and an increase in credit card use or an increase in credit card fees would have a similar effect. Therefore, credit card fees charged on motor fuel purchases that are more expensive as a result of higher motor fuel prices are not necessarily accompanied by higher gross margins. In fact, such fees may cause lower gross margins. Lower gross margins on motor fuel sales caused by higher credit card fees may decrease our overall gross margin and could have a material adverse effect on our business, financial condition and results of operations.

General economic conditions that are largely out of our control may adversely affect our financial condition and results of operations.

Recessionary economic conditions, higher interest rates, higher motor fuel and other energy costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws or other economic factors may affect consumer spending or buying habits, and could adversely affect the demand for products we sell at our retail sites. Unfavorable economic conditions, higher motor fuel prices and unemployment levels can affect consumer confidence, spending patterns and miles driven, with many customers “trading down” to lower priced products in certain categories when unfavorable conditions exist. These factors can lead to sales declines in both motor fuel and general merchandise, and in turn have an adverse impact on our business, financial condition and results of operations.

Changes in our customers’ behavior and travel as a result of changing economic conditions, labor strikes or otherwise could affect our business.

In the convenience store industry, customer traffic is generally driven by consumer preferences and spending trends, growth rates for commercial truck traffic and trends in travel and weather. Changes in economic conditions generally, or in the regions in which we operate, could adversely affect consumer spending patterns and travel in our markets. In particular, weakening economic conditions may result in decreases in miles driven and discretionary consumer spending and travel, which affect spending on motor fuel and convenience items. In addition, changes in the types of products and services demanded by consumers or labor strikes in the construction industry or other industries that employ customers who visit our stores, may adversely affect our sales and gross margin. Additionally, negative publicity or perception surrounding motor fuel suppliers could adversely affect their reputation and brand image, which may negatively affect our motor fuel sales and gross margin. Similarly, advanced technology and increased use of “green” automobiles (e.g., those automobiles that do not use petroleum-based motor fuel or that are powered by hybrid engines) would reduce demand for motor fuel. Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demands and preferences while continuing to sell products and services that remain relevant to the consumer and thus will positively impact overall merchandise gross margin.

Legal, technological, political and scientific developments regarding climate change may decrease demand for motor fuel.

Developments regarding climate change and the effects of greenhouse gas emissions on climate change and the environment may decrease the demand for our major product, petroleum-based motor fuel. Attitudes toward this product and its relationship to the environment may significantly affect our sales and ability to market our product. New technologies developed to steer the public toward non-fuel dependent means of transportation may create an environment with negative attitudes toward motor fuel, thus affecting the public’s attitude toward our major product and potentially having a material adverse effect on our business, financial condition and results of operations. Further, new technologies developed to improve fuel efficiency or governmental mandates to improve fuel efficiency may result in decreased demand for petroleum-based motor fuel, which could have a material adverse effect on our business, financial condition and results of operations.

Future tobacco legislation, campaigns to discourage smoking, increases in tobacco taxes and wholesale cost increases of tobacco products could have a material adverse impact on our operating revenues and gross margin.

Sales of tobacco products have historically accounted for an important portion of our total sales of convenience store merchandise. Significant increases in wholesale cigarette costs and tax increases on tobacco products, as well as future legislation and national and local campaigns to discourage smoking in the U.S. and Canada, may have an adverse effect on the demand for tobacco products, and therefore reduce our revenues and profits. Competitive pressures in our markets can make it difficult to pass price increases on to our customers. These factors could materially and adversely affect our retail price of cigarettes, cigarette unit volume and sales, merchandise gross margin and overall customer traffic. Reduced sales of tobacco products or smaller gross margins on the sales we make could have a material adverse effect on our business, financial condition and results of operations.

Currently, major cigarette manufacturers offer substantial rebates to retailers. We include these rebates as a component of our gross margin. In the event these rebates are no longer offered, or decreased, our profit from cigarette sales will decrease accordingly. In addition, reduced retail display allowances on cigarettes offered by cigarette manufacturers negatively affect gross margins. These factors could materially affect our retail price of cigarettes, cigarette unit volume and revenues, merchandise gross margin and overall customer traffic, which could in turn have a material adverse effect on our business, financial condition and results of operations.

We are subject to extensive government laws and regulations, and the cost of compliance with such laws and regulations can be material.

Our business and properties are subject to extensive local, state, provincial and federal governmental laws and regulations relating to, among other things, environmental conditions, the sale of alcohol, tobacco and money orders, employment conditions, including minimum wage requirements, and public accessibility requirements. The cost of compliance with these laws and regulations can have a material adverse effect on our operating results and financial condition. In addition, failure to comply with local, state, provincial and federal laws and regulations to which our operations are subject may result in penalties and costs that could adversely affect our business and our operating results.

In certain areas where our convenience stores are located, provincial, state or local laws limit the convenience stores’ hours of operation or their sale of alcoholic beverages, tobacco products, possible inhalants and lottery tickets, in particular to minors. Moreover, in some Canadian provinces, we are subject to price regulation on products such as gasoline, heating oil, milk, beer and wine. Failure to comply with these laws could adversely affect our revenues and results of operations because these state and local regulatory agencies have the power to revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of these products or to seek other remedies, such as the imposition of fines or other penalties.

Regulations related to wages also affect our business. Any appreciable increase in the statutory minimum wage would result in an increase in our labor costs and such cost increase, or the penalties for failing to comply with such statutory minimums, could adversely affect our business, financial condition and results of operations.

Further, although we are still evaluating what effect, if any, U.S. health care reform legislation may have on our business, a requirement to provide additional health insurance benefits to our employees, or health insurance coverage to additional employees, would likely increase our costs and expenses, and such increases could be significant enough to materially affect our business, financial position, results of operations and cash flows. We currently estimate that our annual health care costs will increase by approximately $5 million in 2014.

Any changes in the laws or regulations described above that are adverse to us and our properties could affect our operating and financial performance. In addition, new regulations are proposed from time to time which, if adopted, could have a material adverse effect on our operating results and financial condition.

We are subject to extensive federal, provincial, state and local environmental laws.

Our operations are subject to a variety of environmental laws and regulations, including those relating to emissions to the air, discharges into water, releases of hazardous and toxic substances and remediation of contaminated sites. Under various federal, provincial, state and local laws and regulations, we may, as the owner or operator, be liable for the costs of removal or remediation of contamination at our current locations or our former locations, whether or not we knew of, or were responsible for, the presence of such contamination. In particular, as an owner and operator of motor fueling stations, we face risks relating to petroleum product contamination that other convenience store operators not engaged in such activities would not face. The remediation costs and other costs required to clean up or treat contaminated sites could be substantial. Contamination on and from our current or former locations may subject us to liability to third parties or governmental authorities for injuries to persons, property or natural resources and may adversely affect our ability to sell or rent our properties or to borrow money using such properties as collateral.

In the U.S., persons who dispose of or arrange for the disposal or treatment of hazardous or toxic substances at third party sites may also be liable for the costs of removal or remediation of such substances at these disposal sites although such sites are not owned by such persons. Our current and historic operation of many locations and the disposal of contaminated soil and groundwater wastes generated during cleanups of contamination at such locations could expose us to such liability.

We are subject to extensive environmental laws and regulations regulating underground storage tanks (“USTs”) and vapor recovery systems. Compliance with existing and future environmental laws regulating such tanks and systems may require significant expenditures. In the U.S., we pay fees to state “leaking UST” trust funds in states where they exist. These state trust funds are expected to pay or reimburse us for remediation expenses related to contamination associated with USTs subject to their jurisdiction. Such payments are always subject to a deductible paid by us, specified per incident caps and specified maximum annual payments, which vary among the funds. Additionally, such funds may have eligibility requirements that not all of our sites will meet. To the extent state funds or other responsible parties do not pay or delay payments for remediation, we will be obligated to make these payments, which could materially adversely affect our financial condition and results of operations. We cannot assure you that these funds or responsible third parties are or will continue to remain viable.

The nature of our motor fuel operations and those we acquire present risks of soil and groundwater contamination. In the future, we may incur substantial expenditures for remediation of contamination that has not been discovered at existing locations or locations which we may acquire. We regularly monitor our facilities for environmental contamination and record reserves on our financial statements to cover potential environmental remediation and compliance costs as we consider appropriate. However, we cannot assure you that the liabilities we have recorded are the only environmental liabilities relating to our current and former locations, that material environmental conditions not known to us do not exist, that future laws or regulations will not impose material environmental liability on us or that our actual environmental liabilities will not exceed our reserves. In addition, failure to comply with any environmental regulations or an increase in regulations could materially and adversely affect our operating results and financial condition.

Legislative and regulatory initiatives regarding climate change and greenhouse gas emissions have accelerated recently in the U.S. and in Canada. Greenhouse gases are certain gases, including carbon dioxide, that may be contributing to global warming and other climatic changes. Governmental climate change or greenhouse gas reduction initiatives that are enacted could have a material adverse impact on our business, financial condition and results of operations by increasing our regulatory compliance expenses, increasing our motor fuel costs and/or decreasing customer demand for motor fuel sold at our locations. For example, the California Global Warming Solutions Act, also known as AB 32, directs the California Air Resources Board to develop and issue regulations to reduce greenhouse gas emissions in California to 1990 levels by 2020. The California Air Resources Board has issued a variety of regulations aimed at reaching this goal, including a Low Carbon Fuel Standard, a statewide cap-and-trade program and electricity renewable standards. The California Air Resources Board is also intending to require the establishment of Clean Fuels Outlets for alternative fuel vehicles. The Obama Administration also released a climate action plan in June 2013 directing, among other matters, additional regulations be implemented to reduce greenhouse gas emissions. In addition, the Canadian province of Québec enacted a regulation creating a cap-and-trade system that will apply to our Canadian subsidiary starting on January 1, 2015. To the degree these programs or greenhouse gas regulations increase costs that we are unable to recover or otherwise adversely affect consumer demand, these matters could have a material adverse effect on our financial position, results of operations and liquidity.

Unfavorable weather conditions, the impact of climate change or other trends or developments in the regions in which we operate could adversely affect our business.

Substantially all of our convenience stores are located in the southwestern U.S., Colorado and in eastern Canada. These regions are susceptible to certain severe weather events and potential impacts of climate change, such as hurricanes, severe thunderstorms, snowstorms, tornadoes and extreme heat and cold. Inclement weather conditions could damage our facilities, our suppliers or could have a significant impact on consumer behavior, travel and convenience store traffic patterns, as well as our ability to operate our retail sites. We could also be affected by regional occurrences, such as energy shortages or increases in energy prices, fires or other natural disasters. Besides these more obvious consequences of severe weather, our ability to insure these locations and the related cost of such insurance may also affect our business, financial condition and results of operations.

We could be adversely affected if we are not able to attract and retain a strong management team.

We are dependent on our ability to attract and retain a strong management team. If, for any reason, we are not able to attract and retain qualified senior personnel, our business, financial condition, results of operations and cash flows could be adversely affected. We also are dependent on our ability to recruit qualified convenience store and field managers. If we fail to attract and retain these individuals at reasonable compensation levels, our operating results may be adversely affected.

Valero is our principal supplier of motor fuel. A disruption in supply or a change in that relationship could have a material adverse effect on our business.

In connection with the separation, we entered into long-term fuel supply agreements with Valero pursuant to which Valero supplies our retail sites with motor fuel. As a result, we depend on Valero as the principal supplier of our motor fuel. A change of motor fuel suppliers, a disruption in supply or a significant change in our relationship or payment terms with Valero could have a material adverse effect on our business, cost of sales, financial condition, results of operations and liquidity. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Petroleum Product Supply Agreement (Canada),” and “—U.S. Fuel Supply Agreements.”

Pending or future litigation could adversely affect our financial condition and results of operations. Litigation and publicity concerning motor fuel or food quality, health and other related issues could result in significant liabilities or litigation costs and cause consumers to avoid our retail sites.

Convenience store businesses can be adversely affected by litigation and complaints from customers or government agencies resulting from motor fuel or food quality, illness or other health or environmental concerns or operating issues stemming from one or more locations. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from purchasing motor fuel, merchandise or food at one or more of our retail sites. We could also incur significant liabilities if a lawsuit or claim results in a decision against us. Even if we are successful in defending such litigation, our litigation costs could be significant, and the litigation may divert time and money away from our operations and adversely affect our performance. Our defense costs and any resulting damage awards may not be fully covered by our insurance policies.

The dangers inherent in the storage of motor fuel could cause disruptions and could expose us to potentially significant losses, costs or liabilities.

We store motor fuel in storage tanks at our retail sites. Our operations are subject to significant hazards and risks inherent in storing motor fuel. These hazards and risks include, but are not limited to, fires, explosions, spills, discharges and other releases, any of which could result in distribution difficulties and disruptions, environmental pollution, governmentally imposed fines or cleanup obligations, personal injury or wrongful death claims and other damage to our properties and the properties of others. Any such event could have a material adverse effect on our business, financial condition and results of operations.

Future consumer or other litigation could adversely affect our financial condition and results of operations.

Our retail operations are characterized by a high volume of customer traffic and by transactions involving a wide array of product selections. These operations carry a higher exposure to consumer litigation risk when compared to the operations of companies operating in many other industries. Consequently, we may become a party to individual personal injury, off-specification motor fuel, products liability and other legal actions in the ordinary course of our business. While these actions are generally routine in nature, incidental to the operation of our business and immaterial in scope, if our assessment of any action or actions should prove inaccurate, our financial condition and results of operations could be adversely affected. Additionally, we are occasionally exposed to industry-wide or class-action claims arising from the products we carry or industry-specific business practices. For example, we recently reached a settlement in principle of a series of class-action claims alleging that the sale of unadjusted volumes of motor fuel at temperatures in excess of 60 degrees Fahrenheit violates various state consumer protection laws due to the expansion of the motor fuel with the increase of motor fuel temperatures. See further discussion of this matter in Note 9 under the caption “Litigation Matters” of the notes to audited combined financial statements.

We rely on our IT systems and network infrastructure to manage numerous aspects of our business, and a disruption of these systems could adversely affect our business.

We depend on our IT systems and network infrastructure to manage numerous aspects of our business and provide analytical information to management. These systems are an essential component of our business and growth strategies, and a serious disruption to them could significantly limit our ability to manage and operate our business efficiently. These systems are vulnerable to, among other things, damage and interruption from power loss or natural disasters, computer system and network failures, loss of telecommunications services, physical and electronic loss of data, security breaches and computer viruses, which could result in a loss of sensitive business information, systems interruption or the disruption of our business operations. To protect against unauthorized access or attacks, we have implemented infrastructure protection technologies and disaster recovery plans, but there can be no assurance that a technology systems breach or systems failure will not have a material adverse effect on our financial condition or results of operations.

Our business and our reputation could be adversely affected by the failure to protect sensitive customer, employee or vendor data or to comply with applicable regulations relating to data security and privacy.

In the normal course of our business as a motor fuel and merchandise retailer, we obtain large amounts of personal data, including credit and debit card information from our customers. While we have invested significant amounts in the protection of our IT systems and maintain what we believe are adequate security controls over individually identifiable customer, employee and vendor data provided to us, a breakdown or a breach in our systems that results in the unauthorized release of individually identifiable customer or other sensitive data could nonetheless occur and have a material adverse effect on our reputation, operating results and financial condition. Such a breakdown or breach could also materially increase the costs we incur to protect against such risks. Also, a material failure on our part to comply with regulations relating to our obligation to protect such sensitive data or to the privacy rights of our customers, employees and others could subject us to fines or other regulatory sanctions and potentially to lawsuits.

We are subject to currency exchange risk.

A significant portion of our sales are made in Canada. In our combined financial statements, we translate the local currency financial results of our Retail–Canada segment into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, at a constant level of business, our reported Canadian revenues and earnings will be reduced because the local currency will translate into fewer U.S. dollars.

Substantially all of our indebtedness following the distribution is denominated in U.S. dollars, while a significant portion of our revenue and cash flow is generated from our Canadian operations. To the extent that the cash flow generated from our U.S. operations is not sufficient to satisfy the ongoing payment obligations under our U.S. dollar-denominated debt, we will need to convert Canadian dollars into U.S. dollars in order to make the necessary payments and we may incur additional tax expense. Accordingly, a strengthening of the U.S. dollar against the Canadian dollar could make it more difficult for us to repay our indebtedness.

Given the volatility of exchange rates, we may not be able to manage our currency risks effectively, which could have a material adverse effect on our financial condition or results of operations.

Upon completion of the distribution, we obtained comprehensive insurance coverage, but we may incur losses that are not covered by insurance or reserves in whole or in part, and such losses could adversely affect our results of operations and financial position.

We reserve for estimated general liability and workers’ compensation losses, and, in connection with our separation from Valero, we entered into an agreement that permits us to access Valero’s insurance for general liability and workers’ compensation losses that we incurred up to the distribution date. Although, we carry comprehensive insurance policies to cover general liabilities, workers’ compensation liabilities, employee work injury liabilities, property losses and directors and officers’ liabilities, a significant portion of risk is self-insured where the risk may not be insurable or cannot be insured at a reasonable cost. Some losses, such as those resulting from wars or acts of terrorism may not be insurable at any cost. Self-insured losses and uninsurable losses, if large enough, could have a material impact on our results of operations and financial position. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in that property, as well as the anticipated future revenues derived from the retailing activities conducted at that property, while remaining obligated for any mortgage debt or other financial obligations related to the property. Any such loss could adversely affect our business, results of operations or financial condition.

Uncertainty and illiquidity in credit and capital markets could impair our ability to obtain credit and financing on acceptable terms.

Our ability to obtain credit and capital depends in large measure on capital markets and liquidity factors that we do not control. Our ability to access credit and capital markets may be restricted at a time when we would like, or need, to access those markets, which could have an impact on our flexibility to react to changing economic and business conditions. In addition, the cost and availability of debt and equity financing may be adversely affected by unstable or illiquid market conditions. Protracted uncertainty and illiquidity in these markets also could have an adverse impact on our lenders, causing them to fail to meet their obligations to us. Our access to credit and capital markets may be affected by the credit ratings assigned to our debt by independent credit rating agencies.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities as a result of these audits may subject us to interest and penalties.

We have substantial debt, which could have a negative impact on our financial position and prevent us from fulfilling our obligations under our debt agreements and notes.

We have a significant amount of debt. As of June 30, 2013, we had $1.05 billion of total debt and $198 million of undrawn availability under our revolving credit facility. Our overall leverage and the terms of our financing arrangements could:

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures and acquisitions;

•	make it more difficult for us to satisfy our obligations under our senior notes;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our flexibility to plan for and to adjust to changing business and market conditions in the industry in which we operate, and increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future investments, capital expenditures, working capital, business activities and other general corporate requirements;

•	limit our ability to obtain additional financing for working capital, for capital expenditures, to fund growth or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward; and

•	subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage and may reduce our flexibility in responding to increased competition.

In connection with the separation, we incurred a significant amount of debt for which we did not receive any cash proceeds, but which, in the case of the our senior notes, was issued to Valero and, in the case of borrowings in respect of our senior secured term loan, was used to make a cash payment to Valero in the amount of $500 million. As a result of the $1.05 billion of indebtedness incurred in connection with the separation, the amount of leverage in our business is significant. This has increased the risk associated with our business.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on, or to refinance, our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investment decisions and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The agreement relating to our senior credit facilities and the indenture governing our senior notes restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If we breach our covenants under our senior credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facilities, and the lenders could exercise their rights and we could be forced into bankruptcy or liquidation.

Despite our substantial debt level, we are still able to incur substantial additional amounts of debt, which could further exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness (including secured indebtedness) in the future. The terms of our senior secured revolving credit and term loan facilities (collectively, our “senior credit facilities”) and the indenture governing our senior notes do not fully prohibit us or our subsidiaries from doing so. Although our senior credit facilities and the indenture governing our senior notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. For example, as of June 30, 2013, we have $198 million of undrawn availability under our senior secured revolving credit facility. If new debt is added to our current debt levels, the related risks we could face would be magnified.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our senior secured revolving credit and term loan facilities bear interest at variable rates and expose us to interest rate risk. If interest rates increase and we are unable to effectively hedge our interest rate risk, our debt service obligations on the variable rate indebtedness would increase even if the amount borrowed remained the same, and our net income and cash available for servicing our indebtedness would decrease.

We are a holding company. Substantially all of our business is conducted through our subsidiaries. Our ability to repay our debt and pay dividends depends on the performance of our subsidiaries and their ability to make distributions to us.

We are a holding company and conduct all of our operations through our subsidiaries. As a result, we rely on dividends, loans and other payments or distributions from our subsidiaries to meet our debt service obligations and enable us to pay interest and dividends. The ability of our subsidiaries to pay dividends or make other payments or distributions to us depends substantially on their respective operating results and is subject to restrictions under, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of our financing arrangements and the terms of any future financing arrangements of our subsidiaries.

Covenants in the agreements governing our indebtedness restrict our ability to engage in certain activities, and also require us to meet financial maintenance tests, failure to comply with which could have a material adverse effect on us.

The indenture governing our senior notes and the agreement governing our senior credit facilities restrict our ability to, among other things:

•	incur, assume or guarantee additional indebtedness or issue certain preferred stock;

•	declare or pay dividends, redeem, repurchase or retire our capital stock or subordinated indebtedness or make other distributions to stockholders;

•	make specified types of investments;

•	create liens or use assets as security in other transactions;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate or merge with or into, or sell, transfer, lease or dispose of all or substantially all of our assets to, another person;

•	enter into transactions with affiliates;

•	designate unrestricted subsidiaries; and

•	enter into new lines of business.

In addition, the agreement governing our senior credit facilities contains various financial covenants that require us to maintain a maximum total lease adjusted leverage ratio of 3.75 to 1.00 through September 30, 2015 and 3.50 to 1.00 thereafter and a minimum fixed charge coverage ratio of 1.30 to 1.00 and that limits the amount of expansion capital expenditures that we may make in any calendar year. Such restrictions may limit our ability to successfully execute our business plans, which may have adverse consequences on our operations.

If we are unable to comply with the restrictions and covenants in such agreements, or in future debt financing agreements, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure you that we will be able to comply with these restrictions and covenants or meet these tests. Any default under the agreements governing our indebtedness, including a default under the agreement governing our senior credit facilities, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on our senior notes and substantially decrease the market value of our senior notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the agreement governing our senior credit facilities and the indenture governing our senior notes), we could be in default under the terms of the agreements governing such indebtedness, including our senior credit facilities and the indenture governing our senior notes. In the event of such default:

•	the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•	the lenders under our senior credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

Moreover, the agreements governing our indebtedness contain cross-default or cross-acceleration provisions that would be triggered by the occurrence of a default or acceleration under other instruments governing our indebtedness. If the payment of our indebtedness is accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness that would become due as a result of any acceleration.

Risks Relating to Our Common Stock

The market price of our shares may fluctuate widely.

We cannot predict the prices at which our common stock may trade in the future. The market price of our common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our operating results;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock;

•	changes in earnings estimates by securities analysts or our ability to meet our earnings guidance;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations and general economic conditions; and

•	the other factors described in these “Risk Factors” and elsewhere in this prospectus.

Stock markets in general have also experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could negatively affect the trading price of our common stock.

Your percentage ownership in us may be diluted in the future.

As with any publicly traded company, your percentage ownership in us may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards granted to our directors, officers and employees.

Future sales or distributions of our common stock, including the sale by Valero of any shares of our common stock that it retains after this offering, could depress the market price for shares of our common stock.

Sales of significant amounts of our common stock or the perception in the market that this will occur may result in the lowering of the market price of our common stock. Following this offering, if the underwriters do not exercise their option to purchase additional shares, Valero will retain an ownership interest in 2.6% of our common stock. We expect that Valero will dispose of all of our shares through one or more exchanges for indebtedness of Valero outstanding at the time of such exchange. Pursuant to the private letter ruling obtained in connection with our separation and distribution, Valero is required to dispose of any shares of our common stock not disposed of pursuant to such exchanges as soon as practicable and consistent with its reasons for retaining such shares, but in no event later than five years after the separation and distribution. Pursuant to the Stockholder’s and Registration Rights Agreement with Valero, we agreed that, upon the request of Valero, we will use our best efforts to effect the registration under applicable securities laws of the shares of common stock retained by Valero. Any disposition by Valero, or any significant shareholder, of our common stock in the public market, or the perception that such dispositions could occur, could adversely affect prevailing market prices for our common stock.

We cannot assure you that we will continue to pay dividends on our common stock.

On October 15, 2013, we paid a regular quarterly cash dividend of $0.0625 per share to shareholders of record as of September 30, 2013. The Company expects to continue the practice of paying regular quarterly cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. There can be no assurance that we will continue to pay any dividends. For more information, see “Dividend Policy” included elsewhere in this prospectus.

Certain provisions in our corporate documents and Delaware law may prevent or delay an acquisition of our company, even if that change may be considered beneficial by some of our stockholders.

The existence of some provisions of our certificate of incorporation and bylaws and Delaware law could discourage, delay or prevent a change in control of us that a stockholder may consider favorable. These include provisions:

•	providing our Board of Directors with the right to issue preferred stock without stockholder approval;

•	prohibiting stockholders from taking action by written consent;

•	restricting the ability of our stockholders to call a special meeting;

•	providing for a classified Board of Directors;

•	providing that the number of directors will be filled by the Board of Directors and vacancies on the Board of Directors, including those resulting from an enlargement of the Board of Directors, will be filled by the Board of Directors;

•	requiring cause and an affirmative vote of at least 60% of the voting power of the then-outstanding voting stock to remove directors;

•	requiring the affirmative vote of at least 80% of the voting power of the then-outstanding voting stock to amend certain provisions of our certificate of incorporation and bylaws; and

•	establishing advance notice requirements for nominations of candidates for election to our Board of Directors or for stockholder proposals.

In addition, we are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”) which may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging takeover attempts that could have resulted in a premium over the market price for shares of our common stock.

We believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our Board of Directors and by providing our Board of Directors with more time to assess any acquisition proposal. These provisions are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that our Board of Directors determines is not in the best interests of our company and our stockholders.

See “Description of Capital Stock” included elsewhere in this prospectus for more information.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock in this offering. All of the proceeds from this offering will be received by the debt exchange party, who will acquire our common stock being sold in this offering from Valero in exchange for the satisfaction of outstanding Valero indebtedness held by the debt exchange party. See “Underwriting (Conflicts of Interest)” included elsewhere in this prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013. We will not issue common stock in connection with this offering and will not receive any proceeds from the sale of our common stock in this offering. All of the proceeds from this offering will be received by the debt exchange party, who will acquire our common stock being sold in this offering from Valero in exchange for the satisfaction of outstanding Valero indebtedness held by the debt exchange party. See “Underwriting (Conflicts of Interest)” included elsewhere in this prospectus. Accordingly, this offering has no impact on our capitalization.

The following table should be read in conjunction with the consolidated and combined financial statements and accompanying notes, the unaudited pro forma consolidated and combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The amounts in the following table are presented in millions.

As of June 30, 2013
Long-term debt:
Capital lease obligations, less current portion	$3
Senior secured revolving credit facility	—
Senior secured term loan	500
5.00% senior notes due 2023	550

Total debt outstanding	$1,053

Stockholders’ equity:
Common stock, a $0.01 par value	$1
Additional paid-in capital	395
Retained earnings	20
Accumulated other comprehensive income	135

Total stockholders’ equity	$551

Total capitalization	$1,604

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

As of November 1, 2013, we had 75,599,434 shares of our common stock issued and outstanding and approximately 6,000 shareholders of record. Our common stock is traded on the New York Stock Exchange under the symbol “CST.”

The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported by the NYSE, and quarterly cash dividends declared per share. The last reported sale price of our common stock on the NYSE on November 6, 2013 was $33.30 per share.

	Common Stock Price Range		Cash Dividends Per Share
	High	Low
2013
Second Quarter	$33.94	$27.01	$—
Third Quarter	$35.00	$29.05	$0.0625
Fourth Quarter – through November 6, 2013	$34.37	$28.91		(1)

(1)	No dividend has been paid or declared with respect to the fourth quarter of 2013.

DIVIDEND POLICY

On October 15, 2013, we paid a regular quarterly cash dividend of $0.0625 per share to shareholders of record as of September 30, 2013. The Company expects to continue the practice of paying regular quarterly cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. We are a holding company and have no direct operations. As a result, we will be able to pay dividends on our common stock only from available cash on hand and distributions received from our subsidiaries. Our indebtedness also restricts our ability to pay dividends. There can be no assurance we will pay any dividend or that we will continue to pay any dividend even if we commence the payment of dividends. See “Risk Factors—Risks Relating to Our Common Stock—We cannot assure you that we will continue to pay dividends on our common stock” included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Overview

The following unaudited pro forma consolidated and combined income statements of CST have been derived from our historical consolidated and combined financial statements. The pro forma adjustments give effect to:

•	an increase in our cost of sales as a result of differences in price formulas from those historically employed prior to the separation and distribution for motor fuel purchased from Valero;

•	interest expense and debt issuance costs associated with the issuance of $1.05 billion of debt; and

•	the recording of the income tax effects of the pro forma adjustments.

Other Matters

The pro forma consolidated and combined income statements do not reflect all of the costs of operating as a stand-alone company, including possible higher IT, tax, accounting, treasury, legal, investor relations, insurance and other similar expenses associated with operating as a stand-alone company. Only costs that management has determined to be factually supportable and recurring are included as pro forma adjustments. Incremental costs and expenses associated with operating as a stand-alone company, which are not fully reflected in the accompanying combined and consolidated income statements, are estimated to be in the range of approximately $15 million to $20 million before-tax annually.

Our historical consolidated and combined financial statements include intercompany charges for administrative office rent, claims management services and corporate shared services. After the separation and distribution, we have office lease agreements and a claims service agreement with Valero, and certain administrative corporate services are provided by Valero under transition services agreements. The annual charges under these agreements are comparable to the intercompany amounts that were charged by Valero. Therefore, no pro forma adjustments have been made related to these agreements.

We will incur costs and expenses, subject to the terms of the Separation and Distribution Agreement, related to ongoing support of a stand-alone company (including those related to IT infrastructure capital costs necessary to operate as a stand-alone company subsequent to the termination of the Transition Services Agreements). Nonrecurring capital costs associated with the IT infrastructure, which we expect to be reflected in our financial statements within one year after the separation, are estimated to be approximately $30 million.

For additional information regarding the matters discussed above, see “Risk Factors—Risks Relating to the Separation and Distribution.”

The unaudited pro forma consolidated and combined statement of income for the six months ended June 30, 2013 and the unaudited pro forma combined statement of income for the year ended December 31, 2012 have been prepared as though the separation occurred on January 1, 2012. The pro forma consolidated and combined income statements are provided for illustrative purposes only and do not reflect what our results of operations would have been had the separation occurred on January 1, 2012. In addition, they are not necessarily indicative of our future results of operations.

The pro forma consolidated and combined statements of income should be read in conjunction with our historical consolidated and combined financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The pro forma consolidated and combined statements of income constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Forward-Looking Statements.”

CST BRANDS, INC.

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED STATEMENT OF INCOME

SIX MONTHS ENDED JUNE 30, 2013

(Millions of Dollars, Except per Share Amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Operating revenues	$6,399	$—		$6,399

Costs and expenses:
Cost of sales	5,874	—		5,874
Operating expenses	320	—		320
General and administrative expenses	35	—		35
Depreciation, amortization and accretion expense	60	—		60

Total costs and expenses	6,289	—		6,289

Operating income	110	—		110
Other income, net	2	—		2
Interest and debt expense	(7)	(14	)(a)	(21)

Income before income tax expense	105	(14)		91
Income tax expense	41	(4	)(b)	37

Net income	$64	$(10)		$54

Earnings per common share
Basic earnings per common share	$0.84	$(0.13)		$0.72	(c)
Weighted-average common shares outstanding (in thousands)	75,397	75,397		75,397	(c)
Earnings per common share—assuming dilution
Basic earnings per common share	$0.84	$(0.13)		$0.72	(c)
Weighted-average common shares outstanding—assuming dilution (in thousands)	75,402	75,402		75,402	(c)

See Notes to Unaudited Pro Forma Consolidated and Combined Financial Statements.

CST BRANDS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2012

(Millions of Dollars, Except per Share Amounts)

	As Reported	Pro Forma Adjustments		Pro Forma
Operating revenues	$13,135	$—		$13,135

Costs and expenses:
Cost of sales	12,000	32	(d)	12,032
Operating expenses	644	—		644
General and administrative expenses	61	—		61
Depreciation, amortization and accretion expense	115	—		115

Total costs and expenses	12,820	32		12,852

Operating income	315	(32)		283
Other income, net	1	—		1
Interest and debt expense	(1)	(40	)(a)	(41)

Income before income tax expense	315	(72)		243
Income tax expense	105	(24	)(b)	81

Net income	$210	$(48)		$162

Pro forma earnings per common share				$2.15	(c)
Pro forma weighted-average common shares outstanding (in thousands)				75,397	(c)

See Notes to Unaudited Pro Forma Consolidated and Combined Financial Statements.

CST BRANDS, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(a)	We issued $550 million aggregate principal amount of 5.00% senior notes due 2023 and $500 million principal amount under our term loan facility, initially bearing interest at 1.75% per annum and with a final maturity date on May 1, 2018. This adjustment represents interest expense resulting from the incurrence of this new debt in connection with the separation, as follows (in millions):

Four Months Ended April 30, 2013
Interest expense on $1.05 billion of new debt	$13
Loan fees and amortization of debt issuance costs	1

Total pro forma adjustment to interest expense	$14

Year Ended December 31, 2012
Interest expense on $1.05 billion of new debt	$38
Loan fees and amortization of debt issuance costs	2

Total pro forma adjustment to interest expense	$40

Interest expense includes amortization of debt issuance costs and credit facility fees, which are amortized into interest expense using the effective interest method over the terms of the associated bonds and credit facilities.

(b)	This adjustment represents the net impact to income tax expense of the pro forma adjustments using our effective tax rate of 32.1% and 33.3% for the six months ended June 30, 2013 and the year ended December 31, 2012, respectively. The 32.1% effective tax rate for the six months ended June 30, 2013 excludes $7 million of deferred tax expense resulting from the loss of certain state tax credits that were no longer eligible for use in our consolidated tax return as a result of the separation and distribution.
(c)	On May 1, 2013, 75,397,241 shares of our common stock were distributed to Valero’s stockholders and Valero in conjunction with the separation and distribution. For comparative purposes, and to provide a more meaningful calculation of earnings per share, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation and distribution presented in the calculation of weighted-average shares outstanding.

No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the separation and distribution. Therefore, there are no stock-based awards included in the calculation of shares used in the diluted earnings per share calculation prior to the separation and distribution, and we have not presented diluted earnings per share for the period December 31, 2012.

(d)	This adjustment represents the increase to our cost of sales related to the increase in the cost of motor fuel purchased from Valero. Provisions included in the U.S. Fuel Supply Agreements and the Petroleum Product Supply Agreement in Canada that we entered into with Valero in connection with the separation increased the price per gallon of motor fuel we purchase from Valero. This pro forma adjustment is calculated by applying the price increase to the actual volumes purchased from Valero during the year ended December 31, 2012. The provisions of the U.S. Fuel Supply Agreements and the Petroleum Product Supply Agreement in Canada were generally applied beginning January 1, 2013 and as a result, no pro forma adjustment is made to the pro forma consolidated and combined statements of income for the six months ended June 30, 2013.

BUSINESS AND PROPERTIES

Overview

We are a holding company and conduct substantially all of our operations through our subsidiaries.

We are incorporated in Delaware. The address of our principal executive offices is One Valero Way, Building D, Suite 200, San Antonio, Texas 78249, and our telephone number is (210) 692-5000.

We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada. Our operations include (i) the sale of motor fuel at convenience stores, filling stations and cardlocks, (ii) the sale of convenience merchandise items and services at convenience stores and (iii) the sale of heating oil to residential customers and heating oil and motor fuel to small commercial customers.

We have two operating segments:

•	Retail–U.S. – As of June 30, 2013, we had 1,034 convenience stores located in Arkansas, Arizona, California, Colorado, Louisiana, New Mexico, Oklahoma, Texas and Wyoming; and

•	Retail–Canada – As of June 30, 2013, we had 841 retail sites located in New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island and Québec.

Our Internet website is www.CSTBrands.com. Our website and information contained on that site, or connected to that site, are not incorporated by reference into this prospectus.

Retail–U.S.

Overview of Operations

We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S.

We sell motor fuel primarily under the Valero and Diamond Shamrock brands, convenience merchandise items and other services through convenience stores operated predominantly under the Corner Store name in nine states, with significant concentrations in Texas and Colorado. Most of these retail sites are located in metropolitan areas where there are high concentrations of consumers and daily commuters. Of these retail sites, 838 are owned and 196 are leased under lease agreements that generally contain renewal options for periods ranging from five to ten years.

We carry a broad selection of immediately consumable and take-home items, including beverages, tobacco products, snacks, freshly prepared and pre-packaged foods (including sandwiches, kolaches, tacos, salads, pastries, coffee and fountain drinks), health and beauty products, motor oils and automotive products and general convenience merchandise items. Many of these products are offered under a line of proprietary brands, including Fresh Choices, U Force, Cibolo Mountain and Flavors2Go. At some of our retail sites, we offer a variety of additional products and services, such as car wash, lottery, money orders, air/water/vacuum services, video and game rentals, and access to ATMs. We offer automated car wash services at 205 of our retail sites. We are a Subway® franchisee and currently offer Subway® food services at 33 of our U.S. retail sites. Subway is a registered trademark of Doctor’s Associates Inc.

Our Retail–U.S. segment is substantially a company owned and operated business. We retain the gross margins on motor fuel sales, convenience merchandise sales and services, and our retail sites are operated by company employees.

During the three years ended December 31, 2012, our Retail–U.S. segment sold 1.9 billion gallons, 1.8 billion gallons and 1.8 billion gallons, respectively, of branded motor fuel purchased primarily from Valero. During the six months ended June 30, 2013 and 2012, our Retail–U.S. segment sold 946 million gallons and 927 million gallons, respectively, of branded motor fuel purchased primarily from Valero.

Industry Trends

We operate within the large and growing U.S. convenience store industry, which is highly fragmented. We believe we will continue to benefit from several key industry trends and characteristics, including:

•	increasing size of supermarkets and large format hypermarkets, driving consumers to small box retailers, such as convenience stores, to meet their demand for speed and convenience in daily shopping needs;

•	continuing shift of consumer food and general merchandise purchases away from traditional supermarkets and quick service restaurants to convenience stores, hypermarkets and drug stores;

•	changing consumer demographics and eating patterns resulting in more food consumed away from home;

•	highly fragmented nature of the industry providing larger chain operators with significant scale advantage; and

•	continued opportunities to compete more effectively and grow through acquisitions as a result of continued industry consolidation.

Properties

As of June 30, 2013, we owned 838 of our retail sites and leased the real property of the remaining 196 retail sites. We believe that we will be able to negotiate acceptable extensions of the lease agreements for those retail sites that we intend to continue operating. Our convenience store buildings average approximately 2,250 square feet. Twenty-two retail sites also have commercial motor fuel operations catering to independent truckers.

The following table provides the number of our convenience stores by state as of June 30, 2013:

Number of Convenience Stores
Arkansas	29
Arizona	63
California	83
Colorado	158
Louisiana	30
New Mexico	37
Oklahoma	2
Texas	628
Wyoming	4

Total	1,034

The following table provides a history of our convenience stores opened (reflected as NTIs below), acquired and closed or divested for the last three years:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Number at beginning of period	1,032	998	998	994	991
NTIs	5	3	11	7	7
Acquisitions	—	17	29	1	3
Closed or divested	(3)	(3)	(6)	(4)	(7)

Number at end of period	1,034	1,015	1,032	998	994

We lease approximately 83,000 square feet of office space in San Antonio, Texas from Valero, pursuant to a lease agreement based on market terms, which serves as our corporate headquarters.

Retail Distribution Center

We lease a 130,000 square-foot distribution center in Schertz, Texas, that supplies over 570 of our convenience stores, provides us with improved inventory management, allows us to handle a greater product variety and supports the development and growth of our private label packaged goods and fresh food programs. Core-Mark operates our distribution center on our behalf under a management agreement. We own the distribution center’s improvements and inventory and pay a fee to Core-Mark for management of the center. We also pay Core-Mark a license fee for use of proprietary software necessary for operating the center.

IT Systems and Store Automation

All of our convenience stores use IT systems, including point-of-sale (“POS”) scanning, that are designed to improve operating efficiencies, streamline back office functions, provide corporate management with timely access to financial, human resource and marketing data, reduce convenience store level and corporate administrative expense and provide better control over cash and motor fuel and merchandise inventories. Our IT platform is highly scalable, which allows new convenience stores to be quickly integrated into our processes and system-wide reporting.

Our IT systems obtain detailed convenience store-level sales and volume data on a daily basis and generate gross margin, payroll and convenience store contribution data on a weekly basis. We utilize price scanning and POS technology in all of our convenience stores that primarily use a single platform, the VeriFone System, supported by on-site computers that are networked to our central server and back office. We analyze and manage our motor fuel pricing through automated fuel pricing software, which is integrated with the VeriFone system. TelaPoint software made by WEX, Inc. uses automated tank gauge information to enable us to monitor and coordinate motor fuel inventory management with our motor fuel supplier and transportation service providers. This product has allowed us to better control motor fuel inventory levels. Our systems also facilitate workforce management including employee on-boarding, status changes, labor modeling and labor allocation, employee scheduling, time reporting and associated approval workflows, all of which are handled electronically through proprietary software.

Our merchandise price book, scanning, motor fuel management, merchandise ordering and trend reports are supported by PDI Enterprise software. This system provides us with significant flexibility to continuously review and adjust our pricing and merchandising strategies, automates the traditional convenience store paperwork process, improves the speed and accuracy of category management and controls inventory. We hold a software license for PDI Enterprise software.

Data collected by the PDI Enterprise system is consolidated for financial reporting, data analysis and category management purposes through SAP, which is the enterprise system that Valero uses for payroll, fixed asset accounting, and financial reporting. We have Transition Services Agreements with Valero that allow us to continue using Valero’s SAP and several other sub-systems for up to 18 months after the separation, at which time we will have our own enterprise reporting system.

Our IT network is kept up to date by investing capital each year, replacing end-of-life hardware and updating to the latest software versions. We also invest capital in critical system backup and redundancy, firewall, remote access security and virus and spam protection to ensure a high level of network security. We have business policies and processes around access controls, password expirations and file retention to ensure a high level of control within our IT network.

Supplier Arrangements

Merchandise Supply

We have strong relationships with merchandise suppliers resulting from our high volume purchases allowing us to negotiate preferable prices. Through our retail distribution center and private label products, we believe we have a strategic advantage over our peers in terms of product knowledge and pricing. We have an agreement with Core-Mark, which is a leading grocery and merchandise wholesale distributor, to provide us with merchandising expertise, purchasing power and efficient distribution services.

Motor Fuel Supply

Before the separation, we purchased branded motor fuel from Valero at market-based transfer prices. The transfer price formulas varied from terminal to terminal. The actual prices we paid typically changed daily, based on market fluctuations. We took legal title to the motor fuel when we received it at the rack, and payment was due upon delivery. We arranged for a third-party transportation provider to take delivery of the motor fuel at the rack and deliver it to the appropriate retail sites in our network.

Under the U.S. Fuel Supply Agreements, we continue to purchase motor fuel from Valero at per-terminal market-based prices, but those price formulas differ from those historically employed. Had those price formulas been effective as of January 1, 2012, our cost of sales would have increased by approximately $21 million for the year ended December 31, 2012. The U.S. Fuel Supply Agreements also differ from our previous arrangement by providing for payment terms of “net 10” days instead of requiring same day payment. Due to the change in payment terms, cash in our Retail–U.S. segment increased by $204 million during the six months ended June 30, 2013. After one year, Valero can, at its sole discretion, reduce or eliminate these payment terms.

Competition

The convenience store industry in the U.S. is highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we sell in our convenience stores. We compete with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores and hypermarkets. Over the past ten years, several non-traditional retailers, such as supermarkets, club stores and hypermarkets, have impacted the convenience store industry, particularly in the geographic areas in which we operate, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the retail motor fuel market, and we expect their market share will continue to grow. In addition, some large retailers and supermarkets are adjusting their store layouts and product prices in an attempt to appeal to convenience store customers. Major competitive factors include, among others, location, ease of access, product and service selection, motor fuel brands, pricing, customer service, store appearance, cleanliness and safety.

Trade Names, Service Marks and Trademarks

We sell motor fuel primarily under the Valero and Diamond Shamrock brands, which are trademarks of Valero. We also sell motor fuel under the Arco brand at six sites in California. The U.S. Fuel Supply Agreements that we entered into with Valero in connection with the separation contain customary language granting us the right to continue to use the Valero-owned trademarks throughout the terms of those agreements.

The Corner Store trademark and a number of other registered trademarks and service marks, including Fresh Choices, U Force, Cibolo Mountain and Flavors2Go, are used exclusively in the retail business and not in connection with any other businesses conducted by Valero. These trademarks were licensed or transferred to us as part of the separation. We are not aware of any facts that would negatively affect our continuing use of any of the above trademarks, trade names or service trademarks.

Environmental Laws and Regulations

We are subject to extensive federal, state and local environmental laws and regulations, including those relating to USTs, the release or discharge of materials into the air, water and soil, waste management, pollution prevention measures, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, greenhouse gas emissions, and characteristics, composition, storage and sale of motor fuel and the health and safety of our employees. We incorporate by reference into this section our disclosures included in Note 9 under the caption “Environmental Matters” of the notes to audited combined financial statements included elsewhere in this prospectus.

Sale of Regulated Products

In certain areas where our convenience stores are located, state or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages and cigarettes to persons younger than a certain age. State and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages and cigarettes. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations. In many states, retailers of alcoholic beverages have been held responsible for damages caused by intoxicated individuals who purchased alcoholic beverages from them. While the potential exposure for damage claims as a seller of alcoholic beverages and cigarettes is substantial, we have adopted procedures intended to minimize such exposure.

Federally mandated anti-money laundering regulations, specifically the USA PATRIOT Act, which amends the Bank Secrecy Act, dictate the rules and documentation requirements we follow for the sales of money orders. In addition, we are subject to random anti-money laundering compliance audits. We have an anti-money laundering compliance officer, who reviews all money order sales transactions to ensure compliance with federal regulations.

We also adhere to the rules governing lottery sales as determined by state lottery commissions in each state in which we make such sales.

Safety

We are subject to comprehensive federal, state and local safety laws and regulations. These regulations address issues ranging from facility design, equipment specific requirements, training, hazardous materials, record retention, self-inspection, equipment maintenance and other worker safety issues, including workplace violence. We aim to fulfill these regulatory requirements through health, environmental and safety programs.

Other Regulatory Matters

Our retail sites are subject to regulation by federal agencies and to licensing and regulations by state and local health, sanitation, safety, fire and other departments relating to the development and operation of retail sites, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new retail site in a particular area.

Our operations are also subject to federal and state laws governing such matters as wage rates, overtime, working conditions and citizenship requirements. At the federal level, there are proposals under consideration from time to time to increase minimum wage rates and to introduce a system of mandated health insurance, both of which could affect our results of operations.

Employees

As of December 31, 2012, we employed 8,787 persons in the U.S., of which approximately 66% were full-time employees. Approximately 95% of our employees work in our convenience stores and 5% work in our corporate or field offices. Our convenience stores typically employ an average of eight individuals, who are supervised by a single convenience store manager, and one to three assistant convenience store managers. Our field management staff consists of 101 area managers, each of whom is responsible for nine to ten convenience stores, and 13 zone managers, each of whom is responsible for approximately 70 to 90 convenience stores. Our business is seasonal, and as a result, the number of employees fluctuates from a high in the spring and summer to a low in the fall and winter. These employee numbers exclude general corporate overhead employees of Valero who were not fully dedicated to our operations.

Legal Proceedings

We are party to claims and legal proceedings arising in the ordinary course of business. We have not recorded a loss contingency liability with respect to some of these matters because we have determined that it is remote that a loss has been incurred. For other matters, we have recorded a loss contingency liability where we have determined that it is probable that a loss has been incurred and that the loss is reasonably estimable. These loss contingency liabilities are not material to our financial position. We re-evaluate and update our loss contingency liabilities as matters progress over time, and we believe that any changes to the recorded liabilities will not be material to our financial position or results of operations.

We incorporate by reference into this section our disclosures included in Note 9 under the caption “Litigation Matters” of the notes to audited combined financial statements included elsewhere in this prospectus and Note 6 under the caption “Litigation Matters” of the notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus.

Retail–Canada

Overview of Operations

We are one of the largest independent retailers of motor fuel and convenience merchandise items in eastern Canada. We sell Ultramar-branded motor fuel, convenience merchandise items and other services through convenience stores operated predominantly under the Corner Store/Dépanneur du Coin names in six provinces in eastern Canada, with a significant concentration in Québec. We also sell Ultramar-branded motor fuel at filling stations and cardlocks in eastern Canada. Most of our retail sites are located in metropolitan areas where there are high concentrations of consumers and daily commuters. Of these retail sites, as of June 30, 2013, 315 were owned and 526 were leased under lease agreements that generally contain renewal options for periods ranging from five to ten years.

Our convenience stores carry a broad selection of immediately consumable and take-home items, including beverages, tobacco products, snacks, freshly prepared and pre-packaged foods (including sandwiches, salads, pastries), health and beauty products, motor oils and automotive products and general convenience merchandise items. At some of our retail sites, we offer a variety of additional products, and services, such as car wash, lottery, air/water/vacuum services and access to ATMs. We offer automated car wash services at 67 of our retail sites. We are a Subway® and Country Style® franchisee and currently provide these food offerings at four and 34 of our Canadian retail sites, respectively. Country Style is a registered trademark of MTY Tiki Ming Enterprises Inc.

As of June 30, 2013, our Retail–Canada segment consisted of the following operations:

•	265 convenience stores, of which 187 are owned and 78 are leased. We retain the gross margins on motor fuel sales, merchandise sales and services, and the retail sites are operated by company employees.

•	498 retail sites that are dealer/agent operated. At each of these retail sites, we retain title to the motor fuel inventory and sell it directly to our customers; therefore, we manage motor fuel pricing and retain the gross margin on motor fuel sales. We provide a commission to the dealer or agent to operate the retail site. These retail sites consist of the following:

•	404 filling stations, where each retail site is typically owned and operated by an independent dealer; and

•	94 filling stations, where each retail site is owned by us but operated by an independent agent.

•	78 cardlocks, where the site is owned or leased by us. We retain the gross margin on motor fuel sales at these retail sites.

•	We also supply Ultramar-branded heating oil to residential customers and Ultramar-branded heating oil and motor fuel to small commercial customers. Operating revenues from these sales were less than 9% of Retail–Canada’s operating revenues for the year ended December 31, 2012 and less than 11% of Retail–Canada’s operating revenues for the six months ended June 30, 2013.

During the three years ended December 31, 2012, our Retail–Canada segment sold 1.0 billion gallons, 1.1 billion gallons and 1.1 billion gallons, respectively, of branded motor fuel purchased primarily from Valero. During the six months ended June 30, 2013 and 2012, our Retail–Canada segment sold 655 million gallons and 681 million gallons, respectively, of branded motor fuel purchased primarily from Valero.

Industry Trends

We operate within the Canadian gas and convenience store industry. The industry in which our Retail–Canada segment operates is highly fragmented. We believe we will continue to benefit from several key industry trends and characteristics, including:

•	increasing size of supermarkets and large format hypermarkets, driving consumers to small box retailers, such as convenience stores, to meet their demand for speed and convenience in daily shopping needs;

•	continuing shift of consumer food and general merchandise purchases away from traditional supermarkets to convenience stores, hypermarkets and drug stores;

•	changing consumer demographics and eating patterns resulting in more food consumed away from home;

•	highly fragmented nature of the industry, providing larger chain operators with significant scale advantage; and

•	continued opportunities to compete more effectively and grow through acquisitions as a result of continued industry consolidation.

Properties

As of June 30, 2013, we owned 315 of our retail sites and leased the real property of the remaining 526 retail sites. We believe that we will be able to negotiate acceptable extensions of the lease agreements for those retail sites that we intend to continue operating. Our operations consisted of 841 retail sites, which include 265 convenience stores. Our convenience store buildings average approximately 1,750 square feet.

The following table provides the number and type of our retail sites by region as of June 30, 2013:

Province	Convenience Stores	Filling Stations	Cardlock	Total
Québec	173	317	43	533
Ontario	17	89	18	124
Maritimes(a)	52	52	12	116
Newfoundland and Labrador	23	40	5	68

Total	265	498	78	841

(a)	Includes the provinces of Nova Scotia, New Brunswick and Prince Edward Island.

The following table provides a history of retail sites opened (reflected as NTIs below) and closed, divested or de-branded for the last three years:

	Six Months Ended,		Year Ended December 31,
	2013	2012	2012	2011	2010
Number at beginning of period	848	873	873	895	907
NTIs, acquisitions and new dealers	5	3	16	19	24
Closed, divested or de-branded(a)	(12)	(21)	(41)	(41)	(36)

Number at end of period	841	855	848	873	895

(a)	“De-branded” is a term we use to refer to filling stations where we choose not to renew our relationship with the dealers/agents who operate those retail sites.

We sublease approximately 49,000 square feet of office space in Montreal, Québec from Valero to support our Retail–Canada operations.

IT Systems and Store Automation

All of our company operated convenience stores use IT systems, including POS scanning, that are designed to improve operating efficiencies, streamline back office functions, provide corporate management with timely access to financial, human resource and marketing data, reduce convenience store level and corporate administrative expense and provide better control over cash, motor fuel and merchandise inventories. Our IT platform is highly scalable, which allows new retail sites to be quickly integrated into our processes and system-wide reporting.

Our information systems obtain detailed retail site-level sales and volume data on a daily basis and generate gross margin, payroll and convenience store contribution data on a weekly basis. At our company operated convenience stores, we utilize price scanning and POS technology that is consolidated on a single platform, the Bt9000 System from Bulloch Technologies, Inc., supported by on-site computers that are networked to our central server and back office. We support two POS options for filling stations and certain retail sites, the Bt9000 and the SIR system. In addition, a small number of non-consignee dealer sites utilize a VX570 terminal for credit acceptance. We analyze and manage our motor fuel pricing through an in-house application named Price Information Center. Motor fuel mass price changes are pushed to retail sites by Somum Solutions, an automated call system. Our systems also facilitate workforce management including employee on-boarding, status changes, employee scheduling, time reporting and associated approval workflows, all of which are handled electronically through proprietary software that is integrated with SAP.

All convenience store level, back office, accounting functions, including our merchandise price book, scanning, motor fuel management, merchandise ordering and trend reports, are supported by PDI Enterprise software. This system provides us with significant flexibility to continuously review and adjust our pricing, merchandising strategies and price book, automates the traditional convenience store paperwork process and improves the speed and accuracy of category management and inventory control. We hold the software license for PDI Enterprise software. Data collected by the PDI Enterprise system are consolidated for financial reporting, data analysis and category management purposes through SAP, which is the enterprise system that we use for fixed asset accounting and reporting. We have Transition Services Agreements with Valero that allow us to continue using Valero’s SAP and several other sub-systems for up to 18 months after the separation, at which time we will have our own enterprise reporting system.

Our network is kept up to date by investing capital each year, replacing end-of-life hardware and updating to the latest software versions. We also invest capital in critical system backup and redundancy, firewall, remote access security and virus and spam protection to ensure a high level of network security. We have business policies and processes around access controls, password expirations and file retention to ensure a high level of control within our network.

Supplier Arrangements

Merchandise Supply

We have strong relationships with merchandise suppliers resulting from our high purchase volumes allowing us to negotiate preferable prices. We have an agreement with Sobeys, which is a leading grocery wholesale distributor in eastern Canada, to provide us with merchandising expertise, purchasing power and efficient distribution services.

Motor Fuel Supply

Prior to the separation, we purchased branded motor fuel from Valero primarily under the Ultramar brand at market-based transfer prices. The transfer price formulas varied from terminal to terminal. The actual prices we paid typically changed daily, based on market fluctuations. We took legal title to the motor fuel when we received it at the rack, and payment was due upon delivery. We arranged for a third-party transportation provider to take delivery of the motor fuel at the rack and deliver it to the appropriate retail sites in our network.

Under the Petroleum Product Supply Agreement, we continue to purchase motor fuel from Valero at per-terminal market-based prices, but those price formulas differ from those previously employed. Had those price formulas been effective as of January 1, 2012, our cost of sales would have increased by approximately $11 million for the year ended December 31, 2012. The Petroleum Product Supply Agreement also differs from our previous arrangement by providing for payment terms of “net 10” days instead of requiring same day payment. Due to the change in payment terms, cash in our Retail–Canada segment increased by $138 million during the six months ended June 30, 2013. After one year, Valero can, at its sole discretion, reduce or eliminate these payment terms.

Competition

The convenience store industry is highly competitive and marked by ease of entry and constant change in the number and type of retailers offering products and services of the type we sell in our convenience stores and other retail sites. We compete with other convenience store chains, independently owned convenience stores, motor fuel stations, supermarkets, drugstores, discount stores, dollar stores, club stores and hypermarkets. Over the past ten years, several non-traditional retailers, such as supermarkets, club stores and hypermarkets, have impacted the convenience store industry, particularly in the geographic areas in which we operate, by entering the motor fuel retail business. These non-traditional motor fuel retailers have captured a significant share of the retail motor fuel market, and we expect their market share will continue to grow. In addition, some large retailers and supermarkets are adjusting their store layouts and product prices in an attempt to appeal to convenience store customers. Major competitive factors include, among others, location, ease of access, product and service selection, motor fuel brands, pricing, customer service, store appearance, cleanliness and safety.

Trade Names, Service Marks and Trademarks

We sell motor fuel under the Ultramar brand, which is a trademark of Valero. The Corner Store and Dépanneur du Coin trademarks and trade names are used exclusively in the retail business and not in connection with any other business conducted by Valero. These trademarks and trade names have been licensed or transferred to us as a part of the separation. We are not aware of any facts that would negatively affect our continuing use of any of the above trademarks, trade names or service marks.

Environmental Laws and Regulations

We are subject to extensive federal, provincial and local environmental laws and regulations, including those relating to USTs, the release or discharge of materials into the air, water and soil, waste management, pollution prevention measures, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, greenhouse gas emissions, the characteristics, composition, storage and sale of motor fuel and the health and safety of our employees. We incorporate by reference into this section our disclosures included in Note 9 under the caption “Environmental Matters” of the notes to audited combined financial statements included elsewhere in this prospectus.

Sale of Regulated Products

Our activities require certain government permits and licenses, in particular pertaining to the sale of alcoholic beverages, tobacco and lottery tickets and as a distributor of heating oil. Our retail sites are concentrated in Québec and the eastern Canadian provinces, which have certain governmental regulations on motor fuel pricing. Moreover, we sell certain products subject to price regulation in certain provinces, such as milk, beer and wine. In addition, in some instances, provincial or local laws limit the hours of operation for the sale of alcoholic beverages and restrict the sale of alcoholic beverages, cigarettes and lottery tickets to persons younger than a certain age. Provincial and local regulatory agencies have the authority to approve, revoke, suspend or deny applications for and renewals of permits and licenses relating to the sale of alcoholic beverages, as well as to issue fines to convenience stores for the improper sale of alcoholic beverages, cigarettes and lottery tickets. Failure to comply with these laws may result in the loss of necessary licenses and the imposition of fines and penalties on us. Such a loss or imposition could have a material adverse effect on our business, liquidity and results of operations.

Safety

We are subject to provincial and local safety laws and regulations. These regulations address issues such as facility design, equipment specific requirements, training, hazardous materials, record retention, self-inspection, equipment maintenance, inspection of heating oil installations and other health and safety issues. We aim to fulfill these regulatory requirements through health, environmental and safety programs.

Other Regulatory Matters

Our retail sites are subject to regulation by provincial and/or local agencies related to health, sanitation, safety and fire. Our retail sites are further regulated by other departments relating to the development and operation of retail sites, including regulations relating to zoning and building requirements and the preparation and sale of food. Difficulties in obtaining or failures to obtain the required licenses or approvals could delay or prevent the development of a new retail site in a particular area.

Our operations are also subject to provincial laws governing such matters as wage rates, overtime and working conditions. In each province where we operate, there are proposals under consideration from time to time to increase minimum wage rates which could have an impact on our results of operations.

Employees

As of December 31, 2012, we employed 2,851 persons in Canada, of which approximately 43% were full-time employees. Approximately 87% of our employees work in our convenience stores and 13% work in our field or administrative offices. Our convenience stores typically employ an average of eight to fifteen individuals, who are supervised by a single convenience store manager, and one to three assistant convenience store managers. Our field management staff consists of 23 area managers, each of whom is responsible for eight to 12 convenience stores, and three zone managers, each of whom is responsible for approximately 80 to 90 convenience stores. These employee numbers exclude overhead employees of Valero who were not fully dedicated to our operations.

Legal Proceedings

We incorporate by reference into this section our disclosures included in Note 9 under the caption “Litigation Matters” of the notes to audited combined financial statements and Note 6 under the caption “Litigation Matters” of the notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus.

SELECTED HISTORICAL CONDENSED CONSOLIDATED AND

CONDENSED COMBINED FINANCIAL DATA

The following selected financial data reflect the results of Valero’s retail business for periods prior to the separation and distribution and our consolidated results for periods after the separation and distribution. We derived the selected combined income statement data for the years ended December 31, 2012, 2011 and 2010 and the selected combined balance sheet data as of December 31, 2012 and 2011, from the audited combined financial statements included elsewhere in this prospectus. We derived the selected combined income statement data for the year ended December 31, 2009 and the selected combined balance sheet data as of December 31, 2010, from the audited combined financial statements of CST, which are not included in this prospectus. We derived the selected combined income statement data for the year ended December 31, 2008, and the selected combined balance sheet data as of December 31, 2009 and 2008, from the unaudited combined financial statements of CST, which are not included in this prospectus. We derived the selected consolidated and combined income statement data for the six months ended June 30, 2013 and 2012 and the selected consolidated balance sheet data as of June 30, 2013, from the unaudited consolidated and combined financial statements of CST, which are included elsewhere in this prospectus. We derived the selected combined balance sheet data as of June 30, 2012 from the unaudited combined financial statements of CST, which are not included in this prospectus.

To ensure a full understanding, you should read the selected financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes included elsewhere in this prospectus.

The financial data below are presented in millions.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Operating revenues	$6,399	$6,557	$13,135	$12,863	$10,371	$8,780	$11,531
Operating income	110	183	315	317	289	222	344
Net income	64	122	210	214	193	146	225

	As of June 30,		As of December 31,
	2013	2012	2012	2011	2010	2009	2008
Total assets	$2,307	$1,648	$1,709	$1,691	$1,621	$1,581	$1,569
Debt and capital lease obligations, less current portion	1,025	4	4	5	5	6	2
Stockholders’ Equity/Net investment	551	1,201	1,247	1,249	1,193	1,197	1,207

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Management’s discussion and analysis is the analysis of our financial performance and it includes a discussion of significant trends that may affect our future performance. It should be read in conjunction with the audited and unaudited consolidated and combined financial statements and accompanying notes included elsewhere in this prospectus. It contains forward-looking statements, including, without limitation, statements relating to our plans, strategies, objectives, expectations and intentions. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. We do not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with our disclosures under “Forward-Looking Statements” included elsewhere in this prospectus.

Management’s discussion and analysis is organized as follows:

•	Executive Overview—This section provides an overview of the separation of CST from Valero, the basis of presentation with respect to the amounts presented in the discussion of our results of operations, significance of crude oil prices on our revenues and cost of sales, our motor fuel strategy, the seasonality of our business, a description of our business segments and an overview of our results of operations.

•	Results of Operations—This section provides an analysis of our results of operations, including the results of operations of our two business segments, for the three and six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010 and an outlook for our two business segments.

•	Liquidity and Capital Resources—This section provides a discussion of our financial condition and cash flows for the six months ended June 30, 2013 and 2012 and for the years ended December 31, 2012, 2011 and 2010. It also includes a discussion of how the separation is expected to affect our capital resources.

•	New Accounting Policies—This section describes new accounting pronouncements that we have already adopted and those that we are required to adopt in the future.

•	Critical Accounting Policies Involving Critical Accounting Estimates—This section describes the accounting policies and estimates that we consider most important for our business and that require significant judgment.

Executive Overview

Overview of the Separation from Valero

On April 4, 2013, the Valero Board of Directors approved the separation and distribution of its retail business resulting in a separate, publicly traded company named CST Brands, Inc. In accordance with a separation and distribution agreement, the two companies were separated by Valero distributing to its stockholders 80% of the common stock of CST on May 1, 2013 (the “Distribution Date”). Each Valero stockholder received one share of CST common stock for every nine shares of Valero common stock held at the close of business on the record date of April 19, 2013 (the “Record Date”). Fractional shares of CST common stock were not distributed and any fractional shares of CST common stock otherwise issuable to a Valero stockholder were sold in the open market on such stockholder’s behalf, and such stockholder received a cash payment with respect to that fractional share. The remaining 20% of the common stock of CST was retained by Valero. In conjunction with the separation and distribution, Valero received a private letter ruling from the Internal Revenue Service to the effect that the distribution will not result in any taxable income, gain or loss to Valero, except for taxable income or gain arising as a result of certain intercompany transactions, and no gain or loss will be recognized by (and no amount will be included in the income of) United States (“U.S.”) holders of Valero common stock upon their receipt of shares of CST common stock in the distribution, except with respect to cash received in lieu of fractional shares. However, the transfer of assets and liabilities associated with Valero’s retail business in Canada is taxable for Canadian income tax purposes.

Basis of Presentation

The audited and unaudited consolidated and combined financial statements of CST included elsewhere in this prospectus reflect the consolidated and combined historical results of operations, financial position and cash flows of Valero’s retail business, including an allocable portion of corporate costs. Although the legal transfer of the retail business of Valero into CST took place on May 1, 2013, for ease of reference, these condensed consolidated and combined financial statements are collectively referred to as those of CST.

The combined financial statements are presented as if Valero’s retail businesses in the U.S. and Canada had been combined for all periods prior to the separation and distribution. The assets and liabilities in the combined balance sheets have been reflected on a historical cost basis, as immediately prior to the separation and distribution, and all of the assets and liabilities presented were wholly owned by Valero and were transferred within the Valero consolidated group. The combined statements of income prior to the separation and distribution also include expense allocations for certain corporate functions historically performed by Valero and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement, human resources and IT. These allocations were based primarily on specific identification of time and/or activities associated with CST’s operations, employee headcount or capital expenditures. We believe the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Valero, are reasonable. Subsequent to the separation and distribution, Valero continues to perform certain of these corporate functions on our behalf, for which we are charged a fee, in accordance with the Transition Services Agreements. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had we operated as a stand-alone company during the combined periods presented and may not reflect our combined financial position, results of operations and cash flows had we operated as a stand-alone company during the combined periods presented. Actual costs that would have been incurred if we had operated as a stand-alone company during all periods presented would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including IT and related infrastructure.

The consolidated financial statements reflect our financial results for all periods subsequent to the separation and distribution while the combined financial statements reflect the financial results of Valero’s retail business for all periods prior to the separation and distribution. Accordingly:

•	Our consolidated and combined statements of income and comprehensive income for the three months ended June 30, 2013, consist of the consolidated results of CST for the two months ended June 30, 2013 and the combined results of Valero’s retail business for the one month ended April 30, 2013. Our consolidated and combined statements of income and comprehensive income for the six months ended June 30, 2013, consist of the consolidated results of CST for the two months ended June 30, 2013 and of the combined results of Valero’s retail business for the four months ended April 30, 2013. Our combined statements of income and comprehensive income for the three and six months ended June 30, 2012 consist entirely of the combined results of Valero’s retail business.

•	Our consolidated balance sheet at June 30, 2013, consists of the consolidated balances of CST, while our combined balance sheet at December 31, 2012 consists of the combined balances of Valero’s retail business.

•	Our consolidated and combined statement of cash flows for the six months ended June 30, 2013, consists of the consolidated results of CST for the two months ended June 30, 2013 and the combined results of Valero’s retail business for the four months ended April 30, 2013. Our combined statement of cash flows for the six months ended June 30, 2012, consists entirely of the combined results of Valero’s retail business.

•	Our consolidated and combined statement of changes in equity for the six months ended June 30, 2013, consists of both the combined activity for Valero’s retail business prior to April 30, 2013, and the consolidated activity for CST subsequent to the separation and distribution.

The Significance of Crude Oil Prices on Our Revenues and Cost of Sales

Wholesale motor fuel prices are highly correlated to the price of crude oil. The crude oil commodity markets are highly volatile, and the market prices of crude oil, and correspondingly the market prices of wholesale motor fuel, experience significant and rapid fluctuations. We attempt to pass along wholesale motor fuel price changes to our customers through retail price changes; however, we are not always able to do so immediately. The timing of any related increase or decrease in retail prices is affected by competitive conditions in each geographic market. As such, the prices we charge our customers for motor fuel and the gross margin we receive on our motor fuel sales can increase or decrease significantly and rapidly over short periods of time. It has been our experience, however, that, over time, motor fuel gross margins are less affected by the volatility of crude oil and wholesale motor fuel prices as we and our competitors successfully pass along wholesale motor fuel price changes to consumers.

Both crude oil and wholesale motor fuel prices were generally lower during the three and six months ended June 30, 2013 compared to the same periods of 2012. Correspondingly, our operating revenues and gross margins were also lower during these periods. Also impacting our motor fuel gross margin was the volatility of crude oil prices in the prior year, which is further discussed in “—Results of Operations” below. The following table provides benchmark information for both crude oil and wholesale motor fuel prices for the three months and six months ended June 30, 2013:

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Benchmark crude oil prices (per barrel) (a):
West Texas Intermediate (WTI)	$94.10	$93.43	0.72%	$94.22	$98.15	(4.00)%
Brent	$102.58	$108.42	(5.39)%	$107.54	$113.45	(5.21)%

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change

Benchmark wholesale gasoline prices (per gallon) (b):
U.S. Gulf Coast	$2.69	$2.80	(3.93)%	$2.76	$2.89	(4.50)%
U.S. West Coast	$2.98	$3.04	(1.97)%	$3.03	$3.12	(2.88)%
New York Harbor	$2.73	$2.90	(5.86)%	$2.83	$2.95	(4.07)%

(a)	Represents the average monthly spot price per barrel during the periods presented for WTI and ICE Brent crude oil. One barrel represents 42 gallons.
(b)	Represents the average monthly spot price per gallon during the periods presented for U.S. Gulf Coast conventional gasoline, Los Angeles reformulated gasoline blendstock for oxygenate blending and New York Harbor conventional gasoline, respectively.

Both crude oil and wholesale motor fuel prices increased significantly during 2011 compared to 2010. However, 2012 crude oil prices were relatively flat compared to 2011. As a result, 2012 did not experience the significant increase in wholesale motor fuel prices as experienced in 2011. Changes in our average motor fuel selling price per gallon over the three year period ended December 31, 2012 are comparable to the changes in wholesale motor fuel prices over the same period. Variations in our reported revenues and cost of sales are, therefore, substantially related to the price of crude oil and wholesale motor fuel prices and generally not as a result of changes in motor fuel sales volumes, unless otherwise indicated and discussed below. The following table provides benchmark information for both crude oil and wholesale motor fuel prices for each of the years in the three year period ended December 31, 2012:

	Year Ended December 31,			Year Ended December 31,
	2012	2011	Change	2011	2010	Change
Benchmark crude oil prices (per barrel) (a):
West Texas Intermediate (WTI)	$94.11	$94.87	(0.80)%	$94.87	$79.40	19.48%
Brent	$111.65	$111.26	0.35%	$111.26	$79.51	39.93%

Benchmark wholesale gasoline prices (per gallon) (b):
U.S. Gulf Coast	$2.81	$2.75	2.18%	$2.75	$2.05	34.15%
U.S. West Coast	$3.03	$2.89	4.84%	$2.89	$2.21	30.77%
New York Harbor	$2.94	$2.80	5.00%	$2.80	$2.09	33.97%

(a)	Represents the average monthly spot price per barrel during the periods presented for WTI and ICE Brent crude oil. One barrel represents 42 gallons.
(b)	Represents the average monthly spot price per gallon during the periods presented for U.S. Gulf Coast conventional gasoline, Los Angeles reformulated gasoline blendstock for oxygenate blending and New York Harbor conventional gasoline, respectively.

Motor Fuel Strategy

Prior to the separation and distribution, our business existed as an outlet for our former parent’s products and the focus was on maximizing consolidated parent company profitability. Occasionally, we priced motor fuel with the overall objective of increasing motor fuel gallons sold with less emphasis on retail motor fuel gross margin. This resulted in a higher profit generated by our former parent’s refining segment, which was beneficial to their consolidated earnings performance. As a separate company, we generally manage our motor fuel pricing to maximize motor fuel gross margin. This strategy, from time to time, may result in different motor fuel gallons sold from historical levels as a result of us being separated from our former parent company.

Seasonality

Our business exhibits substantial seasonality due to the concentration of our retail sites in certain geographic areas, as well as customer activity behaviors during different seasons. In general, sales volumes and operating income are highest in the second and third quarters during the summer activity months and lowest during the winter months. As a result, operating results for the three and six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

Business Segments

Our business is organized into two operating segments: Retail–U.S. and Retail–Canada. Operating segments were determined based on geographic criteria, with each geographic area having separate gross margins, country specific regulatory environments and location-specific supply and demand characteristics. The following provides an overview of our segments; however, for more information about our business segments, see “Business and Properties.”

Retail–U.S.

We operate convenience stores and are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. As of June 30, 2013, we had 1,034 convenience stores located in Arkansas, Arizona, California, Colorado, Louisiana, New Mexico, Oklahoma, Texas and Wyoming. We operate as a retail distributor of motor fuel that we purchase from Valero, and we primarily market motor fuel under the Valero and Diamond Shamrock brands. Subsequent to the separation and distribution, we are Valero’s largest retail distributor of motor fuel in the U.S.

The prices we pay for the motor fuel we purchase from Valero are based on wholesale market prices in the locations of our retail sites. In addition, the sales prices of our motor fuel are based on local market factors such as supply and demand, competition and local economic factors, among others. Therefore, the gross margins we receive for our sales of motor fuel are commodity-based, change daily and are volatile.

Retail–Canada

We operate convenience stores, filling stations and cardlocks, and are one of the largest independent retailers of motor fuel and convenience merchandise items in eastern Canada. As of June 30, 2013, we had 841 retail sites in six eastern Canada provinces, including 265 convenience stores, 498 filling stations and 78 cardlocks.

The regulatory environment in Canada differs from the U.S. and certain provincial laws serve to regulate and preserve the gross margin for motor fuel and protect against below-cost selling. As such, the gross margin for motor fuel in Canada is typically less volatile than in the U.S.

Financial Results

On May 1, 2013, our spin-off from Valero was completed and 75,397,241 shares of our common stock were distributed, of which 80% are publicly traded and 20% are owned by Valero. As a result, our three and six months ended June 30, 2013 results include one month and four months, respectively, of our operations as a consolidated subsidiary of Valero.

For the three months ended June 30, 2013 and 2012, we reported net income of $43 million and $108 million, respectively. Diluted earnings per share were $0.57 and $1.43, respectively. Net income for the six months ended June 30, 2013 was $64 million, or $0.84 per diluted share. For the same period in 2012, net income was $122 million or $1.62 per diluted share. Included in net income for the three and six months ended June 30, 2013 is a deferred tax charge of approximately $7 million, or $0.09 per diluted share, resulting from the loss of certain state tax credits that were no longer eligible for use in our consolidated tax return after the separation and distribution.

Our 2013 results of operations were significantly impacted by a decrease in our motor fuel cents per gallon gross margin, which was driven by the volatility of crude oil prices. Crude oil and wholesale motor fuel prices have been less volatile during 2013 than they were during 2012. Crude oil prices decreased in the second quarter of 2012, leading to a sharp decline in wholesale motor fuel prices. During this time, we were able to retain, for a period of time, our retail fuel prices, which resulted in a historically high motor fuel gross margin for the second quarter of 2012. Generally, we experience favorable motor fuel cents per gallon gross margins during periods of rapid declines in crude oil prices.

For the years ended December 31, 2012 and 2011, we reported net income of $210 million and $214 million, respectively. The decrease in net income of $4 million was primarily due to an increase in operating income from our Retail–U.S. segment offset by a decline in operating income from our Retail–Canada segment, as well as a $4 million increase in general and administrative expenses and income tax expense. Operating income from our Retail–U.S. segment increased $44 million, which was largely attributable to an increase in our motor fuel gross margin driven by volatility in wholesale motor fuel prices and our ability to sustain, for a period, the motor fuel selling price per gallon during periods of crude oil price decreases (and corresponding decreases in wholesale motor fuel prices) that occurred during 2012. In addition, our Retail–U.S. merchandise gross margin increased in 2012 due to product pricing changes, along with growth in our food service offerings, which has a higher gross margin than other merchandise offerings inside our convenience stores. Operating income of our Retail–Canada segment decreased $44 million, which was attributable to a decrease in our motor fuel gross margin. Our motor fuel gross margin declined from $0.278 per gallon in 2011 to $0.243 per gallon in 2012 due to pricing pressure from our competitors.

For the years ended December 31, 2011 and 2010, we reported net income of $214 million and $193 million, respectively. The increase in net income of $21 million was primarily due to an increase of $25 million in the operating income of our Retail–Canada segment. This increase in Retail–Canada operating income was primarily attributable to a $37 million increase in motor fuel gross margin resulting from an increase in motor fuel gallons sold related to supply and demand conditions during the period, partially offset by a $20 million increase in operating expenses primarily attributable to an increase in salaries and incentive compensation.

Results of Operations

Consolidated and Combined Income Statement Analysis

Three Months and Six Months Ended June 30, 2013

Below is an analysis of our income statements, which provides the primary reasons for significant increases and decreases in the various income statement line items from period to period. It should be noted that the six months ended June 30, 2013 and 2012 contained 181 days and 182 days of operations, respectively. Our consolidated and combined statements of income are as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues	$3,211	$3,345	$6,399	$6,557

Costs and expenses:
Cost of sales	2,919	2,977	5,874	5,973
Operating expenses	161	161	320	316
General and administrative expenses	20	14	35	29
Depreciation, amortization and accretion expense	30	29	60	56

Total costs and expenses	3,130	3,181	6,289	6,374

Operating income	81	164	110	183
Other income, net	1	—	2	—
Interest expense	(7)	—	(7)	—

Income before income tax expense	75	164	105	183
Income tax expense	32	56	41	61

Net income	$43	$108	$64	$122

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012

Operating revenues

Operating revenues for the three months ended June 30, 2013 decreased by $134 million, or 4%, compared to the same period of 2012. Significant items impacting these results were:

•	A $97 million decrease in our Retail–Canada segment operating revenues primarily attributable to:

•	A decline in motor fuel gallons sold as a result of fewer sites operated during the quarter ended June 30, 2013 compared to the same period of the prior year. We operated an average of 21 fewer sites that sell motor fuel in the current year, primarily as a result of filling stations where we chose not to renew the lease or reinvest capital.

•	Reflected in this operating revenue decline was $21 million due to the effects of the weakening of the Canadian dollar relative to the U.S. dollar.

•	A $37 million decline in our Retail–U.S. segment operating revenues primarily attributable to:

•	A decrease of $48 million in motor fuel operating revenues driven primarily by a $0.17 per gallon decline in our average motor fuel selling price due to a decline in wholesale motor fuel prices for motor fuel sold by us.

•	Partially offset by an increase of $12 million in merchandise operating revenues as a result of an increase in the number of convenience stores operated compared to the same period of the prior year. We operated an average of 35 more convenience stores in the current year, primarily resulting from our acquisition of Crackerbox in the second quarter of 2012.

Cost of sales

We experienced a $58 million, or 2%, decline in cost of sales. This decline is primarily the result of lower prices for motor fuel purchased by us for resale, resulting from a decline in wholesale motor fuel prices. Included in this decline was $20 million due to the weakness of the Canadian dollar relative to the U.S. dollar and from an average of 21 fewer sites in Retail–Canada that sell motor fuel. Partially offsetting these declines was an increase in cost of sales related to an average of 35 more sites in Retail–U.S.

General and administrative expense

General and administrative expense increased $6 million as a result of higher actual expenses as a stand-alone company.

Interest expense

Interest expense increased $7 million as a result of our new debt issued in connection with the separation and distribution.

Income tax expense

Income tax expense decreased $24 million primarily as a result of the decrease in income before income tax expense but was partially offset by $7 million in deferred tax expense resulting from the loss of certain state tax credits, which were no longer eligible for use in our consolidated tax return after the separation and distribution.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Operating revenues

Operating revenues for the six months ended June 30, 2013 decreased by $158 million, or 2%, compared to the same period of 2012. Significant items impacting these results were:

•	A $145 million decrease in our Retail–Canada segment operating revenues primarily attributable to:

•	A decline in motor fuel gallons sold as a result of fewer sites operated during the six months ended June 30, 2013 compared to the same period of the prior year. We operated an average of 19 fewer sites that sell motor fuel in the current year, primarily as a result of a reduction in filling stations where we chose not to renew the lease or reinvest capital.

•	Reflected in this operating revenue decline was $29 million due to the effects of the weakening of the Canadian dollar relative to the U.S. dollar.

•	A $13 million decline in our Retail–U.S. segment operating revenues primarily attributable to:

•	A decrease of $29 million in motor fuel operating revenues primarily driven by a $0.10 per gallon decline in our average motor fuel selling price due to a decline in wholesale motor fuel prices for motor fuel sold by us.

•	Partially offset by an increase of $17 million in merchandise operating revenues as a result of an increase in the number of convenience stores operated compared to the same period of the prior year. We operated an average of 35 more convenience stores in the current year, primarily resulting from our acquisition of Crackerbox.

Cost of sales

We experienced a $99 million, or 2%, decline in cost of sales. This decline is primarily a result of lower prices for motor fuel purchased by us for resale, resulting from a decline in wholesale motor fuel prices. Included in this decline was $27 million due to the weakness of the Canadian dollar relative to the U.S. dollar and from an average of 19 fewer sites in Retail–Canada that sell motor fuel. Partially offsetting these declines was an increase in cost of sales related to an average of 35 more sites in Retail–U.S.

General and administrative expense

General and administrative expense increased $6 million as a result of higher actual expenses as a stand-alone company.

Interest expense

Interest expense increased $7 million as a result of our new debt issued in connection with the separation and distribution.

Income tax expense

Income tax expense decreased $20 million primarily as a result of the decrease in income before income tax expense but was partially offset by $7 million in deferred tax expense resulting from the loss of certain state tax credits which were no longer eligible for use in our consolidated tax return after the separation and distribution.

Segment Results

Retail–U.S.

The following tables highlight the results of operations of our Retail–U.S. segment and its operating performance. The narrative following these tables provides an analysis of the results of operations of that segment (in millions, except number of retail sites, per site per day, cents per gallon and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues:
Motor fuel	$1,661	$1,709	$3,280	$3,309
Merchandise	332	320	625	608
Other	14	15	30	31

Total operating revenues	$2,007	$2,044	$3,935	$3,948

Gross margin:
Motor fuel	$77	$138	$114	$159
Merchandise	98	96	185	181
Other	14	15	28	31

Total gross margin	189	249	327	371
Operating expenses	100	97	199	194
Depreciation, amortization and accretion expense	21	20	42	38

Operating income	$68	$132	$86	$139

Company operated retail sites at end of period	1,034	1,015	1,034	1,015
Average retail sites open during the period	1,033	998	1,033	998
Motor fuel sales (gallons per site per day)	5,080	5,163	5,064	5,104
Motor fuel sales (per site per day)	$17,683	$18,820	$17,552	$18,226

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Retail–U.S. total system operating statistics:
Motor fuel gross margin (cents per gallon, “CPG”):
Motor fuel margin, before credit card fees	$0.21	$0.34	$0.16	$0.21
Credit card fees	(0.04)	(0.04)	(0.04)	(0.04)

Motor fuel gross margin, net (CPG)	$0.17	$0.30	$0.12	$0.17

Merchandise sales (per site per day)	$3,524	$3,529	$3,342	$3,351
Merchandise gross margin, net (percentage of merchandise revenues):
Merchandise gross margin, before credit card fees	30.3%	30.8%	30.4%	30.5%
Credit card fees	(0.7)%	(0.7)%	(0.7)%	(0.8)%

Merchandise gross margin, net	29.6%	30.1%	29.6%	29.8%

Company Operated Retail Sites:
Beginning of period	1,033	997	1,032	998
NTIs	4	2	5	3
Acquisitions	—	17	—	17
Closed	(3)	(1)	(3)	(3)

End of period	1,034	1,015	1,034	1,015

Average retail sites open during the period	1,033	998	1,033	998

Same Store Information (a):
Company operated retail sites	988	988	963	963
Motor fuel sales (gallons per site per day)	5,055	5,159	5,025	5,119
Merchandise sales (per site per day)	$3,492	$3,529	$3,317	$3,373
Merchandise gross margin percent, net	29.7%	30.1%	29.8%	29.9%
Merchandise sales, ex. cigarettes (per site per day)	$2,416	$2,411	$2,265	$2,268
Merchandise gross margin percent, net ex. cigarettes	35.9%	36.4%	36.1%	36.4%
Merchandise gross profit dollars	$93	$95	$171	$176
Other services operating revenues (b)	$14	$14	$26	$29

NTI Information (c):
Company operated retail sites at end of period	38	25	38	25
Company operated retail sites (average)	36	24	35	23
Motor fuel sales (gallons per site per day)	10,073	10,662	9,936	10,490
Merchandise sales (per site per day)	$6,904	$6,576	$6,449	$6,292
Merchandise gross margin percent, net	33.3%	32.0%	32.9%	31.8%
Merchandise sales, ex. cigarettes (per site per day)	$5,446	$5,153	$5,047	$4,882
Merchandise gross margin percent, net ex. cigarettes	37.9%	36.4%	37.5%	36.3%

(a)	The same store information consists of aggregated individual store results for all sites operated substantially throughout both periods presented. Stores that were closed for just a very brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been open for substantially all of the periods being compared.

(b)	Other services include revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.
(c)	NTIs consist of all new stores opened after January 1, 2008, which is generally when we began operating our larger formatted stores that accommodate broader merchandise categories and food offerings and have more fuel dispensers than our legacy stores.

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012

Operating revenues decreased $37 million, or 2%, and total gross margin decreased $60 million, or 24%, which was the primary reason for the operating income decrease of $64 million, or 48%, during the quarter ended June 30, 2013 compared to the same period of the prior year.

Significant items impacting these results included:

Operating revenues

•	Our motor fuel operating revenues declined $77 million as a result of a decline in our average price per gallon, which was attributable to a decline in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on our Revenues and Cost of Sales.”

•	Partially offsetting this decline was a $29 million increase in motor fuel gallons sold attributable to an increase in the number of convenience stores operated compared to the same period of the prior year. We operated an average of 35 more convenience stores in the current year, primarily resulting from our acquisition of Crackerbox.

•	Our merchandise operating revenues increased $12 million, or 4%, as a result of an increase in the average number of convenience stores operated compared to the same period of the prior year.

Gross margin

•	Our motor fuel gross margin declined $62 million from a decline in our CPG. This decline in CPG was primarily the result of the volatility of crude oil prices in the prior year, during which we experienced exceptional motor fuel gross margins. During periods of crude oil price declines, historically the retail price of motor fuel has tended to fall more slowly than the wholesale price of motor fuel, resulting in an increase in realized motor fuel gross margins. The price per barrel of WTI crude oil declined 20% during the second quarter of 2012 compared to an increase of 4% during the second quarter of 2013.

•	Partially offsetting this decline was a $1 million increase in total motor fuel gallons sold attributable to an increase in the average number of convenience stores operated compared to the same period of the prior year.

•	Our merchandise gross margin increased $2 million, or 2%, as a result of an increase in the average number of convenience stores operated compared to the same period of the prior year.

Operating expenses

•	Operating expenses increased $3 million, or 3%, primarily from an increase in payroll expenses due to an increase in the average number of convenience stores operated compared to the same period of the prior year.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Operating revenues decreased $13 million, or less than 1%, and total gross margin decreased $44 million, or 12%, which was the primary reason for the operating income decrease of $53 million, or 38%, during the six months ended June 30, 2013 compared to the same period of the prior year.

Significant items impacting these results included:

Operating revenues

•	Our motor fuel operating revenues declined $95 million as a result of a decline in our average price per gallon, which was attributable to a decline in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on our Revenues and Cost of Sales.”

•	Partially offsetting this decline was a $66 million increase in motor fuel gallons sold attributable to an increase in the number of convenience stores operated compared to the same period of the prior year. We operated an average of 35 more convenience stores in the current year, primarily resulting from our acquisition of Crackerbox.

•	Our merchandise operating revenues increased $17 million, or 3%, as a result of an increase in the average number of convenience stores operated compared to the same period of the prior year.

Gross margin

•	Our motor fuel gross margin declined $48 million from a decline in our CPG. This decline in CPG was primarily the result of the volatility of crude oil prices in the prior year, during which we experienced exceptional motor fuel gross margins. During periods of crude oil price declines, historically the retail price of motor fuel has tended to fall more slowly than the wholesale price of motor fuel, resulting in an increase in realized motor fuel gross margins. The price per barrel of WTI crude oil declined 18% during the first six months of 2012 compared to an increase of 1% during the same period of 2013.

•	Partially offsetting this decline was a $3 million increase in total motor fuel gallons sold attributable to an increase in the average number of convenience stores operated compared to the same period of the prior year.

•	Our merchandise gross margin increased $4 million, or 2%, attributable to an increase in the average number of convenience stores operated compared to the same period of the prior year.

Operating expenses

•	Operating expenses increased $5 million, or 3%, primarily from an increase in payroll expenses due to an increase in the average number of convenience stores operated compared to the same period of the prior year.

Depreciation, amortization and accretion expense

•	Depreciation, amortization and accretion expense increased $4 million, or 11%, primarily from an increase in the average number of convenience stores operated compared to the same period of the prior year.

Retail–Canada

The following tables highlight the results of operations of our Retail–Canada segment and its operating performance. The narrative following these tables provides an analysis of the results of operations of that segment (in millions, except number of retail sites, per site per day, cents per gallon and per gallon amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues:
Motor fuel	$1,040	$1,106	$2,062	$2,168
Merchandise	67	65	126	123
Other	97	130	276	318

Total operating revenues	$1,204	$1,301	$2,464	$2,609

Gross margin:
Motor fuel	$66	$81	$116	$131
Merchandise	19	19	35	36
Other	18	19	47	46

Total gross margin	103	119	198	213
Operating expenses	61	64	121	122
Depreciation, amortization and accretion expense	9	9	18	18

Operating income	$33	$46	$59	$73

Retail sites (end of period):
Company- operated	265	254	265	254
Filling stations (fuel only)	498	521	498	521
Cardlock (fuel only)	78	80	78	80

Total retail sites (end of period)	841	855	841	855

Average retail sites open during of period:
Company- operated	264	256	263	256
Filling stations (fuel only)	500	526	503	527
Cardlock (fuel only)	77	80	79	81

Average retail sites open during the period	841	862	845	864

Retail–Canada total system operating statistics:
Motor fuel sales (gallons per site per day)	3,315	3,399	3,210	3,280
Motor fuel sales (per site per day)	$13,576	$14,099	$13,491	$13,786
Motor fuel gross margin (CPG):
Motor fuel margin, before credit card fees	$0.26	$0.30	$0.24	$0.25
Credit card fees	(0.02)	(0.02)	(0.02)	(0.02)

Motor fuel gross margin, net (CPG)	$0.24	$0.28	$0.22	$0.23

Merchandise sales (per site per day)	$2,798	$2,804	$2,646	$2,644

Merchandise gross margin, net (percentage of merchandise revenues):
Merchandise gross margin, before credit card fees	28.6%	30.1%	28.4%	30.1%
Credit card fees	(0.7)%	(0.8)%	(0.7)%	(0.8)%

Merchandise gross margin, net	27.9%	29.3%	27.7%	29.3%

	Company Operated (b)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Retail–Canada (continued)
Retail Sites:
Beginning of period	262	257	261	258
Acquisitions	1	—	1	—
Conversions, net (a)	2	1	3	1
Closed	—	(4)	—	(5)

End of period	265	254	265	254

Average retail sites open during the period	264	256	263	256

Average foreign exchange rate for $1 USD to $1 CAD	0.97260	0.99180	0.98153	0.99349

Same Store Information (c), (d):
Retail sites	252	252	252	252
Motor fuel sales (gallons per site per day)	3,526	3,652	3,478	3,546
Merchandise sales (per site per day)	$2,899	$2,869	$2,724	$2,686
Merchandise gross margin percent, net	27.9%	29.3%	27.8%	29.3%
Merchandise sales, ex. cigarettes (per site per day)	$1,463	$1,497	$1,366	$1,382
Merchandise gross margin percent, net ex. cigarettes	40.1%	41.1%	40.7%	41.4%
Merchandise gross profit dollars	$19	$19	$35	$36
Other services operating revenues (e)	$4	$4	$8	$9

NTI Information (c), (f):
Company operated retail sites at end of period	16	11	16	11
Company operated retail sites (average)	16	11	16	11
Motor fuel sales (gallons per site per day)	5,706	6,339	5,539	6,160
Merchandise sales (per site per day)	$3,384	$3,626	$3,112	$3,394
Merchandise gross margin percent, net	29.4%	30.4%	29.1%	29.9%
Merchandise sales, ex. cigarettes (per site per day)	$1,802	$2,005	$1,652	$1,877
Merchandise gross margin percent, net ex. cigarettes	41.2%	41.3%	41.1%	40.5%

	Filling Stations (b)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Retail–Canada (continued)
Retail Sites:
Beginning of period	501	530	507	533
New dealers	2	2	3	3
Conversions, net (a)	(2)	(1)	(3)	(1)
Closed or de-branded	(3)	(10)	(9)	(14)

End of period	498	521	498	521

Average retail sites open during the period	500	526	503	527

Average foreign exchange rate for $1 USD to $1 CAD	0.97260	0.99180	0.98153	0.99349

Same Store Information (c), (d):
Retail sites	477	477	477	477
Motor fuel sales (gallons per site per day)	2,796	2,887	2,668	2,751

(a)	Conversions represent stores that have changed their classification from filling stations to company owned and operated or vice versa. Changes in classification result when we either take over the operations of a filling station or convert an existing company owned and operated store to a filling station.
(b)	Company retail sites sell motor fuel and merchandise and dealer/agent retail sites sell motor fuel only.
(c)	All amounts presented are stated in Canadian dollars to remove the impact of foreign exchange and all fuel information excludes amounts related to cardlock operations.
(d)	The same store information consists of aggregated individual store results for all sites operated substantially throughout both periods presented. Stores that were closed for just a very brief period of time during the periods being compared remain in the same store sales comparison. If a store is replaced, either at the same location or relocated to a new location, it is removed from the comparison until the new store has been open for substantially all of the periods being compared.
(e)	Other services include revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.
(f)	NTIs consist of all new stores opened after January 1, 2008, which is generally when we began operating our larger formatted stores that accommodate broader merchandise categories and food offerings. NTIs exclude dealer/agent stores.

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012

Operating revenues decreased $97 million, or 7%, and total gross margin decreased $16 million, or 13%, which was the primary reason for the operating income decrease of $13 million, or 28%, during the quarter ended June 30, 2013 compared to the same period of the prior year.

Significant items impacting these results included:

Operating revenues

•	Our motor fuel operating revenues declined $53 million primarily as a result of a decline in motor fuel gallons sold attributable to a decline in the number of sites operated as well as increased competition from new market participants. We operated an average of 21 fewer sites that sell motor fuel in the current year primarily as a result of a decrease in filling stations where we chose not to renew the lease or reinvest capital. Also contributing to the decline in motor fuel gallons sold was motor fuel demand reductions caused by inclement weather and labor strikes in certain industries.

•	Our motor fuel operating revenues declined $13 million from a decline in our average price per gallon attributable to a decline in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on our Revenues and Cost of Sales.”

•	Included in the operating revenues decline is a decline of $21 million due to the weakness of the Canadian dollar relative to the U.S. dollar.

•	Other operating revenues declined $33 million attributable to a decrease in home heating oil operating revenues resulting from a 4% decline in both sales volumes and average price. The decline in volumes sold was the result of a declining number of heating oil customers, while the decline in average price was the result of a decline in wholesale prices.

Gross margin

•	Our motor fuel gross margin declined $11 million from a decline in our CPG, which resulted primarily from the volatility of crude oil prices in the prior year. During periods of crude oil price declines, historically the retail price of motor fuel has tended to fall more slowly than the wholesale price of motor fuel, resulting in an increase in realized motor fuel gross margins. The price per barrel of Brent crude oil declined 21% during the second quarter of 2012 compared to an increase of 1% during the second quarter of 2013.

•	Our motor fuel gross margin declined $4 million from a decline in total motor fuel gallons sold as a result of a decline in the average number of sites selling motor fuel.

•	Our merchandise gross margin percentage declined slightly in the current year primarily from the impact of cigarette tax increases.

•	Although we experienced a decline of $33 million in “other” operating revenues, our “other” gross margin declined by only $1 million. This revenue decline was attributable to our home heating oil sales, which have very low margins relative to other products and therefore our “other” gross margin was not significantly impacted by this revenue decline.

Operating expenses

•	Operating expenses decreased $3 million primarily as a result of decreased volumetric expenses, such as commissions paid to dealer/agents, associated with the decline in motor fuel gallons sold.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Operating revenues decreased $145 million, or 6%, and total gross margin decreased $15 million, or 7%, which was the primary reason for the operating income decrease of $14 million, or 19%, during the six months ended June 30, 2013 compared to the same period of the prior year.

Significant items impacting these results included:

Operating revenues

•	Our motor fuel operating revenues declined $105 million primarily as a result of a decline in motor fuel gallons sold attributable to a decline in the number of sites operated as well as increased competition from new market participants. We operated an average of 19 fewer sites that sell motor fuel in the current year primarily as a result of a decrease in fillings stations where we chose not to renew the lease or reinvest capital. Also contributing to the decline in motor fuel gallons sold was motor fuel demand reductions caused by inclement weather and labor strikes in certain industries.

•	Our motor fuel operating revenues declined $1 million from a decline in our average price per gallon attributable to a decline in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on our Revenues and Cost of Sales.”

•	Included in the operating revenue decline is a decline of $29 million due to the weakness of the Canadian dollar relative to the U.S. dollar.

•	Other operating revenues declined $42 million attributable to a decrease in home heating oil operating revenues resulting from a 3% decline in both volumes and average price. The decline in volumes sold was the result of a declining number of heating oil customers, while the decline in average price was the result of a decline in wholesale prices.

Gross margin

•	Our motor fuel gross margin declined $6 million from a decline in our CPG, which was primarily the result of the change in price formulas under the Petroleum Product Supply Agreement.

•	Our motor fuel gross margin declined $9 million from a decline in total motor fuel gallons sold as a result of a decline in the average number of sites selling motor fuel.

•	Our merchandise gross margin percentage declined slightly in the current year primarily from the impact of cigarette tax increases.

•	Although we experienced a decline of $42 million in “other” operating revenues, our “other” gross margin declined by only $1 million. This revenue decline was attributable to our home heating oil sales, which have very low margins relative to other products and therefore our “other” gross margin was not significantly impacted by this revenue decline.

Years Ended December 31, 2012, 2011 and 2010

Below is an analysis of our income statements, which provides the primary reasons for significant increases and decreases in the various income statement line items from period to period. Our consolidated and combined statements of income are as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Operating revenues	$13,135	$12,863	$10,371
Costs and expenses:
Cost of sales	12,000	11,735	9,310
Operating expenses	644	636	605
General and administrative expenses	61	59	57
Depreciation, amortization and accretion expense	115	113	105
Asset impairment loss	—	3	5

Total costs and expenses	12,820	12,546	10,082

Operating income	315	317	289
Other income, net	1	1	2
Interest expense	(1)	(1)	(1)

Income before income tax expense	315	317	290
Income tax expense	105	103	97

Net income	$210	$214	$193

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Operating revenues

•	Operating revenues increased by $272 million, or 2%. The improved results were driven by:

•	A $166 million increase to operating revenues resulted from higher motor fuel sales volume in our Retail–U.S. segment. This increase in sales volume was attributable to NTI and acquired convenience stores and increased demand from our markets in Texas, which experienced positive economic impacts from oil and gas production activities.

•	A $165 million increase to operating revenues from our Retail–U.S. segment was attributable to higher prices for the motor fuel that we sold, which was attributable to an increase in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales.”

•	A $123 million increase to operating revenues from our Retail–Canada segment was attributable to higher prices for the motor fuel that we sold. The New York Harbor wholesale gasoline prices per gallon averaged $2.94 per gallon during 2012 compared to $2.80 per gallon in 2011.

•	Partially offsetting these increases to operating revenues were:

•	A $71 million decline to operating revenues resulting from the weakening of the Canadian dollar relative to the U.S. dollar.

•	A $105 million decline to operating revenues in our Retail–Canada segment attributable to a decrease in the volume of motor fuel that we sold as a result of a fewer retail sites in 2012.

Cost of sales

We experienced a $330 million increase in our cost of sales, primarily as a result of higher prices for motor fuel purchased by us for resale that resulted from an increase in wholesale motor fuel prices discussed above. Offsetting this cost of sales increase was a cost of sales decline of $65 million resulting from the weakening of the Canadian dollar relative to the U.S. dollar. As a result, our cost of sales increased by $265 million, or 2%.

Operating expenses

Operating expenses increased by $8 million, or 1%, primarily related to an increase of $14 million in our Retail–U.S. segment. This $14 million increase was primarily attributable to an increase in payroll expenses from additional employees from our NTI convenience stores and acquired convenience stores, as well as an increase in the costs of medical insurance claims. These increases were partially offset by a $6 million decline in our Retail–Canada segment primarily from the weakening of the Canadian dollar relative to the U.S. dollar.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating revenues

Operating revenues increased by $2.5 billion, or 24%, primarily due to higher prices for the motor fuel that we sold resulting from an increase in wholesale motor fuel prices, as well as a $222 million increase resulting from the strengthening of the Canadian dollar relative to the U.S. dollar. U.S. Gulf Coast and New York Harbor wholesale gasoline prices averaged $2.75 per gallon and $2.80 per gallon, respectively, during 2011 compared to $2.05 per gallon and $2.09 per gallon, respectively, during 2010.

Cost of sales

Cost of sales increased by $2.4 billion, or 26%, primarily due to higher prices for motor fuel purchased by us for resale resulting from an increase in wholesale motor fuel prices discussed above. The strengthening of the Canadian dollar relative to the U.S. dollar contributed $200 million to the increase in cost of sales.

Operating expenses

Operating expenses increased by $31 million primarily due to increases of $12 million related to the strengthening of the Canadian dollar relative to the U.S. dollar, $6 million for wages and incentive compensation expenses, $2 million resulting from the impact of a favorable legal settlement in 2010, $1 million from higher electricity usage, $2 million from ad valorem taxes and various other items, none of which were individually significant.

Depreciation, amortization and accretion

Depreciation, amortization and accretion expense increased by $8 million due primarily to an increase in retail sites placed in service during 2012.

Income tax expense

Income tax expense increased by $6 million mainly due to higher operating income.

Segment Results

Retail–U.S.

The following tables highlight the results of operations of our Retail–U.S. segment and its operating performance. The narrative following these tables provides an analysis of the results of operations of that segment (millions of dollars, except number of convenience stores, per store per day, per barrel and per gallon amounts):

	Year Ended December 31,
	2012	2011	2010
Operating revenues:
Motor fuel	$6,612	$6,281	$4,926
Merchandise	1,239	1,223	1,205
Other	56	53	52

Total operating revenues	$7,907	$7,557	$6,183

Gross margin:
Motor fuel	$298	$258	$251
Merchandise	368	353	340
Other	56	53	52

Total gross margin	722	664	643
Operating expenses	398	384	373
Depreciation, amortization and accretion expense	78	76	71
Asset impairment loss	—	2	2

Operating income	$246	$202	$197

Retail sites (end of period)	1,032	998	994
Motor fuel sales (gallons per store per day)	5,083	5,059	5,086
Merchandise sales (per store per day)	$3,341	$3,370	$3,333
Average motor fuel selling price per gallon	$3.51	$3.42	$2.68
Motor fuel gross margin (cents per gallon):
Motor fuel margin, before credit card fees	$0.20	$0.19	$0.17
Credit card fees	(0.04)	(0.05)	(0.04)

Motor fuel gross margin	$0.16	$0.14	$0.14

Merchandise gross margin (percentage of merchandise revenues)	29.7%	28.9%	28.3%

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Operating revenues increased $350 million, or 5%, and gross margin increased $58 million, or 9%, which was the primary reason for the operating income increase of $44 million, or 22%.

The results were driven by:

Operating revenues

•	An increase in motor fuel sales volumes of 48 million gallons, which increased motor fuel operating revenues by $166 million, or 3%, attributable to stronger motor fuel demand in Texas as a result of NTI and acquired convenience stores and the overall strength of the economy in Texas, which has benefited from oil and gas production activities.

•	An increase in the price per gallon of motor fuel that we sold contributed $165 million, or 3%, of the increase to our motor fuel operating revenues, which was attributable to an increase in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales.”

Gross margin

•	An increase in motor fuel gross margin of $40 million, or $0.02 per gallon, driven by volatility in wholesale motor fuel prices and our ability to sustain, for a period, the motor fuel selling price per gallon during periods of decreases in wholesale motor fuel prices that occurred during 2012.

•	An increase of $15 million, or 4%, to our merchandise gross margin from the increased contribution of higher-margin items driven by NTI convenience stores and additional proprietary brand offerings. The merchandise categories that contributed the most to the growth included snacks/gum/candy, food service, alcohol and packaged beverages.

Operating expenses

•	An increase in operating expenses of $14 million, or 4%, primarily as a result of an increase in payroll expenses due to additional employees resulting from our NTI convenience stores and acquired convenience stores, as well as an increase in the costs of medical insurance claims.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating revenues increased $1.4 billion, or 22%, and gross margin increased $21 million, or 3%, which was the primary reason for the operating income increase of $5 million, or 3%.

The results were driven by:

Operating revenues

•	An increase in the price per gallon of motor fuel that we sold resulted in a $1.4 billion, or 27%, increase in motor fuel operating revenues, which was attributable to an increase in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales.”

Gross margin

•	An increase of $13 million in our motor fuel gross margin attributable to growth in Texas as a result of remodeled convenience stores, NTI convenience stores and the overall strength of the economy in Texas, which has benefited from oil and gas production activities. This growth was partially offset by a $6 million decline in our motor fuel gross margin in Arizona as a result of an increase in competition along with a decline in demand resulting from poor economic conditions in the state.

•	An increase in our merchandise gross margin of $13 million mostly attributable to NTI convenience stores and remodeled convenience stores. Our NTI convenience stores are typically larger than the average size of our convenience stores and generate more in merchandise sales while our remodeled stores realize an increase in merchandise sales from an expanded product offering and increased customer traffic.

•	An increase in our gross margin of $1 million mostly attributable to the remodeling of car washes, a higher interchange fee on ATM transactions and an increase in video and game rentals.

Operating expenses

•	An $11 million increase in operating expenses, or 3%, attributable to increases of $3 million related to an increase in payroll expenses due to additional employees resulting from our NTI convenience stores and remodeled convenience stores, $2 million of various other expense increases from NTI convenience stores, $1 million from higher consumption of electricity due to record warmth in much of Texas, $1 million from ad valorem taxes, the impact from a favorable legal settlement of $2 million received in 2010 and various other items, none of which were individually significant.

Retail–Canada

The following tables highlight the results of operations of our Retail–Canada segment and its operating performance. The narrative following these tables provides an analysis of the results of operations of that segment (millions of dollars, except number of retail sites, per store per day, per barrel and per gallon amounts):

	Year Ended December 31,
	2012	2011	2010
Operating revenues:
Motor fuel	$4,435	$4,477	$3,517
Merchandise	257	261	240
Other	536	568	431

Total operating revenues	$5,228	$5,306	$4,188

Gross margin:
Motor fuel	$255	$298	$261
Merchandise	75	77	72
Other	83	89	85

Total gross margin	413	464	418
Operating expenses	246	252	232
Depreciation, amortization and accretion expense	37	37	34
Asset impairment loss	—	1	3

Operating income	$130	$174	$149

Retail sites (end of period)	848	873	895
Motor fuel sales (gallons per store per day)	3,340	3,320	3,223
Motor fuel sales (per store per day)
Merchandise sales (per store per day)	$2,743	$2,786	$2,661
Average motor fuel selling price per gallon	$4.95	$4.90	$3.84
Motor fuel gross margin (cents per gallon):
Motor fuel margin, before credit card fees	$0.27	$0.30	$0.26
Credit card fees	(0.02)	(0.02)	(0.02)

Motor fuel gross margin	$0.24	$0.28	$0.25

Merchandise gross margin (percentage of merchandise revenues)	29.2%	29.5%	30.0%

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Operating revenues decreased $78 million, or 1%, and gross margin declined $51 million, or 11%, which was the primary reason for the operating income decline of $44 million, or 25%.

Significant items impacting these results included:

Operating revenues

•	A decline of $71 million in operating revenues due to the weakness of the Canadian dollar relative to the U.S. dollar. On average, Canadian $1 was equal to U.S. $1 during 2012 compared to U.S. $1.01 during 2011, representing a decrease in value of 1%.

•	Excluding the effects of foreign exchange movements, our operating revenues declined $7 million. This decline was attributable to:

•	A decline of $105 million attributable to a 2% decrease in the volume of motor fuel we sold as a result of a fewer retail sites.

•	A $25 million decline in our operating revenues primarily attributable to a decline in volume in our home heat business resulting from a decline in our customer base.

•	A $123 million increase in operating revenues partially offset the declines discussed above and was attributable to an increase in the average price per gallon of motor fuel that we sold, which was attributable to an increase in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales.”

Gross margin

•	The decrease in the Canadian dollar resulted in a $6 million gross margin decline.

•	A $6 million motor fuel gross margin decline attributable to a decline in the volume of motor fuel sold as a result of a fewer retail sites.

•	A $34 million motor fuel gross margin decline, representing $0.04 per gallon, related to pricing pressure from our competitors and changes in wholesale motor fuel prices during 2012. We price to the competition, so the timing of changes to our price of the motor fuel we sell is driven by local competitive conditions.

Operating expenses

•	Operating expenses declined $6 million resulting from the weakening of the Canadian dollar relative to the U.S. dollar. There were no other items of significance.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Operating revenues increased $1.1 billion, or 27%, and gross margin increased $46 million, or 11%, which was the primary reason for the operating income increase of $25 million, or 17%.

The results were primarily driven by:

Operating revenues

•	Excluding the effects of foreign exchange movements, our operating revenues increased $896 million primarily as a result of an increase in the price per gallon of motor fuel that we sold, which was attributable to an increase in wholesale gasoline prices, as discussed above under the heading “—Executive Overview—The Significance of Crude Oil Prices on Our Revenues and Cost of Sales.”

•	An increase of $222 million driven by the strengthening of the Canadian dollar relative to the U.S. dollar year over year.

Gross margin

•	An increase of $22 million due to the stronger Canadian dollar and a $22 million increase related to supply and demand conditions, which allowed us to increase the price of motor fuel that we sold in response to the increase in wholesale motor fuel prices.

Operating expenses

•	Operating expenses increased by $20 million, or 9%, of which $12 million was due to the stronger Canadian dollar. The remainder of the increase was primarily attributable to higher wages from merit increases and incentive compensation expenses attributable to improved operating performance.

Outlook

Retail–U.S.

The Retail–U.S. segment continues to operate in a very competitive environment that is experiencing highly volatile motor fuel pricing and intense competition for our core convenience store customers. The economic environment in the markets where we operate is stable to moderately improving. The Texas economy, where we have a strong presence, has generally been healthier than the national economy. We see housing starts on the rise and a higher demand for skilled tradesmen. Additionally, growth in the areas of shale gas exploration continues to create a high demand for oil field services workers. As employment conditions improve, we expect our business activity will improve also as these individuals make up a significant portion of our customer base. As we move into the second half of 2013 and into 2014, we are primarily targeting geographic areas of robust economic activity for our organic growth.

Retail–Canada

The Retail–Canada segment also continues to operate in a very competitive environment. Certain non-traditional competitors, such as discount warehouse clubs and grocery chains, have added motor fuel offerings but we believe that the impact to our sales volumes from these non-traditional competitors is moderating. Cross promotional programs entered into between grocers and convenience stores represent a new competitive factor. The Canadian economy in general has recently softened and there is a cautious economic outlook for the remainder of 2013. Despite this overall sentiment, the markets where we operate remain relatively healthy and more stable, which we believe will support our growth and expansion plans.

Liquidity and Capital Resources

General

Prior to the separation and distribution, we participated in Valero’s centralized approach to the cash management and financing of our operations. Therefore, our cash was transferred to Valero daily and Valero funded our operating and investing activities, as needed. Accordingly, the cash and cash equivalents held by Valero at the corporate level were not allocated to us for any of the periods presented in our historical combined financial statements. The cash reflected in our historical combined financial statements represents cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in ATMs in our Retail–Canada segment. See “—Other Matters Impacting Liquidity and Capital Resources—Working Capital Adjustments Made in Connection With the Separation and Distribution” below for a discussion of changes that occurred prior to the separation and distribution with respect to the payment for motor fuel purchased from Valero and the transfer of cash to Valero.

During the three years ended December 31, 2012 and the six months ended June 30, 2013, we generated net cash and transferred that cash to Valero. These transfers are shown as a component of financing activities on our combined statements of cash flows. We transferred $219 million, $150 million and $220 million of cash during 2012, 2011 and 2010, respectively, and $378 million during the six months ended June 30, 2013, to Valero.

Cash Flows

Six Months Ended June 30, 2013

Cash provided by operating activities for the six months ended June 30, 2013 was $351 million compared to $200 million for the six months ended June 30, 2012. The increase in cash provided by operating activities was due primarily to the change related to our payment terms on motor fuel purchased from Valero, which were increased to “net 10” days after taking title to the motor fuel. Changes in cash provided by or used for working capital are shown in Note 10 of condensed notes to consolidated and combined financial statements that accompany our unaudited consolidated and combined financial statements included elsewhere in this prospectus.

Cash flow used in investing activities for the six months ended June 30, 2013 was $96 million compared to $105 million for the six months ended June 30, 2012. An increase in capital expenditures in 2013, primarily in the U.S. for sustaining capital and NTI’s, was offset by the $61 million acquisition of Crackerbox in the second quarter of 2012.

Cash flow provided by financing activities for the six months ended June 30, 2013 was $103 million compared to cash flow used in financing activities of $172 million for the six months ended June 30, 2012. During the six months ended June 30, 2013, we transferred $378 million of net cash to Valero, primarily from proceeds of our new $500 million term loan facility, which were not retained by us, offset by the net cash activity between us and Valero prior to the separation and distribution. For the six months ended June 30, 2012, we were wholly-owned by Valero and the net cash activity between us and Valero resulted in $172 million of cash used in financing activities.

Year Ended December 31, 2012

Cash provided by operating activities for the year ended December 31, 2012 was $364 million compared to $308 million for the year ended December 31, 2011. The increase was due primarily to a decrease in receivables related to the timing of credit card receipts compared to the prior year. These receipts are impacted by the day of the week that corresponds to the last day of our fiscal year. Also contributing to the decline was the timing for payment of taxes other than income taxes. Changes in cash provided by or used for working capital during the years ended December 31, 2012 and 2011 are shown in Note 15 of the notes to combined financial statements that are included elsewhere in this prospectus.

The net cash provided by operating activities during the year ended December 31, 2012 combined with $71 million of available cash on hand was used to fund $156 million of capital expenditures, fund the acquisition of Crackerbox for $61 million and transfer $219 million to Valero.

Year Ended December 31, 2011

Cash provided by operating activities for the year ended December 31, 2011 was $308 million compared to $323 million for the year ended December 31, 2010. The decrease was due primarily to an increase in receivables related to the timing of credit card receipts compared to the prior year. These receipts are impacted by the day of the week that corresponds to the last day of our fiscal year. Changes in cash provided by or used for working capital during the years ended December 31, 2011 and 2010 are shown in Note 15 of the notes to audited combined financial statements that are included elsewhere in this prospectus.

The net cash provided by operating activities during the year ended December 31, 2011 was used primarily to fund capital expenditures of $130 million, transfer $150 million to Valero and increase available cash on hand by $30 million.

Year Ended December 31, 2010

Cash provided by operating activities for the year ended December 31, 2010 was $323 million compared to $262 million for the year ended December 31, 2009. The increase was due primarily to an increase in operating income as discussed above in “—Results of Operations.”

The net cash generated from operating activities during the year ended December 31, 2010 was used to fund capital expenditures of $105 million and transfer $220 million to Valero.

Non–U.S. GAAP Measures

EBITDA is a non-U.S. GAAP financial measure that represents net income before income taxes, interest expense and depreciation, amortization and accretion expense. EBITDAR is a non-U.S. GAAP financial measure that further adjusts EBITDA by excluding minimum rent expense. We believe that EBITDA and EBITDAR are useful to investors and creditors in evaluating our operating performance because (a) they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail operations; (b) securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities; and (c) the financial covenants in our debt agreements use EBITDA and EBITDAR in calculating our total lease adjusted leverage ratio and fixed charge coverage ratio. EBITDA and EBITDAR are not recognized terms under U.S. GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and EBITDAR have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations as reported under U.S. GAAP.

The following table presents a reconciliation of net income to EBITDA and EBITDAR (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011
Net income	$43	$108	$64	$122	$210	$214
Depreciation, amortization and accretion	30	29	60	56	115	113
Interest expense	7	—	7	—	1	1
Income tax expense	32	56	41	61	105	103

EBITDA	112	193	172	239	431	431
Minimum rent expense	7	7	13	13	25	25

EBITDAR	$119	$200	$185	$252	$456	$456

Debt

In connection with the separation and distribution, we incurred an aggregate of $1.05 billion of new long-term debt and no proceeds of these debt offerings were retained by us. Our new debt consists of the following (in millions):

5.00% senior notes due 2023	$550
Term loan due 2018 (effective rate of 1.95% at June 30, 2013)	500

Total debt outstanding	1,050
Less current portion	(28)

Debt, less current portion	$1,022

We also have a revolving credit facility in an aggregate principal amount of up to $300 million. As of June 30, 2013, after taking into account letters of credit and the maximum lease adjusted leverage ratio constraint to availability, approximately $198 million was available for future borrowings. The credit facilities agreement contains representations and warranties, affirmative and negative covenants and events of default that we consider usual and customary for an agreement of this type. The financial covenants require us to maintain a total lease adjusted leverage ratio (as defined in the credit agreement) initially set at no greater than 3.75 to 1.00 and a minimum fixed charge coverage ratio (as defined in the credit agreement) at no less than 1.30 to 1.00. As of June 30, 2013, our lease adjusted leverage ratio and fixed charge coverage ratio were 3.24 and 5.56, respectively.

As of June 30, 2013, we also have capital lease obligations of $4 million of which $1 million are current obligations.

Our debt and financing agreements do not have rating agency triggers that would increase the interest rates applicable to our existing senior unsecured debt or automatically require us to post additional collateral. However, any future reduction in the ratings outlined below or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to obtain short- and long-term financing in the future and the future cost of such financings. As of June 30, 2013, our ratings on our senior unsecured debt were as follows:

Rating Agency	Rating
Standard & Poor’s Rating Services	BB- (stable outlook)
Moody’s Investor Services	Ba3 (stable outlook)

We cannot provide assurance that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell, or hold our securities and may be revised or withdrawn at any time by the rating agency. Each rating should be evaluated independently of any other rating.

See Note 7 of condensed notes to consolidated and combined financial statements that accompany our unaudited consolidated and combined financial statements included elsewhere in this prospectus for additional disclosures of our indebtedness.

Capital Requirements

Our capital expenditures and investments relate primarily to the acquisition of land and the construction of new convenience stores, which we refer to as NTIs below. We also spend capital to improve our existing retail sites, which we refer to as sustaining capital and, from time to time, we enter into strategic acquisitions. We believe we have adequate liquidity from cash on hand and borrowing capacity under our revolving credit facility to continue to operate and grow our business.

During 2013, we plan to expand and upgrade our portfolio of retail sites. We anticipate completing fifteen NTIs in 2013 in the U.S., focused in key markets in Texas. During the first six months of 2013, we completed five of these NTIs. In Canada, we anticipate completing seven NTIs in 2013, focused in the Greater Toronto, Ottawa and Montreal areas. During the first six months of 2013, no NTIs were completed in Canada; however during the second quarter of 2013, we acquired one store.

The following table outlines our capital expenditures by segment for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010 (in millions):

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Retail–U.S.
NTI	$48	$19	$66	$38	$32
Sustaining capital	30	16	48	53	35

	$78	$35	$114	$91	$67
Retail–Canada
NTI	$2	$2	$18	$9	$8
Sustaining capital	10	9	24	30	30

	$12	$11	$42	$39	$38

Consolidated and combined capital expenditures	$90	$46	$156	$130	$105

We expect total capital expenditures for 2013 to be approximately $220 million, which includes nonrecurring capital costs associated with IT infrastructure of approximately $18 million. An additional $12 million of IT infrastructure cost is expected to be incurred in 2014.

In July 2012, we completed the acquisition of 29 convenience stores located in the Little Rock and Hot Springs, Arkansas areas from The Crackerbox, LLC for $61 million. The acquisition of these stores enhanced our existing retail network and supply chain.

Contractual Obligations

As of June 30, 2013, our contractual obligations for the the last six months of 2013 and for each year thereafter are summarized below (in millions).

	Payments Due by Period
	2013	2014	2015	2016	2017	Thereafter	Total
Debt	$12	$34	$47	$69	$75	$813	$1,050
Interest payments on debt	20	37	37	35	34	151	314
Capital lease obligations	2	1	1	1	—	3	8
Operating lease obligations	12	18	15	12	9	26	92
Purchase obligations	1	1	1	—	—	—	3
Other long-term liabilities	9	31	19	3	3	65	130

Total	$56	$122	$120	$120	$121	$1,058	$1,597

Debt and Capital Lease Obligations

We have land and certain convenience store properties under capital leases. Capital lease obligations in the table above include both principal and interest.

We incurred an aggregate $1.05 billion in new debt in connection with the separation and distribution, consisting of: (i) $550 million aggregate principal amount of senior unsecured bonds due 2023 (the “notes”); and (ii) $800 million in senior secured credit facilities, comprised of a $500 million term loan facility (the “term loan”) and a $300 million revolving credit facility (the “revolving credit facility”). We have not borrowed under the revolving credit facility as of the date of this filing.

Interest expense on the term loan in the table above was calculated based on the term loan interest rate as of June 30, 2013, which was 1.95%.

Operating Lease Obligations

Our operating lease obligations include leases for land, office facilities and retail sites. Operating lease obligations reflected in the table above include all operating leases that have initial or remaining non-cancelable terms in excess of one year, and are not reduced by minimum rentals to be received by us under subleases. In addition, such amounts do not reflect contingent rentals that may be incurred in addition to minimum rentals. See Note 9 in the notes to the audited combined financial statements included elsewhere in this prospectus for our disclosures of contingent rentals paid related to our operating leases.

In connection with the separation and distribution, we entered into an Office Lease Agreement with Valero, pursuant to which we lease approximately 83,000 square feet of office space at the Valero corporate campus in San Antonio, Texas. The term of the lease is five years, but we will have the right to terminate the lease at any time without penalty upon 180 days’ prior notice to Valero. Rent and other charges to be paid by us under the lease are consistent with the rates charged for comparable office space in the San Antonio area.

We also entered into an Office Sublease Agreement with Valero to sublease approximately 49,000 square feet of office space from Valero in the building located at 2200 McGill College in Montreal, Québec. The sublease will expire on March 31, 2014, but we will have the right to terminate the sublease at any time without penalty upon 180 days’ prior notice to Valero. Rent and other charges under the sublease are straight pass-throughs (prorated based on square footage) of the rents and other charges and expenses incurred by Valero under the lease, without markup. The sublease is subject to the consent of the landlord under the lease.

The lease and sublease agreements with Valero have non-cancelable terms that are less than one year. Therefore, the amounts to be paid in future periods are not disclosed in the table of contractual obligations and the above-described office lease and sublease does not change our annual operating lease expense materially.

Purchase Obligations

The U.S. Fuel Supply Agreements and Petroleum Product Supply Agreement in Canada contain minimum annual purchase obligations. The minimum purchase obligation provisions of these agreements require us to purchase minimum annual volumes of motor fuel at market-based prices. In the event that we do not purchase the minimum volumes, the agreements include a charge for the difference between the total minimum volume commitment to be purchased over the terms of the agreements and the volumes actually purchased by us.

Other Long-Term Liabilities

Other long-term liabilities are described in Note 8 of the notes to audited combined financial statements included elsewhere in this prospectus. For purposes of reflecting amounts for other long-term liabilities in the table above, we have made our best estimate of expected payments for each type of liability based on information available as of December 31, 2012.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Other Matters Impacting Liquidity and Capital Resources

Cash Held by Our Canadian Subsidiary

As of June 30, 2013, $148 million of cash was held in Canada. A significant portion of our operating income is from our Retail–Canada segment, and we have agreed with Valero not to dividend or repatriate any cash from Canada through the end of 2013. We intend to reinvest earnings indefinitely in our Canadian operations even though we are not restricted from repatriating such earnings to the U.S. in the form of cash dividends subsequent to 2013.

Should we decide to repatriate such earnings, we would incur and pay taxes on the amounts repatriated. In addition, such repatriation could cause us to record deferred tax expense that could significantly impact our results of operations.

Concentration of Customers

We have no significant concentration of customers.

Dividends

On October 15, 2013, we paid a regular quarterly cash dividend of $0.0625 per share to shareholders of record as of September 30, 2013. We expect to continue the practice of paying regular quarterly cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. There can be no assurance that we will continue to pay any dividend.

Working Capital Adjustments Made in Connection With the Separation and Distribution

We participated in Valero’s centralized cash management program and the cash generated by us was transferred to Valero daily and Valero funded our operating and investing activities, as needed. The cash collected on our credit card receivables was immediately transferred to Valero. As a result, the cash reflected on our historical combined balance sheets represents cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in ATMs.

In connection with the separation and distribution, certain changes occurred regarding the manner in which we participated in Valero’s centralized cash management program. The most significant change related to our payment terms on motor fuel purchased from Valero, which were increased to “net 10” days after taking title to the motor fuel. Previously, we paid Valero for our motor fuel on the same day we took delivery. Due to the change in payment terms, our cash increased by $342 million during the six months ended June 30, 2013.

After one year, Valero can, at its sole discretion, reduce or eliminate the payment terms on motor fuel purchases. We believe, however, that the increase to our cash on hand will result in a cash balance that is more typical for a company of our size and in our industry.

Health Care Reform

In March 2010, a comprehensive health care reform package composed of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (“Health Care Reform”) was enacted into law in the U.S. Provisions of the Health Care Reform are expected to affect the future costs of U.S. health care plans. We expect to receive more guidance on the Health Care Reform provisions, which are required in 2014 and will then be able to better evaluate the potential impact of the Health Care Reform on our financial position and results of operations; however, we currently estimate that our annual health care costs will increase by approximately $5 million in 2014.

Contingencies

Legal Matters

See Note 9 under the caption “Litigation Matters” of the notes to audited combined financial statements and Note 6 of the notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus for a discussion of our legal matters.

Environmental Matters

Our operations are subject to extensive environmental regulations by governmental authorities relating to the discharge of materials into the environment, waste management, pollution prevention measures, greenhouse gas emissions and characteristics and composition of gasoline and diesel. Because environmental laws and regulations are becoming more complex and stringent and new environmental laws and regulations are continuously being enacted or proposed, the level of future expenditures required for environmental matters could increase in the future. In addition, any major upgrades in any of our operating facilities could require material additional expenditures to comply with environmental laws and regulations. See Note 9 under the caption “Environmental Matters” of the notes to audited combined financial statements included elsewhere in this prospectus for a discussion of our environmental matters.

Quarterly Results of Operations and Seasonality

Our business exhibits substantial seasonality due to concentrated geographic areas of our stores, as well as the fluctuating customer activity during different times of the year. In general, sales and operating income are highest in the second and third quarters during the summer activity months and lowest during the winter months.

See Note 17 of the notes to audited combined financial statements included elsewhere in this prospectus for financial and operating quarterly data for each quarter of 2012 and 2011.

New Accounting Policies

The adoption of certain new financial accounting pronouncements has not had, and is not expected to have, a material effect on our financial statements.

As a result of our acquisition of the Crackerbox, we recorded $18 million of goodwill. See Note 11 to the condensed notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus for our goodwill impairment testing policy.

We issued our first grants of stock-based awards in the second quarter of 2013. We account for stock-based compensation in accordance with ASC Topic 718, Compensation—Stock Compensation. See Note 12 to the condensed notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus for further discussion or our accounting for stock-based awards.

Critical Accounting Policies Involving Critical Accounting Estimates

We prepare our financial statements in conformity with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 1 under the caption “Significant Accounting Policies” of the notes to audited combined financial statements included elsewhere in this prospectus for a summary of our significant accounting policies.

Critical accounting policies are those we believe are both most important to the portrayal of our financial condition and results, and require our most difficult, subjective or complex judgments, often because we must make estimates about the effect of matters that are inherently uncertain. Judgments and uncertainties affecting the application of those policies may result in materially different amounts being reported under different conditions or using different assumptions. We believe the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements.

Impairment of Assets

Long-lived assets at the individual retail site level are reviewed for impairment periodically or whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Our primary indicator that operating store assets may not be recoverable is consistent negative cash flow for a twelve-month period for those retail sites that have been open in the same location for a sufficient period of time to allow for meaningful analysis of ongoing results. Management also monitors other factors when evaluating retail sites for impairment, including individual sites’ execution of their operating plans and local market conditions.

When an evaluation is required, the projected future undiscounted cash flows to be generated from each retail site over its remaining economic life are compared to the carrying value of the long-lived assets of that site to determine if a write-down to fair value is required. When determining future cash flows associated with an individual retail site, management makes assumptions about key variables such as sales volume, gross margins and expenses. Cash flows vary for each retail site year to year and, as a result, we identified and recorded impairment charges for operating and closed retail sites in 2011 and 2010 as changes in market demographics, traffic patterns, competition and other factors have impacted the overall operations of certain of our individual retail site locations. Similar changes may occur in the future that will require us to record impairment charges. We have not made any material changes in the methodology used to estimate future cash flows of operating retail sites during the past three years.

Our impairment evaluations are based on assumptions we deem to be reasonable. If the actual results of our operating retail sites are not consistent with the estimates and judgments we have made in estimating future cash flows and determining fair values, our actual impairment losses could vary positively or negatively from our estimated impairment losses. Providing sensitivity analysis if other assumptions were used in performing the impairment evaluations is not practical due to the significant number of assumptions involved in the estimates. As discussed further in Note 3 of the notes to audited combined financial statements included elsewhere in this prospectus, we recorded asset impairment losses of $3 million and $5 million for 2011 and 2010, respectively. Asset impairment losses are reported separately in the statements of income.

Goodwill

Goodwill is not amortized, but instead is tested for impairment at the reporting unit level at least annually, and tested for impairment more frequently if events and circumstances indicate that the goodwill might be impaired. The annual impairment test of goodwill is performed as of the first day of the fourth quarter of our fiscal year.

In performing our annual impairment analysis, ASC 350–20, Intangibles–Goodwill and Other, allows us to use qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill.

If, after assessing the totality of events or circumstances, we determine that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, no further testing is necessary. However, if we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we perform the first step of the two-step goodwill impairment test.

In the first step of the goodwill impairment test, the reporting unit’s carrying amount (including goodwill) and its fair value are compared. If the estimated fair value of a reporting unit is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of our “implied fair value” requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the “implied fair value” is less than the carrying value, an impairment charge would be recorded.

Self-Insurance Liabilities

We currently self-insure for expected losses under our workers’ compensation, non-subscriber work injury program and general liability. We accrue liabilities based on our estimates of the ultimate costs to settle claims, including incurred but not reported claims.

We have not made any material changes in the methodology used to establish our self-insurance liability during the past three years. Our accounting policies regarding self-insurance programs include judgments and actuarial assumptions regarding economic conditions, the frequency and severity of claims, claim development patterns and claim management and settlement practices. Although we have not experienced significant changes in actual expenditures compared to actuarial assumptions as a result of increased medical costs or incidence rates, such changes could occur in the future and could significantly impact our results of operations and financial position.

In connection with the separation and distribution, we recognized a $15 million receivable from Valero in connection with Valero’s agreement to indemnify us for self-insurance obligations that we incurred up to and including the distribution date.

As of June 30, 2013, our self-insurance reserve recorded in the the unaudited consolidated and combined financial statements was $18 million. As of December 31, 2012 and 2011, our self-insurance reserves recorded in the audited combined financial statements were $17 million and $18 million, respectively. A 10% change in our estimate for our self-insurance liability as of June 30, 2013 would change our self-insurance liability by approximately $2 million.

Asset Retirement Obligations

As of June 30, 2013, we had approximately 4,600 USTs at our retail sites. We recognize the estimated future cost to remove these USTs over their estimated useful lives. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset at the time a UST is installed. We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the UST.

We have not made any material changes in the methodology used to estimate future costs for removal of a UST during the past three fiscal years. We base our estimates of such future costs on our prior experience with removal and include normal and customary costs we expect to incur associated with UST removal. We compare our cost estimates with our actual removal cost experience on an annual basis, and when the actual costs we experience exceed our original estimates, we will recognize an additional liability for estimated future costs to remove the USTs. Because these estimates are subjective and are currently based on historical costs with adjustments for estimated future changes in the associated costs, the dollar amount of these obligations could change as more information is obtained.

As of June 30, 2013, our liability related to the removal of USTs recorded in the the unaudited consolidated and combined financial statements was $81 million. As of December 31, 2012 and 2011, our liabilities related to the removal of USTs recorded in the audited combined financial statements were $79 million and $76 million, respectively. A 10% change in our estimate of anticipated future costs for removal of USTs as of June 30, 2013 would change our asset retirement obligation by approximately $8 million. See also Note 8 under the caption “Asset Retirement Obligation” of the notes to audited combined financial statements included elsewhere in this prospectus.

Environmental Liabilities

As of June 30, 2013, our environmental reserve recorded in the unaudited consolidated and combined financial statements was $4 million. As of December 31, 2012 and 2011, our environmental reserves recorded in the audited combined financial statements were $5 million and $4 million, respectively. These environmental reserves represent our estimates for future expenditures for remediation and related litigation associated with contaminated sites as a result of releases (e.g. overfills, spills and releases) and are based on current regulations, historical results and certain other factors.

Environmental liabilities that we have recorded are based on internal and external estimates of costs to remediate sites. Factors considered in the estimates of the liability are the expected cost and the estimated length of time to remediate each contaminated site. Estimated remediation costs are not discounted because the timing of payments cannot be reasonably estimated. Reimbursements under state trust fund programs are recognized when received because such amounts are insignificant. The adequacy of the liability is evaluated quarterly and adjustments are made based on updated experience at existing sites, newly identified sites and changes in governmental policy. A 10% change in our estimate of environmental liabilities recorded as of June 30, 2013 would change our environmental liabilities that we have recorded by less than $1 million. See also Note 9 under the caption “Environmental Matters” of the notes to audited combined financial statements included elsewhere in this prospectus.

Tax Matters

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities that cannot be predicted at this time. In addition, we have received claims from various jurisdictions related to certain tax matters. Tax liabilities include potential assessments of penalty and interest amounts.

We record tax liabilities based on our assessment of existing tax laws and regulations. A contingent loss related to a transactional tax claim is recorded if the loss is both probable and estimable. The recording of our tax liabilities requires significant judgments and estimates. Actual tax liabilities can vary from our estimates for a variety of reasons, including different interpretations of tax laws and regulations and different assessments of the amount of tax due. In addition, in determining our income tax provision, we must assess the likelihood that our deferred tax assets will be recovered through future taxable income. Significant judgment is required in estimating the amount of valuation allowance, if any, that should be recorded against those deferred income tax assets. If our actual results of operations differ from such estimates or our estimates of future taxable income change, the valuation allowance may need to be revised. However, an estimate of the sensitivity to earnings that would result from changes in the assumptions and estimates used in determining our tax liabilities is not practicable due to the number of assumptions and tax laws involved, the various potential interpretations of the tax laws, and the wide range of possible outcomes. See Note 9 under the caption “Tax Matters” and Note 12 of the notes to audited combined financial statements and Note 5 of the notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus for a further discussion of our tax liabilities.

Legal Matters

See Note 9 under the caption “Litigation Matters” of the notes to audited combined financial statements and Note 6 under the caption “Litigation Matters” of the notes to unaudited consolidated and combined financial statements included elsewhere in this prospectus for a discussion of our legal matters.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

In connection with the separation and distribution, we incurred an aggregate of $1.05 billion in new debt, $500 million of which consists of a five-year term loan bearing interest at a variable rate. In addition, our revolving credit facility has a borrowing capacity of up to $300 million, and any borrowings would bear interest at variable rates. As of June 30, 2013, the borrowing rate on the term loan and revolving credit facility was 1.95% (LIBOR plus a spread of 1.75%). As of June 30, 2013, we had not borrowed under the revolving credit facility.

As a result of these financing transactions, we are subject to market risk from exposure to changes in interest rates. The annualized effect of a one percentage point change in floating interest rates on our variable rate debt obligations outstanding at June 30, 2013 would be to change interest expense by approximately $5 million.

Commodity Price Risk

We have not historically hedged or managed our price risk with respect to our commodity inventories (gasoline and diesel fuel), as the time period between the purchases of our motor fuel inventory and the sales to our customers is very short.

Foreign Currency Risk

Our financial statements are reported in U.S. dollars. However, a substantial portion of our operations are in Canada. As such, our reported results of operations, cash flows and financial position as they relate to our Canadian operations are impacted by fluctuations in the Canadian dollar exchange rate into U.S. dollars. We have not historically hedged or managed our risk associated with our exposure to the Canadian dollar/U.S. dollar exchange rate.

CORPORATE GOVERNANCE AND MANAGEMENT

Executive Officers

The following individuals serve as our executive officers following the distribution.

Name	Position with CST	Age as of December 31, 2012
Kimberly S. Bowers	Chief Executive Officer and President	48
Clayton E. Killinger	Senior Vice President and Chief Financial Officer	52
Charles (Hal) Adams	Senior Vice President and Chief Marketing Officer	52
Anthony P. Bartys	Senior Vice President and Chief Operating Officer	55
Stephan F. Motz	Senior Vice President and Chief Development Officer	54

There are no family relationships among any of the officers named above. Each officer of CST will hold office from the date of election until a successor is elected.

Kimberly S. Bowers. Ms. Bowers was elected Chief Executive Officer and President of CST effective January 1, 2013. Ms. Bowers served as Executive Vice President and General Counsel of Valero from October 2008, and previously served as Senior Vice President and General Counsel of Valero since April 2006. Before that, she was Valero’s Vice President—Legal Services from 2003 to 2006. Ms. Bowers joined Valero’s legal department in 1997. Ms. Bowers was elected to the board of directors of WPX Energy, Inc. on December 30, 2011.

Clayton E. Killinger. Mr. Killinger was elected Senior Vice President and Chief Financial Officer of CST effective January 1, 2013. He served as Senior Vice President and Controller of Valero since July 1, 2007, and previously served as Vice President and Controller of Valero since 2003. Mr. Killinger joined Valero in December 2001. Prior to joining Valero, Mr. Killinger, a certified public accountant, was a partner with Arthur Andersen LLP, having joined that firm in 1983.

Charles (Hal) Adams. Mr. Adams was elected Senior Vice President—Marketing of CST effective January 1, 2013, and became Senior Vice President and Chief Marketing Officer effective May 1, 2013. Previously, he served as Vice President of U.S. Retail Merchandising from January 1, 2001 until January 1, 2013. Mr. Adams served in various capacities with Valero and certain of its predecessor companies for over 25 years.

Anthony P. Bartys. Mr. Bartys was elected Senior Vice President and Chief Operating Officer of CST effective January 1, 2013. Previously, he served as Vice President of U.S. Retail Operations and Marketing from July 2007 until January 1, 2013. Mr. Bartys has over 27 years of experience in the retail and fuels management field, 21 of those years with Valero and certain of its predecessor companies.

Stephan F. Motz. Mr. Motz was first elected Senior Vice President of CST effective January 1, 2013, and became Senior Vice President and Chief Development Officer on March 11, 2013. He previously served as Vice President of U.S. Retail Asset Development and Administration since October 2003. Mr. Motz has served in various capacities with Valero and certain of its predecessor companies for 30 years.

Board of Directors

The following individuals serve as members of our Board of Directors.

Name	Age as of December 31, 2012
Donna M. Boles	59
Kimberly S. Bowers	48
Roger G. Burton	66
Michael S. Ciskowski	55
S. Eugene Edwards	56
Ruben M. Escobedo	75
Denise Incandela	48
William G. Moll	75
Alan Schoenbaum	55
Michael Wargotz	54

Our Board of Directors is divided into three classes, each of roughly equal size. The directors designated as Class I directors have terms expiring at the first annual meeting of stockholders following the distribution; the directors designated as Class II directors have terms expiring at the following year’s annual meeting of stockholders; the directors designated as Class III directors have terms expiring at the following year’s annual meeting of stockholders after that. Commencing with the first annual meeting of stockholders held following the distribution, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years.

Set forth below is additional information regarding the directors identified above, as well as a description of the specific skills and qualifications each person provides the Board of Directors of CST.

Donna M. Boles. Ms. Boles, prior to her retirement, was Senior Vice President, Human Resources of Becton, Dickinson and Company, a global medical technology company, from 2005 until August 31, 2013. Prior to that, Ms. Boles served as Vice President, Human Resources for the BD Medical division since 2001. She joined Becton, Dickinson and Company in 1973 and served in progressively responsible roles across multiple business segments since. Ms. Boles’ pertinent experience, qualifications, attributes and skills include the knowledge and management experience (including extensive experience in executive compensation and leadership succession planning) she has attained through her years of service as an officer of a global, publicly traded corporation. Ms. Boles was elected to CST’s Board of Directors in April 2013.

Kimberly S. Bowers. Ms. Bowers’ biographical information is provided above under the caption “Executive Officers.” Ms. Bowers was elected to CST’s Board of Directors in November 2012. Ms. Bowers’ pertinent experience, qualifications, attributes and skills include the knowledge and experience she has attained through her service, with extensive and varied responsibilities, as an executive officer of Valero for more than four years and the knowledge and experience she has attained from her service on another public company board.

Roger G. Burton. Mr. Burton is a Certified Public Accountant. He served as a partner of Arthur Andersen LLP from 1981 to 2002. After retiring from Arthur Andersen LLP, Mr. Burton founded his own financial consulting, auditing and litigation support services firm, Roger G. Burton, CPA. Mr. Burton was elected to CST’s Board of Directors in March 2013. His pertinent experience, qualifications, attributes, and skills include public accounting and financial reporting expertise (including extensive experience as a CPA) and managerial experience attained from serving as chief executive of his own financial services firm.

Michael S. Ciskowski. Mr. Ciskowski has served as Executive Vice President and Chief Financial Officer of Valero since August 2003. He previously served as Executive Vice President—Corporate Development since April 2003, and Senior Vice President in charge of business and corporate development since 2001.

Mr. Ciskowski was elected to CST’s Board of Directors in November 2012. Mr. Ciskowski’s pertinent experience, qualifications, attributes and skills include his experience and knowledge (particularly his expertise in finance) attained through his service as an executive officer and the chief financial officer of Valero for ten years.

S. Eugene Edwards. Mr. Edwards has served as Executive Vice President and Chief Development Officer of Valero since January 2011. He previously served as Executive Vice President—Corporate Development and Strategic Planning of Valero beginning in December 2005. Starting in 2001, Mr. Edwards served as Senior Vice President of Valero with responsibilities for product supply, trading, and wholesale marketing. Mr. Edwards was elected to CST’s Board of Directors in November 2012. Mr. Edwards’ pertinent experience, qualifications, attributes and skills include the knowledge and experience he has attained from his service as an executive officer of Valero with numerous, disparate responsibilities for more than seven years.

Ruben M. Escobedo. Mr. Escobedo is a Certified Public Accountant. He owned and operated his public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977 through 2007. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc., a position he has held since 1996, and he has served as a director of Valero since 1994 where he is the Chairman of the Audit Committee and a member of the Executive Committee. Mr. Escobedo was elected to CST’s Board of Directors in April 2013. Mr. Escobedo’s pertinent experience, qualifications, attributes, and skills include public accounting and financial reporting expertise (including extensive experience as a CPA), managerial experience attained from serving as chief executive of his own accounting firm, the knowledge and experience he has attained from service on the boards of Cullen/Frost Bankers, Inc. and Valero.

Denise Incandela. Ms. Incandela is Executive Vice President and Chief Marketing Officer of Saks Fifth Avenue, where she oversees Saks Direct and Saks Fifth Avenue’s marketing programs including, advertising, sales promotions, loyalty, digital marketing / social media, customer analytics and market research. From 1992 through 1999, Denise worked at McKinsey & Company’s New York Office, where she was a leader of their Retail practice and served Saks Fifth Avenue as a consultant. In 1999, she joined Saks as the Chief Operating Officer of Saks Direct, where she was ultimately promoted to President of Saks Direct prior to being named Executive Vice President and Chief Marketing Officer of Saks Fifth Avenue in 2011. Denise received an M.B.A. from the Wharton Business School and a B.S. from Boston College. She was elected to CST’s Board of Directors in June 2013. Ms. Incandela’s pertinent experience, qualifications, attributes and skills include management experience and retail expertise and perspective gained through her positions described above.

William G. Moll. Mr. Moll, prior to his retirement, was President and Chief Executive Officer of Alamo Public Telecommunications Council (KLRN-TV, San Antonio, Texas) from 2009 to 2012. From 2000 to 2009, Mr. Moll served in various roles at Clear Channel Communications, Inc., including as President and Chief Executive Officer of Clear Channel Television from 2000 to 2006 and as Chairman of Clear Channel Television from 2006 to 2009. Mr. Moll was elected to CST’s Board of Directors in April 2013. Mr. Moll’s pertinent experience, qualifications, attributes, and skills include the knowledge and experience (particularly his expertise in communications and advertising) he has attained through his years of service as an officer of publicly traded corporations and telecommunications organizations.

Alan Schoenbaum. Mr. Schoenbaum is Senior Vice President and General Counsel of Rackspace Hosting, Inc., a publicly traded information service company based in San Antonio, Texas. Mr. Schoenbaum also leads Rackspace’s governmental relations efforts. Prior to joining Rackspace, he was a partner at Akin Gump Strauss Hauer & Feld LLP in San Antonio. He has more than 25 years of experience in corporate and securities law and mergers and acquisitions. Mr. Schoenbaum was elected to CST’s Board of Directors in April 2013. Mr. Schoenbaum’s pertinent experience, qualifications, attributes, and skills include the knowledge and experience (particularly his expertise in mergers and acquisitions, corporate compliance and strategic planning) he has attained through his years of service as an officer of a publicly traded corporation and as partner of a major law firm.

Michael Wargotz. Mr. Wargotz has served since July 2011 as the Chairman of Axcess Ventures, an affiliate of Axcess Luxury and Lifestyle, a business development agency for prestige and ultra-luxury brands. From August 2010 to June 2011, Mr. Wargotz served as the Chief Financial Officer of The Milestone Aviation Group, LLC, a global aviation leasing company. From August 2009 to July 2010, Mr. Wargotz served as the Co-Chairman of Axcess Luxury and Lifestyle. From December 2006 to August 2009, Mr. Wargotz served as the Chief Financial Advisor of NetJets, Inc., an aviation services provider, and from June 2004 to November 2006, he was a Vice President of NetJets. Mr. Wargotz is a founding partner of Axcess Solutions, LLC, a strategic alliance, brand development and partnership marketing consulting firm, which originated in 2001. Mr. Wargotz also serves as a director of the publicly traded companies, Wyndham Worldwide Corporation and Resources Connection Inc. Mr. Wargotz was elected to CST’s Board of Directors in April 2013. Mr. Wargotz’s pertinent experience, qualifications, attributes and skills include management experience, financial expertise, branding knowledge and compliance expertise and perspective gained through his responsibilities with the companies described above.

Committees of the Board of Directors

Our Board of Directors has the following committees:

Audit Committee

The principal functions of the Audit Committee include:

•	discussing with management, our independent registered public accounting firm and the internal auditors the integrity of the company’s accounting policies, internal controls, financial statements, financial reporting practices and select financial matters, covering our company’s capital structure, complex financial transactions, financial risk management, retirement plans and tax planning;

•	reviewing significant corporate risk exposures and steps management has taken to monitor, control and report such exposures;

•	monitoring the qualifications, independence and performance of our independent registered public accounting firm and internal auditors;

•	monitoring the company’s compliance with legal and regulatory requirements and corporate governance; and

•	maintaining open and direct lines of communication with the Board of Directors and the company’s management, internal auditors and independent registered public accounting firm.

The size and composition of the Audit Committee satisfies the independence requirements set forth in the applicable listing standards of the SEC and the NYSE and the requirements set forth in the Audit Committee Charter. Messrs. Burton, Ciskowski and Escobedo each qualify as financial experts within the meaning of applicable SEC rules.

The Audit Committee consists of three members and includes Messrs. Burton, Escobedo and Ciskowski.

A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Audit Committee Charter, which is available on our website: www.cstbrands.com.

Compensation Committee

The principal functions of the Compensation Committee include:

•	overseeing our executive compensation policies, plans, programs and practices;

•	assisting the Board of Directors in discharging its responsibilities relating to the fair and competitive compensation of our company’s executives and other key employees;

•	conducting periodic reviews of director compensation and making recommendations to the Board of Directors regarding director compensation; and

•	annually reviewing the performance and setting the compensation of the Chief Executive Officer.

The Compensation Committee satisfies the independence requirements set forth in the applicable listing standards of the SEC and the NYSE and the requirements set forth in the Compensation Committee charter.

The Compensation Committee consists of three members and includes Ms. Boles and Messrs. Edwards and Schoenbaum.

In carrying out its duties, the Compensation Committee has direct access to outside advisers, independent compensation consultants and others to assist them.

A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Compensation Committee Charter, which is available on our website: www.cstbrands.com.

Nominating and Governance Committee

The principal functions of the Nominating and Governance Committee include:

•	selecting and recommending director candidates to the Board of Directors to be submitted for election at the annual meeting of stockholders and to fill any vacancies on the Board of Directors;

•	recommending committee assignments to the Board of Directors;

•	reviewing and recommending to the Board of Directors appropriate corporate governance policies and procedures for the company; and

•	conducting an annual assessment of the qualifications and performance of the Board of Directors.

The Nominating and Governance Committee satisfies the independence requirements set forth in the applicable listing standards of the SEC and the NYSE and requirements set forth in the Nominating and Governance Committee charter.

The Nominating and Governance Committee consists of three members and includes Messrs. Moll and Wargotz and Ms. Incandela.

A more detailed discussion of the committee’s mission, composition and responsibilities is contained in the Nominating and Governance Committee Charter, which is available on our website: www.cstbrands.com.

Selection of Nominees for Directors

One of the principal functions of the Nominating and Governance Committee is selecting and recommending director candidates to the Board of Directors to be submitted for election at the annual meeting of stockholders and to fill any vacancies on the Board of Directors. The Nominating and Governance Committee identifies, investigates and recommends director candidates to the Board of Directors with the goal of creating balance of knowledge, experience and diversity. Generally, the Nominating and Governance Committee identifies candidates through business and organizational contacts of the directors and management. CST Brands’ bylaws address the process by which stockholders may nominate candidates for director election at a meeting of stockholders whether or not such nominee is submitted to and evaluated by the Nominating and Governance Committee. The Nominating and Governance Committee considers and evaluates director candidates recommended by stockholders on the same basis as candidates recommended by the company’s directors, Chief Executive Officer, other executive officers, third-party search firms or other sources.

Decision-Making Process to Determine Director Compensation

Director compensation is reviewed annually by the Compensation Committee with the assistance of such third-party consultants as the committee deems advisable, and set by action of the CST Brands’ Board of Directors.

Board Risk Oversight

While our company’s management is responsible for the day-to-day management of risks to the company, the Board of Directors has broad oversight responsibility for our risk management programs. In this oversight role, the Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by management are functioning as intended, and necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. In carrying out its oversight responsibility, the Board of Directors delegates to individual Board committees certain elements of its oversight function. In this context, the Board of Directors delegates authority to the Audit Committee to facilitate coordination among the Board’s committees with respect to oversight of our risk management programs. As part of this authority, the Audit Committee regularly discusses the company’s risk assessment and risk management policies to ensure our risk management programs are functioning properly. The Board of Directors receives regular updates from its committees on individual areas of risk, such as updates on financial risks from the Audit Committee and compensation program risks from the Compensation Committee.

Communications with the Board of Directors

Our Board of Directors maintains a process for stockholders and interested parties to communicate with the Board of Directors. Stockholders and interested parties may write or call our Board of Directors by contacting our Corporate Secretary as provided below:

•	Mailing Address: Corporate Secretary, CST Brands, Inc., One Valero Way, Building D, Suite 200, San Antonio, Texas 78249

•	Phone Number: (210) 692-5000

Relevant communications will be distributed to the Board of Directors or to any individual director or directors, as appropriate; however, threatening, illegal or similarly unsuitable communications will be excluded. Any communication that is filtered out will be made available to any outside director upon request.

Stock Ownership and Retention Guidelines for Directors and Officers

Our Board adopted stock ownership and retention guidelines. The Compensation Committee believes that directors and executives who own and hold a significant amount of Company stock are aligned with long-term shareholder interests.

The guidelines approved by the Committee are:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Two times Base Salary
Outside Directors	Three times Annual Cash Retainer

For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Unvested Restricted Stock Units;

•	Deferred Stock Units; and

•	Shares owned through Company retirement plans.

In addition, our stock retention guidelines require that our directors retain 50% of net (after-tax) shares acquired from the exercise of stock options or the vesting of restricted stock until they attain their target stock ownership goal. As our board was only constituted in the past six months with most of the members joining the board within the past two months, only Messrs. Ciskowski, Edwards and Schoenbaum meet the applicable stock ownership multiple guidelines.

As of September 1, 2013, Mr. Killinger exceeded the applicable stock ownership multiple guidelines, however, none of our other named executive officers met or exceeded the applicable stock ownership multiple guidelines.

Compensation Committee Interlocks and Insider Participation

None of the members of the CST Compensation Committee as of the date of this prospectus has been an officer or employee of CST or any of its subsidiaries and no executive officer of the Company serves on the CST Compensation Committee or board of any company that employed any member of the CST Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION

Our five named executive officers are Kimberly S. Bowers, Clayton E. Killinger, Stephan F. Motz, Anthony P. Bartys and Charles (Hal) Adams. These individuals are our Chief Executive Officer and President, Chief Financial Officer and our three most highly compensated executive officers (other than our Chief Executive Officer and Chief Financial Officer). For the disclosures below and in our Compensation Discussion and Analysis, we refer to these five individuals as our “named executive officers.” Prior to the separation, each of our named executive officers was employed by Valero or its subsidiaries; therefore, the information provided for the years 2012, 2011 and 2010 reflects compensation earned at Valero or its subsidiaries and the design and objectives of the executive compensation programs in place at Valero prior to the separation.

Compensation decisions for our named executive officers prior to the separation were made by Valero. Compensation decisions following the separation are made by our Compensation Committee.

The tables in the following sections of this prospectus provide information required by the SEC regarding compensation paid to or earned by our named executive officers for the year ended December 31, 2012. We use captions and headings in these tables that correspond to the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables and are an important part of our disclosures.

Summary Compensation Table

The following table summarizes the compensation paid to our named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010.

Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensa- tion ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensa- tion ($)(6)	Total ($)
Kimberly S. Bowers	2012	$550,000	$926,686	$154,095	$660,000	$821,674	$42,527	$3,154,982
Chief Executive Officer and President	2011	535,000	526,050	201,932	710,000	492,536	40,063	2,505,581
	2010	515,000	588,439	163,300	456,000	226,607	41,721	1,991,067
Clayton E. Killinger	2012	$430,000	$512,953	$86,000	$419,300	$482,838	$39,479	$1,970,570
Senior Vice President and Chief Financial Officer	2011	415,000	289,328	111,063	450,000	277,748	38,026	1,581,165
	2010	375,000	323,649	89,815	270,000	115,966	35,139	1,209,569
Stephan F. Motz	2012	$299,000	$159,304	$—	$166,244	$201,852	$24,264	$850,664
Senior Vice President	2011	290,800	170,966	—	192,942	133,932	22,803	811,443
	2010	281,736	125,888	—	109,198	101,905	22,601	641,328
Anthony P. Bartys	2012	$294,000	$159,304	$—	$163,464	$312,654	$31,394	$960,816
Senior Vice President	2011	284,800	170,966	—	193,158	173,512	25,657	848,093
	2010	275,126	123,090	—	106,636	133,182	25,221	663,255
Charles (Hal) Adams	2012	$226,000	$73,952	$—	$125,656	$191,984	$29,623	$647,215
Senior Vice President	2011	218,500	80,223	—	147,923	97,703	28,517	572,866
	2010	211,423	58,095	—	81,946	77,162	21,112	449,738

Footnotes to Summary Compensation Table:

(1)	The amounts shown represent the grant date fair value of awards for each of the fiscal years shown computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”).
(2)	See the Grants of Plan-Based Awards table for more information regarding shares of restricted stock and performance shares awarded in 2012. Only Ms. Bowers and Mr. Killinger received awards of performance shares in the years shown.
(3)	See the Grants of Plan-Based Awards table for more information on stock options granted in 2012. For information about valuation assumptions for the 2012 stock option grants, refer to the footnotes in the Grants of Plan-Based Awards table. Only Ms. Bowers and Mr. Killinger received awards of stock options in the years shown.

(4)	Represents amounts earned under Valero’s annual incentive bonus plan.
(5)	This column represents the sum of the change in pension value and non-qualified deferred compensation earnings for each of our named executive officers. See the Pension Benefits table for the present value assumptions used for these calculations. The amount of above-market or preferential earnings on non-tax-qualified deferred compensation included in the amounts presented above is zero.
(6)	The amounts listed as “All Other Compensation” for 2012 are composed of these items:

Item of income (in dollars)	Bowers	Killinger	Motz	Bartys	Adams
Valero contribution to Thrift Plan account	$15,000	$15,000	$15,000	$15,000	$13,335
Valero contribution to Excess Thrift Plan account	18,000	10,800	2,940	2,640	—
Reimbursement of club membership dues	—	5,820	—	—	—
Imputed income—personal liability insurance	3,250	2,058	650	650	650
Imputed income—individual disability insurance	2,975	3,381	1,772	1,795	472
Imputed income—long-term disability	2,420	2,420	2,420	2,420	2,420
Imputed income—insurance (life & survivor) over $50,000	882	—	1,482	8,889	2,636
Reimbursement of higher education expenses	—	—	—	—	10,110

Total	$42,527	$39,479	$24,264	$31,394	$29,623

GRANTS OF PLAN-BASED AWARDS

The following table describes plan-based awards (under Valero’s plans) for our named executive officers in 2012.

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/sh)(1)	Closing Market Price on Grant Date ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kimberly S. Bowers	n/a	(3)	$—	$440,000	$4,568,000
	11/09/2012	(4)				n/a	27,593	n/a			$806,546
	11/09/2012	(5)				—	16,840	33,680			120,140
	11/09/2012	(6)				n/a	14,030	n/a	$29.2301	$29.59	154,095
Clayton E. Killinger	n/a	(3)	$—	$279,500	$559,000
	11/09/2012	(4)				n/a	15,257	n/a			$445,964
	11/09/2012	(5)				—	9,390	18,780			66,989
	11/09/2012	(6)				n/a	7,830	n/a	$29.2301	$29.59	86,000
Stephan F. Motz	n/a	(3)	$—	$119,600	$239,200
	11/09/2012	(4)				n/a	5,450	n/a			$159,304
Anthony P. Bartys	n/a	(3)	$—	$117,600	$235,200
	11/09/2012	(4)				n/a	5,450	n/a			$159,304
Charles (Hal) Adams	n/a	(3)	$—	$90,400	$180,800
	11/09/2012	(4)				n/a	2,530	n/a			$73,952

Footnotes to Grants of Plan-Based Awards table:

(1)	The exercise price is the mean of the high and low reported sales price per share on the NYSE of Valero’s common stock on the date of grant. Under the Valero 2011 Omnibus Incentive Plan, the exercise price for all options granted under the plan cannot be less than the mean of the high and low reported sales price per share on the NYSE of Valero’s common stock on the date of grant.
(2)	The reported grant date fair value of stock and option awards was determined in compliance with FASB ASC Topic 718.
(3)	Represents potential awards under Valero’s annual incentive bonus program. Actual amounts earned by our named executive officers for 2012 are reported in the Summary Compensation table under the column “Non-Equity Incentive Plan Compensation.” Under the incentive bonus program, our named executive officers (other than Ms. Bowers) could earn from zero to 200% of their bonus target amounts. The “target” amounts listed in the Grants of Plan-Based Awards table are computed by multiplying base salary by 80%, 65%, 40%, 40% and 40% for Ms. Bowers, Mr. Killinger, Mr. Motz, Mr. Bartys and Mr. Adams, respectively. The amounts listed as “maximum” are determined (except for Ms. Bowers) by multiplying the target amount by two. Because Ms. Bowers was a named executive officer for Valero in 2012, she participated in the Valero Annual Incentive Plan for Named Executive Officers. Accordingly, per the terms of that plan, the amount listed as “maximum” in the foregoing Grants of Plan-Based Awards table for Ms. Bowers is determined by multiplying (a) the maximum funded bonus pool amount under the program (as a result of Valero’s ANC or EBITDA performance for the year, i.e., $45.68 million for 2012) by (b) 10%.
(4)

Represents an award of shares of Valero’s restricted stock. The shares vest (become nonforfeitable) annually in equal one-third increments beginning in 2013. Dividends on restricted stock are paid as and when dividends are declared and paid on Valero’s outstanding common stock. Valero accelerated the vesting of all of its non-vested restricted stock awards held by CST employees, including CST’s named executive officers, prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.
(5)	Represents an award of performance shares. Per the awards’ terms, on a normal vesting date, officers can earn, in shares of Valero common stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by Valero’s Compensation Committee. The amounts listed above represent an award of performance shares in three tranches. The performance shares are scheduled to vest annually in one-third increments in January 2014, January 2015 and January 2016. The first tranche is scheduled to vest in January 2014, with any resulting payout at that time conditioned upon Valero’s performance during the performance period ending in December 2013. Under FASB ASC Topic 718, each tranche is deemed to be a separate grant for fair value purposes. The first tranche was deemed to be granted (under FASB ASC Topic 718) in 2012 and is deemed to have an expected conversion rate (probable outcome) of 75% with a fair value per share of $28.53 (as reported in Note 15 “Stock-Based Compensation” of Notes to Consolidated Financial Statements in Valero’s Annual Report on Form 10-K for the year ended December 31, 2012). When assuming achievement of the highest level of performance conditions (per SEC Regulation S-K, Instruction 3 to Item 402(c)(2)(v)), the calculation produces assumed values for this tranche’s shares of $320,335 and $178,598, for Ms. Bowers and Mr. Killinger, respectively. The grant date (per FASB ASC Topic 718) for the second tranche of these performance shares is scheduled to occur in either the fourth quarter of 2013 or in January 2014, depending on actions to be taken by our Compensation Committee. Similarly, the grant date for the third tranche is scheduled to occur in either the fourth quarter of 2014 or in January 2015, depending on actions to be taken by our Compensation Committee. Ms. Bowers and Mr. Killinger forfeited these performance shares following their termination of employment with Valero in connection with the separation and the distribution.

For performance shares awarded in 2011, the grant date (per FASB ASC Topic 718) for the second tranche occurred in the fourth quarter of 2012. The performance shares in the second tranche were deemed to have an expected conversion rate (probable outcome) of 50% and fair value per share of $28.53, resulting in grant date fair values of $190,210 and $104,620, for Ms. Bowers and Mr. Killinger, respectively. The grant date (per FASB ASC Topic 718) for the third tranche is expected to occur in either the fourth quarter of 2013 or in January 2014, depending on actions to be taken by our Compensation Committee. For performance shares awarded in 2010, the grant date (per FASB ASC Topic 718) for the third tranche occurred in the fourth quarter of 2012. The performance shares in the third tranche were deemed to have an expected conversion rate (probable outcome) of 100% and fair value per share of $28.53, resulting in grant date fair values of $380,391 and $209,211, for Ms. Bowers and Mr. Killinger, respectively. Ms. Bowers and Mr. Killinger forfeited the unvested portion of these performance shares following their termination of employment with Valero in connection with the separation and the distribution.

Mr. Motz, Mr. Bartys and Mr. Adams did not receive awards of performance shares in 2012, 2011 or 2010.

(6)	Represents a grant of options to purchase Valero common stock. The options vest (become nonforfeitable) in equal annual installments over a period of three years beginning in 2013. The options are known as “performance stock options” because the options become exercisable after their vesting dates, if at all, only if the reported market price per share of Valero’s common stock on the NYSE has, since the date of grant, reached a price that equals or exceeds a price that is 25% greater than the options’ exercise price. (This performance milestone was reached in early 2013.) The options will expire 10 years from their date of grant.

For financial reporting purposes, the fair value of stock options must be determined using a model taking into consideration the following:

•	the exercise price of the option;

•	the expected life of the option;

•	the current price of the underlying stock;

•	the expected volatility of the underlying stock;

•	the expected dividends on the underlying stock; and

•	the risk-free interest rate for the expected life of the option.

The fair value of Valero’s stock options granted during 2012 were estimated using the Monte Carlo simulation model, as these options contain both a service condition and a market condition in order to be exercised. The expected life of options granted is the period of time from the grant date to the date of expected exercise or other expected settlement. The options have an expected life of six years, as calculated using the safe harbor provisions of SEC Staff Accounting Bulletin No. 107 and No. 110 related to share-based payments. The expected volatility of 49.11% is based on closing prices of Valero’s common stock for periods corresponding to the expected life of the options granted. The expected dividend yield of 2.39% is based on annualized dividends at the date of grant. The risk-free interest rate used (0.85%) is the implied yield currently available from the U.S. Treasury zero-coupon issues with a remaining term equal to the expected life of the options at the grant date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table describes unexercised Valero stock options, unvested restricted shares of Valero common stock and unvested Valero performance shares held by our named executive officers as of December 31, 2012.

Option Awards						Stock Awards
						Restricted Stocks			Performance Shares
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Kimberly S. Bowers
	9,400	—		$21.3550	10/21/2014	3,256	(6)	$111,095	40,000	(11)	$1,364,800
	—	6,666	(3)	18.9850	11/17/2020	14,176	(7)	483,685	40,000	(12)	1,137,322
	6,667	13,333	(4)	26.3025	10/28/2021	6,666	(8)	227,444	16,840	(13)	574,581
	—	14,030	(5)	29.2301	11/9/2022	13,333	(9)	454,922
						27,593	(10)	941,473
Clayton E. Killinger
	—	3,666	(3)	$18.9850	11/17/2020	1,500	(6)	$51,180	22,000	(11)	$750,640
	—	7,333	(4)	26.3025	10/28/2021	6,424	(7)	219,187	22,000	(12)	625,522
	—	7,830	(5)	29.2301	11/9/2022	3,666	(8)	125,084	9,390	(13)	320,387
						7,333	(9)	250,202
						15,257	(10)	520,569
Stephan F. Motz
	13,500	—		$9.8250	10/29/2013	520	(6)	$17,742
	9,500	—		21.3550	10/21/2014	1,040	(7)	35,485
	3,525	—		52.5450	10/19/2013	3,250	(8)	110,890
	2,800	—		71.4500	10/25/2014	4,333	(9)	147,842
	6,400	—		17.1100	10/16/2015	5,450	(10)	185,954
	6,000	—		18.9150	10/29/2019
Anthony P. Bartys
	2,820			$52.5450	10/19/2013	356	(6)	$12,147
	2,800			71.4500	10/25/2014	745	(7)	25,419
						1,416	(8)	48,314
						2,970	(9)	101,336
						4,008	(10)	136,753
Charles (Hal) Adams
	2,480			$9.8250	10/29/2013	250	(6)	$8,530
	3,120			21.3550	10/21/2014	440	(7)	15,013
	1,625			52.5450	10/19/2013	1,038	(8)	35,417
	1,275			71.4500	10/25/2014	2,033	(9)	69,366
	3,100			17.1100	10/16/2015	2,530	(10)	86,324
	2,000			18.9150	10/29/2019

Footnotes to Outstanding Equity Awards table:

(1)	Valero’s equity plans provided that the exercise price for all stock options must not be less than the mean of the high and low NYSE-reported sales prices per share of Valero’s common stock on the date of grant.
(2)	The assumed market values were determined using the closing market price of Valero’s common stock on December 31, 2012 ($34.12 per share). For performance shares that vested in January 2013, the payout value used for this column was their actual vesting percentages on January 22, 2013 (i.e., 100% for performance shares granted in 2010 and 50% for performance shares granted in 2011). Only Ms. Bowers and Mr. Killinger have outstanding performance shares.
(3)	The unvested portion of this award is scheduled to vest on November 17, 2013.
(4)	The unvested portion of this award is scheduled to vest in equal installments on October 28, 2013 and October 28, 2014.
(5)	The unvested portion of this award is scheduled to vest in equal installments on November 9, 2013, November 9, 2014 and November 9, 2015.
(6)	The unvested portion of this award was scheduled to vest in October 2013, but the vesting of these shares was accelerated prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.
(7)	The unvested portion of this award was scheduled to vest in equal installments in October 2013 and October 2014, but the vesting of these shares was accelerated prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.
(8)	The unvested portion of this award was scheduled to vest in November 2013, but the vesting of these shares was accelerated prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.

(9)	The unvested portion of this award was scheduled to vest in equal installments in October 2013 and October 2014, but the vesting of these shares was accelerated prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.
(10)	The unvested portion of this award was scheduled to vest in equal installments in November 2013, November 2014 and November 2015, but the vesting of these shares was accelerated prior to the separation and the distribution. See “Compensation Discussion and Analysis—Effects of the Distribution on Outstanding Stock-Based Awards” included elsewhere in this prospectus.
(11)	Two-thirds of these performance shares vested on January 22, 2013 at 100%, the final one-third is scheduled to vest in January 2014. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” represents the market value of 100% of the performance shares at the closing price of Valero’s common stock on December 31, 2012. The named executive officers forfeited the unvested performance shares after terminating employment with Valero in connection with the separation and the distribution.
(12)	One-third of these performance shares vested on January 22, 2013 at 50% of target; one-third is scheduled to vest in January 2014, and the final one-third is scheduled to vest in January 2015. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” represents, for the performance shares that vested in January 2013, the market value of 50% (the actual payout amount) of the closing price of Valero’s common stock on December 31, 2012, and for the remaining two-thirds, the market value of 100% (assumed) of the closing price of Valero’s common stock on December 31, 2012. The named executive officers forfeited the unvested performance shares after terminating employment with Valero in connection with the separation and the distribution.
(13)	These performance shares are scheduled to vest in one-third increments in each of January 2014, January 2015, and January 2016. The value shown in the column “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” represents the market value of 100% of the performance shares at the closing price of Valero’s Common Stock on December 31, 2012. The named executive officers forfeited the unvested performance shares after terminating employment with Valero in connection with the separation and the distribution.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding (i) Valero stock option exercises by our named executive officers and (ii) the vesting of Valero restricted stock held by our named executive officers during 2012 on an aggregated basis.

Name	Option Awards		Stock Awards (1)
	No. of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)	No. of Shares Acquired on Vesting (#)(4)	Value Realized on Vesting ($)(5)
Kimberly S. Bowers	169,134	$2,611,602	24,398	$713,348
Clayton E. Killinger	82,141	$1,239,718	12,652	$370,129
Stephan F. Motz	40,000	$813,374	5,697	$164,244
Anthony P. Bartys	14,900	$189,319	3,792	$79,973
Charles (Hal) Adams	—	$—	2,645	$76,257

Footnotes to Option Exercises and Stock Vested table:

(1)	Represents shares of Valero common stock from the vesting of restricted shares. No shares of Valero’s common stock were issued to the named executive officers with respect to performance shares vesting in 2012 because Valero’s performance score on January 23, 2012 was 0%.
(2)	Represents the gross number of shares received by the named executive officer before deducting any shares withheld from an option’s exercise to pay the exercise price and/or tax obligation.
(3)	The reported value is determined by multiplying (i) the number of shares subject to the option, times (ii) the difference between the market price of Valero’s common stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.
(4)	The number of shares listed represents the gross number of shares received before deducting shares withheld from the vesting of restricted stock to pay the resulting tax obligation.
(5)	The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date.

Post-employment Compensation

Pension Benefits

The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans as of December 31, 2012.

Name	Plan Name	No. of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Kimberly S. Bowers	Pension Plan	15.25	$424,808	$—
	Excess Pension Plan	15.25	1,151,081	—
	SERP	15.25	588,046	—
Clayton E. Killinger	Pension Plan	11.08	$359,894	$—
	Excess Pension Plan	11.08	580,471	—
	SERP	11.08	323,372	—
Stephan F. Motz	Pension Plan	15.00	$519,604	$—
	Excess Pension Plan	15.00	333,818	—
Anthony P. Bartys	Pension Plan	21.58	$816,973	$—
	Excess Pension Plan	21.58	464,452	—
Charles (Hal) Adams	Pension Plan	17.00	$563,679	$—
	Excess Pension Plan	17.00	130,835	—

Present values in the table were calculated using the same interest rate and mortality table used for Valero’s financial reporting. Present values at December 31, 2012 were determined using a 4.27% discount rate and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the 2013 Pension Protection Act Static Annuitant Mortality Table. No decrements were included for pre-retirement termination, mortality or disability. When applicable, lump sums were determined based on a 4.27% interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2008-85 for distributions in the years 2009 to 2013. Compensation for purposes of the Valero Pension Plan, Valero Excess Pension Plan and Valero SERP includes salary and bonus.

Under the Valero Pension Plan, an eligible employee elected to retire prior to the normal retirement age of 65 if he or she is between the ages of 55 and 65 and has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee was permitted to elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by 4% for each full year between the benefit start date and the individual’s 62nd birthday. The 4% reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Mr. Bartys is eligible for early retirement benefits.

For employees hired by Valero prior to January 1, 2010, the Valero Pension Plan (supplemented, as necessary, by the Valero Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service affording the highest such average) times the participant’s years of credited service. Each of our named executive officers was hired by Valero prior to January 1, 2010.

The Valero Excess Pension Plan provided benefits to those employees whose pension benefits under the Valero Pension Plan are subject to limitations under the Code, or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of Pension Plan. The Valero Excess Pension Plan was designed as an “excess benefit plan” as defined under Section 3(36) of the Employee Retirement Income Security Act of 1974 (“ERISA”), for those benefits provided in excess of section 415 of the Code. The Valero Excess Pension Plan was not intended to be either a qualified plan under the provisions of Section 401(a)

of the Code, or a funded plan subject to the funding requirements of ERISA. Subject to other terms of the plan, the benefit payable under the Valero Excess Pension Plan was generally an amount equal to “x” minus “y”, where “x” was equal to 1.6% of a participant’s final average monthly earnings (as determined under the plan) multiplied by the participant’s number of years of credited service, and “y” was equal to the participant’s benefit that was payable under the Valero Pension Plan. A participant’s benefits under the Valero Excess Pension Plan vest concurrently with the vesting of the participant’s benefits under the Valero Pension Plan.

The Valero SERP provided an additional benefit equal to 0.35% times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. The participant’s most highly compensated consecutive 36 months of service are considered. The Valero SERP benefit payment was made in a lump sum. A participant in the Valero SERP vested in the Valero SERP benefit when he or she reaches age 55 (and has completed at least five years of credited service). Neither Ms. Bowers nor Mr. Killinger was vested in the Valero SERP.

Following the distribution, none of our named executive officers participate in the Valero Pension Plan, Valero Excess Pension Plan or Valero SERP.

Nonqualified Deferred Compensation

The following table describes contributions by Valero and each of our named executive officers under Valero’s non-qualified defined contribution and other deferred compensation plans during 2012. The table also presents each named executive officer’s earnings, withdrawals (if any) and year-end balances in these Valero plans.

Name	Plan Name	Executive Contribu- tions in Last FY ($)	Registrant Contribu- tions in FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdraw- als/Distri- butions ($)	Aggregate Balance at Last FYE ($)
Kimberly S. Bowers	Deferred Compensation Plan	$—	$—	$37,068	$—	$309,849
	Excess Thrift Plan	—	18,000	—	—	150,847
Clayton E. Killinger	Deferred Compensation Plan	$—	$—	$70,564	$—	$415,596
	Excess Thrift Plan	—	10,800	—	—	84,705
Stephan F. Motz	Deferred Compensation Plan	$107,216	$—	$116,641	$—	$1,000,928
	Excess Thrift Plan	—	2,940	—	—	56,258
	UDS Non-qualified 401(k) Plan(2)	—	—	62,718	—	470,295
Anthony P. Bartys	Excess Thrift Plan	$—	$2,640	$—	$—	$26,355
	UDS Non-qualified 401(k) Plan(2)	—	—	12,960	—	156,082
Charles (Hal) Adams	UDS Non-qualified 401(k) Plan(2)	$—	$—	$10,574	$—	$268,465
	Diamond Shamrock Excess ESOP(2)	—	—	—	—	1,745

Footnotes to Nonqualified Deferred Compensation table:

(1)	All of the amounts included in this column are included within the amounts reported as “All Other Compensation” for 2012 in the Summary Compensation table.
(2)	Valero assumed the Diamond Shamrock Excess ESOP and Ultramar Diamond Shamrock Corporation Non-qualified 401(k) Plan when Valero acquired UDS in 2001. These plans are frozen.

Under the Valero Deferred Compensation Plan (the “Valero DC Plan”), participants were able to elect when and over what period of time their deferrals would be distributed based on plan provisions. Participants were permitted to elect to have their accounts distributed in a lump sum on a specified date, at least five years after the year of the deferral election. Effective January 1, 2010, the five-year period changed to a three-year period after the year of the deferral election for 2010 deferrals and after. Even if a participant has elected a specified distribution date, the participant’s Valero DC Plan account would be distributed upon the participant’s death, retirement or other termination of employment. Participants were permitted to elect, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the first day of January following the date of retirement or termination.

Participants were permitted to also elect to have their accounts distributed in one lump sum payment or in five-, 10- or 15-year installments upon retirement, and in a lump sum or five annual installments upon other termination. Participants were permitted to also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement. Upon a participant’s death, the participant’s beneficiary would receive the participant’s Valero DC Plan account in one lump-sum payment within 90 days following the participant’s death. Upon a change in control of Valero, all Valero DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the Valero DC Plan’s normal distribution provisions.

The Valero Excess Thrift Plan provided benefits to participants of Valero’s qualified thrift plan whose accounts would not otherwise be credited with company matching contributions due to certain IRS limits on contributions and/or compensation. The Valero Excess Thrift Plan was neither a qualified plan for federal tax purposes nor a funded plan subject to ERISA. Two separate components comprise the Valero Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that was unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Our named executive officers ceased accruing benefits under Valero’s non-qualified deferred compensation plans as of the effective date of the separation and the distribution.

Potential Payments Upon Termination or Change of Control

Prior to the separation and distribution, Ms. Bowers and Mr. Killinger had change-of-control severance agreements with Valero, which were terminated after the separation and distribution. None of the named executive officers have a change-of-control severance agreement with CST. The separation and distribution described in this prospectus was not a “change of control” event that triggered the application of the Valero change-of-control severance agreements. For purposes of the agreements, “change of control” means any of the following (subject to additional particulars as stated in the agreements):

•	the acquisition by an individual, entity or group of beneficial ownership of 20% or more of Valero’s common stock;

•	the ouster from Valero’s board of a majority of the incumbent directors;

•	consummation of a business combination; or

•	approval by stockholders of the liquidation or dissolution of Valero.

The following tables disclose potential payments to Ms. Bowers and Mr. Killinger that would have been payable in connection with a change of control of Valero. The potential payments were calculated in accordance with SEC regulations. Values in the tables assume that a change of control occurred on December 31, 2012 and that the officer’s employment was terminated on that date. Mr. Motz, Mr. Bartys and Mr. Adams are not listed in the following tables because they did not have change-of-control severance agreements with Valero, and they are not otherwise entitled to compensation in connection with a change in control or termination event.

POTENTIAL PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS

Termination of Employment by the Company Other Than for “Cause” or Disability, or by the Executive for “Good Reason” (1) ($)

	Bowers	Killinger
Salary(2)	$1,100,000	$860,000
Bonus(2)	1,420,000	900,000
Pension, Excess Pension, and SERP	1,270,098	820,578
Contributions under Defined Contribution Plans	66,000	51,600
Health & Welfare Plan Benefits(3)	37,662	33,738
Outplacement Services	25,000	25,000
Accelerated Vesting of Stock Options(4)	273,726	151,099
Accelerated Vesting of Restricted Stock(5)	2,218,619	1,166,222
Accelerated Vesting of Performance Shares(6)	6,608,362	3,643,334

Termination of Employment by the Company because of Death or

Disability (7) and Termination by the Executive Other Than for “Good Reason” (8) ($)

	Bowers	Killinger
Accelerated Vesting of Stock Options(4)	$273,726	$151,099
Accelerated Vesting of Restricted Stock(5)	2,218,619	1,166,222
Accelerated Vesting of Performance Shares(6)	6,608,362	3,643,334

Continued Employment Following Change of Control (9) ($)

	Bowers	Killinger
Salary	(9)	(9)
Bonus	(9)	(9)
Pension, Excess Pension, and SERP	(9)	(9)
Contributions under Defined Contribution Plans	(9)	(9)
Health & Welfare Plan Benefits	(9)	(9)
Accelerated Vesting of Stock Options(4)	$273,726	$151,099
Accelerated Vesting of Restricted Stock(5)	2,218,619	1,166,222
Accelerated Vesting of Performance Shares(6)	6,608,362	3,643,334

Footnotes for Payments Under Change of Control Severance Agreements tables:

(1)	If an acquiror terminates the officer’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or if the officer terminates his or her employment for “good reason,” the officer was generally entitled to receive the following: (a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officers’ bonuses for the year of termination were paid at year end), (ii) two times the sum of the officer’s annual base salary plus the officer’s highest annual bonus from the past three years, (iii) the actuarial present value of the pension benefits (qualified and nonqualified) the officer would have received for an additional two years of service and (iv) the equivalent of two years of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (b) continued welfare benefits for two years; and (c) up to $25,000 of outplacement services.

(2)	Per SEC regulation, we assumed each officer’s compensation at the time of each triggering event to be as stated below. The listed salary was the executive officer’s actual rate of pay as of December 31, 2012. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2010, 2011 or 2012 (the three years prior to the assumed change of control):

Name	Salary	Bonus
Kimberly S. Bowers	$550,000	$710,000
Clayton E. Killinger	$430,000	$450,000

(3)	The officer was entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for two years following the date of termination.
(4)	The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (a) the difference between $34.12 (the closing price of Valero’s common stock on the NYSE on December 31, 2012), and the options’ exercise prices, times (b) the number of option shares.
(5)	The amounts stated in the table represent the product of (a) the number of shares whose restrictions lapsed because of the change of control, and (b) $34.12 (the closing price of Valero’s common stock on the NYSE on December 31, 2012).
(6)	The amounts stated in the table represent the product of (a) the number of performance shares whose vesting was accelerated because of the change of control, times 200%, times (b) $34.12 (the closing price of Valero’s common stock on the NYSE on December 31, 2012).
(7)	If employment was terminated by reason of death or disability, then the officer’s estate would be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end). In the case of disability, the officer would be entitled to disability and related benefits at least as favorable as those provided by Valero under its programs during the 120 days prior to the officer’s termination of employment.
(8)	If the officer voluntarily terminated employment other than for “good reason,” he or she would have been entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end).
(9)	The agreements provide for a three-year term of employment following a change of control, and generally provided that the officer would continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards vested on the date of the change of control.

NON-EMPLOYEE DIRECTOR COMPENSATION

CST Non-Employee Director Compensation

Our non-employee directors receive compensation for their services on our Board of Directors. In anticipation of the distribution, Valero engaged in a benchmarking process to establish compensation programs and targets for our non-employee directors. As a result, the following non-employee director compensation components were considered and approved by the Valero Board of Directors and the CST Board of Directors and are currently in effect.

Component	Amount
Annual cash retainer	$70,000
Annual restricted stock grant (value)(1)	$125,000
Committee chair fee (cash)	$15,000
Lead director fee (cash)	$20,000

Footnote for Non-Employee Director Compensation table:

(1)	Shares of restricted stock will vest on the one-year anniversary of the date of grant.

Our Compensation Committee has not made any revisions with respect to our director compensation program subsequent to the separation and the distribution, but will periodically reevaluate with assistance from independent compensation consultants retained by the committee.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis has two main parts:

•	CST Compensation Programs—This section discusses (i) certain compensation actions taken prior to the distribution and (ii) our executive compensation programs instituted after the distribution.

•	Effects of the Distribution on Outstanding Stock-Based Awards—This section discusses the effects of the distribution on outstanding compensation awards for our named executive officers.

CST Compensation Programs

Compensation Actions Taken Prior to the Distribution

Initial Target Compensation

In anticipation of the distribution, Valero, as sole stockholder of CST, engaged in a benchmarking process to establish initial base salaries, initial long-term incentive grants, annual incentive bonus targets and annual long-term incentive targets for our named executive officers. Cash and equity as well as short-term and long-term allocations of compensation were considered in this benchmarking process. The benchmarked compensation components take into account (i) new positions with increased responsibilities for our named executive officers within the CST organization and (ii) market compensation levels of our peer companies. Exequity, Valero’s independent executive compensation consultant, advised Valero in connection with this review and continues to advise CST’s Compensation Committee. Valero and the CST Board of Directors used the following companies, recommended by Exequity, as a peer group for purposes of targeting compensation for our named executive officers. The companies in the peer group are companies in the retail industry with whom we would compete for executive talent.

Alimentation Couche-Tard Inc.	Kohl’s Corp.
AutoZone, Inc.	Office Depot, Inc.
Bed Bath & Beyond, Inc.	The Pantry, Inc.
Casey’s General Stores, Inc.	Staples, Inc.
Dollar General Corporation	Susser Holdings Corporation
Family Dollar Stores, Inc.	The TJX Companies, Inc.
Gap, Inc.	TravelCenters of America LLC
Genuine Parts Company	YUM! Brands, Inc.
J.C. Penney Company

Valero and the CST Board of Directors benchmarked initial base salaries, annual incentive bonus targets and annual long-term incentive targets for our named executive officers at or near the 50th percentile (median) of compensation for the peer group, taking into consideration each named executive officer’s post-distribution level of responsibility as well as the median market pay data for similar positions at peer companies. The CST Board of Directors approved the following salaries and compensation targets, effective as of the date of the distribution.

	Bowers	Killinger	Bartys	Motz	Adams
Base salary	$900,000	$575,000	$425,000	$330,000	$330,000
Annual bonus target percentage(1)	136%	90%	75%	70%	70%
Annual bonus target amount(2)	$1,224,000	$517,500	$318,750	$231,000	$231,000
Annual long-term incentive target percentage(3)	263%	175%	125%	90%	90%
Annual long-term incentive amount(4)	$2,367,000	$1,006,250	$531,250	$297,000	$297,000
Total target compensation(5)	$4,491,000	$2,098,750	$1,275,000	$858,000	$858,000

(1)	Bonus target as a percentage of base salary.
(2)	Determined by multiplying “bonus target percentage” times “base salary.”
(3)	Annual long-term incentive target as a percentage of base salary.
(4)	Determined by multiplying “annual long-term incentive” times “base salary.”
(5)	Sum of “base salary,” “annual bonus target amount,” and “annual long-term incentive amount.”

Prior to the above decisions on pay alignment, the total compensation levels of each CST named executive officer were substantially below the median pay of similarly situated executives among the peer companies. In anticipation of the distribution, Valero and the CST Board of Directors increased each named executive officer’s total targeted pay. Notwithstanding these increases, the total targeted pay still falls below the median total targeted pay levels among the peers. Following the separation and distribution, CST’s Compensation Committee has made no modifications to the base salaries, annual bonus targets and annual long-term incentive targets for our named executive officers.

Historical compensation information for our named executive officers (under Valero’s compensation programs) for the fiscal years ended December 31, 2012, 2011 and 2010 is detailed in the Summary Compensation table of the “Executive Compensation” section of this prospectus.

CST Brands, Inc. 2013 Omnibus Stock Incentive Plan

Summary

The Company has adopted the 2013 CST Brands, Inc. Omnibus Stock Incentive Plan (the “Plan”), which permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash awards to CST officers, directors and certain other employees. The Plan provided a pool of shares representing 10% of CST common stock issued and outstanding immediately following the separation and the distribution, or 7,539,724 shares, of which not more than 70% of the available shares under the Plan may be in the form of time-based vesting full-value shares or equivalents (including time-lapse Restricted Stock, time-lapse Restricted Stock Units, Stock Units, Performance Shares, Performance Units, Performance Cash and Dividend Equivalents, as described in the Plan).

The following is a summary of the material terms of the Plan. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the Plan. To the extent that there is a conflict between this summary and the Plan, the terms of the Plan will govern. In the following summary, the term “shares” means CST’s $0.01 par value common stock, and such other securities or property as may become the subject of awards under the Plan, and the term “stock unit” means a unit or right whose value is based on the value of a share.

Administration. The Plan is administered by CST’s Compensation Committee, composed of directors appointed by CST’s Board of Directors who are non-employee directors, as defined by Rule 16b-3 of the Exchange Act and outside directors, as defined in Section 162(m) of the Code. Per the Plan, CST’s Compensation Committee is authorized, subject to the terms of the Plan, to determine which participants will receive awards, the times when such awards will be made, the times when such awards will vest, the types of awards, the number of shares to be issued under the awards, the value or amount of the awards, and other terms and conditions of awards. All decisions with respect to the Plan are within the discretion of CST’s Compensation Committee, except for certain discretion granted to the CST Chief Executive Officer. Certain of CST’s Compensation Committee’s duties and authority may be delegated pursuant to the terms of the Plan.

Share Counting. Generally, if an award granted under the Plan is forfeited or cancelled without the payment of consideration, the shares allocable to the forfeited or cancelled portion of the award are added back to the aggregate available for grant under the Plan, and may again be subject to an award granted under the Plan. If, however, shares are delivered or tendered to CST for repurchase to satisfy the exercise price of any option award, those shares will not be added back to the aggregate number of shares available for grant under the Plan. In addition, if any shares are withheld from issuance to satisfy tax obligations associated with any award, those shares will count against the aggregate number of shares available for future grants under the Plan.

Limitations on Awards. The following limitations apply:

•	The maximum number of shares of CST common stock that may be delivered pursuant to (a) awards granted under the Plan is an amount equal to 10% of the total number of shares of common stock issued by CST as of immediately following the distribution, or 7,539,724 (the “Share Limit”) and (b) stock options granted under the Plan intended to be Incentive Stock Options (“ISOs”) is an amount equal to 50% of the Share Limit.

•	Not greater than 5% of the Share Limit may be issued as restricted stock or restricted stock units with less than a three-year vesting period from the date of grant if not granted pursuant to a performance award, provided that CST’s Compensation Committee may provide for earlier vesting following a change in control or upon an employee’s termination of employment by reason of death, disability or retirement.

•	No participant may receive during any calendar year (a) stock options or stock appreciation rights (“SARs”) covering an aggregate of more than 1,000,000 shares or (b) awards that are intended to qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the Code (other than stock options or SARs) covering an aggregate of more than 1,000,000 shares.

•	The exercise price of stock options cannot be less than 100% of the fair market value of a share at the time the option is granted.

•	The grant price of a SAR cannot be less than 100% of the fair market value of a share at the time the SAR is granted.

•	Repricing of stock options and SARs is not permitted.

•	Not more than 70% of shares issued pursuant to awards may be in the form of time-lapse restricted stock, stock units, performance shares, performance units, performance cash and dividend equivalents.

•	No participant may receive during any calendar year awards that are to be settled in cash covering an aggregate of more than $20,000,000.

•	The term of the Plan and awards granted under the Plan of awards may not exceed 10 years.

•	The Plan does not contain an evergreen provision.

Eligibility. The Plan provides for awards to the directors and employees of CST and its subsidiaries. Six non-employee directors and approximately 11 thousand employees are eligible to participate in the Plan.

Types of Awards. The Plan permits grants of: (i) restricted stock and restricted stock units; (ii) stock options (including incentive and non-qualified stock options); (iii) SARs; (iv) performance awards of cash, stock or property; and (v) other stock-based awards. Awards may be granted alone, in addition to, or in combination with, any other awards under the Plan or any other compensation plan. Awards can be granted for cash or other consideration as determined by CST’s Compensation Committee or as required by applicable law (or for no cash consideration). Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares or other securities, or property or any combination of these.

Restricted Stock and Restricted Stock Units. Restricted stock is an award of shares subject to a restriction period specified in the award. During the restriction period, the shares may not be transferred and are subject to forfeiture. Potential events of forfeiture include early termination of employment. The holder is otherwise usually treated as a registered stockholder with the right to receive dividends and vote the shares during the restriction period. Restricted stock units are similar to restricted stock except that the award takes the form of stock units instead of shares. During the restriction period, a holder of restricted stock units may be paid cash (dividend equivalents) that are equal in timing and amount to share dividends but does not have voting or other stockholder rights. The units may be settled in cash or shares.

Stock Options and Stock Appreciation Rights. Stock options give the holder the right to purchase shares at the exercise price specified in the award. SARs give the holder the right to receive an amount in cash or shares equal to the spread between the exercise price specified in the award and the market price of a share at the time of exercise. SARs may be granted alone or with stock options. Stock options and SARs granted under the Plan are subject to the terms and conditions determined by CST’s Compensation Committee, except that the exercise price cannot be less than 100% of the fair market value of a share at the time of the grant. CST’s Compensation Committee determines the form in which payment of the exercise price may be made. Stock options may be granted in the form of nonqualified stock options or, provided they meet certain requirements of the Code, ISOs, which are subject to the treatment described below. Stock options and SARs are subject to forfeiture upon a participant’s termination of employment or service.

Performance Awards. Performance awards that may be granted under the Plan may consist of a right payable in cash, shares, other securities or other property upon the achievement of certain performance goals. Dividends or dividend equivalents may not be paid on unvested performance shares. CST’s Compensation Committee determines the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum, installments, on a deferred basis or otherwise as prescribed by CST’s Compensation Committee. Performance awards are subject to forfeiture upon a participant’s termination of employment or service.

Performance goals may be particular to a plan participant, may relate to the performance of CST or one of its subsidiaries or divisions, or a combination thereof. Performance goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by CST’s Compensation Committee. The extent to which such performance goals are met determines the number and/or value of the performance award to the participant. In the case of awards intended to comply with Code Section 162(m), performance goals may include the following: increased revenue; net income measures; stock price measures (including growth measures and total stockholder return); market share; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation and amortization; economic value added; cash flow measures; return measures (including return on equity, return on assets, return on capital, return on equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income and sales volumes); expense measures; margins; total stockholder return; proceeds from dispositions; total market value; and corporate values measures (including ethics compliance, environmental and safety).

Unless otherwise directed by the CST Compensation Committee at the time of grant, performance awards granted under the Plan to “covered employees” will be intended to qualify as “performance-based compensation” (within the meanings given in Section 162(m) of the Code). For any performance award that is intended to comply with Section 162(m), specification of the performance goal(s) must be made prior to the beginning of the performance period or not later that the date permitted under Section 162(m) and must otherwise satisfy the parameters of Section 162(m). CST’s Compensation Committee must certify prior to payment that the previously established performance goal has been met. CST’s Compensation Committee has discretion to decrease but not increase the value of a performance award during the performance period and prior to certification that the established performance goal has been met.

Stock Compensation and Other Stock-Based Awards. CST’s Compensation Committee may grant other forms of awards based on, payable in, or otherwise related in whole or in part to shares under the Plan. Subject to the terms of the Plan, CST’s Compensation Committee may determine the terms and conditions of any such other stock-based awards. The number and type of shares to be distributed in lieu of the cash compensation applicable to any award as well as the terms and conditions of any bonus awards are determined by CST’s Compensation Committee.

Termination of Service. The following terms may be modified by CST’s Compensation Committee in its discretion. In the event the participant terminates service other than due to retirement, death or disability, any unvested awards will be immediately forfeited and any vested stock options or SARs will expire either on the 30th day following the participant’s termination or, in the case of involuntary termination without cause, on the last business day of the 12th month following the date of the participant’s termination. In the case of termination due to retirement, death or disability, any award other than a restricted stock award or restricted stock unit award will remain outstanding and continue to vest in accordance with its original terms. Restricted stock awards and restricted stock unit awards will be forfeited in the case of termination due to retirement, death or disability.

Adjustments. CST’s Compensation Committee may make appropriate adjustments in the number of shares available under the Plan to reflect any stock split, stock dividend, recapitalization, reorganization, consolidation, merger, combination or exchange of shares, distribution to stockholders, liquidation, dissolution or other similar event.

Change of Control. Upon a change of control as defined in the Plan, CST’s Compensation Committee is authorized to cause outstanding awards to be assumed, or new rights substituted therefor, by the surviving entity in the change of control. In addition, for participants whose employment has been terminated in connection with the change of control, CST’s Compensation Committee may accelerate vesting periods, provide for extended exercise periods (for options) or waive other conditions applicable to the outstanding awards so that the terminated participant’s outstanding awards may be vested, exercised, paid or distributed in full on or before a date fixed by CST’s Compensation Committee. Also in connection with a participant’s termination of employment as a result of the change of control, CST’s Compensation Committee may provide for the purchase of outstanding awards from the participant for cash.

Amendment/Limitations on Amendments. CST’s Compensation Committee, or as applicable, CST’s Board of Directors, may terminate or amend the Plan without participant or stockholder approval, except that stockholder approval is required for any amendment that would require stockholder approval under the rules of the NYSE or would be necessary in order for the Plan or an award to comply with Section 162(m) of the Code, or as otherwise may be required by applicable rule or regulation. No option or SAR may be canceled and replaced with an option or SAR having a lower exercise price, except in connection with a stock dividend, stock split or similar event as specified in the Plan in order to prevent dilution or enlargement of benefits intended under the Plan.

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of Plan awards under the law as in effect on the date of this prospectus. The rules governing the tax treatment of such awards are complex, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the Plan, and it does not address state, local or non-U.S. taxes. The Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of ERISA.

Options, SARs, Performance Unit Awards, Restricted Stock Unit Awards and Other Stock-Based Awards. A participant generally is not required to recognize income on the grant of an option, SAR, restricted stock unit award, performance unit award or other stock-based award. Instead, ordinary income generally is required to be recognized on the date the option or SAR is exercised (but see ISO discussion below), or in the case of restricted stock unit awards, performance unit awards or other stock-based awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award when the award vests. In general, the amount of ordinary income required to be recognized is: (a) in the case of an option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price; (b) in the case of a SAR, the fair market value of any shares or cash received upon exercise; and (c) in the case of restricted stock unit awards, performance unit awards or other stock-based awards, the amount of cash and/or the fair market value of any shares received in respect thereof.

ISOs. When a participant is granted an ISO, or when the participant exercises the ISO, the participant will generally not recognize taxable income (except for purposes of alternative minimum tax). If the participant holds the shares for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a non-qualified stock option, and the participant will recognize ordinary income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price. Any gain in excess of the ordinary income portion will be taxable as long-term or short-term capital gain.

Cash-Based Awards. Upon payment of a cash-based award, a participant is required to recognize ordinary income in the amount of the award.

Restricted Stock and Performance Share Awards. Unless a participant who receives an award of restricted stock or performance shares makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock or performance shares. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock or performance shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a Section 83(b) election within 30 days of the date of transfer of the restricted stock or performance shares, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

Deductibility by CST. To the extent that a participant recognizes ordinary income in the circumstances described above, CST will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code (see “—Performance Based Compensation” below).

Performance Based Compensation. In general, under Section 162(m) of the Code, remuneration paid by a public corporation to certain “covered employees” is not deductible to the extent it exceeds $1 million for any year. Taxable payments or benefits under the Plan may be subject to this deduction limit. However, under Section 162(m), qualifying performance-based compensation, including income from share options, SARs and other performance-based awards that are made under stockholder-approved plans and that meet certain other requirements, are generally exempt from the deduction limitation. The Plan has been designed so that CST’s Compensation Committee in its discretion may grant qualifying exempt “performance-based” compensation under the Plan. CST believes that awards intended and structured as such by CST’s Compensation Committee meet the requirements for “performance-based” compensation under Section 162(m), and that the amount of ordinary income to the participant with respect to such awards generally is allowed as a deduction for federal income tax purposes to CST. Other awards that may be subject to the attainment of performance measures but that do not meet the requirements of Section 162(m) does not qualify as “performance-based” compensation and, in such event, is subject to Section 162(m)’s deduction restrictions.

Withholding. Awards under the Plan may be subject to tax withholding. When an award results in income subject to withholding, we may require the participant to remit the withholding amount to CST or cause our shares to be withheld from issuance or sold in order to satisfy the tax withholding obligations.

Section 409A. Section 409A of the Code applies to compensation plans providing deferred compensation to employees, directors and consultants, and potentially could apply to the different awards available under the Plan. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Section 409A of the Code, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Section 409A of the Code are satisfied. It is the intent of CST that awards under the Plan will be structured and administered in a manner that either complies with or is exempt from the requirements of Section 409A of the Code. If any Plan provision or award under the Plan would result in the imposition of an applicable tax under Section 409A and related regulations and Treasury pronouncements, that Plan provision or award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an award.

Long-Term Incentive Awards

In anticipation of the distribution, Valero and the CST Board of Directors approved individual awards of stock options and shares of CST restricted common stock as long-term incentive awards to each of our named executive officers. In addition, Valero and the CST Board of Directors approved a one-time grant of restricted stock (a retention award) to Ms. Bowers and Mr. Killinger. The retention awards are designed to minimize the risk of loss of these executives. The following table details the awards that became effective upon completion of the distribution.

	Bowers	Killinger	Bartys	Motz	Adams
Stock options(1)	50,000	25,000	20,000	15,000	15,000
Restricted stock(2)	20,000	10,000	8,000	6,000	6,000
Retention award (restricted stock)(3)	50,400	28,000	n/a	n/a	n/a

(1)	Option shares will have a 10 year term life and will vest in one-third increments over three years.
(2)	Shares of CST restricted stock will vest in full after three years.
(3)	Shares of CST restricted stock will vest in one-third increments over three years.

Short-Term Incentive Plan for Named Executive Officers

The CST Brands, Inc. Short-Term Incentive Plan for Named Executive Officers is a sub-plan under the Plan. The plan is designed to meet the requirements of a performance plan under Section 162(m) under the Code. Participation in the plan is limited to the persons who are required to be listed as CST’s named executive officers in the summary compensation table of CST’s annual proxy statements.

The plan is administered by the members of CST’s Compensation Committee who qualify as “outside directors” under Section 162(m)(4)(o)(i) of the Code. CST’s Compensation Committee has full authority with respect to awards under the Plan, including but not limited to: (a) the establishment and approval of performance goals and criteria for applicable performance periods; (b) the determination of the maximum award opportunity for which a participant may be eligible based upon CST’s financial performance for the applicable performance period; and (c) the exercise of negative discretion to reduce the amount of any participant’s award based on supplemental performance criteria that the Committee may consider with respect to CST’s or the individual executive’s performance during the performance period. CST’s Compensation Committee must establish with respect to each performance period, a maximum opportunity for each participant, subject to the achievement of one or more performance goals, provided that notwithstanding any other provision in the plan, the incentive award amount ultimately to be paid to any participant with respect to any calendar year may not exceed $20 million.

The Compensation Committee has approved, for the period from the first day of the second quarter of 2013 through the last day of the fourth quarter of 2013 a bonus pool of 10% of the target of 50% of the revised budget for operating income for the applicable period of $210 million, or $10.5 million, subject to downward discretion by the Compensation Committee. The Committee has determined this maximum bonus pool should be allocated with 40% of the pool payable to the Chief Executive Officer, 25% of the pool payable to the second highest paid executive, the Chief Financial Officer, 15% of the pool payable to the third highest paid executive, the Chief Operating Officer, 10% of the pool payable to the fourth highest paid executive, the Chief Development Officer, and 10% of the pool payable to the fifth highest paid executive, the Chief Marketing Officer.

Excess Savings Plan

CST has established the Excess Savings Plan to provide benefits to our employees whose annual additions to our qualified 401(k) plan are subject to the limitations on such annual additions as provided under Section 415 of the Code, and/or who are otherwise constrained by Code Section 401(a)(17), which limits the amount of an employee’s annual compensation that may be taken into account under the qualified plan. All balances under the Excess Savings Plan are maintained on the books of CST and earnings are credited to a participant’s accumulated savings account under the plan in an amount equal to an interest rate of prime plus 1%. Benefits will be paid in a lump sum within 90 days following the applicable distribution event; provided, however, that, in the event that a participant is a “specified employee” within the meaning of Code Section 409A, any distribution shall be subject to a six-month delay, if applicable. Participants are 100% vested at all times in any Company contributions credited to their Excess Savings Plan accounts.

The plan is administered by the members of CST’s Compensation Committee and the Committee has full authority with respect to the Excess Savings Plan.

Compensation Program Design Following the Distribution

CST’s Compensation Committee has retained an independent executive compensation consultant and has established executive compensation policies and practices that support a pay for performance philosophy and the attraction and retention of executive talent. CST’s Compensation Committee has established one or more peer groups, composed generally of companies from the retail industry, against which relative company performance can be measured and executive compensation can be benchmarked. CST’s Compensation Committee has established total compensation levels and a relative mix of compensation components that align our executives’ interests with those of stockholders and that recognize individual performance. CST Compensation Committee’s decisions on base pay, annual incentive bonus targets, and long-term incentive award targets to reflect factors such as each named executive officer’s level of responsibility as well as market pay data for similar positions at comparable peer companies. Long-term equity incentive awards are a critical element in the mix of CST executive compensation, linking compensation of our executives to long-term increases in the market price of our common stock, thereby aligning the interests of our executives to those of our stockholders.

The total pay opportunities for our named executive officers are linked to the creation of stockholder value by using variable pay elements tied to company and stock performance measures. CST’s Compensation Committee has established an annual incentive bonus program, along with specific bonus targets for each executive, which uses company performance metrics relevant to our business as well as individual performance measures.

CST’s Compensation Committee has established a long-term incentive award program under the Plan that provides for the grant of long-term equity compensation including performance-based equity awards. We believe that granting performance-based equity awards better links an executive’s compensation to stockholder value by ensuring that the executive receives limited or no benefit from the award unless stockholders have benefited from the appreciation in the value of our common stock.

Benefits

CST provides a benefits package including health and welfare and retirement benefits to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executives. The following table provides a brief summary of our retirement benefit programs applicable to all of our employees, including our named executive officers.

Retirement Benefit Plan	Purpose	Named Executive Officer Participation	All Employee Participation
401(k) Plan	A qualified plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests.	✓	✓
Profit Sharing Plan	A qualified plan to provide for the welfare and future financial security of the employee.	✓	✓
Excess Savings Plan	A non-qualified plan to provide for the welfare and future financial security of the employee.	✓	✓

Effects of the Distribution on Outstanding Stock-Based Awards

No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the distribution. Valero accelerated the vesting of all of its non-vested restricted stock awards held by CST employees, including its named executive officers, on or prior to the record date. Performance shares held by CST employees were forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. With respect to stock options held by CST employees, Valero adjusted the exercise prices and the number of shares subject thereto to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero—Employee Matters Agreement” included elsewhere in this prospectus.

Severance Arrangements

CST has not entered into change of control agreements with its named executive officers.

Compensation-Related Policies

Executive Compensation Clawback Policy

Under CST’s executive compensation “clawback” policy, in the event of a material restatement of CST’s financial results, CST’s Board of Directors, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to CST’s named executive officers. The policy provides that if the bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, CST’s board (or appropriate committee), will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of CST all or a portion of the specified compensation awarded to named executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by CST’s board (or committee), received by such officer the 3-year period preceding the date on which CST is required to prepare an accounting restatement. In determining whether to seek recovery, the policy states that CST’s board (or committee) shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of CST in any related proceeding or investigation. The full text of CST’s policy is available on CST’s website at www.cstbrands.com under the “Corporate Governance” tab in the “Investor Relations” section.

Compensation Consultant Independence and Disclosure Policy

Under CST’s compensation consultant independence and disclosure policy, CST’s Compensation Committee shall confirm independence, including a consideration of the independence factors prescribed by the NYSE and conflicts of interest, when selecting compensation consultants.

Further, per the terms of CST’s compensation consultant independence disclosure policy, CST will make certain disclosures pertaining to compensation consultants in its proxy statements for annual meetings of stockholders. For any compensation consultant retained by CST’s Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, CST will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of CST and the nature of those services. The full text of the policy is available on CST’s website at www.cstbrands.com under the “Corporate Governance” tab in the “Investor Relations” section.

Stock Ownership Guidelines

CST’s stock ownership and retention guidelines require that CST’s nonemployee directors and executive officers meet the applicable guideline set forth below:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Two times Base Salary
Outside Directors	Three times Annual Cash Retainer

For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Stock owned outright or under direct ownership control;

•	Unvested Restricted Stock Units;

•	Deferred Stock Units; and

•	Shares owned through Company retirement plans.

In addition, our stock retention guidelines require that our directors retain 50% of net (after-tax) shares acquired from the exercise of stock options or the vesting of restricted stock until they attain their target stock ownership goal.

In addition, CST’s directors and officers may not purchase, sell or write calls, puts or other options or derivative instruments on shares of CST common stock, and CST’s directors and officers are prohibited from pledging shares of CST common stock as collateral or security for indebtedness. Compliance with the guidelines is monitored by CST’s Compensation Committee. The full text of CST’s stock ownership and retention guidelines is included in CST’s Corporate Governance Guidelines (as Article IX), available on CST’s website at www.cstbrands.com under the “Corporate Governance” tab in the “Investor Relations” section.

Insider Trading and Speculation in CST Stock

CST’s officers, directors, and employees are prohibited from purchasing or selling CST securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, CST’s policies prohibit its officers, directors, and employees from speculating in CST stock, which includes short selling (profiting if the market price of CST’s stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect. CST’s Compensation Committee does not time the grants of long-term incentive awards around CST’s release of undisclosed material information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables provide information with respect to the beneficial ownership of our common stock as of September 12, 2013 (1) beneficial owner of more than 5% of our outstanding common stock based on publicly available information, (2) each of our directors, (3) each executive officer named in the Summary Compensation Table included in this prospectus and (4) all of our executive officers and directors as a group. Except as otherwise noted above or in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. The mailing address for each of the directors and executive officers listed below is One Valero Way, Building D, Suite 200, San Antonio, Texas 78249. Applicable percentage ownership is based on 75,599,434 shares of common stock outstanding at November 1, 2013.

Security Ownership of Certain Beneficial Owners

The following table describes each person, or group of affiliated persons, that qualifies as a beneficial owner of more than 5% of our common stock immediately following the distribution.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Valero Energy Corporation One Valero Way San Antonio, Texas 78249	15,079,448	(1)	19.9%

Scout Capital Management, L.L.C. 640 Fifth Avenue, 22nd Floor New York, New York 10019	4,485,000	(2)	5.9%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,927,081	(3)	5.2%

(1)	For a description of certain voting arrangements relating to the shares of our common stock retained by Valero, see “Certain Relationships and Related Party Transactions—Agreements between Us and Valero” included elsewhere in this prospectus.
(2)	Scout Capital Management, L.L.C. filed with the SEC a Schedule 13G with respect to CST on May 28, 2013, reporting that it or certain of its affiliates beneficially owned in the aggregate 4,485,000 shares of CST common stock, for which it had sole voting power and sole dispositive power.
(3)	BlackRock, Inc. filed with the SEC an amended Schedule 13G with respect to Valero on February 5, 2013, reporting that it or certain of its affiliates beneficially owned in the aggregate 35,343,735 shares of Valero common stock, for which it had sole voting power and sole dispositive power. In connection with the distribution, BlackRock received one share of CST common stock for every nine shares of Valero common stock held on the record date.

Security Ownership of Management and Directors

The following table presents the number of shares of CST common stock that our directors and executive officers beneficially own on September 12, 2013. No executive officer or director owns any class of equity securities of CST other than common stock. None of the shares listed below are pledged as security.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of September 12, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an

“*”. Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Charles (Hal) Adams	6,827	(1)	*
Anthony P. Bartys	10,230	(2)	*
Donna M. Boles	4,233	(3)	*
Kimberly S. Bowers	89,426	(4)	*
Roger G. Burton	4,233	(5)	*
Michael S. Ciskowski	21,548	(6)	*
S. Eugene Edwards	9,891	(7)	*
Ruben M. Escobedo	6,594	(8)	*
Denise Incandela	3,935	(9)	*
Clayton E. Killinger	41,489	(10)	*
William G. Moll	4,233	(11)	*
Stephan F. Motz	9,888	(12)	*
Alan Schoenbaum	8,733	(13)	*
Michael Wargotz	4,233	(14)	*
Directors and executive officers as a group (14 persons)	221,559		*

(1)	Includes 6,000 unvested restricted shares awarded to Mr. Adams under the Plan.
(2)	Includes 8,000 unvested restricted shares awarded to Mr. Bartys under the Plan.
(3)	Includes 4,233 unvested restricted shares awarded to Ms. Boles under the Plan.
(4)	Includes 70,400 unvested restricted shares awarded to Ms. Bowers under the Plan.
(5)	Includes 4,233 unvested restricted shares awarded to Mr. Burton under the Plan.
(6)	Includes 11,460 shares held by HJNJ Investments, Ltd., an entity which Mr. Ciskowski controls, and 101 shares held in Valero’s qualified 401(k) plan (“Valero Thrift Plan”) over which Mr. Ciskowski has discretionary control.
(7)	Includes 1,126.10 shares held in the Valero Thrift Plan over which Mr. Edwards has discretionary control.
(8)	Includes 4,233 unvested restricted shares awarded to Mr. Escobedo under the Plan.
(9)	Includes 3,935 unvested restricted shares awarded to Ms. Incandela under the Plan.
(10)	Includes 25,000 unvested restricted shares awarded to Mr. Killinger under the Plan.
(11)	Includes 4,233 unvested restricted shares awarded to Mr. Moll under the Plan.
(12)	Includes 6,000 unvested restricted shares awarded to Mr. Motz under the Plan.
(13)	Includes 4,233 unvested restricted shares awarded to Mr. Schoenbaum under the Plan.
(14)	Includes 4,233 unvested restricted shares awarded to Mr. Wargotz under the Plan.

SELLING STOCKHOLDER

Valero, in its capacity as the selling stockholder for federal securities law purposes, is offering 13,112,564 shares of our common stock if and to the extent the debt exchange party acquires those shares from Valero prior to the completion of this offering in exchange for indebtedness of Valero held by the debt exchange party, as described under “Underwriting (Conflicts of Interest).”

The following table sets forth information with respect to beneficial ownership of common stock by Valero as of November 1, 2013, and as adjusted to reflect the sale of the shares of common stock in this offering:

	Shares of Common Stock Beneficially Owned		Percentage of Outstanding Shares Beneficially Owned
Name and Address of Beneficial Owner	Before Offering	After Offering(1)	Before Offering	After Offering(1)
Valero Energy Corporation One Valero Way San Antonio, Texas 78249	15,079,448	—	19.9%	—

(1)	Assumes the underwriters exercise their option to purchase additional shares.

Mr. Michael S. Ciskowski, a member of our board of directors, has served as Executive Vice President and Chief Financial Officer of Valero since August 2003. He previously served as Executive Vice President—Corporate Development since April 2003, and Senior Vice President in charge of business and corporate development since 2001. Mr. Ciskowski was elected to CST’s Board of Directors in November 2012.

Mr. S. Eugene Edwards, a member of our board of directors, has served as Executive Vice President and Chief Development Officer of Valero since January 2011. He previously served as Executive Vice President—Corporate Development and Strategic Planning of Valero beginning in December 2005. Beginning in 2001, Mr. Edwards served as Senior Vice President of Valero with responsibilities for product supply, trading, and wholesale marketing. Mr. Edwards was elected to CST’s Board of Directors in November 2012.

Mr. Ruben M. Escobedo, a member of our board of directors, has served as a director of Valero since 1994 and is the Chairman of the Audit Committee and a member of the Executive Committee. Mr. Escobedo was elected to CST’s Board of Directors in April 2013.

For a description of our additional relationships with Valero, please read “Certain Relationships and Related Party Transactions” included elsewhere in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Separation from Valero

On May 1, 2013, Valero completed the separation of Valero’s retail business and we became an independent public company. The separation was accomplished through a series of transactions in which the assets and liabilities associated with Valero’s retail business were transferred to us or our subsidiaries. After the transfer of the Valero retail business to us, Valero effected a pro rata distribution of 80% of the outstanding shares of our common stock to Valero’s stockholders. The remaining 20% of our common stock was retained by Valero. We continue to have a number of significant commercial arrangements with Valero. See “Certain Relationships and Related Party Transactions—Agreements between Us and Valero” included elsewhere in this prospectus.

The transferred assets included:

•	real and personal property assets, including owned and leased retail sites and retail sites under construction;

•	fuel, merchandise and supplies inventories;

•	the Corner Store brand (including certain trade names and trademarks), certain other intellectual property and software used in the business;

•	a leased distribution center in Texas that supplies over 570 of our convenience stores in the U.S.;

•	dealer, vendor, and supplier contracts;

•	rights to ATMs, video and game rental dispensers and other services provided on premises;

•	cash on hand related to the business; and

•	receivables related to the retail business and other assets reflected on CST’s combined balance sheet.

These assets were transferred to CST or its subsidiaries, either directly or by the transfer of equity interests in entities that hold such assets. The liabilities transferred to CST consisted of liabilities related to the transferred assets described above and the liabilities reflected on CST’s combined balance sheet. See “Business and Properties” for information regarding some of the particular assets and liabilities of the retail business, and “Certain Relationships and Related Party Transactions—The Separation from Valero” for information regarding the legal agreement pursuant to which the assets and liabilities of the retail business will be transferred to CST.

In connection with the separation, we incurred an aggregate of $1.05 billion in new debt. The $1.05 billion of indebtedness consists of:

•	$550 million aggregate principal amount of our outstanding 5.00% senior notes due 2023 (which we refer to as the “outstanding notes”); and

•	$500 million principal amount under our senior secured term loan, which will initially bear interest at LIBOR plus 1.75%, and in the future will bear interest at the LIBOR plus an applicable margin determined based on our leverage ratio.

Agreements between Us and Valero

Before the separation, we were a subsidiary of Valero, and we engaged in related-party transactions with Valero. Those transactions are described in more detail in Note 13 of the notes to audited combined financial statements that are included in this prospectus and Note 8 of the notes to unaudited consolidated and combined financial statements.

As part of the separation and the distribution, we entered into a Separation and Distribution Agreement and several other agreements with Valero to effect the separation and to provide a framework for our relationship with Valero after the separation and the distribution. These agreements provide for the allocation between us and Valero of the assets, liabilities and obligations of Valero and its subsidiaries, and govern various aspects of the relationship between us and Valero subsequent to the separation, including with respect to transition services, employee benefits, intellectual property rights, tax matters and other commercial relationships. In addition to the Separation and Distribution Agreement, which contains key provisions related to the separation and the distribution, these agreements include, among others:

•	Tax Matters Agreement;

•	Employee Matters Agreement;

•	Transition Services Agreements;

•	Stockholder’s and Registration Rights Agreement;

•	U.S. Fuel Supply Agreements;

•	Petroleum Product Supply Agreement (Canada);

•	Office Lease Agreement (U.S.);

•	Office Sublease Agreement (Canada); and

•	Claims Service Agreement.

The summaries of the material terms of these agreements are qualified in their entirety by reference to the full text of the applicable agreements, which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference into this prospectus.

Separation and Distribution Agreement

The Separation and Distribution Agreement governs the terms of the separation of the retail business from Valero’s other businesses. Generally, the Separation and Distribution Agreement includes Valero’s and our agreements relating to the restructuring steps taken to complete the separation, including the assets, equity interests and rights transferred, liabilities assumed, contracts assigned and related matters. The Separation and Distribution Agreement provided for Valero and us to transfer specified assets (including the equity interests of certain Valero subsidiaries) and liabilities between CST and its subsidiaries, on the one hand, and Valero’s remaining businesses, on the other hand.

Except as expressly set forth in the Separation and Distribution Agreement or any ancillary agreement, neither Valero nor CST makes any representation or warranty as to the assets, equity interests, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value or freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Valero or CST or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value transferred in connection with the separation. All assets were transferred on an “as is,” “where is” basis and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of any security interest, and that any necessary consents or governmental approvals are not obtained or that any requirements of laws, agreements, security interests or judgments are not complied with.

The Separation and Distribution Agreement governs the treatment of aspects relating to indemnification, insurance, litigation responsibility, confidentiality, management, intellectual property (including trademarks) and cooperation.

Tax Matters Agreement

The Tax Matters Agreement governs Valero’s and our respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for federal income tax purposes), tax attributes, tax returns, tax contests and certain other tax matters.

In general, under the Tax Matters Agreement, responsibility for taxes incurred during the periods prior to the distribution are allocated in the following manner:

•	With respect to any U.S. federal income taxes of the affiliated group of which Valero is the common parent, Valero generally is responsible for all such taxes.

•	With respect to U.S. state or local income taxes of any state or local consolidated, combined or unitary group that includes Valero or one of its subsidiaries and us, Valero generally is responsible for such taxes to the extent attributable to one of our subsidiaries included in such consolidated, combined or unitary group.

•	Valero generally is responsible for any U.S. federal, state or local or foreign income taxes reportable on returns that include only Valero and its subsidiaries (excluding us and our subsidiaries), and we generally are responsible for any U.S. federal, state or local or foreign income taxes reportable on returns that include only us or our subsidiaries.

•	We and Valero generally are responsible for certain non-income taxes, such as property, motor fuel, excise, sales and use taxes, attributable to each company and its respective subsidiaries (or property owned by such company or one of its subsidiaries following the distribution).

In addition, the Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that are designed to preserve the tax-free status of the distribution and certain related transactions. The Tax Matters Agreement provides special rules allocating tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the Tax Matters Agreement, each party is responsible for any taxes imposed on Valero that arise from the failure of the distribution and certain related transactions to qualify as a tax-free transaction for federal income tax purposes within the meaning of Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code to the extent that the failure to qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the Tax Matters Agreement.

The Tax Matters Agreement also sets forth Valero’s and our obligations as to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

Employee Matters Agreement

In connection with the separation and the distribution, we entered into an Employee Matters Agreement between us and Valero. The Employee Matters Agreement governs Valero’s and our compensation and employee benefit obligations with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. The Employee Matters Agreement provides for the treatment of outstanding Valero equity awards. The Employee Matters Agreement also sets forth the general principles relating to employee matters, including with respect to the assignment of employees and the transfer of employees from Valero to us, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence, the provision of comparable benefits, employee service credits, the sharing of employee information and the duplication or acceleration of benefits.

Transition Services Agreements

In connection with the separation and the distribution, we entered into two Transition Services Agreements: one between us and Valero and one between our Canadian subsidiary and Valero. The Transition Services Agreements set forth the terms on which Valero will provide to us, and we will provide to Valero, on a temporary basis, certain services or functions that the companies historically have shared. Transition services may include administrative, payroll, human resources, data processing, environmental health and safety, financial audit support, financial transaction support, legal support services, IT and network infrastructure systems and various other support and corporate services. The Transition Services Agreements provides for the provision of specified transition services generally for a period of up to eighteen months, on a cost or a cost-plus basis.

Stockholder’s and Registration Rights Agreement

In connection with the distribution, we and Valero entered into a Stockholder’s and Registration Rights Agreement pursuant to which we agreed that, upon the request of Valero, we would use our best efforts to effect the registration under applicable federal and state securities laws of the shares of our common stock retained by Valero after the distribution. In addition, Valero granted us a proxy to vote the shares of our common stock that Valero retained following the distribution in proportion to the votes cast by our other stockholders. This proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from Valero to a person other than Valero, and neither the voting agreement nor the proxy would limit or prohibit any such sale or transfer.

U.S. Fuel Supply Agreements

The U.S. Fuel Supply Agreements provides for a long-term supply of branded motor fuel to our retail sites. The U.S. Motor fuel will be sold to us at various terminal locations throughout the U.S. at market-based prices and we will engage third-party transportation companies to deliver the motor fuel to retail sites in our U.S. network. We have open credit and payment terms of “net 10” days; however, these could change based on Valero’s standard practices and/or our financial condition. The U.S. Fuel Supply Agreements included provisions covering the addition and removal of retail sites, the processing of bank cards by Valero (for which we will pay processing fees) and the license to us of the right to use Valero’s brands and trademarks. We have the ability to purchase unbranded motor fuel under certain circumstances.

Petroleum Product Supply Agreement (Canada)

We entered into a long-term Petroleum Product Supply Agreement with Valero to purchase branded motor fuel and heating oil for our Canadian operations. The Petroleum Product Supply Agreement contained provisions relating to, among other things, the term of the agreement, payment terms and use of supplier’s brand names. The motor fuel is sold to us at various terminal locations throughout Canada at market-based prices. We engaged third-party transportation companies to deliver the motor fuel to our Canadian retail sites and to use a combination of company owned and third-party owned and operated vehicles to supply our heating oil customers.

We have open credit and payment terms of “net 10” days; however, these could change based on Valero’s standard practices and/or our financial condition.

Office Lease Agreement (U.S.)

In connection with the separation and the distribution from Valero, we entered into an Office Lease Agreement with Valero, pursuant to which we leased approximately 83,000 square feet of office space at the Valero corporate campus in San Antonio, Texas. The term of the lease is five years, but we have the right to terminate the lease at any time without penalty upon 180 days’ prior notice to Valero, resulting in a minimum payment obligation of approximately $1 million. Rent and other charges to be paid by us under the lease is consistent with the rates charged for comparable office space in the San Antonio area.

Office Sublease Agreement (Canada)

We also sublease approximately 49,000 square feet of office space from Valero in the building located at 2200 McGill College in Montreal, Québec. The sublease will expire on March 31, 2014, but we have the right to terminate the sublease at any time without penalty upon 180 days’ prior notice to Valero, resulting in a minimum payment obligation of approximately $1 million. Rent and other charges under the sublease are straight pass-throughs (prorated based on square footage) of the rents and other charges and expenses incurred by Valero under the lease, without markup. The sublease is subject to the consent of the landlord under the lease.

Claims Service Agreement

Under the Claims Service Agreement, Valero provides us with insurance claims management services to help us manage claims under our workers’ compensation (and Texas non-subscriber), general liability, auto liability and property policies. The services provided by Valero include maintaining claims files, investigating claims made against us, hiring independent investigators, medical experts and other third parties to provide claims-related services, recommending settlements and discharging certain obligations we may have under applicable workers’ compensation laws. Valero employs licensed claims adjusters who have historically performed these services for the retail business, and Valero charges us rates that are consistent with those charged by third parties for similar services. We have the right to terminate the Claims Service Agreement at any time upon 90 days’ prior notice to Valero.

Treatment of Stock-Based Compensation

No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the separation. Valero accelerated the vesting of all of its non-vested restricted stock awards held by our employees on or prior to the record date before the separation. Performance shares held by CST employees were forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. Valero’s outstanding stock-based awards and long-term incentive plans included adjustments made to the exercise prices and the number of options or shares, as applicable, to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement.

As discussed under “Corporate Governance and Management—Executive Officers” the individuals listed below serve as executive officers of CST. As executive officers of CST, each person is considered a “related person” (as defined in Item 404(a) of SEC Regulation S-K). Prior to the distribution, restricted shares of Valero common stock held by the executive officers were subject to accelerated vesting. The number of shares subject to accelerated vesting, the approximate related expense to be recognized by Valero or CST, and the approximate dollar value of the related-persons’ interests in the transaction are as follows:

Name	No. of Shares of Valero Restricted Stock Held as of March 28, 2013	Amount of Expense	Approximate Dollar Value of Shares(c)
Kimberly S. Bowers(a)	47,936	$1,288,643	$2,180,609
Clayton E. Killinger(a)	25,468	687,139	1,158,539
Stephan F. Motz	13,593	217,857	618,346
Anthony P. Bartys(b)	9,495	—	431,928
Charles (Hal) Adams	6,291	142,094	286,178

(a)	Expense related to the accelerated vesting of restricted stock held by Ms. Bowers and Mr. Killinger was recognized by Valero because those shares were awarded for services provided to Valero.
(b)	Valero uses the non-substantive vesting period approach, under which compensation cost is recognized immediately for awards granted to retirement-eligible employees. Mr. Bartys is retirement eligible and, as a result, all expense related to his restricted stock awards were recognized immediately upon grant. Therefore, no expense was recognized in connection with the accelerated vesting of his restricted stock.

(c)	Determined by multiplying the number of shares times $45.49, the closing price of Valero’s common stock as reported on the NYSE on March 28, 2013. In addition to the acceleration of Valero restricted stock awards described above, in consideration for Ms. Bowers and Mr. Killinger terminating their employment with Valero and agreeing to serve as executive officers of CST, Valero made cash severance payments to Ms. Bowers and Mr. Killinger in the amounts of $536,510 and $322,650, respectively, immediately following the distribution. In anticipation of the distribution, (i) Valero, as sole stockholder of CST, approved the terms and conditions of the Plan and (ii) Valero and the CST Board of Directors approved grants under the terms and conditions of the Plan to each of our named executive officers of (a) options to purchase shares of CST common stock and (b) shares of CST restricted stock.

Review of Related-Party Transactions

We have a Code of Business Conduct and Ethics, which requires all directors and executive officers to promptly bring to the attention of the General Counsel and, in the case of directors, the Chairman of the Nominating and Governance Committee or, in the case of executive officers, the Chairman of the Audit Committee, any transaction or relationship that arises and of which she or he becomes aware that reasonably could be expected to constitute a related-party transaction. For purposes of our Code of Business Conduct and Ethics, a related-party transaction is a transaction in which the company (including its affiliates) is a participant and in which any director or executive officer (or their immediate family members) has a direct or indirect material interest. For so long as Valero continues to be a related party, including due to its retained ownership in us, transactions with Valero will be related-party transactions subject to the Code of Business Conduct and Ethics. Any such transaction or relationship will be reviewed by our company’s management or the appropriate Board committee to ensure it does not constitute a conflict of interest and is reported appropriately. Additionally, the Nominating and Governance Committee’s charter provides for the committee to conduct an annual review of related-party transactions between each of our directors and the company (and its affiliates) and to make recommendations to the Board of Directors regarding the continued independence of each Board member.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of our amended and restated certificate of incorporation or of our amended and restated bylaws, which we refer to herein as our certificate of incorporation and bylaws. The summary is qualified in its entirety by reference to these documents, which you must read for complete information on our capital stock. Our certificate of incorporation and bylaws are included as exhibits to our registration statement of which this prospectus is a part. The summaries and descriptions below do not purport to be complete statements of Delaware corporate law.

Common Stock

Our authorized capital stock consists of 250 million shares of common stock, par value $0.01 per share, and 20 million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock will be undesignated.

Shares Outstanding

As of November 1, 2013, we had 75,599,434 shares of our common stock issued and outstanding and approximately 6,000 shareholders of record.

Voting Rights

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. To be elected in an uncontested election for Board members, a director nominee must receive more votes “for” than “against” by shares present in person or by proxy and entitled to vote. In a contested election for Board members, the Board members are elected by a plurality of shares present in person or by proxy and entitled to vote.

Holders of shares of our common stock do not have cumulative voting rights. In other words, a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our Board of Directors. A consequence of not having cumulative voting rights is that the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election, which means that the holders of the remaining shares will not be able to elect any directors.

Other Rights

In the event of any liquidation, dissolution or winding up of the company, after the satisfaction in full of the liquidation preferences of holders of any preferred shares, holders of shares of our common stock will be entitled to ratable distribution of the remaining assets available for distribution to stockholders. The shares of our common stock will not be subject to redemption by operation of a sinking fund or otherwise. Holders of shares of our common stock will not be entitled to preemptive or conversion rights or other subscription rights. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series or preferred stock that we may designate and issue in the future.

Fully Paid

The issued and outstanding shares of our common stock are fully paid and non-assessable. This means the full purchase price for the outstanding shares of our common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors, subject to any limitations prescribed by the DGCL or our certificate of incorporation, to designate and issue from time to time one or more series of preferred stock without stockholder approval. Our Board of Directors are vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

The authority of the Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. No current agreements or understandings exist with respect to the issuance of preferred stock, and, as of the date of this document, our Board of Directors has no intention to issue any shares of preferred stock.

Restrictions on Payment of Dividends

We are incorporated in Delaware and are governed by Delaware law. Holders of shares of our common stock are entitled to receive dividends, subject to prior dividend rights of the holders of any preferred shares, when, as and if declared by our Board of Directors out of funds legally available for that purpose. On October 15, 2013, we paid a regular quarterly cash dividend of $0.0625 per share to shareholders of record as of September 30, 2013. The Company expects to continue the practice of paying regular quarterly cash dividends, though the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board of Directors. There can be no assurance that we will continue to pay any dividend. See “Dividend Policy” included elsewhere in this prospectus.

Size of Board and Vacancies; Removal

We currently have 10 directors. Our certificate of incorporation provides that our directors are divided into three classes, as nearly equal in number as possible, with the members of each class serving staggered three-year terms. Class I directors have an initial term expiring in 2014, Class II directors have an initial term expiring in 2015 and Class III directors have an initial term expiring in 2016. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors; in general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Our certificate of incorporation and bylaws provide, subject to the rights of holders of a series of shares of preferred stock to elect one or more directors pursuant to any provisions of any certificate of designation relating to any such series, that the number of directors will be fixed exclusively by a majority of the entire Board of Directors from time to time. Our certificate of incorporation also provides that directors may be removed only with cause and only by the affirmative vote of the holders of at least 60% of the voting power of the then-outstanding voting stock. Our bylaws provide that, unless the Board of Directors determines otherwise, vacancies, however created, may be filled only by a majority of the remaining directors, even if less than a quorum.

No Stockholder Action by Written Consent

Our certificate of incorporation provides that our stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.

Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by the Chief Executive Officer or the Board of Directors, pursuant to a resolution adopted by a majority of the directors the company would have if there were no vacancies. Stockholders may not call special meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws contain advance-notice and other procedural requirements that apply to stockholder proposals and stockholder nominations of candidates for the election of directors. Proper notice must be both timely and must include certain information about the stockholder making the proposal or nomination, as applicable, and about the proposal or candidate being nominated, as applicable. In the case of any annual meeting, to be timely, a stockholder proposing to nominate a person for election to our Board of Directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than the 60th day and not earlier than the 90th day before the first anniversary of the preceding year’s annual meeting of stockholders. This deadline is subject to an exception if the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting of stockholders, in which case written notice must be given to our corporate secretary not earlier than the 90th day and not later than the 60th day prior to the annual meeting or the 10th day after public announcement of the annual meeting date is first given by the company. If the Chief Executive Officer or the Board of Directors calls a special meeting of stockholders for the election of directors, a stockholder proposing to nominate a person for that election must give our corporate secretary written notice of the proposal not earlier than the 90th day and not later than the 60th day prior to the special meeting, or the 10th day after public announcement of the special meeting date and the nominees proposed by the Board of Directors is first given by the company.

These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Amendments to the Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding is required to amend certain provisions of the certificate of incorporation, including those relating to the number and classification of the Board of Directors, term and removal of directors, the calling of special meetings of stockholders and exclusive venue for specified disputes. Our certificate of incorporation also provides that the affirmative vote of holders of at least 80% of the voting power of the voting stock then outstanding will be required to amend certain provisions of the bylaws, including those relating to the calling of special meetings of stockholders, stockholder action by written consent, composition and classification of the Board of Directors, vacancies on the Board of Directors, term and removal of directors and director and officer indemnification. Our certificate of incorporation also confers upon our Board of Directors the right to amend our bylaws.

Exclusive Forum

Our certificate of incorporation provides that, unless our Board of Directors otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time) or any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine. If (and only if) the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another court sitting in the State of Delaware. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable in such action.

Delaware Statutory Business Combination Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date on which that person became an interested stockholder unless:

•	Before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•	On completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	Following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Limitation on Liability of Directors, Indemnification of Directors and Officers, and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and our certificate of incorporation includes such an exculpation provision.

Our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	Any breach of the director’s duty of loyalty to our company or our stockholders.

•	Any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.

•	Any transaction from which the director derived an improper personal benefit.

Additionally, Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation-a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Our certificate of incorporation and bylaws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us. We indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action if such person acted in good faith and in a manner reasonably believed to be in our best interests and, with respect to any criminal proceeding, had no reason to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

We also have obtained insurance policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. The insurance provides coverage, subject to its terms and conditions, if the company is unable to (e.g., due to bankruptcy) or unwilling to indemnify the directors and officers for a covered wrongful act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be AST. Registered stockholders in the U.S. can contact AST at (800) 937-5449 or through its website at www.amstock.com. Such website and information contained on that site are not incorporated by reference into this prospectus and you should not consider information contained in such website as part of this prospectus. Stockholders from outside the U.S. can contact AST at (718) 921-8124.

Stock Exchange Listing

Our common stock is traded on the NYSE under the ticker symbol “CST.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

On March 20, 2013, we entered into a credit agreement providing for our senior credit facilities, which became available to us following the consummation of the separation, in an aggregate principal amount of $800 million, which consists of:

•	a five-year senior secured revolving credit facility in a principal amount of $300 million, with a standby letter of credit subfacility in an aggregate principal amount of $150 million and a swingline subfacility in the amount of $30 million; and

•	a five-year senior secured term loan facility in a principal amount of $500 million.

In addition, the credit agreement contains an accordion feature that allows us, subject to the satisfaction of certain conditions, including our receipt of increased commitments from existing lenders or new commitments from new lenders, to incur additional term loans under new term loan facilities or to increase the amount of the commitments under our revolving credit facility, in an aggregate principal amount of up to $200 million. We refer to the revolving credit facility, the term loan facility and any additional term loan facilities entered into pursuant to the credit agreement collectively as our senior credit facilities.

Our revolving credit facility is available for ongoing working capital requirements and for other general corporate purposes of CST and our subsidiaries. As of June 30, 2013, we had no borrowings outstanding under this facility and, after taking into account letters of credit and the maximum lease adjusted leverage ratio constraint to availability, we had approximately $198 million available for future borrowings. We borrowed $500 million principal amount under our new term loan facility on the distribution date substantially simultaneously with the separation, the proceeds of which were used to make a cash distribution to Valero on the distribution date.

Borrowings under the senior credit facilities and obligations under certain hedging agreements and treasury management agreements are (i) unconditionally guaranteed, on a joint and several basis, by certain of our existing and future subsidiaries and (ii) secured by first priority security interests on substantially all personal property of CST and such subsidiary guarantors.

The credit agreement governing our senior credit facilities contains various covenants and restrictive provisions that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	incur certain liens or permit them to exist;

•	make certain investments and acquisitions;

•	merge or consolidate with another company;

•	change the nature of our business;

•	transfer, sell or otherwise dispose of assets;

•	make distributions on or redeem or repurchase stock;

•	amend the provisions of or make certain payments on subordinated debt;

•	enter into certain types of transactions with affiliates; and

•	enter into certain restrictive agreements.

The credit agreement also contains various financial covenants that require us to maintain a maximum total adjusted leverage ratio of 3.75 to 1.00 through December 31, 2015 and 3.50 to 1.00 thereafter and a minimum fixed charge coverage ratio of 1.30 to 1.00 and that limit the amount of expansion capital expenditures that we may make in any calendar year. We were in compliance with all financial covenants under the senior credit facilities as of June 30, 2013.

In addition, the credit agreement contains certain events of default including, but not limited to (i) delinquent payments; (ii) material inaccuracy of representations or warranties; (iii) non-performance of covenants; (iv) cross-defaults under other debt documents and monetary judgments in excess of $25 million; (v) a change in control (which includes the acquisition by any person or group of 35% of the voting stock of CST); (vi) voluntary or involuntary bankruptcy proceedings; (vii) invalidity or unenforceability of the loan documents; (viii) material events relating to the Employee Retirement Income Security Act of 1974 and (ix) incurrence of material uninsured losses. Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of our senior credit facilities, the administrative agent may declare any outstanding principal under our senior credit facilities, together with accrued and unpaid interest, to be immediately due and payable.

Borrowings under our senior credit facilities (other than swingline loans) bear interest at our option at either (a) for “Base Rate Loans,” a base rate equal to the highest of (i) the prime rate, (ii) the U.S. federal funds rate plus 0.50% and, (iii) a one-month Eurodollar rate plus 1.00% (except when given notice with respect to the unavailability of LIBOR as an interest rate) or (b) for “LIBOR Rate Loans,” an adjusted Eurodollar rate, calculated in a manner set forth in the credit agreement plus, in each case, an applicable margin. Initially, all LIBOR Rate Loans have an applicable margin of 1.75%, and all Base Rate Loans have an applicable margin of 0.75%. Future applicable margins range from 0.25% to 2.00%, determined based on our leverage ratio and whether we have elected the base rate or LIBOR. Swingline loans bear interest at base rate plus the base rate applicable margin.

The unused portion of the commitments under our revolving credit facility are subject to a commitment fee ranging from 0.20% to 0.35%, determined based on our leverage ratio.

Repayment under our term loan facility is amortized in quarterly installments. Borrowings under our senior credit facilities are subject to mandatory prepayments with the net cash proceeds of certain issuances of debt, certain asset sales and other dispositions. Commencing with the calendar year ended December 31, 2014, borrowings under our senior credit facilities are subject to mandatory prepayments with excess cash flow in any calendar year in which our leverage ratio exceeds 3.00 to 1.00.

Senior Notes

On May 1, 2013, we issued the notes to Valero pursuant to an Indenture, dated as of May 1, 2013, among us, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Indenture”). The notes are guaranteed by certain of our subsidiaries. The notes and guarantees under the Indenture are senior obligations and: (i) rank equally in right of payment to all of our and our subsidiary guarantors’ existing and future senior unsecured debt; (ii) rank senior in right of payment to any of our and our subsidiary guarantors’ existing and future debt that is, by its terms, expressly subordinated in right of payment to the notes and the guarantees; (iii) rank effectively subordinate to our and our subsidiary guarantors’ secured indebtedness, to the extent of the value of the collateral securing such indebtedness, including indebtedness outstanding under our senior secured revolving credit and term loan facilities; and (iv) be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes.

We may redeem the notes, in whole or in part, at any time on or after May 1, 2018 at a price equal to 100% of the principal amount of the notes redeemed plus a redemption price set forth in the Indenture as of the redemption date and accrued and unpaid interest. We may redeem the notes, in whole or in part, at any time prior to May 1, 2018 at a price equal to a make-whole redemption price set forth in the Indenture as of the redemption date. We are also entitled to redeem up to 35% of the aggregate principal amount of the notes before May 1, 2016 with an amount of cash not greater than the net cash proceeds that it raises in certain equity offerings at a redemption price equal to 105.0% of the principal amount of the notes being redeemed.

If a change of control occurs, each holder of the notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest and special interest, if any, to the date of repurchase.

The Indenture contains affirmative and negative covenants that, among other things, limit or restrict our ability (as well as the ability of our restricted subsidiaries) to incur, assume or guarantee additional indebtedness or issue certain preferred stock; declare or pay dividends, redeem, repurchase or retire our capital stock or subordinated indebtedness or make other distributions to stockholders; make specified types of investments; create liens or use assets as security in other transactions; enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us; consolidate or merge with or into, or sell, transfer, lease or dispose of all or substantially all of our assets to, another person; enter into transactions with affiliates; designate unrestricted subsidiaries; and enter into new lines of business. However, many of these covenants will cease to apply if the notes are rated investment grade from both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group and there is no default under the Indenture.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture, payment defaults or acceleration of other indebtedness, failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs other than due to bankruptcy or insolvency, the trustee or holders of at least 25% in principal amount of the then outstanding notes may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our common stock. This summary is limited to holders that purchase the shares in this offering and hold the shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this discussion, “holder” means either a U.S. holder or a non-U.S. holder (each as defined below) or both, as the context may require.

This summary is based upon the Code, its legislative history, existing and proposed Treasury Regulations promulgated under the Code, rulings, pronouncements, judicial decisions and administrative interpretations by the IRS, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.

The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax considerations relating to the purchase, ownership and disposition of the shares, and this summary does not address the effect of any U.S state or local income or other tax laws, any estate tax laws or any foreign tax laws. Moreover, this summary does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or, except as specifically discussed below, to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	entities or arrangements treated as partnerships or any other pass-through entities for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers or certain traders in securities;

•	holders subject to the alternative minimum tax provisions of the Code;

•	certain expatriates or former long-term residents of the United States;

•	U.S. holders that have a functional currency other than the U.S. dollar;

•	personal holding companies; or

•	holders that hold shares as part of a conversion or constructive sale transaction, straddle, wash sale or other risk reduction transaction or other integrated transaction.

If a partnership (including an entity or other arrangement treated as a partnership for U.S. federal income tax purposes) is an owner of shares, the tax treatment of a partner will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships that are owners of shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of investing in the shares.

U.S. Holders

The following summarizes the material U.S. federal income tax considerations to U.S. holders of the ownership and disposition of shares of our common stock. As used herein, the term “U.S. holder” means a beneficial owner of shares that, for U.S. federal income tax purposes, is:

•	a citizen or individual resident alien of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

Distributions on the Shares—Distributions paid with respect to our shares will constitute dividends for U.S. federal income tax purposes to the extent of our current-year or accumulated earnings and profits (as determined for U.S. tax purposes). Distributions in excess of our current-year and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. holder’s tax basis in the shares and will reduce (but not below zero) such basis. A distribution in excess of our current-year and accumulated earnings and profits and the U.S. holder’s tax basis in the shares will be treated as capital gain from the sale or exchange of such shares (subject to tax in the manner described below under “U.S. Holders—Sale, Exchange or Other Taxable Disposition of Shares”).

Generally, dividends paid with respect to shares of our common stock will be includible in the gross income of a U.S. holder and taxable to such U.S. holder on the day on which the dividends are received by such U.S. holder. Dividends generally will be taxable as ordinary income to U.S. holders. However, in the case of non-corporate U.S. holders, dividends will be treated as “qualified dividend income” that is currently subject to U.S. federal income tax at the preferential long-term capital gain rate, provided that certain holding period and other requirements are met. The preferential tax rate on dividends will not apply to dividends-received to the extent that the U.S. holder elects to treat such dividends as “investment income,” which may be offset by investment expense. In the case of corporate U.S. holders, dividends may be eligible for the dividends-received deduction (subject to applicable limitations), provided that certain holding period and other requirements are met.

U.S. holders should consult their tax advisors regarding the availability of the preferential tax rate on dividends and the dividends-received deduction.

Sale, Exchange or Other Taxable Disposition of Shares—Generally, the sale, exchange or other taxable disposition of shares of our common stock will result in taxable gain or loss to a U.S. holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by such U.S. holder in the sale, exchange or other taxable disposition and (2) such U.S. holder’s adjusted tax basis in the shares. A U.S. holder’s adjusted tax basis in the shares will generally equal its cost for the shares, decreased (but not below zero) by the amount of any distributions treated as a tax-free return of capital, as described above under “U.S. Holders—Distributions on the Shares.”

Gain or loss recognized on the sale, exchange or other taxable disposition of shares will generally be capital gain or loss and will be long-term capital gain or loss if the shares are held for more than one year. A preferential tax rate generally will apply to long-term capital gain of a non-corporate U.S. holder. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

The following summarizes the material U.S. federal income tax considerations to non-U.S. holders of the ownership and disposition of the shares. The term “non-U.S. holder” means a beneficial owner of shares (other than a partnership) that is not a U.S. holder.

Distributions on the Shares—Dividends (determined in the manner described above under “—U.S. Holders—Distributions on the Shares”) paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base of the non-U.S. holder in the United States).

Dividends that are effectively connected with a trade or business carried on by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base of the non-U.S. holder in the United States) are not subject to the withholding tax described above but instead are subject to U.S. federal income tax on a net-income basis at graduated U.S. federal income tax rates generally applicable to U.S. persons. A non-U.S. holder must satisfy certain certification requirements, including, if applicable, the furnishing of an IRS Form W-8ECI (or other applicable form) to the applicable withholding agent, for its effectively connected dividends to be exempt from the withholding described above. Dividends that are effectively connected with a corporate non-U.S. holder’s conduct of a trade or business in the United States may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

To be eligible for a reduced rate of withholding pursuant to an applicable income tax treaty, a non-U.S. holder must provide the applicable withholding agent with a valid and properly executed IRS Form W-8BEN (or other applicable form) claiming a reduced rate of (or exemption from) withholding under such treaty. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Sale, Exchange or Other Taxable Disposition of Shares—Subject to the discussion below under “—Medicare Tax and Foreign Accounts—FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on a sale, exchange or other taxable disposition of shares, unless:

•	the non-U.S. holder is an individual present in the United States for 183 days or more during the taxable year of that disposition and certain other conditions are met;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);

•	our shares constitute a “United States real property interest” by reason of our being a “United States real property holding corporation” (“USRPHC”) and certain other conditions are satisfied; or

•	the non-U.S. holder does not qualify for an exemption from backup withholding, as discussed in “—Information Reporting and Backup Withholding” below.

An individual non-U.S. holder described in the first bullet point above will be taxed on his or her gains from the sale, exchange or other taxable disposition of shares at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses of such non-U.S. holder, provided that such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. holders that recognize gain from the sale, exchange or other taxable disposition of shares described in the second bullet point above will be subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates generally applicable to U.S. persons, and in the case of a corporate non-U.S. holder, the branch profits tax discussed above also may apply.

With respect to the third bullet point above, we have not determined whether we are a USRPHC for U.S. federal income tax purposes, and no assurance can be given that we are not currently a USRPHC or will not become one in the future. If we are or become a USRPHC, so long as our common stock is “regularly traded on an established securities market,” a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of shares unless such non-U.S. holder holds or held (actually or under applicable constructive ownership rules) more than 5% of the total fair market value of our common stock at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period (such a holder, a “more-than-5% non-U.S. holder”). Under these circumstances, a more-than-5% non-U.S. holder would generally be subject to U.S. federal income tax on gain from the disposition of shares at the U.S. federal income tax rates generally applicable to U.S. persons. We expect that the common stock will satisfy this regularly traded exception, but no assurance can be given in this regard. Non-U.S. holders should consult their tax advisors regarding the U.S. tax federal income tax consequences to them if we are or become a USRPHC.

Information Reporting and Backup Withholding

In general, distributions in respect of the shares, and the proceeds of a sale, exchange or other taxable disposition of the shares, paid to a U.S. holder are subject to information reporting and may be subject to U.S. federal backup withholding unless the U.S. holder (i) is an exempt recipient or (ii) provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

In general, backup withholding will apply to distributions in respect of the shares paid to a non-U.S. holder unless the non-U.S. holder (i) has provided the required certification that it is not a United States person, such as a properly executed IRS Form W-8BEN, and the payor does not have actual knowledge (or reason to know) that the non-U.S. holder is a United States person or (ii) otherwise establishes an exemption from backup withholding. Generally, information regarding the amount of distributions paid, the name and address of the recipient and the amount, if any, of tax withheld will be reported to the IRS and to the recipient, even if no tax was required to be withheld. Copies of these information reports may also be made available under the provisions of an applicable treaty or other agreement to the tax authorities of the country in which the non-U.S. holder is a resident for purposes of such treaty or agreement.

In general, backup withholding and information reporting will apply to the payment of proceeds from the disposition of shares by a non-U.S. holder through a U.S. office of a broker unless such non-U.S. holder has provided the required certification that it is not a United States person and the payor does not have actual knowledge (or reason to know) that the holder is a United States person, or such non-U.S. holder otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to the payment of proceeds from the disposition of shares by a non-U.S. holder through the non-U.S. office of a broker, except that, in the case of a broker that is a United States person or has certain specified relationships or connections with the United States, information reporting will apply unless the broker has documentary evidence in its files that the non-U.S. holder is not a United States person and the broker does not have actual knowledge (or reason to know) that the non-U.S. holder is a United States person and certain other conditions are satisfied, or the non-U.S. holder otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a United States person.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Investors should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Medicare Tax and Foreign Accounts

Unearned Income Medicare Contribution Tax—An additional 3.8% Medicare tax will be imposed on the lesser of (i) the net investment income of individuals (other than nonresident aliens) or the undistributed net investment income of certain estates and trusts and (ii) the excess of such individual’s modified adjusted gross income for the taxable year over a certain threshold or the excess of such estate or trust’s adjusted gross income for the taxable year over a certain dollar amount, respectively. For these purposes, “net investment income” generally includes (among other things) dividends (including dividends paid with respect to the shares), and net gain attributable to the disposition of property not held in a trade or business (including net gain from the taxable disposition of the shares), reduced by any deductions properly allocable to such income or gain. U.S. holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to their income and gains in respect of their investment in the shares.

FATCA—The Hiring Incentives to Restore Employment Act, which contains provisions originally proposed in the Foreign Account Tax Compliance Act (“FATCA”), was enacted on March 18, 2010, and will impose a 30% U.S. withholding tax on “withholdable payments” made to a foreign entity, which include payments of our dividends and the gross proceeds from a disposition of our shares unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity provides certain certifications and other information (generally relating to its U.S. investors, if any), or (iii) the foreign entity is otherwise exempt under FATCA. Under recent Treasury guidance, withholding under FATCA will apply only to payments of dividends on the shares made after June 30, 2014 and, under recently issued Treasury Regulations, withholding only will apply to payments of gross proceeds from a sale or other disposition of the shares made after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds of or credits for such taxes.

Prospective investors should consult their own tax advisors regarding the possible impact of the FATCA rules on their investment in the shares, and the entities through which they hold the shares, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this withholding tax.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN THE SHARES. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM IN LIGHT OF THEIR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Citigroup Global Markets Inc. is acting as representative, have severally agreed to purchase, and the debt exchange party, in its capacity as owner of the shares it acquires from Valero in the exchange described below, has agreed to sell, the number of shares indicated in the following table. The debt exchange party is an affiliate of the representative of the underwriters, and will also be deemed an underwriter in this offering.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	3,147,016
Wells Fargo Securities, LLC	3,147,016
J.P. Morgan Securities LLC	1,311,256
Mizuho Securities USA Inc.	1,311,256
RBC Capital Markets, LLC	1,311,256
Credit Suisse Securities (USA) LLC	458,940
Mitsubishi UFJ Securities (USA), Inc.	458,940
Piper Jaffray & Co.	327,814
PNC Capital Markets LLC	327,814
RBS Securities Inc.	327,814
Scotia Capital (USA) Inc.	327,814
SMBC Nikko Securities America, Inc.	327,814
SunTrust Robinson Humphrey, Inc.	327,814

Total	13,112,564

The underwriters are offering the shares of our common stock subject to their acceptance of the shares and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters, to pay for and accept delivery of these shares of our common stock is subject to the approval of legal matters by underwriters’ counsel, and to some other conditions. The underwriters are obligated to take and pay for all of these shares of our common stock, if any such shares are taken. The offering of these shares is subject to the receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have been granted a 30-day option to acquire up to 1,966,884 additional shares at the initial public offering price. If the underwriters exercise the option to acquire additional shares as described above, the debt exchange party will acquire these additional shares from Valero in exchange for the satisfaction and discharge of certain short-term indebtedness of Valero held by the debt exchange party and sell the additional shares to the underwriters.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.744 per share. After the initial public offering of the shares, the representative may change the offering price and concession and discount to broker/dealers.

The following table shows the per share and total underwriting commissions to the underwriters, which will be paid by Valero, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares:

	Per Share		Total
	Without Exercise	With Exercise	Without Exercise	With Exercise
Underwriting commissions	$1.24	$1.24	$16,259,579.36	$18,698,515.52

We estimate that our total expenses for the offering will be approximately $408,000.

The underwriting agreement discussed above will be entered into after Valero, the debt exchange party and, for limited purposes, we enter into an exchange agreement, pursuant to which the debt exchange party will become the owner of the shares offered hereby. The terms of the exchange agreement are more fully described below under “—The Exchange Agreement.”

The Exchange Agreement

Under the exchange agreement, subject to certain conditions, Citicorp North America, Inc., the debt exchange party and an affiliate of Citigroup Global Markets Inc., the representative of the underwriters, as a principal for its own account, will acquire the shares to be sold in this offering in exchange for the satisfaction and discharge of a portion of a short-term loan it made to Valero. On October 24, 2013, Valero and the debt exchange party entered into a transaction agreement, pursuant to which the debt exchange party made a short-term loan to Valero, evidenced by Valero’s execution and delivery of a note to the debt exchange party, in an aggregate principal amount of $ 525 million. The amount of the short-term loan to Valero by the debt exchange party is expected to be sufficient for the debt exchange party to acquire all of the shares of our common stock to be sold in this offering, inclusive of the shares of our common stock that may be sold pursuant to the over-allotment option. For purposes of determining the amount of the short-term loan to Valero that will be exchanged by the debt exchange party for shares, Valero expects that the short-term loan will be valued at the fair market value on the date of this prospectus, and the fair market value of the portion of the short-term loan to be exchanged will equal the aggregate public offering price, as shown on the cover page of this prospectus, for the shares to be exchanged. If the underwriters exercise the option to acquire additional shares as described above, the debt exchange party will also acquire such additional shares in exchange for the satisfaction and discharge of an additional amount of the short-term loan made to Valero.

Under U.S. federal securities laws, Valero will be deemed the selling stockholder and an underwriter of any shares of our common stock that the debt exchange party acquires from Valero in the exchange and sells in this offering. Similarly, under U.S. federal securities laws, the debt exchange party will be deemed to be an underwriter with respect to any shares of our common stock that it acquires in the exchange and sells in this offering. The debt exchange party will acquire and sell the shares as a principal for its own account, rather than on Valero’s behalf. If Valero and the debt exchange party enter into the exchange agreement, as described above, the debt exchange party will be the owner of our shares of common stock it acquires in the exchange, regardless of whether this offering is completed. The debt exchange party, and not Valero, will receive the proceeds from the sale of the shares in this offering.

None of Valero, the debt exchange party or us have an obligation to participate in the exchange. Regardless of whether the exchange does or does not occur, the debt exchange party will pay its own expenses and discounts in connection with the shares acquired by it in the exchange.

Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The offering is being conducted in accordance with the applicable provisions of FINRA Rule 5121 because under this rule, Citigroup Global Markets Inc. is deemed to have a conflict of interest with us. This is because Citicorp North America, Inc., the debt exchange party and an affiliate of Citigroup Global Markets Inc., the representative of the underwriters, will receive all of the proceeds of this offering. Under U.S. federal securities laws, the debt exchange party will be deemed to be an underwriter with respect to any shares of our common stock that it acquires in the exchange and sells in this offering. Further, Citigroup Global Markets Inc. will not sell the shares to any account over which it exercises discretionary authority without the prior written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Specifically, affiliates of certain of the underwriters are lenders under our senior credit facilities. Additionally, an affiliate of Wells Fargo Securities, LLC and an affiliate of J.P. Morgan Securities LLC act as administrative agent and syndication agent, respectively, under our senior credit facilities. See “Description of Certain Indebtedness.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act (other than on Form S-4 or S-8) relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc., for a period of 90 days after the date of this prospectus, except (1) issuances pursuant to any employee stock option plan, stock ownership plan or dividend reinvestment plan in effect as of the date of this prospectus, (2) issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan, (3) pursuant to certain mergers, acquisitions or business combinations, or (4) for the filing of any registration statement in connection with the disposition by Valero of our common stock that it owns (other than within 30 days of the date of this prospectus). However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Citigroup Global Markets Inc. waives, in writing, such an extension.

Our officers and directors and Valero have also agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc. for a period of 90 days after the date of this prospectus, except that (1) Valero may dispose of our common stock that it owns by means of subsequent debt for equity exchanges (other than within 30 days of the date of this prospectus) (2) our directors and officers may dispose of our common stock as bona fide gifts, to any trust for the direct or indirect benefit of such director or officer or an immediate family member of such director or officer or to any immediate family member of such director or officer where each recipient of transferred shares agrees in writing to be bound by the same restrictions in place for such director or officer pursuant to the lock-up agreement and (3) if any of our executive officers or directors cease to be an executive officer and/or a director of our company in connection with this offering, such executive officer or director shall cease to be restricted by the lock-up agreement. However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Citigroup Global Markets Inc. waives, in writing, such an extension.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such shares to the public in the Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of our representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares referred to in (a) and (b) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and shares of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Indemnification

We, the selling stockholder and the debt exchange party have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CST.”

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Jackson Walker L.L.P., San Antonio, Texas. Certain additional legal matters will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The combined financial statements of CST Brands, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement, including the exhibits to the registration statement. For further information about us and our common stock, you should refer to the registration statement, including its exhibits. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

We file periodic reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate web site at www.CSTBrands.com. The information we file with the SEC or contained on our corporate web site or any other web site that we may maintain is not part of this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

CST BRANDS, INC.

CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(UNAUDITED)

Explanatory Note to Unaudited Consolidated and Combined Financial Statements

On May 1, 2013, Valero completed the separation of Valero’s retail business and we became an independent public company. The separation was accomplished through a series of transactions in which the assets and liabilities associated with Valero’s retail business were transferred to us or our subsidiaries.

The following unaudited consolidated and combined financial statements present our financial statements for periods prior to and after the separation and distribution. The consolidated financial statements reflect our financial results for all periods subsequent to the separation and distribution while the combined financial statements reflect our financial results for all periods prior to the separation and distribution. The unaudited combined financial statements are presented as if Valero’s retail businesses in the U.S. and Canada had been combined for all periods prior to the separation and distribution. See Note 1 to the accompanying unaudited combined and consolidated financial statements for additional information concerning the basis of presentation of these unaudited consolidated and combined financial statements.

CST BRANDS, INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

(Millions of Dollars, Except Par Value)

	June 30, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash	$414	$61
Receivables, net of allowance of $1 and $2	197	134
Inventories	163	168
Deferred income taxes	9	13
Prepaid expenses and other	14	8

Total current assets	797	384

Property and equipment, at cost	1,892	1,863
Accumulated depreciation	(618)	(587)

Property and equipment, net	1,274	1,276
Goodwill and intangible assets, net	53	41
Deferred income taxes	112	—
Other assets, net	71	8

Total assets	$2,307	$1,709

LIABILITIES AND STOCKHOLDERS’ EQUITY / NET INVESTMENT
Current liabilities:
Current portion of debt and capital lease obligations	$29	$1
Accounts payable	83	95
Accounts payable to Valero	342	—
Accrued expenses	44	40
Taxes other than income taxes	23	92
Income taxes payable	9	—

Total current liabilities	530	228

Debt and capital lease obligations, less current portion	1,025	4

Deferred income taxes	89	123

Other long-term liabilities	112	107

Commitments and contingencies
Stockholders’ equity / net investment:
Common stock (250,000,000 shares authorized at $0.01 par value and 75,397,241 issued and outstanding at June 30, 2013)	1	—
Additional paid-in capital (APIC)	395	—
Net parent investment	—	1,082
Retained earnings	20	—
Accumulated other comprehensive income (AOCI)	135	165

Total stockholders’ equity / net investment	551	1,247

Total liabilities and stockholders’ equity / net investment	$2,307	$1,709

See Condensed Notes to Consolidated and Combined Financial Statements.

CST BRANDS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(Millions of Dollars, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues(a)	$3,211	$3,345	$6,399	$6,557

Costs and expenses:
Cost of sales	2,919	2,977	5,874	5,973
Operating expenses	161	161	320	316
General and administrative expenses	20	14	35	29
Depreciation, amortization and accretion expense	30	29	60	56

Total costs and expenses	3,130	3,181	6,289	6,374

Operating income	81	164	110	183
Other income, net	1	—	2	—
Interest expense	(7)	—	(7)	—

Income before income tax expense	75	164	105	183
Income tax expense	32	56	41	61

Net income	$43	$108	$64	$122

Earnings per common share
Basic earnings per common share	$0.57	$1.43	$0.84	$1.62
Weighted-average common shares outstanding (in thousands)	75,397	75,397	75,397	75,397
Earnings per common share—assuming dilution
Diluted earnings per common share	$0.57	$1.43	$0.84	$1.62
Weighted-average common shares outstanding—assuming dilution (in thousands)	75,407	75,397	75,402	75,397

Supplemental information:
(a) Includes excise taxes of:	$336	$501	$811	$979

See Condensed Notes to Consolidated and Combined Financial Statements.

CST BRANDS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(Millions of Dollars)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$43	$108	$64	$122

Other comprehensive income (loss):
Foreign currency translation adjustment	(20)	(8)	(30)	1

Other comprehensive income (loss) before income taxes	(20)	(8)	(30)	1
Income taxes related to items of other comprehensive income	—	—	—	—

Other comprehensive income (loss)	(20)	(8)	(30)	1

Comprehensive income	$23	$100	$34	$123

See Condensed Notes to Consolidated and Combined Financial Statements.

CST BRANDS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$64	$122
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	2	1
Depreciation, amortization and accretion expense	60	56
Deferred income tax expense (benefit)	8	(4)
Changes in current assets and current liabilities	217	22
Other operating activities, net	—	3

Net cash provided by operating activities	351	200

Cash flows from investing activities:
Capital expenditures	(90)	(46)
Acquisitions	(4)	(61)
Proceeds from dispositions of property and equipment	—	2
Other investing activities, net	(2)	—

Net cash used in investing activities	(96)	(105)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	500	—
Debt issuance and credit facility origination costs	(18)	—
Payments of capital lease obligations	(1)	—
Net transfers to Valero	(378)	(172)

Net cash provided by (used in) financing activities	103	(172)

Effect of foreign exchange rate changes on cash	(5)	(1)

Net increase (decrease) in cash	353	(78)
Cash at beginning of period	61	132

Cash at end of period	$414	$54

See Condensed Notes to Consolidated and Combined Financial Statements.

CST BRANDS, INC.

CONSOLIDATED AND COMBINED STATEMENT OF CHANGES IN EQUITY

(Millions of Dollars and Shares)

(Unaudited)

	Common Stock			Net Parent Investment	Retained Earnings	AOCI	Total
	Shares	Par	APIC
Balance as of December 31, 2012	—	$—	$—	$1,082	$—	$165	$1,247
Net income	—	—	—	44	20	—	64
Net transfers to Valero	—	—	—	(731)	—	—	(731)
Issuance of stock at the separation and distribution	75	1	(1)	—	—	—	—
Reclassification of net parent investment to APIC	—	—	395	(395)	—	—	—
Stock-based compensation expense	—	—	1	—	—	—	1
Other comprehensive loss	—	—	—	—	—	(30)	(30)

Balance as of June 30, 2013	75	$1	$395	$—	$20	$135	$551

See Condensed Notes to Consolidated and Combined Financial Statements.

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.	THE SEPARATION AND DISTRIBUTION, BASIS OF PRESENTATION, CONCENTRATION RISK AND INTERIM FINANCIAL INFORMATION

The Separation and Distribution

On April 4, 2013, the Valero Energy Corporation (“Valero” or “Parent”) Board of Directors approved the separation and distribution (the “separation and distribution”) of its retail business resulting in a separate, publicly traded company named CST Brands, Inc. (“CST”). In accordance with a separation and distribution agreement, the two companies were separated by Valero’s distributing to its stockholders 80% of the common stock of CST on May 1, 2013 (the “Distribution Date”). Each Valero stockholder received one share of CST common stock for every nine shares of Valero common stock held at the close of business on the record date of April 19, 2013 (the “Record Date”). Fractional shares of CST common stock were not distributed and any fractional shares of CST common stock otherwise issuable to a Valero stockholder were sold in the open market on such stockholder’s behalf, and such stockholder received a cash payment with respect to that fractional share. The remaining 20% of the common stock of CST was retained by Valero. In conjunction with the separation and distribution, Valero received a private letter ruling from the Internal Revenue Service to the effect that the distribution will not result in any taxable income, gain or loss to Valero, except for taxable income or gain arising as a result of certain intercompany transactions, and no gain or loss will be recognized by (and no amount will be included in the income of) United States (“U.S.”) holders of Valero common stock upon their receipt of shares of CST common stock in the distribution, except with respect to cash received in lieu of fractional shares. However, the transfer of assets and liabilities associated with Valero’s retail business in Canada is taxable for Canadian income tax purposes.

In connection with the separation and distribution, CST incurred an aggregate of $1.05 billion in new debt, consisting of: (i) $550 million aggregate principal amount of senior unsecured bonds (the “notes”); and (ii) $800 million in senior secured credit facilities, comprised of a $500 million term loan facility (the “term loan”) and a $300 million revolving credit facility (the “revolving credit facility”). We have not borrowed under the revolving credit facility as of the date of this filing; however approximately $3 million of letters of credit have been issued under this facility. For more information on the indebtedness, see Note 7 to these condensed notes to consolidated and combined financial statements.

We transferred the cash proceeds of the term loan to Valero and issued the notes to Valero in connection with the separation of the assets (including the equity interests of certain Valero subsidiaries) and liabilities of Valero’s retail business from Valero and the transfer of those assets (including the equity interests of certain Valero subsidiaries) and liabilities to us. Valero transferred our notes to a third-party lender to satisfy certain of Valero’s then-outstanding debt obligations. As a result of these financing transactions, we incurred total indebtedness of $1.05 billion for which we did not retain any cash following the separation and distribution.

As a result of the separation and distribution, the tax basis of certain of our Retail–U.S. assets related to certain historical intercompany transactions between Valero and us were stepped-up, but the historical book basis of these assets was not stepped-up because the distribution represents a transaction with Valero’s stockholders. Therefore, we realized an $18 million adjustment to a portion of our U.S. deferred income tax liabilities.

The separation and distribution was a taxable event in Canada, and as a result, the tax basis of certain assets and liabilities of our Retail–Canada segment were stepped up to their fair values. The historical book basis of those assets and liabilities, however, were not stepped-up because they were wholly owned by Valero and were transferred within the Valero consolidated group. As a result, we recognized a deferred tax asset of $115 million from the step-up in the tax basis of those assets and liabilities.

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Also as a result of the separation and distribution, we recorded $7 million of deferred tax expense related to the loss of certain state tax credits that were no longer eligible for use in our consolidated tax return as a result of the separation and distribution.

CST was not responsible for any tax payments related to the separation and distribution in the U.S. and Canada.

A registration statement on Form 10, as amended through the time of its effectiveness, describing the separation and the distribution was filed by CST with the U.S. Securities and Exchange Commission (“SEC”) and was declared effective on April 11, 2013 (the “Form 10”). On May 2, 2013, CST stock began trading on the New York Stock Exchange under the “CST” stock symbol.

Basis of Presentation

CST was incorporated in November 2012 and, in connection with its incorporation, CST issued 1,000 shares of common stock, par value $0.01 per share, to Valero for $10. CST was formed solely in contemplation of the separation and distribution and, prior to May 1, 2013, had not commenced operations and had no material assets, liabilities or commitments.

Prior to the separation and distribution, these financial statements reflect the combined historical financial position, results of operations and cash flows of Valero’s retail business in the U.S. and Canada that were owned by direct and indirect wholly-owned subsidiaries of Valero, including an allocable portion of Valero’s corporate costs. The legal transfer of the assets (including the equity interests of certain Valero subsidiaries), liabilities and operations of Valero’s retail business into CST occurred on May 1, 2013. However, for ease of reference, these consolidated and combined financial statements are referred to as those of CST. Unless otherwise stated or the context otherwise indicates, all references in these consolidated and combined financial statements to “us,” “our,” or “we” mean CST.

Neither of our segments carried out transactions with the other during the periods presented; therefore, there were no intercompany transactions or accounts to be eliminated in connection with the consolidation or combination of these operations.

The unaudited combined financial statements are presented as if Valero’s retail businesses in the U.S. and Canada had been combined for all periods prior to the separation and distribution. The assets and liabilities in the combined balance sheets have been reflected on a historical cost basis, as immediately prior to the separation and distribution. All of the assets and liabilities presented were wholly owned by Valero and were transferred within the Valero consolidated group. The combined statements of income prior to the separation and distribution also include expense allocations for certain corporate functions historically performed by Valero and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement, human resources and information technology (“IT”). These allocations were based primarily on specific identification of time and/or activities associated with CST’s operations, employee headcount or capital expenditures. We believe the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Valero, are reasonable. Subsequent to the separation and distribution, Valero continues to perform certain of these corporate functions on our behalf, for which we are charged a fee, in accordance with the Transition Services Agreements. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had we operated as a stand-alone company during the combined periods presented and may not reflect our combined financial position, results of operations and cash flows had we operated as a stand-alone company during the combined periods presented. Actual costs that would have been incurred if we had operated as a stand-alone company during the combined periods presented would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including IT and related infrastructure.

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Prior to the separation and distribution, we transferred cash to Valero daily and Valero funded our operating and investing activities as needed. Accordingly, cash held by Valero at the corporate level was not allocated to us. Cash presented on our combined balance sheet prior to the separation and distribution represented cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in automated teller machines (“ATMs”) in our Retail–Canada segment. We reflected transfers of cash to and from Valero’s cash management system as a component of net parent investment on our combined balance sheet, and these net transfers of cash were reflected as a financing activity in our combined statement of cash flows. We did not include any interest income on the net cash transfers to Valero.

The consolidated financial statements reflect our financial results for all periods subsequent to the separation and distribution while the combined financial statements reflect our financial results for all periods prior to the separation and distribution. Accordingly:

•	Our consolidated and combined statement of income and comprehensive income for the three months ended June 30, 2013, consists of the consolidated results of CST for the two months ended June 30, 2013 and the combined results of Valero’s retail business for the one month ended April 30, 2013. Our consolidated and combined statement of income and comprehensive income for the six months ended June 30, 2013, consists of the consolidated results of CST for the two months ended June 30, 2013 and of the combined results of Valero’s retail business for the four months ended April 30, 2013. Our combined statements of income and comprehensive income for the three and six months ended June 30, 2012 consist entirely of the combined results of Valero’s retail business.

•	Our consolidated balance sheet at June 30, 2013, consists of the consolidated balances of CST, while our combined balance sheet at December 31, 2012 consists of the combined balances of Valero’s retail business.

•	Our consolidated and combined statement of cash flows for the six months ended June 30, 2013, consists of the consolidated results of CST for the two months ended June 30, 2013 and the combined results of Valero’s retail business for the four months ended April 30, 2013. Our combined statement of cash flows for the six months ended June 30, 2012 consists entirely of the combined results of Valero’s retail business.

•	Our consolidated and combined statement of changes in equity for the six months ended June 30, 2013 consists of both the combined activity of Valero’s retail business prior to April 30, 2013 and the consolidated activity of CST subsequent to the separation and distribution.

Concentration Risk

Valero supplied substantially all of the motor fuel purchased by us for resale during all periods presented.

We entered into a Branded Distributor Marketing Agreement, a Petroleum Product Sale Agreement and a Master Agreement with Valero in connection with the separation and distribution for the supply of motor fuel to our Retail–U.S. operations, which we refer to as the “U.S. Fuel Supply Agreements.” In addition, we entered into a separate Petroleum Product Supply Agreement with Valero for the supply of motor fuel to our Retail–Canada segment. Under the U.S. Fuel Supply Agreements and the Product Supply Agreement in Canada, we will continue to purchase motor fuel from Valero. The U.S. Fuel Supply Agreements and Petroleum Product Supply Agreement in Canada contain minimum annual purchase obligations. The minimum purchase obligation provisions of these agreements require us to purchase minimum annual volumes of motor fuel at market-based prices. In the event that we do not purchase the minimum volumes, the agreements include a charge for the difference between the total minimum volume commitment to be purchased over the terms of the agreements and the volumes actually purchased by us. This amount will decline over time as we purchase motor fuel from Valero.

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

No customers are individually material to our operations.

Interim Financial Information

These unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are of a normal recurring nature unless disclosed otherwise. Management believes that the disclosures made are adequate to make the information presented not misleading. The financial statements contained herein should be read in conjunction with the combined financial statements and notes thereto included in the Form 10. Financial information for the three and six months ended June 30, 2013 and 2012 included in these condensed notes to consolidated and combined financial statements is derived from our unaudited financial statements. Operating results for the three and six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

The balance sheet as of December 31, 2012 has been derived from our audited financial statements as of that date. For further information, refer to our financial statements and notes thereto included in our Form 10.

2.	ACQUISITIONS

In July 2012, we completed the acquisition of The Crackerbox, LLC (“Crackerbox”) for total cash consideration of $61 million. No contingent assets or liabilities were acquired or assumed. In the first quarter of 2013, an independent appraisal of the assets acquired through the acquisition of Crackerbox was completed. The purchase price of Crackerbox was allocated based on the fair values of the assets acquired at the date of acquisition resulting from this appraisal. The primary changes to the preliminary purchase price allocation disclosed in the Form 10 consisted of an $18 million adjustment to goodwill resulting from a change in the estimated fair value of property and equipment. The purchase price allocation of the acquisition of Crackerbox was determined based on the acquisition-date fair values of the assets acquired and is as follows (in millions):

Inventories	$3
Property and equipment	38
Other assets	2
Goodwill	18

Total consideration	$61

The adjustment to property and equipment discussed above did not result in a material adjustment to depreciation expense.

We have not presented pro forma results of operations for the three and six months ended June 30, 2012 because this acquisition was not material to our results of operations.

During 2013, we acquired one new company operated site and converted three dealer/agent sites to company operated sites in our Retail–Canada segment for $4 million.

3.	EARNINGS PER COMMON SHARE

Basic earnings per common share is computed by dividing the net income available to common stockholders by the weighted average of common shares outstanding during the period. Diluted earnings per common share

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

adjusts basic earnings per common share for the effects of stock options and restricted stock in the periods in which such effect is dilutive.

On May 1, 2013, 75,397,241 shares of our common stock were distributed to Valero’s stockholders and Valero in conjunction with the separation and distribution. For comparative purposes, and to provide a more meaningful calculation of earnings per share, we have assumed this amount to be outstanding as of the beginning of each period prior to the separation and distribution presented in the calculation of weighted-average shares outstanding.

The following table provides a reconciliation of basic and diluted earnings per common share computations for the three and six months ended June 30, 2013 and 2012 (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Earnings per common share:
Net income attributable to stockholders	$43	$108	$64	$122

Weighted-average common shares outstanding (in thousands)	75,397	75,397	75,397	75,397

Total earnings per share	$0.57	$1.43	$0.84	$1.62

Earnings per common share—assuming dilution:
Net income attributable to stockholders	$43	$108	$64	$122

Weighted-average common shares outstanding (in thousands)	75,397	75,397	75,397	75,397
Common equivalent shares:
Restricted stock (in thousands)	10	—	5	—

Weighted-average common shares outstanding—assuming dilution (in thousands)	75,407	75,397	75,402	75,397

Earnings per common shares—assuming dilution	$0.57	$1.43	$0.84	$1.62

Excluded from the calculation of shares used in the diluted earnings per share calculation for the three months and six months ended June 30, 2013 are 131,622 and 66,174 of weighted-average anti-dilutive options, respectively. Excluded from the calculation of shares used in the diluted earnings per share calculation for the three months and six months ended June 30, 2013 are 106,760 and 53,676 of weighted-average anti-dilutive restricted shares, respectively.

No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the separation and distribution. Therefore, there are no stock-based awards included in the calculation of shares used in the diluted earnings per share prior to the separation and distribution.

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

4.	INVENTORIES

Inventories consisted of the following (in millions):

	June 30, 2013	December 31, 2012
Convenience store merchandise	$110	$111
Motor fuel (at LIFO)	51	56
Supplies	2	1

Inventories	$163	$168

As of June 30, 2013 and December 31, 2012, the replacement cost (market value) of motor fuel inventories exceeded their LIFO carrying amounts by approximately $55 million and $56 million, respectively.

5.	INCOME TAXES

Our effective income tax rate for the three and six months ended June 30, 2013 was 43% and 39%, respectively, compared with 34% and 33% for the corresponding periods of 2012. The effective tax rate differs from the federal statutory rate of 35% primarily due to state income taxes and the impact of foreign operations. Also impacting our effective tax rate for the second quarter and first six months of 2013 was a $7 million deferred tax expense we recorded resulting from the loss of certain state tax credits that were no longer eligible for use in our consolidated tax return as a result of the separation and distribution, which represented a 10% and 7% component of the effective rate for the three and six months ended June 30, 2013, respectively.

The provision for income taxes for periods prior to the separation and distribution were computed as if we were a stand-alone company.

6.	COMMITMENTS AND CONTINGENCIES

Tax Matters

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities as a result of these audits may subject us to interest and penalties.

Litigation Matters

We are party to claims and legal proceedings arising in the ordinary course of business. We have not recorded a loss contingency liability with respect to some of these matters because we have determined that it is remote that a loss has been incurred. For other matters, we have recorded a loss contingency liability where we have determined that it is probable that a loss has been incurred and that the loss is reasonably estimable. These loss contingency liabilities are not material to our financial position. We re-evaluate and update our loss contingency liabilities as matters progress over time, and we believe that any possible loss in excess of amounts already recorded will not be material to our results of operations, financial position or liquidity.

There have been no significant changes to the litigation matters discussed in Note 9 of our combined financial statements for the year ended December 31, 2012, which are included in the Form 10.

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

7.	DEBT

Our balances for long-term debt and capital leases are as follows (in millions):

	June 30, 2013	December 31, 2012
5.00% senior notes due 2023	$550	$—
Term loan due 2018 (effective rate of 1.95% at June 30, 2013)	500	—
Capital leases	4	5

Total debt outstanding	1,054	5
Less current portion	(29)	(1)

Debt, less current portion	$1,025	$4

Availability under revolving credit facility (expires 2018):
Total available credit facility limit	$300	$—
Letters of credit outstanding	(3)	—
Maximum leverage ratio constraint (a)	(99)	—

Total available and undrawn	$198	$—

(a)	Our credit facility contains a maximum lease adjusted leverage ratio of 3.75 to 1.00. As a result, we were limited to the amount we could borrow under our revolving credit facility at June 30, 2013.

In connection with the issuance of our new long-term debt, we incurred debt issuance and credit facility origination costs of $18 million, which is amortized into interest expense using the effective interest method over the terms of the associated notes and credit facilities.

Notes

Our $550 million notes are guaranteed, jointly and severally, on a senior unsecured basis by certain of our domestic subsidiaries. The notes and the guarantees are unsecured senior obligations of CST and the guarantor subsidiaries, respectively. Accordingly, they are: equal in right of payment with all of our and the guarantors’ existing and future senior unsecured indebtedness; senior in right of payment to any of our and the guarantors’ future subordinated indebtedness; effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness, including indebtedness under our new credit facilities; and effectively subordinated to all future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries (other than indebtedness and other liabilities owed to us).

If we sell certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain periods of time, we will be required to use such proceeds to offer to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest and special interest, if any, to the date of repurchase. Upon the occurrence of certain specific change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase.

The indenture governing the notes, among other things, imposes limitations on our ability to: borrow money or guarantee debt; create liens; pay dividends on or redeem or repurchase stock; make specified types of investments and acquisitions; enter into new lines of business; enter into transactions with affiliates; and sell assets or merge with other companies.

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

The notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act of 1933 (the “Securities Act”). In connection with the offering of the notes, we entered into a registration rights agreement pursuant to which we and the guarantors of the notes will register substantially identical exchange notes under the Securities Act and permit holders to exchange the notes for the registered exchange notes.

Credit Facilities

Our new credit facilities provide for an aggregate amount of $800 million in financing, with a final maturity date on May 1, 2018, consisting of the following:

•	a term loan facility in an aggregate principal amount of $500 million; and

•	a revolving credit facility in an aggregate principal amount of up to $300 million.

The credit facilities are guaranteed by our domestic subsidiaries and secured by security interests and liens on substantially all of our domestic subsidiaries’ assets, including 100% of the capital stock of our domestic subsidiaries and 65% of the voting equity interests and 100% of the non-voting equity interests of material, first-tier, foreign subsidiaries, subject to certain customary exceptions. The credit facilities have, among others, the following terms:

•	subject to exclusions, mandatory prepayments with the net cash proceeds of certain asset sales, insurance proceeds or condemnation awards, the incurrence of certain indebtedness and our excess cash flow (as defined in the credit agreement);

•	customary affirmative and negative covenants for credit agreements of this type, including limitations on us and our guarantor subsidiaries with respect to indebtedness, liens, fundamental changes, restrictive agreements, prepayments and amendments of certain indebtedness, dispositions of assets, acquisitions and other investments, sale leaseback transactions, conduct of business, transactions with affiliates and dividends and redemptions or repurchases of stock; and

•	financial covenants consisting of (a) a maximum total lease adjusted leverage ratio initially set at 3.75 to 1.00, (b) a minimum fixed charge coverage ratio set at 1.30 to 1.00, and (c) limitations on expansion capital expenditures. As of June 30, 2013, our lease adjusted leverage ratio and fixed charge coverage ratio were 3.24 and 5.56, respectively.

Borrowings under our credit facilities bear interest at the “London Interbank Offered Rate” (“LIBOR”) plus a margin, or an alternate base rate as defined under the agreement, plus a margin. Initially, all LIBOR rate loans have an applicable interest rate margin of 1.75%, and all alternate base rate loans have an applicable interest rate margin of 0.75%. Future interest rate margins will increase or decrease based on our leverage ratio as prescribed under the credit agreement governing the credit facilities. The revolving credit facility provides for customary fees, including commitment fees and other fees.

Outstanding borrowings under our term loan facility are LIBOR loans bearing interest at 1.95% (LIBOR plus 1.75%) as of June 30, 2013.

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

We are required to make principal payments on the term loan in accordance with an amortization schedule as follows (in millions):

Years Ending December 31,	Total Principal to be Repaid
2013 (remainder)	$12
2014	34
2015	47
2016	69
2017	75
2018	263

Total	$500

The aggregate fair value and carrying amount of the notes and term loan at June 30, 2013 was $1.04 billion and $1.05 billion, respectively. The fair value of our debt is determined primarily using the market approach based on quoted prices provided by third-party brokers and vendor pricing services, but are not exchange-traded. These quoted prices are considered Level 2 inputs under the fair value hierarchy established by ASC 820, Fair Value Measurements and Disclosures.

8.	RELATED-PARTY TRANSACTIONS

Purchased Motor Fuel

Motor fuel purchased by us from Valero is recorded as a component of cost of sales based on price formulas that vary from terminal to terminal. The actual prices we pay typically change daily, based on market fluctuations of wholesale motor fuel in the geographic locations where we purchase our motor fuel for resale.

Under the U.S. Fuel Supply Agreements and the Petroleum Product Supply Agreement in Canada, we purchase a substantial portion of our motor fuel from Valero at “per-terminal,” market-based prices. The pricing formulas under our supply agreements changed effective January 1, 2013 and our cost of sales increased as a result of differences in price formulas from those historically charged prior to the separation and distribution. These differences in price formulas increased our cost of sales $2 million and $3 million in Retail–U.S. and Retail–Canada, respectively, during the three months ended June 30, 2013 and $4 million and $6 million in Retail–U.S. and Retail–Canada, respectively, during the six months ended June 30, 2013. In addition, the U.S. Fuel Supply Agreements and the Petroleum Product Supply Agreement in Canada differ from our arrangements prior to the separation and distribution by providing for payment terms of “net 10” days after taking title to the motor fuel versus “on delivered” payment. These new payment terms became effective at the time of the separation and distribution. Due to the change in payment terms, our cash increased by $342 million during the six months ended June 30, 2013.

Medical insurance, life insurance, and employee benefit plan expenses

Valero allocated these costs to us based on Valero’s determination of actual costs attributable to our employees, which we recorded as components of operating expenses and general and administrative expenses for all periods presented. In connection with the separation and distribution, we entered into an Employee Matters Agreement between us and Valero. The Employee Matters Agreement governs Valero’s and our compensation and employee benefit obligations with respect to the current and former employees of each company, and generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs. In connection with the separation and distribution, we recognized a $15 million receivable from Valero in connection with

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Valero’s agreement to indemnify us for self-insurance obligations that we incurred up to and including the distribution date.

Certain corporate functions

As discussed in Note 1, certain corporate functions performed by Valero on our behalf were charged to us based primarily on specific identification of time and/or activities associated with CST, employee headcount or capital expenditures. We recorded these corporate allocations as a component of general and administrative expenses in the combined and consolidated statements of income.

Transition services agreements

In connection with the separation and distribution, we entered into two Transition Services Agreements: one between CST Brands, Inc. and Valero and one between our Canadian subsidiary and Valero. The Transition Services Agreements set forth the terms on which Valero provides to us, and we provide to Valero, on a temporary basis, certain services or functions that the companies historically have shared. Transition services include administrative, payroll, human resources, data processing, environmental health and safety, financial audit support, financial transaction support, legal support services, IT and network infrastructure systems and various other support and corporate services. The Transition Services Agreements provide for the provision of specified transition services generally for a period of up to eighteen months, on a cost or a cost-plus basis. We record the fee Valero charges us for these services as a component of general and administrative expenses.

We believe that the operating expenses and general and administrative expenses allocated to us and included in the accompanying combined statements of income were a reasonable approximation of the costs related to CST’s operations. However, such related-party transactions cannot be presumed to be carried out on an arm’s-length basis as the requisite conditions of competitive, free-market dealings may not exist. For purposes of these financial statements, payables and receivables related to transactions between us and Valero, prior to the separation and distribution, are included as a component of the net parent investment. Subsequent to the separation and distribution, payables and receivables between us and Valero are shown as “Accounts Payable to Valero” on our consolidated balance sheet.

The following table reflects significant transactions with Valero (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cost of sales	$2,632	$2,688	$5,288	$5,390
Operating expenses	4	11	14	21
General and administrative expenses	5	9	12	17

We did not have any significant transactions with any other related parties.

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

Net Parent Company Investment

The following is a reconciliation of amounts presented as “Net transfers to Valero” on the consolidated and combined statement of stockholders’ equity and “Net transfers to Valero” on the consolidated and combined statement of cash flows for the six months ended June 30, 2013 (in millions):

Net transfers to Valero per the consolidated and combined statement of stockholders’ equity	$(731)
Non-cash adjustments:
Net transfers of assets and liabilities with Valero	353

Net transfers to Valero per the consolidated and combined statements of cash flows	$(378)

9.	SEGMENT INFORMATION

We have two reportable segments: Retail–U.S. and Retail–Canada. The Retail–U.S. segment includes convenience stores located in the United States. The Retail–Canada segment includes convenience stores, filling stations, cardlock locations and heating oil operations located in Canada. Operating revenues from our heating oil business were less than 5% of our consolidated operating revenues for the three and six months ended June 30, 2013 and have been included within the Retail–Canada segment information.

The reportable segments are strategic business units that experience different operating income margins due to geographic supply and demand attributes and specific country and local regulatory environments. Performance is evaluated based on operating income. There are no intersegment revenues. No single customer accounted for more than 10% of our consolidated and combined operating revenues.

The following table reflects activity related to our reportable segments (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating revenues
Retail–U.S.	$2,007	$2,044	$3,935	$3,948
Retail–Canada	1,204	1,301	2,464	2,609

Total	$3,211	$3,345	$6,399	$6,557

Depreciation, amortization and accretion expense
Retail–U.S.	$21	$20	$42	$38
Retail–Canada	9	9	18	18

Total	$30	$29	$60	$56

Operating income (loss)
Retail–U.S.	$68	$132	$86	$139
Retail–Canada	33	46	59	73
General and administrative expense	(20)	(14)	(35)	(29)

Total	$81	$164	$110	$183

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Income before income taxes
Operating income	$81	$164	$110	$183
Other income, net	1	—	2	—
Interest expense	(7)	—	(7)	—

Income before income tax expense	$75	$164	$105	$183

Capital expenditures
Retail–U.S.	$40	$20	$78	$35
Retail–Canada	10	9	12	11

Total	$50	$29	$90	$46

Operating revenues for our principal products were as follows (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Motor fuel sales	$2,701	$2,815	$5,342	$5,477
Merchandise sales	399	385	751	731
Other	111	145	306	349

Total operating revenues	$3,211	$3,345	$6,399	$6,557

Other operating revenues are derived from our heating oil business as well as revenues from car wash and commissions from lottery, money orders, air/water/vacuum services, video and game rentals and access to ATMs.

Long-lived assets include property and equipment, goodwill and intangible assets. Geographic information by country for long-lived assets consisted of the following (in millions):

	June 30, 2013	December 31, 2012
U.S.	$971	$938
Canada	356	379

Total long-lived assets	$1,327	$1,317

Total assets by reportable segment were as follows (in millions):

	June 30, 2013	December 31, 2012
Retail–U.S.	$1,463	$1,153
Retail–Canada	779	555
Corporate	65	1

Total assets	$2,307	$1,709

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

10.	SUPPLEMENTAL CASH FLOW INFORMATION

In order to determine net cash provided by operating activities, net income is adjusted by, among other things, changes in current assets and current liabilities as follows (in millions):

	Six Months Ended June 30,
	2013	2012
Increase (decrease) in current assets:
Receivables, net	$(69)	$7
Inventories	3	14
Prepaid expenses and other	(6)	—
Increase (decrease) in current liabilities:
Accounts payable	1	(1)
Accounts payable to Valero	342	—
Accrued expenses	4	(5)
Taxes other than income taxes	(67)	7
Income taxes payable	9	—

Changes in current assets and current liabilities	$217	$22

The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable balance sheets for the respective periods for the following reasons:

•	amounts accrued for capital expenditures are reflected in investing activities when such amounts are paid; and

•	certain differences between balance sheet changes and the changes reflected above result from translating foreign currency denominated amounts at the applicable exchange rates as of each balance sheet date.

We made interest payments of $1 million for the six months ended June 30, 2013. We issued the$550 million notes to Valero in connection with the separation and distribution and Valero transferred the notes to a third-party lender to satisfy certain of Valero’s then-outstanding debt obligations. As a result, we did not receive cash proceeds related to the $550 million notes.

We issued 75,397,241 shares of our common stock to Valero and Valero’s stockholders in connection with the separation and distribution. As a result, we did not receive cash proceeds from the issuance of our common stock.

There were no significant interest payments, noncash investing or financing activities for the six months ended June 30, 2012.

As consolidated subsidiaries of Valero, our financial results were included in the U.S. and Canada consolidated tax returns of Valero. As such, with the exception of certain states, we did not make cash tax payments directly to taxing jurisdictions; rather, our share of Valero’s tax payments were reflected as changes in “Net parent investment.” Direct cash payments for certain state income taxes were less than $1 million during the six months ended June 30, 2013 and 2012.

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CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

11.	GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets consisted of the following (in millions):

	Gross Carrying Amount		Accumulated Amortization
	June 30, 2013	December 31, 2012	June 30, 2013	December 31, 2012
Goodwill	$18	$—
Intangible assets:
Customer lists and other	120	127	$(85)	$(86)

Total	$138	$127	$(85)	$(86)

The Customer lists and other relate primarily to our Retail–Canada segment. Therefore, the historical gross carrying amounts are translated at each balance sheet date, resulting in changes to historical amounts presented.

Goodwill is not amortized, but instead is tested for impairment at the reporting unit level at least annually, and tested for impairment more frequently if events and circumstances indicate that the goodwill might be impaired. The annual impairment test of goodwill is performed as of the first day of the fourth quarter of our fiscal year.

In performing our annual impairment analysis, ASC 350–20, Intangibles–Goodwill and Other, allows us to use qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount, including goodwill.

If, after assessing the totality of events or circumstances, we determine that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, no further testing is necessary. However, if we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we perform the first step of the two-step goodwill impairment test.

In the first step of the goodwill impairment test, the reporting unit’s carrying amount (including goodwill) and its fair value are compared. If the estimated fair value of a reporting unit is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of our “implied fair value” requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the “implied fair value” is less than the carrying value, an impairment charge would be recorded.

12.	EQUITY

Share Activity

As of June 30, 2013, a total of 250 million shares of common stock, $0.01 par value, were authorized, of which 75,397,241 were issued and outstanding.

Stock-based compensation

Prior to the separation and distribution, Valero allocated stock-based compensation costs to us based on Valero’s determination of actual costs attributable to our employees. No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the distribution. Valero accelerated the vesting of all of its non-vested restricted stock awards held by CST

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employees, including its named executive officers, in connection with the separation and distribution. As a result, we were charged for the remaining unrecognized stock-based compensation related to those awards at that time, which was $1 million.

Performance shares held by CST employees were forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. With respect to stock options to purchase Valero stock held by CST employees, Valero has adjusted the exercise prices and the number of shares subject thereto to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement.

In anticipation of the distribution, Valero, as sole stockholder of CST, and the CST Board of Directors approved the 2013 CST Brands, Inc. Omnibus Stock Incentive Plan (the “Plan”). The Plan permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock shares, other stock-based awards and cash awards to CST officers, directors and certain other employees. Under the Plan, stock-based grants can be made up to a maximum of 8 million shares of our common stock. We granted the following stock-based awards in the second quarter of 2013 under the Plan:

	Actual Number of Awards	Weighted-Average Grant- Date Fair Value
Stock options	228,885	$11.78
Restricted stock	199,283	$29.68

As of June 30, 2013, there were approximately 7.6 million shares available for grant under the Plan.

Compensation expense for stock-based awards is based on the fair values of the awards on the date of grant and is recognized on a straight-line basis over the vesting period of each vesting tranche. We record stock-based compensation as components of operating expenses and administrative expenses in the consolidated and combined statements of income. We recognized $2 million of stock-based compensation during the three and six months ended June 30, 2013, including the $1 million allocated to us by Valero.

Stock Options

Stock options granted under the Plan become exercisable in equal increments on the first, second and third anniversaries of their date of grant, and expire on the tenth anniversary of their date of grant. Exercise prices of these stock options are equal to the market value of the common stock on the date of grant. Market value is defined by the Plan as the mean of the highest and lowest prices per share of our stock on the New York Stock Exchange on the date of grant. The weighted-average exercise price of stock options granted under the Plan was $29.77.

The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model based on the exercise price and market value on the date of grant, and assumptions, including term, stock price volatility, risk-free interest rate and dividend yield. Expected term was estimated using the simplified method, which takes into account vesting and contractual term. The simplified method is being used to calculate expected term due to the lack of prior grant history and relatively small number of recent expected life assumptions available from our peers. Expected stock price volatility was based on the weighted average of our peer group’s median implied volatility, our own mean reversion volatility, and the median of our peer group’s most recent volatilities over the expected term. The risk-free interest rate was based on the rate of a zero-coupon U.S. Treasury instrument with a remaining term approximately equal to the expected term. The risk free rate was calculated by interpolating between the published 5-year and 7-year U.S. Treasury spot rates. The expected dividend yield was based on the market value of the common stock on the date of grant (as defined by the Plan) and assumed future annual dividends over the expected term.

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

As of June 30, 2013, there was $2 million of total unrecognized compensation cost related to unvested stock options. This cost is expected to be recognized over a weighted-average period of approximately 1.9 years.

Restricted Stock

Restricted stock granted under the Plan vest under one of the following schedules:

•	in full on the first anniversary of their date of grant;

•	in full on the third anniversary of their date of grant; or

•	in three equal increments on the first, second and third anniversaries of their date of grant.

The fair value of each share of restricted stock is estimated on the date of grant as the mean of the highest and lowest prices per share of our stock price on the New York Stock Exchange on the date of grant. As of June 30, 2013, there was $5 million of total unrecognized compensation cost related to restricted stock. This cost is expected to be recognized over a weighted-average period of approximately 2.2 years.

Comprehensive Income

Comprehensive income for a period encompasses net income and all other changes in equity other than from transactions with our stockholders. Foreign currency translation adjustments are the only component of our accumulated other comprehensive income. Our other comprehensive loss before reclassifications results from foreign currencies (the Canadian dollar) that devalued from the U.S. dollar. Changes in foreign currency translation adjustment were as follows for the three and six months ended June 30, 2013 (in millions):

	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013
Balance at the beginning of the period	$155	$165

Other comprehensive loss before reclassifications	(20)	(30)
Amounts reclassified from other comprehensive income	—	—

Net other comprehensive loss	(20)	(30)

Balance at the end of the period	$135	$135

13.	FAIR VALUE MEASUREMENTS

General

U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets.

U.S. GAAP provides a framework for measuring fair value and establishes a three-level fair value hierarchy that prioritizes inputs to valuation techniques based on the degree to which objective prices in external active markets are available to measure fair value. Following is a description of each of the levels of the fair value hierarchy.

•	Level 1—Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities.

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

•	Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3—Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect our own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include occasional market quotes or sales of similar instruments or our own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant judgment.

During the six months ended June 30, 2013, there were no transfers between the fair value hierarchy levels.

We do not have any financial instruments measured at fair value on our balance sheets for any of the years presented. Because of their maturities and/or variable interest rates, certain financial instruments have fair values approximating their carrying values. These instruments include cash and cash equivalents, accounts receivable and trade payables. The fair value disclosure related to our debt is located in Note 7.

Nonfinancial assets, such as property, plant and equipment, and nonfinancial liabilities are recognized at their carrying amounts in our balance sheets. U.S. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, U.S. GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property, plant and equipment or goodwill. In addition, if such an event occurs, U.S. GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred.

The fair value disclosure related to our 2012 acquisition of Crackerbox is located in Note 2.

14.	GUARANTOR SUBSIDIARIES

CST Brands, Inc.’s (the “Parent Company”) wholly-owned, domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis certain of the outstanding indebtedness of CST Brands, Inc. The following consolidating and combining schedules present financial information on a consolidated and combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(f):

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING BALANCE SHEETS

(Unaudited, Millions of Dollars)

	June 30, 2013
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash	$—	$266	$148	$—	$414
Receivables, net	—	98	99	—	197
Inventories	—	119	44	—	163
Deferred income taxes	—	1	8	—	9
Prepaid expenses and other	—	7	7	—	14

Total current assets	—	491	306	—	797

Property and equipment, at cost	—	1,414	478	—	1,892
Accumulated depreciation	—	(463)	(155)	—	(618)

Property and equipment, net	—	951	323	—	1,274
Goodwill and intangible assets, net	—	20	33	—	53
Investment in subsidiaries	1,610	—	—	(1,610)	—
Deferred income taxes	—	—	112	—	112
Other assets, net	32	33	6	—	71

Total assets	$1,642	$1,495	$780	$(1,610)	$2,307

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and capital lease obligations	$28	$1	$—	$—	$29
Accounts payable	—	48	35	—	83
Accounts payable to Valero	(1)	205	138	—	342
Accrued expenses	7	21	16	—	44
Taxes other than income taxes	—	20	3	—	23
Income taxes payable	—	5	4	—	9

Total current liabilities	34	300	196	—	530

Debt and capital lease obligations, less current portion	1,022	3	—	—	1,025

Deferred income taxes	—	89	—	—	89

Intercompany payables (receivables)	20	(20)	—	—	—

Other long-term liabilities	15	68	29	—	112

Commitments and contingencies
Stockholders’ equity:
Common stock	1	—	—	—	1
Additional paid-in capital (APIC)	395	1,038	544	(1,582)	395
Retained earnings	20	17	11	(28)	20
Accumulated other comprehensive income (AOCI)	135	—	—	—	135

Total stockholders’ equity	551	1,055	555	(1,610)	551

Total liabilities and stockholders’ equity	$1,642	$1,495	$780	$(1,610)	$2,307

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING BALANCE SHEETS (CONTINUED)

(Millions of Dollars)

	December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash	$—	$44	$17	$—	$61
Receivables, net	—	41	93	—	134
Inventories	—	121	47	—	168
Deferred income taxes	—	4	9	—	13
Prepaid expenses and other	—	3	5	—	8

Total current assets	—	213	171	—	384

Property and equipment, at cost	—	1,371	492	—	1,863
Accumulated depreciation	—	(435)	(152)	—	(587)

Property and equipment, net	—	936	340	—	1,276
Intangible assets, net	—	2	39	—	41
Other assets, net	—	3	5	—	8

Total assets	$—	$1,154	$555	$—	$1,709

LIABILITIES AND NET INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$—	$1	$—	$—	$1
Accounts payable	—	52	43	—	95
Accrued expenses	—	22	18	—	40
Taxes other than income taxes	—	22	70	—	92
Income taxes payable	—	—	—	—	—

Total current liabilities	—	97	131	—	228
Capital lease obligations, less current portion	—	4	—	—	4
Deferred income taxes	—	110	13	—	123
Other long-term liabilities	—	77	30	—	107

Commitments and contingencies
Net investment:
Net parent investment	—	866	216	—	1,082
Accumulated other comprehensive income (AOCI)	—	—	165	—	165

Total net investment	—	866	381	—	1,247

Total liabilities and net investment	$—	$1,154	$555	$—	$1,709

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF INCOME

(Unaudited, Millions of Dollars)

	Six Months Ended June 30, 2013
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Operating revenues	$—	$3,935	$2,464	$—	$6,399

Costs and expenses:
Cost of sales	—	3,608	2,266	—	5,874
Operating expenses	—	200	120	—	320
General and administrative expenses	1	26	8	—	35
Depreciation, amortization and accretion expense	—	42	18	—	60

Total costs and expenses	1	3,876	2,412	—	6,289

Operating income	(1)	59	52	—	110
Other income, net	—	—	2	—	2
Interest expense	(7)	—	—	—	(7)
Equity in earnings of subsidiaries	28	—	—	(28)	—

Income before income tax expense	20	59	54	(28)	105
Income tax expense	—	25	16	—	41

Net income	$20	$34	$38	$(28)	$64

	Six Months Ended June 30, 2012
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Operating revenues	$3,948	$2,609	$6,557

Costs and expenses:
Cost of sales	3,577	2,396	5,973
Operating expenses	194	122	316
General and administrative expenses	21	8	29
Depreciation, amortization and accretion expense	38	18	56

Total costs and expenses	3,830	2,544	6,374

Operating income	118	65	183
Other income, net	—	—	—
Interest expense	—	—	—

Income before income tax expense	118	65	183
Income tax expense	43	18	61

Net income	$75	$47	$122

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited, Millions of Dollars)

	Six Months Ended June 30, 2013
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Net income	$20	$34	$38	$(28)	$64

Other comprehensive income (loss):
Foreign currency translation adjustment	(30)	—	—	—	(30)

Other comprehensive income (loss) before income taxes	(30)	—	—	—	(30)
Income taxes related to items of other comprehensive income	—	—	—	—	—

Other comprehensive income (loss)	(30)	—	—	—	(30)

Comprehensive income	$(10)	$34	$38	$(28)	$34

	Six Months Ended June 30, 2012
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Net income	$75	$47	$122

Other comprehensive income (loss):
Foreign currency translation adjustment	—	1	1

Other comprehensive income (loss) before income taxes	—	1	1
Income taxes related to items of other comprehensive income	—	—	—

Other comprehensive income (loss)	—	1	1

Comprehensive income	$75	$48	$123

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CASH FLOWS

(Unaudited, Millions of Dollars)

	Six Months Ended June 30, 2013
	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated and Combined
Cash flows from operating activities:
Net income	$20	$34	$38	$(28)	$64
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Stock-based compensation expense	—	2	—	—	2
Depreciation, amortization and accretion expense	—	42	18	—	60
Deferred income tax expense	—	5	3	—	8
Changes in current assets and current liabilities	6	149	62	—	217
Equity in earnings of subsidiaries	(28)	—	—	28	—
Other operating activities, net	—	—	—	—	—

Net cash provided by (used in) operating activities	(2)	232	121	—	351

Cash flows from investing activities:
Capital expenditures	—	(78)	(12)	—	(90)
Acquisition	—	—	(4)	—	(4)
Proceeds from dispositions of property and equipment	—	—	—	—	—
Other investing activities, net	—	(1)	(1)	—	(2)

Net cash used in investing activities	—	(79)	(17)	—	(96)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	500	—	—	—	500
Debt issuance and credit facility origination costs	(18)	—	—	—	(18)
Intercompany funding	20	(20)	—	—	—
Payments of capital lease obligations	—	(1)	—	—	(1)
Net transfers to Valero	(500)	90	32	—	(378)

Net cash provided by financing activities	2	69	32	—	103

Effect of foreign exchange rate changes on cash	—	—	(5)	—	(5)

Net increase in cash	—	222	131	—	353
Cash at beginning of year	—	44	17	—	61

Cash at end of period	$—	$266	$148	$—	$414

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CASH FLOWS (CONTINUED)

(Unaudited, Millions of Dollars)

	Six Months Ended June 30, 2012
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Cash flows from operating activities:
Net income	$75	$47	$122
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	1	—	1
Depreciation, amortization and accretion expense	38	18	56
Deferred income tax expense (benefit)	(5)	1	(4)
Changes in current assets and current liabilities	(3)	25	22
Other operating activities, net	3	—	3

Net cash provided by operating activities	109	91	200

Cash flows from investing activities:
Capital expenditures	(35)	(11)	(46)
Acquisitions	(61)	—	(61)
Proceeds from dispositions of property and equipment	1	1	2
Other investing activities, net	—	—	—

Net cash used in investing activities	(95)	(10)	(105)

Cash flows from financing activities:
Payments of capital lease obligations	—	—	—
Net transfers to Parent	(89)	(83)	(172)

Net cash used in financing activities	(89)	(83)	(172)

Effect of foreign exchange rate changes on cash	—	(1)	(1)

Net decrease in cash	(75)	(3)	(78)
Cash at beginning of year	116	16	132

Cash at end of period	$41	$13	$54

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENT OF CHANGES IN EQUITY

(Unaudited, Millions of Dollars)

	Common Stock					APIC
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Balance as of December 31, 2012	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Net income	—	—	—	—	—	—	—	—	—	—
Net transfers to Valero	—	—	—	—	—	—	—	—	—	—
Issuance of stock at the separation and distribution	1	—	—	—	1	(1)		—	—	(1)
Reclassification of net parent investment to APIC	—	—	—	—	—	395	1,038	544	(1,582)	395
Stock-based compensation expense	—	—	—	—	—	1		—	—	1
Other comprehensive loss	—	—	—	—	—	—	—	—	—	—

Balance as of June 30, 2013	$1	$—	$—	$—	$1	$395	$1,038	$544	$(1,582)	$395

	Net Parent Investment					Retained Earnings
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Balance as of December 31, 2012	$—	$866	$216	$—	$1,082	$—	$—	$—	$—	$—
Net income	—	17	27	—	44	20	17	11	(28)	20
Net transfers to Valero	395	155	301	(1,582)	(731)	—	—	—	—	—
Issuance of stock at the separation and distribution	—	—	—	—	—	—	—	—	—	—
Reclassification of net parent investment to APIC	(395)	(1,038)	(544)	1,582	(395)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	—					—
Other comprehensive loss	—	—	—	—	—		—	—		—

Balance as of June 30, 2013	$—	$—	$—	$—	$—	$20	$17	$11	$(28)	$20

	AOCI					Total
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Balance as of December 31, 2012	$—	$—	$165	$—	$165	$—	$866	$381	$—	$1,247
Net income	—	—	—	—	—	$20	$34	$38	$(28)	$64
Net transfers to Valero	—	—	—	—	—	$395	$155	$301	$(1,582)	$(731)
Issuance of stock at the separation and distribution	—	—	—	—	—	$—	$—	$—	$—	$—
Reclassification of net parent investment to APIC	165	—	(165)	—	—	$165	$—	$(165)	$—	$—
Stock-based compensation expense	—	—	—	—	—	$1	$—	$—	$—	$1
Other comprehensive loss	(30)	—	—	—	(30)	$(30)	$—	$—	$—	$(30)

Balance as of June 30, 2013	$135	$—	$—	$—	$135	$551	$1,055	$555	$(1,610)	$551

CST BRANDS, INC.

CONDENSED NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (Continued)

CST BRANDS, INC.

AUDITED COMBINED FINANCIAL STATEMENTS

Explanatory Note to Audited Combined Financial Statements

On July 31, 2012, Valero announced approval by its Board of Directors to pursue the separation of its retail business into a stand-alone, publicly traded corporation, CST Brands, Inc. On May 1, 2013, Valero completed the separation of Valero’s retail business and we (CST Brands, Inc.) became an independent public company. The separation was accomplished through a series of transactions in which the assets and liabilities associated with Valero’s retail business were transferred to us or our subsidiaries.

The following audited combined financial statements present our financial statements for periods prior to the separation and distribution. The audited combined financial statements are presented as if Valero’s retail businesses in the U.S. and Canada had been combined for all periods prior to the separation and distribution. See Note 2 to the accompanying audited combined financial statements for additional information concerning the basis of presentation of these audited combined financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

of CST Brands, Inc.:

We have audited the accompanying combined balance sheets of CST Brands, Inc. (formerly Corner Store Holdings, Inc.) as of December 31, 2012 and 2011, and the related combined statements of income, comprehensive income, changes in net investment and cash flows for each of the years in the three-year period ended December 31, 2012. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CST Brands, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Antonio, Texas

March 1, 2013, except for Note 18 as to which the date is September 13, 2013

CST BRANDS, INC.

COMBINED BALANCE SHEETS

(Millions of Dollars)

	December 31,
	2012	2011
ASSETS
Current assets:
Cash	$61	$132
Receivables, net	134	172
Inventories	168	159
Deferred income taxes	13	12
Prepaid expenses and other	8	10

Total current assets	384	485

Property and equipment, at cost	1,863	1,678
Accumulated depreciation	(587)	(525)

Property and equipment, net	1,276	1,153

Intangible assets, net	41	47
Other assets, net	8	6

Total assets	$1,709	$1,691

LIABILITIES AND NET INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$1	$1
Accounts payable	95	84
Accrued expenses	40	41
Taxes other than income taxes	92	86

Total current liabilities	228	212

Capital lease obligations, less current portion	4	5

Deferred income taxes	123	124

Other long-term liabilities	107	101

Commitments and contingencies
Net investment:
Net parent investment	1,082	1,094
Accumulated other comprehensive income (AOCI)	165	155

Total net investment	1,247	1,249

Total liabilities and net investment	$1,709	$1,691

See Notes to Combined Financial Statements.

CST BRANDS, INC.

COMBINED STATEMENTS OF INCOME

(Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Operating revenues (a)	$13,135	$12,863	$10,371

Costs and expenses:
Cost of sales	12,000	11,735	9,310
Operating expenses	644	636	605
General and administrative expenses	61	59	57
Depreciation, amortization and accretion expense	115	113	105
Asset impairment losses	—	3	5

Total costs and expenses	12,820	12,546	10,082

Operating income	315	317	289
Other income, net	1	1	2
Interest expense	(1)	(1)	(1)

Income before income tax expense	315	317	290
Income tax expense	105	103	97

Net income	$210	$214	$193

Supplemental information:
(a) Includes excise taxes	$1,987	$1,947	$1,853

See Notes to Combined Financial Statements.

CST BRANDS, INC.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Net income	$210	$214	$193

Other comprehensive income (loss):
Foreign currency translation adjustment	10	(7)	24

Other comprehensive income (loss) before income taxes	10	(7)	24
Income taxes related to items of other comprehensive income	—	—	—

Other comprehensive income (loss)	10	(7)	24

Comprehensive income	$220	$207	$217

See Notes to Combined Financial Statements.

CST BRANDS, INC.

COMBINED STATEMENTS OF CASH FLOWS

(Millions of Dollars)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$210	$214	$193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	115	113	105
Asset impairment losses	—	3	5
Non-cash interest expense	—	1	—
Deferred income tax expense (benefit)	(1)	12	6
Changes in current assets and current liabilities	42	(40)	12
Other operating activities, net	(2)	5	2

Net cash provided by operating activities	364	308	323

Cash flows from investing activities:
Capital expenditures	(156)	(130)	(105)
Acquisition	(61)	—	—
Proceeds from dispositions of property and equipment	2	5	3
Other investing activities, net	—	(2)	(2)

Net cash used in investing activities	(215)	(127)	(104)

Cash flows from financing activities:
Payments of capital lease obligations	(1)	(1)	(1)
Net transfers to Parent	(219)	(150)	(220)

Net cash used in financing activities	(220)	(151)	(221)

Effect of foreign exchange rate changes on cash	—	—	1

Net increase (decrease) in cash	(71)	30	(1)
Cash at beginning of year	132	102	103

Cash at end of year	$61	$132	$102

See Notes to Combined Financial Statements.

CST BRANDS, INC.

COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT

(Millions of Dollars)

	Accumulated Other Comprehensive Income	Net Parent Investment	Net Investment
Balance as of December 31, 2009	$138	$1,059	$1,197
Net income	—	193	193
Net transfers to Parent	—	(221)	(221)
Other comprehensive income	24	—	24

Balance as of December 31, 2010	162	1,031	1,193
Net income	—	214	214
Net transfers to Parent	—	(151)	(151)
Other comprehensive loss	(7)	—	(7)

Balance as of December 31, 2011	155	1,094	1,249
Net income	—	210	210
Net transfers to Parent	—	(222)	(222)
Other comprehensive income	10	—	10

Balance as of December 31, 2012	$165	$1,082	$1,247

See Notes to Combined Financial Statements.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	THE SEPARATION AND THE DISTRIBITION, BASIS OF PRESENTATION, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Separation and the Distribution

On July 31, 2012, Valero Energy Corporation (“Valero” or “Parent”) announced approval by its Board of Directors to pursue the separation of its retail business into a stand-alone, publicly traded corporation, CST Brands, Inc. (“CST”). On May 1, 2013 Valero distributed to its stockholders 80% of the shares of CST common stock as of the record date for the distribution and retained the remaining 20%. CST was incorporated in Delaware as a wholly owned subsidiary of Valero in November 2012.

Basis of Presentation

As previously noted, CST was incorporated in November 2012 and, in connection with its incorporation, CST issued 1,000 shares of common stock, par value $0.01 per share, to Valero for $10. CST was formed solely in contemplation of the separation and distribution, had not commenced operations and had no material assets, liabilities or commitments prior to the separation and distribution.

These combined financial statements were prepared in connection with the expected separation and distribution and are derived from the consolidated financial statements and accounting records of Valero. These statements reflect the combined historical financial position, results of operations and cash flows of CST and Valero’s retail business in the United States (“U.S.”) and Canada that were owned by direct and indirect wholly owned subsidiaries of Valero, including an allocable portion of Valero’s corporate costs. The legal transfer of the assets (including the equity interests of certain Valero subsidiaries), liabilities and operations of Valero’s retail business into CST occurred on May 1, 2013. However, for ease of reference, these combined financial statements are referred to as those of CST. Unless otherwise stated or the context otherwise indicates, all references in these combined financial statements to “us,” “our,” or “we” mean the retail business of Valero, which is referred to as CST.

The financial statements are presented as if Valero’s U.S. and Canadian retail operations had been combined for all years presented. Neither operation, however, carried out transactions with the other during the years presented; therefore, there were no intercompany transactions or accounts to be eliminated in connection with the combination of these operations. The assets and liabilities in the combined balance sheets have been reflected on a historical cost basis, as immediately prior to the separation and the distribution, and all of the assets and liabilities presented were wholly owned by Valero and were transferred within the Valero consolidated group. The combined statements of income also include expense allocations for certain corporate functions historically performed by Valero and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification of time and/or activities associated with CST, employee headcount or capital expenditures. Our management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from Valero, are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone company during the years presented and may not reflect our combined financial position, results of operations and cash flows had we been a stand-alone company during the periods presented. Actual costs that would have been incurred if we had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Valero uses a centralized approach to cash management and the financing of its operations. We transfered cash to Valero daily and Valero funded our operating and investing activities as needed. Accordingly, cash held by

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Valero at the corporate level was not allocated to us for any of the years presented. Cash presented on our combined balance sheets represents cash on hand at our convenience stores, cash that had not yet been transferred to Valero and cash held by us in automated teller machines (“ATMs”). We reflected transfers of cash to and from Valero’s cash management system as a component of net parent investment on our combined balance sheets, and these net transfers of cash are reflected as a financing activity in our combined statements of cash flows. We also have not included any interest income on the net cash transfers to Valero.

Description of Business

We are one of the largest independent retailers of motor fuel and convenience merchandise items in the U.S. and eastern Canada. Our operations include (i) the sale of motor fuel at convenience stores, filling stations and cardlocks (which is an unattended self-service filling station that provides motor fuel to fleet customers, such as trucking and other commercial customers), (ii) the sale of convenience merchandise items and services in convenience stores and (iii) the sale of heating oil to residential customers and the sale of heating oil and motor fuel to small commercial customers. We generally refer to a convenience store, filling station or cardlock as a “retail site.”

Significant Accounting Policies

Principles of Combination

These combined financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of direct and indirect wholly owned subsidiaries of Valero that hold the assets and liabilities and reflect the operations of Valero’s retail business in the U.S. and Canada. These subsidiaries, however, did not carry out any transactions with each other during the years presented; therefore, there were no transactions or accounts to be eliminated in connection with the combination.

Net Parent Investment

The net parent investment represents Valero’s historical investment in CST, CST’s accumulated net earnings after taxes and the net effect of transactions with, and allocations from, Valero.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on currently available information. Changes in facts and circumstances may result in revised estimates.

Receivables

Receivables represent amounts due from credit card companies and from our heating oil customers (“trade receivables”). Trade receivables are carried at original invoice amount. Other receivables consist primarily of amounts due from financial institutions as reimbursement for cash distributed from ATM machines that were funded by us and amounts due from vendors related to vendor rebates (see “Vendor Allowances and Rebates” for our policy regarding the accounting for vendor rebates). We maintain an allowance for doubtful accounts, which is adjusted based on management’s assessment of our customers’ historical collection experience, known credit risks and industry and economic conditions.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Inventories

Inventories are carried at the lower of cost or market. The cost of supplies and convenience store merchandise is determined principally under the weighted-average cost method. The cost of motor fuel inventories is determined under the last-in, first-out (“LIFO”) method using the dollar-value LIFO method, with any increments valued based on purchase prices at the end of the year.

Property and Equipment

The cost of property and equipment purchased or constructed, including betterments of property assets, is capitalized. However, the cost of repairs and normal maintenance of property and equipment is expensed as incurred. Betterments of property and equipment are those which extend the useful lives of the property and equipment or improve the safety of our operations. Betterments also include additions to and enlargements of our retail sites. The cost of property and equipment constructed includes certain overhead costs allocable to the construction activities.

When property and equipment are retired or replaced, the cost and related accumulated depreciation are eliminated, with any gain or loss reflected in depreciation, amortization and accretion expense, unless such amounts are reported separately due to materiality.

Depreciation of property and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements and assets acquired under capital leases are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the related asset.

Impairment of Assets

Long-lived assets, which include property and equipment and finite-lived intangible assets, are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. A long-lived asset is not recoverable if its carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. If a long-lived asset is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the long-lived asset exceeds its fair value, with fair value determined based on discounted estimated net cash flows or other appropriate methods. See Note 3 for our impairment analysis of our long-lived assets.

Environmental Matters

Liabilities for future remediation costs are recorded when environmental assessments from governmental regulatory agencies and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable undiscounted future costs using currently available technology and applying current regulations, as well as our own internal environmental policies, without establishing a range of loss for these liabilities. Environmental liabilities are difficult to assess and estimate due to uncertainties related to the magnitude of possible remediation, the timing of such remediation and the determination of our obligation in proportion to other parties. Such estimates are subject to change due to many factors, including the identification of new sites requiring remediation, changes in environmental laws and regulations and their interpretation, additional information related to the extent and nature of remediation efforts and potential improvements in remediation technologies. Amounts recorded for environmental liabilities have not been reduced by possible recoveries from third parties.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Asset Retirement Obligations

We record a liability, which is referred to as an asset retirement obligation, at fair value for the estimated cost to remove underground storage tanks (“USTs”) for motor fuel at owned and leased retail sites at the time we incur that liability, which is generally when the UST is installed. We record a discounted liability for the fair value of an asset retirement obligation with a corresponding increase to the carrying value of the related long-lived asset. We depreciate the amount added to property and equipment and recognize accretion expense in connection with the discounted liability over the remaining life of the UST. Accretion expense is reflected in depreciation, amortization and accretion expense. We base our estimates of the anticipated future costs for removal of a UST on our prior experience with removal. Removal costs include the cost to remove and destroy the USTs, soil remediation costs resulting from the spillage of small quantities of motor fuel in the normal operations of our business and other miscellaneous costs. We review our assumptions for computing the estimated liability for the removal of USTs on an annual basis. Any change in estimated cash flows is reflected as an adjustment to the liability and the associated asset.

Foreign Currency Translation

The functional currency of our Canadian operations is the Canadian dollar. Balance sheet accounts are translated into U.S. dollars using exchange rates in effect as of the balance sheet date. Revenue and expense accounts are translated using the weighted-average exchange rates during the year presented. Foreign currency translation adjustments are recorded as a component of accumulated other comprehensive income.

Revenue Recognition

Revenues are recorded upon delivery of the products to our customers, which is the point at which title to the products is transferred, and when payment has either been received or collection is reasonably assured.

We present motor fuel excise taxes on sales on a gross basis with supplemental information regarding the amount of such taxes included in revenues provided in a footnote on the face of the statements of income.

Shipping and Handling Costs

Costs incurred for the shipping and handling of motor fuel and convenience store merchandise are included in inventories, and therefore, reflected in cost of sales when the related item is sold.

Income Taxes

Income taxes are accounted for under the asset and liability method, as if we were a separate taxpayer rather than a member of Valero’s consolidated income tax return. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year those temporary differences are expected to be recovered or settled.

We classify any interest expense and penalties related to the underpayment of income taxes in income tax expense.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Vendor Allowances and Rebates

We receive payments for vendor allowances and volume rebates from various suppliers of convenience store merchandise. Our accounting practices are as follows:

•	Vendor allowances for price markdowns are credited to cost of sales during the period the related markdown is taken.

•	Volume rebates of merchandise are recorded as reductions to cost of sales when the merchandise qualifying for the rebate is sold.

•	Slotting and stocking allowances received from a vendor are recorded as a reduction to cost of sales over the period covered by the agreement.

The aggregate amounts recorded as a reduction to cost of sales for vendor allowances and rebates for the years ended December 31, 2012, 2011 and 2010 were $70 million, $62 million and $63 million, respectively. The recording of vendor allowances and rebates does not require us to make any significant estimates.

Concentration Risk

Valero supplied substantially all of the motor fuel purchased by us for resale during all years presented. No customers are individually material to our operations.

2.	ACQUISITION

In June 2012, we signed an agreement with The Crackerbox, LLC to buy 29 convenience stores located in the Little Rock and Hot Springs, Arkansas areas. In July 2012, we completed the acquisition of these sites, including motor fuel inventories, for total cash consideration of $61 million, and no contingent assets or liabilities were acquired or assumed.

The assets acquired were recognized at their acquisition-date estimated fair values as follows (in millions):

Inventories	$3
Property and equipment	56
Other assets	2

Total consideration	$61

In the first quarter of 2013, we received an independent appraisal of the fair value of the assets acquired, which resulted in an $18 million adjustment to goodwill from a change in the estimated fair value of property and equipment.

We have not presented pro forma results of operations for the year ended December 31, 2012, or actual results of operations from the acquisition date through December 31, 2012, because this acquisition was not material to our results of operations. The combined statements of income for the year ended December 31, 2012 include the results of the acquisition since the acquisition date.

3.	IMPAIRMENT

Our retail sites are the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of long-lived assets. Cash flows from each retail site vary from year to year and as a result, we

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

identified and recorded asset impairment losses in 2011 and 2010 as changes in market demographics, traffic patterns, competition and other factors impacted the overall operations of certain of our individual retail sites.

For each retail site where events or changes in circumstances indicated that the carrying amount of the assets might not be recoverable, we compared the retail site’s carrying amount to its estimated future undiscounted cash flows to determine recoverability. If the sum of the estimated undiscounted cash flows did not exceed the carrying value, we then estimated the fair value of these retail sites to measure the impairment. To estimate the fair value of our retail sites, we used an income approach reflecting internally developed cash flows that included, among other things, our expectations of future cash flows based on sales volume, gross margins and operating expenses.

As a result of our impairment evaluation process, we concluded that some retail sites were impaired. The aggregate carrying values, estimated fair values and asset impairment losses for each segment were as follows (in millions):

	Year Ended December 31,
	2011	2010
Retail–U.S.:
Carrying values	$3	$3
Less: Estimated fair values	1	1

Asset impairment loss	$2	$2

Retail–Canada:
Carrying values	$1	$4
Less: Estimated fair values	—	1

Asset impairment loss	$1	$3

4.	RECEIVABLES

Receivables consisted of the following (in millions):

	December 31,
	2012	2011
Trade receivables	$115	$147
Other	21	27

	136	174
Allowance for doubtful accounts	(2)	(2)

Receivables, net	$134	$172

Changes in the allowance for doubtful accounts consisted of the following (in millions):

	Year Ended December 31,
	2012	2011	2010
Balance as of beginning of year	$2	$2	$2
Increase in allowance charged to expense	—	1	1
Accounts charged against the allowance, net of recoveries	—	(1)	(1)

Balance as of end of year	$2	$2	$2

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

5.	INVENTORIES

Inventories consisted of the following (in millions):

	December 31,
	2012	2011
Convenience store merchandise	$111	$104
Motor fuel (at LIFO)	56	54
Supplies	1	1

Inventories	$168	$159

As of December 31, 2012 and 2011, the replacement cost (market value) of motor fuel inventories exceeded their LIFO carrying amounts by approximately $56 million and $56 million, respectively.

6.	PROPERTY AND EQUIPMENT

Major classes of property and equipment consisted of the following (in millions):

	December 31,
	2012	2011
Land	$387	$339
Retail site buildings	476	406
Equipment	560	535
Leasehold improvements	276	254
Other	135	130
Construction in progress	29	14

Property and equipment, at cost	1,863	1,678
Accumulated depreciation	(587)	(525)

Property and equipment, net	$1,276	$1,153

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $103 million, $101 million and $94 million, respectively.

We had land and certain retail sites under capital leases totaling $9 million and $9 million as of December 31, 2012 and 2011, respectively. Accumulated amortization on assets under capital leases was $5 million and $4 million as of December 31, 2012 and 2011, respectively. See Note 9 for future minimum rentals on capital lease obligations.

7.	INTANGIBLE ASSETS

Intangible assets, net consisted of the following (in millions):

	Gross Carrying Amount		Accumulated Amortization
	December 31,		December 31,
	2012	2011	2012	2011
Customer list	$124	$120	$(85)	$(74)
Other	3	2	(1)	(1)

Total	$127	$122	$(86)	$(75)

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

All of our intangible assets are subject to amortization and are amortized on a straight-line basis primarily over five to 15 years. Amortization expense for intangible assets was $8 million, $8 million and $7 million for the years ended December 31, 2012, 2011 and 2010, respectively. The estimated aggregate amortization expense for the years ending December 31, 2013 through December 31, 2016 is $8 million per year and $1 million for the year ending December 31, 2017.

8.	ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES

Accrued expenses and other long-term liabilities consisted of the following (in millions):

	Accrued Expenses		Other Long-Term Liabilities
	December 31,		December 31,
	2012	2011	2012	2011
Wage and other employee-related liabilities	$22	$19	$—	$—
Environmental liabilities	2	2	3	2
Self-insurance accruals (see Note 9)	6	6	11	12
Asset retirement obligations	2	2	77	74
Other	8	12	16	13

Accrued expenses and other long-term liabilities	$40	$41	$107	$101

Environmental Liabilities

During the year ended December 31, 2012, we added approximately $3 million to our environmental liabilities and settled approximately $2 million of our environmental liabilities. During the two-year period ended December 31, 2011, changes in our environmental liabilities were insignificant, with additions, reductions and settlement activity, each being less than $2 million during each year.

Asset Retirement Obligations

We have asset retirement obligations for the removal of USTs at owned and leased retail sites. There is no legal obligation to remove USTs while they remain in service. However, environmental laws in the U.S. and Canada require that USTs be removed within one to two years after the USTs are no longer in service, depending on the jurisdiction in which the USTs are located. We have estimated that USTs at our owned retail sites will remain in service approximately 20 years and that we will have an obligation to remove those USTs at that time. For our leased retail sites, our lease agreements generally require that we remove certain improvements, primarily USTs and signage, upon termination of the lease. There are no assets that are legally restricted for purposes of settling our asset retirement obligations.

Changes in our asset retirement obligations were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Balance as of beginning of year	$76	$72	$70
Additions to accrual	2	2	1
Accretion expense	4	4	4
Settlements	(4)	(2)	(3)
Foreign currency translation	1	—	—

Balance as of end of year	$79	$76	$72

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Other

Other accrued expenses include contingent lease accruals, unearned revenue related to our heating oil operations and contingent liabilities related to legal matters and for claims for indirect taxes that are both probable and reasonably estimable.

9.	COMMITMENTS AND CONTINGENCIES

Leases

We have long-term operating lease commitments for land for retail sites, office facilities, retail site buildings and related equipment that generally contain renewal options for periods ranging from five to ten years. In addition to minimum rental payments, certain leases require additional contingent payments based on motor fuel volume sold. We also have capital lease commitments for certain retail sites as described in Note 6. In most cases, we expect that in the normal course of business, our leases will be renewed or replaced by other leases.

As of December 31, 2012, our future minimum lease payments for (i) operating leases having initial or remaining noncancelable lease terms in excess of one year and (ii) capital leases were as follows (in millions):

	Operating Leases	Capital Leases
2013	$23	$2
2014	18	1
2015	15	1
2016	12	1
2017	9	—
Thereafter	26	3

Total minimum rental payments	$103	8

Less amount representing interest		(3)

Net minimum rental payments		$5

Rental expense was as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Minimum rental expense	$25	$25	$25
Contingent rental expense	23	23	23

Total rental expense	$48	$48	$48

Litigation Matters

We are party to claims and legal proceedings arising in the ordinary course of business. We have not recorded a loss contingency liability with respect to some of these matters because we have determined that it is remote that a loss has been incurred. For other matters, we have recorded a loss contingency liability where we have determined that it is probable that a loss has been incurred and that the loss is reasonably estimable. These loss contingency liabilities are not material to our financial position. We re-evaluate and update our loss contingency liabilities as matters progress over time, and we believe that any possible loss in excess of amounts already recorded will not be material to our results of operations, financial position or liquidity, except for the litigation matters discussed below.

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

MTBE Litigation

As of December 2012, we were named in four cases alleging liability related to methyl-tertiary butyl ether (“MTBE”) contamination in groundwater. The plaintiffs are generally water providers, governmental authorities and private water companies alleging that refiners, marketers or retailers of MTBE and gasoline containing MTBE are liable for manufacturing or distributing a defective product. Three of the cases are pending in federal court and are consolidated for pre-trial proceedings in the U.S. District Court for the Southern District of New York (Multi-District Litigation Docket No. 1358, In re: Methyl-Tertiary Butyl Ether Products Liability Litigation). One case is pending in state court.

We have recorded a loss contingency liability with respect to our MTBE litigation portfolio; however, we believe it is reasonably possible that we may suffer a loss in excess of the amount recorded that could have a material adverse effect on our results of operations, financial position or liquidity. An estimate of the possible loss or range of loss in excess of the amount accrued due to an adverse result in all or substantially all of these cases cannot reasonably be made because of a number of factors, including uncertainties regarding the scope of the contamination, an incomplete discovery process with respect to our contribution to the contamination (if any) and the inherent uncertainty of litigation. It should be noted, however, that Valero will fully indemnify us for these matters in connection with the separation and the distribution, which is discussed in Note 1.

Temperature Adjusted Fuel Complaints

On December 13, 2006, a class action complaint was filed against Valero, Shell Oil Products Company LLC, ConocoPhillips, Chevron USA, Inc., Tesoro Refining and Marketing Company, Wal-Mart Stores, Inc., Costco Wholesale Corporation, The Kroger Company and a few other retailers in San Francisco federal court. The complaint accused the defendants of violating state consumer protection laws by failing to adjust the volume or price of fuel when the fuel temperature exceeded 60 degrees Fahrenheit. Following this filing, numerous other federal complaints were filed and consolidated in the U.S. District Court for the District of Kansas (Multi-District Litigation Docket No. 1840, In re: Motor Fuel Temperature Sales Practices Litigation). In mid-April 2012, Valero and certain of the other defendants reached a preliminary class settlement with the plaintiffs. On September 28, 2012, the court initially denied approval of this settlement concluding that the settling parties had failed to show how the settlement sufficiently benefited the class members. The settling parties, including Valero, agreed with the court and supplemented the record to demonstrate how the settlement will benefit the class. On December 10, 2012, the court approved the settlement. We had recorded an immaterial loss contingency liability with respect to this matter consistent with our liability under the settlement; therefore, we have no additional exposure due to the court’s approval of the settlement.

Because a portion of Valero’s alleged liability in the class action allegedly arises out of our retail operations, we have agreed to indemnify Valero for 50% of the monetary portion of the settlement (or otherwise 50% of any monetary payment that Valero ultimately may be obligated to pay in final resolution of the class action). We have also agreed to certain actions required under the settlement agreement on a prospective basis, including the posting of fuel temperatures at our U.S. retail sites. The settlement agreement includes a full release from liability for Valero and its affiliates, including us.

Canadian Price Fixing Claims

Ultramar Ltd., Valero’s principal Canadian subsidiary (“Ultramar”), was named as a defendant in four class actions alleging that Ultramar and other competitors engaged in illegal price fixing in four distinct markets in the province of Québec. The cases were filed in June 2008 following a guilty plea by Ultramar and an employee and charges laid against several alleged co-conspirators. As a result, four class actions were filed on the same day in

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

the matters of (i) Simon Jacques vs Ultramar et al in the Superior Court of Québec, District of Québec City, (ii) Daniel Thouin/ Marcel Lafontaine vs Ultramar et al, Superior Court of Québec, District of Montreal, (iii) Michael Jeanson et al vs Ultramar et al, Superior Court of Québec, District of Hull and (iv) Thibeau vs Ultramar et al, Superior Court of Québec, District of Montreal. As required pursuant to the civil procedure rules in effect, the first filed claim is given priority, and the others are suspended pending final judgment on the first filed claim. The guilty plea followed an extensive government investigation and was confined to a limited time period and limited geographic area around Thetford Mines and Victoriaville in Québec. The plaintiffs attempted to widen the scope, alleging the existence of a conspiracy extending between 2002 and 2008 throughout Québec. The court allowed a time range of 2002 to 2006 but did not expand the geographic area beyond the four limited markets identified by the investigation. A hearing on class suitability took place in September 2009, and in November 2009, the court authorized the action to proceed on a class basis for the limited geographic area discussed above. A statement of claim was filed but the proceedings were suspended until May 5, 2011. The suspension was a result, in part, of damage proof issues for plaintiffs that developed pre-discovery. The court required the plaintiffs to file a report on damages on May 5, 2011. Ultramar intends to vigorously contest the scope of alleged liability and damages.

On June 10, 2011, Ultramar was served with a “new” amended motion to institute a class action in the matter of Daniel Thouin/Marcel Lafontaine v. Ultramar Ltd., et al., Superior Court of Québec, District of Québec. This matter had previously been put in abeyance to allow the first filed claim discussed above to proceed. The plaintiff changed the venue and the geographical scope of its recourse alleging that defendants colluded in other regions of Québec. By issuing this motion, the attorney for the plaintiff (the same as for the other price fixing matter) is trying to extend its claim outside the limited territory authorized by the court in the Jacques matter. On September 6, 2012, the Superior Court of Québec granted the plaintiff’s motion to extend the scope of the territory to be covered by the action.

Ultramar’s alleged liability in these claims arises entirely out of our retail operations in Canada. As a result, we expect that we will agree to indemnify and hold harmless Valero fully from any liability associated with these claims pursuant to the Separation and Distribution Agreement.

During the fourth quarter of 2012, we concluded a loss was probable and reasonably estimable and as such, we recorded an immaterial loss contingency liability. Due to the inherent uncertainty of litigation, we believe it is reasonably possible that we may suffer a loss in excess of the amount recorded that could have a material adverse effect on our results of operations, financial position or liquidity with respect to one or more of the lawsuits. An estimate of the possible loss or range of loss from an adverse result in all or substantially all of these cases cannot be reasonably made due to a number of factors, the most significant of which is that no amount of damages has been specified by the plaintiffs.

Environmental Matters

We are subject to extensive federal, state, provincial and local environmental laws and regulations, including those relating to USTs, the release or discharge of materials into the air, water and soil, waste management, pollution prevention measures, the generation, storage, handling, use, transportation and disposal of hazardous materials, the exposure of persons to hazardous materials, greenhouse gas emissions and characteristics, composition, storage and sale of motor fuel, and the health and safety of our employees.

We are required to make financial expenditures to comply with regulations governing USTs adopted by federal, state, provincial and local regulatory agencies. Pursuant to the Resource Conservation and Recovery Act of 1976, as amended, the U.S. Environmental Protection Agency has established a comprehensive regulatory program for the detection, prevention, investigation and cleanup of leaking USTs. State or local agencies are often delegated

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NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

the responsibility for implementing the federal program or developing and implementing equivalent state or local regulations. We have a comprehensive program in place for performing routine tank testing and other compliance activities which are intended to promptly detect and investigate any potential releases. In addition, the U.S. Federal Clean Air Act and similar state laws impose requirements on emissions to the air from motor fueling activities in certain areas of the country, including those that do not meet state or national ambient air quality standards. These laws may require the installation of vapor recovery systems to control emissions of volatile organic compounds to the air during the motor fueling process. We believe we are in compliance in all material respects with applicable environmental requirements, including those applicable to our underground storage tanks.

We are in the process of investigating and remediating contamination at a number of our sites as a result of recent or historic releases of motor fuel. In 2013, we expect to spend about $2 million on remediation projects and do not expect to exceed this amount in 2014 or 2015. In addition, we make routine applications to state trust funds for the sharing, recovering and reimbursement of certain cleanup costs and liabilities as a result of releases of motor fuel from storage systems.

Because environmental laws and regulations are becoming more complex and stringent and new environmental laws and regulations are continuously being enacted or proposed, the level of future expenditures required for environmental matters could increase. In addition, any major upgrades in any of our operating facilities could require material additional expenditures to comply with environmental laws and regulations.

Environmental exposures are difficult to assess and estimate for numerous reasons including the complexity and differing interpretations of governmental regulations, the lack of reliable data, the number of potentially responsible parties and their financial capabilities, the multiplicity of possible solutions and the duration of remedial and monitoring activity required. Accruals for environmental liabilities are recorded based on our best estimate using all information that is available at the time. Loss estimates are measured and liabilities are based on currently available facts, existing technology and presently enacted laws and regulations, taking into consideration the likely effects of inflation and other societal and economic factors. Also considered when measuring environmental liabilities are our prior experience in remediation of contaminated sites, other companies’ cleanup experience and data released by the relevant authority.

Legislative and regulatory initiatives regarding climate change and greenhouse gas emissions have accelerated recently in the U.S. and Canada. Greenhouse gases are certain gases, including carbon dioxide, that may be contributing to global warming and other climatic changes. If governmental climate change or greenhouse gas reduction initiatives are enacted, they could have a material adverse impact on our business, financial condition and results of operations by increasing our regulatory compliance expenses, increasing our motor fuel costs and/or decreasing customer demand for motor fuel sold at our locations. For example, the California Global Warming Solutions Act, also known as AB 32, directs the California Air Resources Board (“CARB”) to develop and issue regulations to reduce greenhouse gas emissions in California to 1990 levels by 2020. CARB has issued a variety of regulations aimed at reaching this goal, including a Low Carbon Fuel Standard, a statewide cap-and-trade program and electricity renewable standards. CARB is also intending to require the establishment of Clean Fuels Outlets for alternative fuel vehicles. In addition, the Canadian province of Québec enacted a regulation creating a cap-and-trade system that will apply to us starting on January 1, 2015. To the degree these programs or greenhouse gas regulations increase cost that we are unable to recover or otherwise adversely impact consumer demand, these matters could have a material adverse effect on our financial position, results of operations and liquidity.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Self-Insurance Matters

We are partially self-insured for our general liability insurance. We maintain insurance coverage at levels that are customary and consistent with industry standards for companies of similar size. We are a nonsubscriber under the Texas Workers’ Compensation Act and maintain an employee injury plan in compliance with the Employee Retirement Income Security Act of 1974 in the U.S., which is self-insured. For our U.S. operations outside of Texas, we maintain statutory workers’ compensation insurance, which is partially self-insured. In Canada, we are a subscriber under the public system workers’ compensation of the provinces where we operate. As of December 31, 2012, there are a number of outstanding claims that are of a routine nature. The estimated incurred but unpaid liabilities relating to these claims are included in other accrued expenses. Additionally, there are open claims under previous policies that have not been resolved as of December 31, 2012. While the ultimate outcome of these claims cannot presently be determined, management believes that the accrued liability of $17 million will be sufficient to cover the related liability and that the ultimate disposition of these claims will have no material effect on our financial position and results of operations. Valero will fully indemnify us for these and similar matters that may be incurred up to the date of the separation and the distribution, which is discussed in Note 1.

We were insured under Valero’s insurance policies for occurrences prior to the completion of the distribution. The specifications and insured limits under those policies, however, were at a level consistent with Valero as a whole. As a result, we were effectively self-insured and were exposed to most losses relating to occurrences prior to the completion of the distribution. We obtained comprehensive insurance coverage subsequent to the completion of the distribution, but we may incur losses that are not covered by insurance or reserves, in whole or in part, and such losses could adversely affect our financial position and results of operations.

Tax Matters

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including income taxes, indirect taxes (excise/duty, sales/use and gross receipts taxes), payroll taxes, franchise taxes, withholding taxes and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Many of these liabilities are subject to periodic audits by the respective taxing authority. Subsequent changes to our tax liabilities as a result of these audits may subject us to interest and penalties.

Health Care Reform

In March 2010, a comprehensive health care reform package composed of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (“Health Care Reform”) was enacted into law in the U.S. Provisions of the Health Care Reform are expected to affect the future costs of the U.S. health care plans. We expect to receive more guidance on the Health Care Reform provisions, which are required in 2014 and will then be able to better evaluate the potential impact of the Health Care Reform on our financial position and results of operations; however, we currently estimate that our annual health care costs will increase by approximately $5 million in 2014.

10.	STOCK-BASED COMPENSATION

Overview

CST did not have any stock compensation plans prior to adoption of the 2013 CST Brands, Inc. Omnibus Stock Incentive Plan. Instead, our eligible employees participated in Valero’s 2011 Omnibus Stock Incentive Plan (the

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

“OSIP”), which authorized the grant of stock and stock-based awards. Awards available under the OSIP included options to purchase shares of common stock of Valero and restricted stock that vests over a period determined by Valero’s compensation committee. Prior to the approval of the OSIP by Valero’s stockholders, most of the equity awards granted to our employees were made under Valero’s 2005 Omnibus Stock Incentive Plan and 2003 Employee Stock Incentive Plan.

Up to the completion of the separation and the distribution described in Note 1, our employees participated in Valero’s stock-based compensation plans. No stock-based awards of CST were issued in exchange for either vested or non-vested Valero stock-based awards held by our employees prior to the separation. Valero charges us for the estimated fair value of stock-based awards related to our employees as that expense is recognized by Valero.

Total stock-based compensation expense charged to us was as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Stock-based compensation expense	$2	$3	$2

As of December 31, 2012, Valero had $2 million of unrecognized stock-based compensation cost that it expected to charge to us over the remaining vesting period (approximately two years). However, Valero accelerated the vesting of restricted stock awards held by our employees on or prior to the record date. As a result, we were charged for the remaining unrecognized stock-based compensation related to those awards at that time.

Performance shares held by CST employees were forfeited pursuant to the provisions in the performance share agreements between Valero and the affected employees. With respect to stock options to purchase Valero stock held by CST employees, Valero has adjusted the exercise prices and the number of shares subject thereto to reflect the impact of the distribution, as more particularly set forth in the Employee Matters Agreement. Any future expense related to these options will be recorded by Valero.

Summary of Valero’s Stock-Based Compensation Plans

Stock Options

Under the terms of Valero’s various stock-based compensation plans, the exercise price of options granted is not less than the fair market value of Valero’s common stock on the date of grant. Stock options become exercisable pursuant to the individual written agreements between the participants and Valero, usually in three or five equal annual installments beginning one year after the date of grant, with unexercised options generally expiring seven or ten years from the date of grant.

The fair value of stock options granted during 2012 was estimated using the Monte Carlo simulation model, as these options contain both a service condition and a market condition in order to be exercised. Prior to 2012, the fair value of stock options were valued at the date of grant using the Black-Scholes option pricing model. Compensation cost is recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period.

11.	EMPLOYEE BENEFIT PLANS

Overview

Our employees were employees of Valero until completion of the separation and the distribution from Valero described in Note 1. As a result, our employees participated in certain defined benefit and defined contribution

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

plans sponsored by Valero. Valero charged us for all benefit costs associated with our employees and carried the obligations for employee benefit plans in its financial statements. Our share of those costs was charged to us through affiliate billings and reflected in operating expenses and general and administrative expenses.

Because we were not the plan sponsor of these plans, our combined balance sheets do not reflect any assets or liabilities related to these plans.

Following the completion of the separation and the distribution, our active employees no longer participate in benefit plans sponsored or maintained by Valero, and instead participate in our benefit plans. No assets and/or liabilities under Valero’s plans were transferred to us following completion of the separation and the distribution.

The information below is limited to amounts associated with our employees.

Valero’s Defined Benefit Plans

Valero is the sponsor of the defined benefit pension plans that cover certain of our employees. These plans provide eligible employees with retirement income based primarily on years of service and compensation during specific periods. Valero funds the pension plans as required by local regulations. The assets of the plans are held by major financial institutions and are well diversified and include investments in domestic and international equities, mutual funds, corporate debt instruments, government securities, common collective trusts, insurance contracts and cash and cash equivalents.

Valero also provides health care and life insurance benefits for certain retired employees through its postretirement benefit plans. Certain of our employees become eligible if, while still working for us, they reach normal retirement age or take early retirement. These plans are unfunded, and retired employees share the cost of the health care benefits.

For our allocation of benefit costs, we recorded expense as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
U.S. pension cost	$2	$1	$1
Canadian pension cost	2	2	2
U.S. postretirement benefit cost	—	—	—

Summary of Valero’s Defined Contribution Plans

Valero Savings Plan

Valero is the sponsor of the Valero Savings Plan, which covered certain of our U.S. employees. Under this plan, participants contributed from 1% to 30% of their eligible compensation. Valero contributes $0.60 for every $1.00 of the participant’s contribution up to 6% of eligible compensation. At Valero’s discretion, it may also make profit-sharing contributions, which can range from 3.5% to 5% of eligible compensation, to the plan to be allocated to the participants.

Valero Energy Corporation Thrift Plan

Valero is the sponsor of the Valero Energy Corporation Thrift Plan, which covered our U.S. employees who are not covered by the Valero Savings Plan. Employees are immediately eligible to participate in the plan and receive employer matching contributions. Valero matched 100% of participant contributions up to 6% of each participant’s total annual salary, excluding cash bonuses.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Ultramar Ltd. Savings Plan

Valero is the sponsor of the Ultramar Ltd. Savings Plan, which covered all of our Canadian employees. Permanent employees are eligible after three months of service, temporary employees are eligible after one year of service, and seasonal employees are eligible after 220 days of services during 36 consecutive months. Valero contributed 9% of the employee’s base salary plus 50% of the employee’s voluntary contribution, which is limited to 6% of base salary. Valero’s contribution does not exceed 12% of the base salary.

For our allocation of benefit costs, we recorded expense as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Valero Savings Plan	$7	$5	$6
Valero Energy Corporation Thrift Plan	1	1	1
Ultramar Ltd. Savings Plan	3	3	3

12.	INCOME TAXES

Income before income tax expense from our U.S. and Canadian operations was as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
U.S. operations	$202	$160	$157
Canadian operations	113	157	133

Income before income tax expense	$315	$317	$290

The following is a reconciliation of income tax expense to income taxes computed by applying the U.S. statutory federal income tax rate (35% for all years presented) to income before income tax expense (in millions):

	Year Ended December 31,
	2012	2011	2010
Federal income tax expense at the U.S. statutory rate	$110	$111	$101
U.S. state income tax expense, net of U.S. federal income tax effect	4	4	4
Canadian operations	(9)	(11)	(7)
Credits	—	(1)	(1)

Income tax expense	$105	$103	$97

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Components of income tax expense related to net income were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Current:
U.S. federal	$67	$40	$44
U.S. state	6	5	4
Canada	33	46	43

Total current	106	91	91

Deferred:
U.S. federal	1	14	8
U.S. state	—	1	1
Canada	(2)	(3)	(3)

Total deferred	(1)	12	6

Income tax expense	$105	$103	$97

The tax effects of significant temporary differences representing deferred income tax assets and liabilities were as follows (in millions):

	December 31,
	2012	2011
Deferred income tax assets:
Tax credit carryforwards	$8	$8
Net operating losses (“NOLs”)	1	1
Environmental liabilities	1	1
Inventories	10	10
Other assets	16	17

Total deferred income tax assets	36	37
Less: Valuation allowance	(1)	(1)

Net deferred income tax assets	35	36

Deferred income tax liabilities:
Property and equipment	(145)	(147)
Other	—	(1)

Total deferred income tax liabilities	(145)	(148)

Net deferred income tax liabilities	$(110)	$(112)

We had the following income tax credit and loss carryforwards as of December 31, 2012 (in millions):

	Amount	Expiration
U.S. state income tax credits	$12	2026
U.S. state NOL (gross amount)	16	2018

We have recorded a valuation allowance as of December 31, 2012 due to uncertainties related to our ability to utilize our state NOLs. The valuation allowance is based on our estimates of future taxable income in the various jurisdictions in which we operate and the period over which deferred income tax assets will be recoverable. The realization of net deferred income tax assets recorded as of December 31, 2012 is primarily dependent upon our ability to generate future taxable income in certain U.S. states.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Subsequently recognized tax benefits in the amount of $1 million related to the valuation allowance for deferred income tax assets as of December 31, 2012 will be allocated as an income tax benefit.

Deferred income taxes have not been provided on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and the respective tax bases of our Canadian subsidiaries based on the determination that such differences are essentially permanent in duration in that the earnings of these subsidiaries are expected to be indefinitely reinvested in the Canadian operations. If these earnings were not considered indefinitely reinvested, deferred income taxes would have been recorded after consideration of U.S. foreign tax credits. The decision by us to forgo these elections could significantly increase our income tax expense. It is not practicable to estimate the amount of additional tax that might be payable on those earnings, if distributed.

As of December 31, 2012 and 2011, we did not have any unrecognized tax benefits.

Our financial results are included in the U.S. and Canada consolidated tax returns of Valero prior to the separation and distribution. As such, with the exception of certain states, we did not make cash tax payments directly to taxing jurisdictions; rather, our share of Valero’s tax payments are reflected as changes in “Net parent investment.” Direct cash payments for certain state income taxes were approximately $1 million for the year ended December 31, 2012 and less than $1 million in each of the years ended December 31, 2011 and 2010.

13.	RELATED-PARTY TRANSACTIONS

Related-party transactions include the purchase of motor fuel from Valero, fees charged by Valero for processing credit card transactions on our behalf, the allocation of medical and life insurance costs, stock-based compensation allocations, employee benefit plan allocations and certain corporate functions performed by Valero. Motor fuel purchased by us from Valero is recorded as a component of cost of sales based on transfer price formulas that vary from terminal to terminal. The actual prices we pay typically change daily, based on market fluctuations. Valero charged us a percentage of credit card sales or, for certain transactions, a percentage as well as a fixed amount per credit card transaction, which we recorded as a component of cost of sales. Medical insurance, life insurance, stock-based compensation and employee benefit plan expenses were allocated to us based on Valero’s determination of actual costs attributable to our employees and are recorded as components of operating expenses and general and administrative expenses. As discussed in Note 1, certain corporate functions performed by Valero on our behalf were charged to us based primarily on specific identification of time and/or activities associated with CST, employee headcount or capital expenditures. We recorded these corporate allocations as a component of general and administrative expenses and believe that the amount allocated to us is a reasonable approximation of the costs related to CST. However, such related-party transactions cannot be presumed to be carried out on an arm’s-length basis as the requisite conditions of competitive, free-market dealings may not exist. For purposes of these financial statements, payables and receivables related to transactions between us and Valero are included as a component of the net parent investment.

The following table reflects significant transactions with related parties (in millions):

	Year Ended December 31,
	2012	2011	2010
Cost of sales	$10,810	$10,533	$8,170
Operating expenses (a)	43	36	35
General and administrative expenses (a)	36	36	33

(a)	Includes stock-based compensation and employee benefit plan expense allocations that are more fully described in Notes 10 and 11, respectively.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Net Parent Investment

The following is a reconciliation of the amounts presented as “Net transfers to Parent” on our statements of changes in net investment and the amounts presented as “Net transfers to Parent” on our statements of cash flows.

	Year Ended December 31,
	2012	2011	2010
Net transfers to Parent per statements of changes in net investment	$(222)	$(151)	$(221)
Non-cash transactions:
Transfers of assets to Parent	3	1	1

Net transfers of cash to Parent per statements of cash flows	$(219)	$(150)	$(220)

14.	SEGMENT INFORMATION

We have two reportable segments: Retail–U.S. and Retail–Canada. The Retail–U.S. segment includes convenience stores located in the U.S. The Retail–Canada segment includes convenience stores, filling stations, cardlocks and heating oil operations. Our heating oil operations are not significant and have been included within the Retail–Canada segment information. General and administrative expenses that are not included in either of the two reportable segments are included in the corporate category.

The reportable segments are strategic business units that experience different operating income margins due to geographic supply and demand and country and local regulatory environments. They are managed separately as each business requires unique marketing strategies that address country-specific operating requirements. Performance is evaluated based on operating income. There are no intersegment revenues.

The following table reflects activity related to segment operating income (in millions):

	Retail– U.S.	Retail– Canada	Corporate	Total
Year ended December 31, 2012:
Operating revenues from external customers	$7,907	$5,228	$—	$13,135
Depreciation, amortization and accretion expense	78	37	—	115
Operating income (loss)	246	130	(61)	315
Total expenditures for long-lived assets	181	42	—	223

Year ended December 31, 2011:
Operating revenues from external customers	7,557	5,306	—	12,863
Depreciation, amortization and accretion expense	76	37	—	113
Operating income (loss)	202	174	(59)	317
Total expenditures for long-lived assets	91	39	—	130

Year ended December 31, 2010:
Operating revenues from external customers	6,183	4,188	—	10,371
Depreciation, amortization and accretion expense	71	34	—	105
Operating income (loss)	197	149	(57)	289
Total expenditures for long-lived assets	68	37	—	105

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Operating revenues from external customers for our principal products were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Motor fuel sales (gasoline and diesel)	$11,047	$10,758	$8,443
Merchandise sales	1,496	1,484	1,445
Other	592	621	483

Total operating revenues	$13,135	$12,863	$10,371

Operating revenues by geographic area are shown in the table below (in millions). The geographic area is based on location of customer, and no single customer accounted for more than 10% of our combined operating revenues.

	Year Ended December 31,
	2012	2011	2010
U.S.	$7,907	$7,557	$6,183
Canada	5,228	5,306	4,188

Total operating revenues	$13,135	$12,863	$10,371

Long-lived assets include property and equipment and intangible assets. Geographic information by country for long-lived assets consisted of the following (in millions):

	December 31,
	2012	2011
U.S.	$938	$836
Canada	379	364

Total long-lived assets	$1,317	$1,200

Total assets by reportable segment were as follows (in millions):

	December 31,
	2012	2011
Retail–U.S.	$1,153	$1,132
Retail–Canada	555	558
Corporate	1	1

Total assets	$1,709	$1,691

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15.	SUPPLEMENTAL CASH FLOW INFORMATION

In order to determine net cash provided by operating activities, net income is adjusted by, among other things, changes in current assets and current liabilities as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Decrease (increase) in current assets:
Receivables, net	$41	$(30)	$(11)
Inventories	(5)	(5)	(3)
Prepaid expenses and other	2	(4)	—
Increase (decrease) in current liabilities:
Accounts payable	4	(2)	7
Accrued expenses	(3)	(4)	(1)
Taxes other than income taxes	3	5	20

Changes in current assets and current liabilities	$42	$(40)	$12

The above changes in current assets and current liabilities differ from changes between amounts reflected in the applicable balance sheets for the respective periods for the following reasons:

•	the amounts shown above exclude changes in cash, deferred income taxes and current portion of capital lease obligations;

•	amounts accrued for capital expenditures are reflected in investing activities when such amounts are paid; and

•	certain differences between balance sheet changes and the changes reflected above result from translating foreign currency denominated amounts at the applicable exchange rates as of each balance sheet date.

There were no significant noncash investing and financing activities for the years ended December 31, 2012, 2011 and 2010.

Cash flows related to interest and income taxes were as follows (in millions):

	Year Ended December 31,
	2012	2011	2010
Interest paid	$1	$1	$1
Income taxes paid, net	106	91	91

Our financial results are included in the U.S. and Canada consolidated tax returns of Valero prior to the separation and distribution. As such, with the exception of certain states, we did not make cash tax payments directly to taxing jurisdictions; rather, our share of Valero’s tax payments are reflected as changes in “Net parent investment.” Direct cash payments for certain state income taxes were approximately $1 million for the year ended December 31, 2012 and less than $1 million in each of the years ended December 31, 2011 and 2010. As a result, the amounts reflected as “income taxes paid, net” represent the current portion of income tax expense for the respective year.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16.	FAIR VALUE MEASUREMENTS

General

GAAP requires that certain financial instruments, such as derivative instruments, be recognized at their fair values in our balance sheets. However, other financial instruments, such as debt obligations, are not required to be recognized at their fair values, but GAAP provides an option to elect fair value accounting for these instruments. GAAP requires the disclosure of the fair values of all financial instruments, regardless of whether they are recognized at their fair values or carrying amounts in our balance sheets. For financial instruments recognized at fair value, GAAP requires the disclosure of their fair values by type of instrument, along with other information, including changes in the fair values of certain financial instruments recognized in income or other comprehensive income. We had no financial instruments, however, that were required to be recognized at their fair values in our balance sheets as of December 31, 2012 or 2011. For financial instruments not recognized at fair value, the disclosure of their fair values is provided below under “Other Financial Instruments.”

Nonfinancial assets, such as property and equipment, and nonfinancial liabilities are recognized at their carrying amounts in our balance sheets. GAAP does not permit nonfinancial assets and liabilities to be remeasured at their fair values. However, GAAP requires the remeasurement of such assets and liabilities to their fair values upon the occurrence of certain events, such as the impairment of property and equipment. In addition, if such an event occurs, GAAP requires the disclosure of the fair value of the asset or liability along with other information, including the gain or loss recognized in income in the period the remeasurement occurred. This information is provided below under “Nonrecurring Fair Value Measurements.”

GAAP provides a framework for measuring fair value and establishes a three-level fair value hierarchy that prioritizes inputs to valuation techniques based on the degree to which objective prices in external active markets are available to measure fair value. Following is a description of each of the levels of the fair value hierarchy.

•	Level 1—Observable inputs, such as unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3—Unobservable inputs for the asset or liability for which there is little, if any, market activity at the measurement date. Unobservable inputs reflect our own assumptions about what market participants would use to price the asset or liability. The inputs are developed based on the best information available in the circumstances, which might include occasional market quotes or sales of similar instruments or our own financial data such as internally developed pricing models, discounted cash flow methodologies, as well as instruments for which the fair value determination requires significant judgment.

The financial instruments and nonfinancial assets and liabilities included in our disclosure of fair value measurements are categorized according to the fair value hierarchy based on the inputs used to measure their fair values.

Nonrecurring Fair Value Measurements

As discussed in Note 3, we concluded that certain of our retail sites were impaired as of December 31, 2011 and 2010. To estimate fair value of the convenience stores, we used an income approach reflecting internally developed discounted cash flows that included, among other things, our expectations of future cash flows based on sales volume, gross margins and operating expenses.

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The table below presents the fair value (in millions) of our nonfinancial assets measured on a nonrecurring basis during the years ended December 31, 2011 and 2010, and categorized according to the fair value hierarchy of the inputs utilized by us to determine the fair values as of December 31, 2011 and 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value as of December 31	Total Loss Recognized During the Year Ended December 31
2011:
Property and equipment	$—	$—	$1	$1	$3
2010:
Property and equipment	—	—	2	2	5

There were no liabilities that were measured at fair value on a nonrecurring basis during the years ended December 31, 2012, 2011 and 2010.

Other Financial Instruments

Cash is a financial instrument that we recognize in our balance sheets at its carrying amount. The fair value of this financial instrument approximates its carrying amount due to the low level of credit risk (Level 1).

17.	QUARTERLY FINANCIAL DATA (Unaudited)

The following table summarizes quarterly financial data for the years ended December 31, 2012 and 2011 (in millions).

	2012 Quarter Ended
	March 31	June 30	September 30	December 31
Operating revenues	$3,212	$3,345	$3,382	$3,196
Operating income	19	164	35	97
Net income	15	108	23	64

	2011 Quarter Ended
	March 31	June 30	September 30	December 31
Operating revenues	$2,962	$3,430	$3,353	$3,118
Operating income	43	120	84	70
Net income	31	80	55	48

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

18.	GUARANTOR SUBSIDIARIES

In connection with the separation and distribution, CST Brands, Inc. (the “Parent Company”) issued $550 million aggregate principal amount of senior unsecured bonds which are fully and unconditionally guaranteed, on a joint and several basis, by its wholly-owned, domestic subsidiaries (the “Guarantor Subsidiaries”). The following combining schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(f):

COMBINING BALANCE SHEETS

(Millions of Dollars)

	December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
ASSETS
Current assets:
Cash	$—	$44	$17	$—	$61
Receivables, net	—	41	93	—	134
Inventories	—	121	47	—	168
Deferred income taxes	—	4	9	—	13
Prepaid expenses and other	—	3	5	—	8

Total current assets	—	213	171	—	384

Property and equipment, at cost	—	1,371	492	—	1,863
Accumulated depreciation	—	(435)	(152)	—	(587)

Property and equipment, net	—	936	340	—	1,276
Intangible assets, net	—	2	39	—	41
Other assets, net	—	3	5	—	8

Total assets	$—	$1,154	$555	$—	$1,709

LIABILITIES AND NET INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$—	$1	$—	$—	$1
Accounts payable	—	52	43	—	95
Accrued expenses	—	22	18	—	40
Taxes other than income taxes	—	22	70	—	92

Total current liabilities	—	97	131	—	228
Capital lease obligations, less current portion	—	4	—	—	4
Deferred income taxes	—	110	13	—	123
Other long-term liabilities	—	77	30	—	107

Commitments and contingencies
Net investment:
Net parent investment	—	866	216	—	1,082
Accumulated other comprehensive income (AOCI)	—	—	165	—	165

Total net investment	—	866	381	—	1,247

Total liabilities and net investment	$—	$1,154	$555	$—	$1,709

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING BALANCE SHEETS (CONTINUED)

(Millions of Dollars)

	December 31, 2011
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
ASSETS
Current assets:
Cash	$116	$16	$132
Receivables, net	64	108	172
Inventories	109	50	159
Deferred income taxes	3	9	12
Prepaid expenses and other	5	5	10

Total current assets	297	188	485

Property and equipment, at cost	1,224	454	1,678
Accumulated depreciation	(390)	(135)	(525)

Property and equipment, net	834	319	1,153
Intangible assets, net	2	45	47
Other assets, net	1	5	6

Total assets	$1,134	$557	$1,691

LIABILITIES AND NET INVESTMENT
Current liabilities:
Current portion of capital lease obligations	$1	$—	$1
Accounts payable	46	38	84
Accrued expenses	18	23	41
Taxes other than income taxes	19	67	86

Total current liabilities	84	128	212
Capital lease obligations, less current portion	5	—	5
Deferred income taxes	109	15	124
Other long-term liabilities	75	26	101

Commitments and contingencies
Net investment:
Net parent investment	861	233	1,094
Accumulated other comprehensive income (AOCI)	—	155	155

Total net investment	861	388	1,249

Total liabilities and net investment	$1,134	$557	$1,691

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF INCOME

(Millions of Dollars)

	Year Ended December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Operating revenues	$—	$7,907	$5,228	$—	$13,135

Costs and expenses:
Cost of sales	—	7,185	4,815	—	12,000
Operating expenses	—	398	246	—	644
General and administrative expenses	—	44	17	—	61
Depreciation, amortization and accretion expense	—	78	37	—	115

Total costs and expenses	—	7,705	5,115	—	12,820

Operating income	—	202	113	—	315
Other income, net	—	—	1	—	1
Interest expense	—	(1)	—	—	(1)

Income before income tax expense	—	201	114	—	315
Income tax expense	—	74	31	—	105

Net income	$—	$127	$83	$—	$210

	Year Ended December 31, 2011
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Operating revenues	$7,557	$5,306	$12,863

Costs and expenses:
Cost of sales	6,893	4,842	11,735
Operating expenses	383	253	636
General and administrative expenses	42	17	59
Depreciation, amortization and accretion expense	76	37	113
Asset impairment losses	2	1	3

Total costs and expenses	7,396	5,150	12,546

Operating income	161	156	317
Other income, net	—	1	1
Interest expense	(1)	—	(1)

Income before income tax expense	160	157	317
Income tax expense	59	44	103

Net income	$101	$113	$214

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF INCOME (CONTINUED)

(Millions of Dollars)

	Year Ended December 31, 2010
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Operating revenues	$6,183	$4,188	$10,371

Costs and expenses:
Cost of sales	5,540	3,770	9,310
Operating expenses	372	233	605
General and administrative expenses	40	17	57
Depreciation, amortization and accretion expense	72	33	105
Asset impairment losses	2	3	5

Total costs and expenses	6,026	4,056	10,082

Operating income	157	132	289
Other income, net	1	1	2
Interest expense	(1)	—	(1)

Income before income tax expense	157	133	290
Income tax expense	57	40	97

Net income	$100	$93	$193

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF COMPREHENSIVE INCOME

(Millions of Dollars)

	Year Ended December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net income	$—	$127	$83	$—	$210

Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	10	—	10

Other comprehensive income (loss) before income taxes	—	—	10	—	10
Income taxes related to items of other comprehensive income	—	—	—	—	—

Other comprehensive income (loss)	—	—	10	—	10

Comprehensive income	$—	$127	$93	$—	$220

	Year Ended December 31, 2011
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Net income	$101	$113	$214

Other comprehensive income (loss):
Foreign currency translation adjustment	—	(7)	(7)

Other comprehensive income (loss) before income taxes	—	(7)	(7)
Income taxes related to items of other comprehensive income	—	—	—

Other comprehensive income (loss)	—	(7)	(7)

Comprehensive income	$101	$106	$207

	Year Ended December 31, 2010
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Net income	$100	$93	$193

Other comprehensive income (loss):
Foreign currency translation adjustment	—	24	24

Other comprehensive income (loss) before income taxes	—	24	24
Income taxes related to items of other comprehensive income	—	—	—

Other comprehensive income (loss)	—	24	24

Comprehensive income	$100	$117	$217

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CASH FLOWS

(Millions of Dollars)

	Year Ended December 31, 2012
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Cash flows from operating activities:
Net income	$—	$127	$83	$—	$210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	—	78	37	—	115
Deferred income tax expense (benefit)	—	1	(2)	—	(1)
Changes in current assets and current liabilities	—	20	22	—	42
Other operating activities, net	—	(2)	—	—	(2)

Net cash provided by operating activities	—	224	140	—	364

Cash flows from investing activities:
Capital expenditures	—	(114)	(42)	—	(156)
Acquisition	—	(61)	—	—	(61)
Proceeds from dispositions of property and equipment	—	2	—	—	2
Other investing activities, net	—	—	—	—	—

Net cash used in investing activities	—	(173)	(42)	—	(215)

Cash flows from financing activities:
Payments of capital lease obligations	—	(1)	—	—	(1)
Net transfers to Parent	—	(122)	(97)	—	(219)

Net cash used in financing activities	—	(123)	(97)	—	(220)

Effect of foreign exchange rate changes on cash	—	—	—	—	—

Net increase (decrease) in cash	—	(72)	1	—	(71)
Cash at beginning of year	—	116	16	$—	132

Cash at end of year	$—	$44	$17	$—	$61

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CASH FLOWS (CONTINUED)

(Millions of Dollars)

	Year Ended December 31, 2011
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Cash flows from operating activities:
Net income	$101	$113	$214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	76	37	113
Asset impairment losses	2	1	3
Non-cash interest expense	1	—	1
Deferred income tax expense (benefit)	14	(2)	12
Changes in current assets and current liabilities	(35)	(5)	(40)
Other operating activities, net	5	—	5

Net cash provided by operating activities	164	144	308

Cash flows from investing activities:
Capital expenditures	(91)	(39)	(130)
Proceeds from dispositions of property and equipment	3	2	5
Other investing activities, net	(1)	(1)	(2)

Net cash used in investing activities	(89)	(38)	(127)

Cash flows from financing activities:
Payments of capital lease obligations	(1)	—	(1)
Net transfers to Parent	(47)	(103)	(150)

Net cash used in financing activities	(48)	(103)	(151)

Effect of foreign exchange rate changes on cash	—	—	—

Net increase in cash	27	3	30
Cash at beginning of year	89	13	102

Cash at end of year	$116	$16	$132

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CASH FLOWS (CONTINUED)

(Millions of Dollars)

	Year Ended December 31, 2010
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Cash flows from operating activities:
Net income	$100	$93	$193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	72	33	105
Asset impairment losses	2	3	5
Deferred income tax expense (benefit)	9	(3)	6
Changes in current assets and current liabilities	(6)	18	12
Other operating activities, net	1	1	2

Net cash provided by operating activities	178	145	323

Cash flows from investing activities:
Capital expenditures	(68)	(37)	(105)
Proceeds from dispositions of property and equipment	2	1	3
Other investing activities, net	(1)	(1)	(2)

Net cash used in investing activities	(67)	(37)	(104)

Cash flows from financing activities:
Payments of capital lease obligations	(1)	—	(1)
Net transfers to Parent	(116)	(104)	(220)

Net cash used in financing activities	(117)	(104)	(221)

Effect of foreign exchange rate changes on cash	—	1	1

Net increase (decrease) in cash	(6)	5	(1)
Cash at beginning of year	95	8	103

Cash at end of year	$89	$13	$102

CST BRANDS, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

COMBINING STATEMENTS OF CHANGES IN NET INVESTMENT

(Millions of Dollars)

	Accumulated Other Comprehensive Income			Net Parent Investment			Net Investment
	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Combined
Balance as of December 31, 2009	$—	$138	$138	$823	$236	$1,059	$823	$374	$1,197
Net income	—	—	—	100	93	193	100	93	193
Net transfers to Parent	—	—	—	(116)	(105)	(221)	(116)	(105)	(221)
Other comprehensive income	—	24	24	—	—	—	—	24	24

Balance as of December 31, 2010	—	162	162	807	224	1,031	807	386	1,193
Net income	—	—	—	101	113	214	101	113	214
Net transfers to Parent	—	—	—	(47)	(104)	(151)	(47)	(104)	(151)
Other comprehensive income	—	(7)	(7)	—	—	—	—	(7)	(7)

Balance as of December 31, 2011	—	155	155	861	233	1,094	861	388	1,249
Net income	—	—	—	127	83	210	127	83	210
Net transfers to Parent	—	—	—	(122)	(100)	(222)	(122)	(100)	(222)
Other comprehensive income	—	10	10	—	—	—	—	10	10

Balance as of December 31, 2012	$—	$165	$165	$866	$216	$1,082	$866	$381	$1,247

CST Brands, Inc.